Exhibit 4.1

                         Pooling and Servicing Agreement

                                  See attached

================================================================================



                DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION,
                                    Depositor


                             CAPMARK FINANCE, INC.,
                                a Master Servicer


                       WACHOVIA BANK, NATIONAL ASSOCIATION
                                a Master Servicer


                           J.E. ROBERT COMPANY, INC.,
                                Special Servicer


                                       and


                       LASALLE BANK NATIONAL ASSOCIATION,
                            Trustee and Paying Agent


                ------------------------------------------------
                         POOLING AND SERVICING AGREEMENT

                           Dated as of October 1, 2006
                ------------------------------------------------

                                   CD 2006-CD3

                  Commercial Mortgage Pass-Through Certificates



================================================================================

                                TABLE OF CONTENTS


                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Defined Terms.....................................................

Section 1.02  Certain Calculations..............................................

Section 1.03  Certain Constructions.............................................

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01  Conveyance of Mortgage Loans; Assignment of
               Mortgage Loan Purchase Agreements................................
Section 2.02  Acceptance by Custodian and the Trustee...........................
Section 2.03  Representations, Warranties and Covenants of the
               Depositor; Repurchase and Substitution of Mortgage
               Loans............................................................
Section 2.04  Representations, Warranties and Covenants of the
               General Master Servicer, Master Servicer No. 2,
               Special Servicer and Trustee.....................................
Section 2.05  Execution and Delivery of Certificates; Issuance of
               Lower-Tier Regular Interests.....................................
Section 2.06  Miscellaneous REMIC and Grantor Trust Provisions..................

                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF THE TRUST FUND

Section 3.01  The Master Servicer to Act as Master Servicer;
               Special Servicer to Act as Special Servicer;
               Administration of the Mortgage Loans and the
               Serviced Companion Loans.........................................
Section 3.02  Liability of the Master Servicer..................................
Section 3.03  Collection of Mortgage Loan and Serviced Companion
               Loan Payments....................................................
Section 3.04  Collection of Taxes, Assessments and Similar Items;
               Escrow Accounts..................................................
Section 3.05  Collection Account; Excess Liquidation Proceeds
               Account; Distribution Accounts; Interest Reserve
               Account and Serviced Whole Loan Collection Accounts..............
Section 3.06  Permitted Withdrawals from the Collection Account, the Distribution Accounts and the Serviced Whole
               Loan Collection Accounts; Trust Ledger...........................
Section 3.07  Investment of Funds in the Collection Account , the
               Serviced Whole Loan Collection Accounts, REO
               Account, the Lock-Box Accounts, the Cash
               Collateral Accounts and the Reserve Accounts.....................
Section 3.08  Maintenance of Insurance Policies and Errors and
               Omissions and Fidelity Coverage..................................
Section 3.09  Enforcement of Due-On-Sale Clauses; Assumption
               Agreements; Defeasance Provisions................................
Section 3.10  Appraisals; Realization Upon Defaulted Mortgage
               Loans............................................................
Section 3.11  Trustee to Cooperate; Release of Mortgage Files...................
Section 3.12  Servicing Fees, Trustee Fees and Special Servicing
               Compensation.....................................................
Section 3.13  Reports to the Trustee; Collection Account
               Statements.......................................................
Section 3.14  [Reserved]........................................................
Section 3.15  [Reserved]........................................................
Section 3.16  Access to Certain Documentation...................................
Section 3.17  Title and Management of REO Properties and REO
               Accounts.........................................................
Section 3.18  Sale of Specially Serviced Loans and REO Properties...............
Section 3.19  Additional Obligations of The Master Servicer and
               Special Servicer; Inspections....................................
Section 3.20  Authenticating Agent..............................................
Section 3.21  Appointment of Custodians.........................................
Section 3.22  [Reserved]........................................................
Section 3.23  Lock-Box Accounts, Cash Collateral Accounts, Escrow
               Accounts and Reserve Accounts....................................
Section 3.24  Property Advances.................................................
Section 3.25  Appointment of Special Servicer...................................
Section 3.26  Transfer of Servicing Between the Master Servicer
               and the Special Servicer; Record Keeping; Asset
               Status Report....................................................
Section 3.27  [Reserved]........................................................
Section 3.28  Limitations on and Authorizations of the Master
               Servicer and Special Servicer with Respect to
               Certain Mortgage Loans...........................................
Section 3.29  Certain Rights and Obligations of the Special
               Servicer.........................................................
Section 3.30  Modification, Waiver, Amendment and Consents......................
Section 3.31  Rights of Holders of the Serviced Whole Loans.....................
Section 3.32  Certain Intercreditor Matters Relating to the Whole
               Loans............................................................
Section 3.33  [Reserved]........................................................
Section 3.34  Rights of Holders of the Spectrum Centre Whole Loan...............
Section 3.35  Litigation Control................................................

                                   ARTICLE IV

                       DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01  Distributions.....................................................
Section 4.02  Statements to Certificateholders; Reports by
               Trustee; Other Information Available to the
               Holders and Others...............................................
Section 4.03  Compliance with Withholding Requirements..........................
Section 4.04  REMIC Compliance..................................................
Section 4.05  Imposition of Tax on the Trust Fund...............................
Section 4.06  Remittances.......................................................
Section 4.07  P&I Advances......................................................
Section 4.08  Grantor Trust Reporting...........................................

                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01  The Certificates..................................................
Section 5.02  Registration, Transfer and Exchange of Certificates...............
Section 5.03  Mutilated, Destroyed, Lost or Stolen Certificates.................
Section 5.04  Appointment of Paying Agent.......................................
Section 5.05  Access to Certificateholders' Names and Addresses.................
Section 5.06  Actions of Certificateholders.....................................

                                   ARTICLE VI

           THE DEPOSITOR, THE MASTER SERVICER AND THE SPECIAL SERVICER

Section 6.01  Liability of the Depositor, the Master Servicer and
               the Special Servicer.............................................
Section 6.02  Merger or Consolidation of either Master Servicer.................
Section 6.03  Limitation on Liability of the Depositor, the
               Master Servicer and Others.......................................
Section 6.04  Limitation on Resignation of either Master Servicer and the Special Servicer; Termination of either
               Master Servicer and the Special Servicer.........................
Section 6.05  Rights of the Depositor and the Trustee in Respect
               of the Master Servicer and the Special Servicer..................
Section 6.06  The Master Servicer or Special Servicer as Owners
               of a Certificate.................................................

                                   ARTICLE VII

                                     DEFAULT

Section 7.01  Events of Default.................................................
Section 7.02  Trustee to Act; Appointment of Successor..........................
Section 7.03  Notification to Certificateholders and Other Persons..............
Section 7.04  Other Remedies of Trustee.........................................
Section 7.05  Waiver of Past Events of Default; Termination.....................
Section 7.06  Trustee as Maker of Advances......................................

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

Section 8.01  Duties of Trustee.................................................
Section 8.02  Certain Matters Affecting the Trustee.............................
Section 8.03  Trustee Not Liable for Certificates or Mortgage
               Loans............................................................
Section 8.04  Trustee May Own Certificates......................................
Section 8.05  Payment of Trustee's Fees and Expenses;
               Indemnification..................................................
Section 8.06  Eligibility Requirements for Trustee..............................
Section 8.07  Resignation and Removal of the Trustee............................
Section 8.08  Successor Trustee.................................................
Section 8.09  Merger or Consolidation of Trustee................................
Section 8.10  Appointment of Co-Trustee or Separate Trustee.....................

                                   ARTICLE IX

                                   TERMINATION

Section 9.01  Termination.......................................................

                                    ARTICLE X

               EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 10.01 Intent of the Parties; Reasonableness.............................
Section 10.02 [Reserved]........................................................
Section 10.03 Information to be Provided by the Master Servicer
               and the Special Servicer.........................................
Section 10.04 Information to be Provided by the Trustee.........................
Section 10.05 Filing Obligations................................................
Section 10.06 Form 10-D Filings.................................................
Section 10.07 Form 10-K Filings.................................................
Section 10.08 Sarbanes-Oxley Certification......................................
Section 10.09 Form 8-K Filings..................................................
Section 10.10 Form 15 Filing; Incomplete Exchange Act Filings;
               Amendments to Exchange Act Reports...............................
Section 10.11 Annual Compliance Statements......................................
Section 10.12 Annual Reports on Assessment of Compliance with
               Servicing Criteria...............................................
Section 10.13 Annual Independent Public Accountants' Servicing
               Report...........................................................
Section 10.14 Exchange Act Reporting Indemnification............................
Section 10.15 Amendments........................................................
Section 10.16 Exchange Act Report Signatures; Delivery of
               Notices; Interpretation of Grace Periods.........................
Section 10.17 Termination of the Trustee........................................

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

Section 11.01 Counterparts......................................................
Section 11.02 Limitation on Rights of Certificateholders........................
Section 11.03 Governing Law.....................................................
Section 11.04 Notices...........................................................
Section 11.05 Severability of Provisions........................................
Section 11.06 Notice to the Depositor and Each Rating Agency....................
Section 11.07 Amendment.........................................................
Section 11.08 Confirmation of Intent............................................
Section 11.09 No Intended Third-Party Beneficiaries.............................
Section 11.10 [Reserved]........................................................
Section 11.11 Entire Agreement..................................................
Section 11.12 Third Party Beneficiaries.........................................

                                TABLE OF EXHIBITS

Exhibit A-1    Form of Class A-1 and Class A-1D Certificates
Exhibit A-2    Form of Class A-2 Certificate
Exhibit A-3    Form of Class A-3 Certificate
Exhibit A-4    Form of Class A-AB Certificate
Exhibit A-5    Form of Class A-4 Certificate
Exhibit A-6    Form of Class A-5 Certificate
Exhibit A-7    Form of Class A-1A Certificate
Exhibit A-8    Form of Class A-S Certificate
Exhibit A-9    Form of Class XS and Class XP Certificate
Exhibit A-10   Form of Class A-M Certificate
Exhibit A-11   Form of Class A-J Certificate
Exhibit A-12   Form of Class B Certificate
Exhibit A-13   Form of Class C Certificate
Exhibit A-14   Form of Class D Certificate
Exhibit A-15   Form of Class E Certificate
Exhibit A-16   Form of Class F Certificate
Exhibit A-17   Form of Class G Certificate
Exhibit A-18   Form of Class H Certificate
Exhibit A-19   Form of Class J Certificate
Exhibit A-20   Form of Class K Certificate
Exhibit A-21   Form of Class L Certificate
Exhibit A-22   Form of Class M Certificate
Exhibit A-23   Form of Class N Certificate
Exhibit A-24   Form of Class O Certificate
Exhibit A-25   Form of Class P Certificate
Exhibit A-26   Form of Class Q Certificate
Exhibit A-27   Form of Class S Certificate
Exhibit A-28   Form of Class T Certificate
Exhibit A-29   Form of Class R Certificate
Exhibit A-30   Form of Class LR Certificate
Exhibit B-1   Mortgage Loan Schedule
Exhibit B-2   Servicing Fee Rate Schedule
Exhibit C-1   Form of Transferee Affidavit
Exhibit C-2   Form of Transferor Letter
Exhibit D-1   Form of Investment Representation Letter
Exhibit D-2   Form of ERISA Representation Letter
Exhibit E     Form of Request for Release
Exhibit F     Securities Legend
Exhibit G     Form of Regulation S Transfer Certificate
Exhibit H     Form of Transfer Certificate for Exchange or Transfer from
              Rule 144A Global Certificate to Regulation S Global Certificate
              during the Restricted Period
Exhibit I     Form of Transfer Certificate for Exchange or Transfer from
              Rule 144A Global Certificate to Regulation S Global Certificate
              after the Restricted Period
Exhibit J     Form of Transfer Certificate for Exchange or Transfer from
              Regulation S Global Certificate to Rule 144A Global Certificate
Exhibit K     Form of Distribution Date Statement
Exhibit L     Form of Investor Certification
Exhibit M     Form of Sub-Servicer Backup Certification
Exhibit N     Form of Purchase Option Notice
Exhibit O     Form of Trustee Backup Certification
Exhibit P     Form of Servicer Backup Certification
Exhibit Q     Form of Special Servicer Backup Certification
Exhibit R     Form of Notification from Custodian
Exhibit S     Form of Closing Date Trustee Certification
Exhibit T     Form of Notice to the Trustee and S&P from the Master Servicer
              Regarding Defeasance of a Mortgage Loan
Exhibit U     Information Request Form
Exhibit V     Additional Disclosure Notification
Exhibit W     Loan Seller Sub-Servicers
Exhibit X     Loans with earnout/holdback provisions
Exhibit Y     Form of Depositor Certification
Exhibit Z     Serviced Companion Loan Noteholder Register


                               TABLE OF SCHEDULES

Schedule I     Class A-AB Planned Principal Balance Schedule
Schedule II    Servicing Criteria to be Addressed in Assessment of Compliance
Schedule III   Additional Form 10-D Disclosure
Schedule IV    Additional Form 10-K Disclosure
Schedule V     Form 8-K Disclosure Information
Schedule VI    Class XP Reference Rates

            Pooling and Servicing Agreement, dated as of October 1, 2006, among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as master servicer (with respect to all the Mortgage Loans other than the Ala Moana Portfolio Mortgage Loan and the Fair Lakes Office Portfolio Mortgage
Loan) (the "General Master Servicer"), Wachovia Bank, National Association (with respect to the Ala Moana Portfolio Mortgage Loan and the Fair Lakes Office Portfolio Mortgage Loan) (the "Master Servicer No. 2" and together with the General Master Servicer, the Master Servicer"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as Trustee and Paying Agent.

                             PRELIMINARY STATEMENT:

         (Terms used but not defined in this Preliminary Statement shall have the meanings specified in Article I hereof)

            The Depositor intends to sell pass-through certificates to be issued hereunder in multiple Classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans.

            The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of any Excess Interest) and certain other related assets subject to this Agreement, and will issue the Lower-Tier Regular Interests set forth in the table below (the "Lower-Tier Regular Interests"), as classes of regular interests in the Lower-Tier REMIC, and (ii) the sole class of residual interests in the Lower-Tier REMIC, which will be represented by the Class LR Certificates.

            The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and certain other related assets subject to this Agreement and will issue the following Classes: the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A, Class A-1S, Class XS, Class XP, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates (the "Regular Certificates"), which are designated as classes of regular interests, and the Class R Certificates, which are designated as the sole class of residual interests, in the Upper-Tier REMIC.

            The portion of the Trust Fund consisting of the Excess Interest and proceeds thereof in the Grantor Trust Distribution Account will be treated as a grantor trust (the "Grantor Trust") for federal income tax purposes. The Class T Certificates will represent undivided beneficial interests in the Excess Interest and proceeds thereof.

            The following table sets forth the Class or Component designation, the corresponding Lower-Tier REMIC Regular Interest (the "Corresponding Lower-Tier REMIC Regular Interest"), and the Corresponding Components of the Class X Certificates for each Class of the Upper-Tier REMIC Certificates (the "Corresponding Certificates").

                   Corresponding
                  Lower-Tier REMIC                            Corresponding
 Corresponding        Regular         Lower-Tier REMIC     Components of Class
  Certificates      Interests(1)      Principal Balance     X Certificates(1)
---------------- ------------------ --------------------- ---------------------
Class A-1             LA-1-1           $1,100,461.54              XA-1-1
                      LA-1-2           $1,329,871.79              XA-1-2
                      LA-1-3          $17,347,897.44              XA-1-3
                      LA-1-4           $3,221,769.23              XA-1-4
Class A-D             LA-D-1           $2,631,538.46              XA-D-1
                      LA-D-2           $3,180,128.21              XA-D-2
                      LA-D-3          $41,484,102.56              XA-D-3
                      LA-D-4           $7,704,230.77              XA-D-4
Class A-2             LA-2-1             $56,963,000              XA-2-1
                      LA-2-2             $67,953,000              XA-2-2
                      LA-2-3             $65,790,000              XA-2-3
                      LA-2-4             $65,157,000              XA-2-4
                      LA-2-5             $62,755,000              XA-2-5
                      LA-2-6             $20,082,000              XA-2-6
Class A-3             LA-3               $91,400,000              XA-3
Class A-AB            LA-AB              $89,260,000              XA-AB
Class A-4             LA-4-1            $108,536,000              XA-4-1
                      LA-4-2             $18,464,000              XA-4-2
Class A-5             LA-5-1             $44,342,000              XA-5-1
                      LA-5-2             $67,368,000              XA-5-2
                      LA-5-3             $52,205,000              XA-5-3
                      LA-5-4             $65,081,000              XA-5-4
                      LA-5-5             $96,645,000              XA-5-5
                      LA-5-6          $1,086,714,000              XA-5-6
Class A-1A            LA-1A-1               $190,000              XA-1A-1
                      LA-1A-2               $218,000              XA-1A-2
                      LA-1A-3             $4,438,000              XA-1A-3
                      LA-1A-4             $5,157,000              XA-1A-4
                      LA-1A-5             $5,089,000              XA-1A-5
                      LA-1A-6             $4,930,000              XA-1A-6
                      LA-1A-7             $4,914,000              XA-1A-7
                      LA-1A-8             $4,776,000              XA-1A-8
                      LA-1A-9             $4,885,000              XA-1A-9
                      LA-1A-10           $18,306,000              XA-1A-10
                      LA-1A-11            $4,664,000              XA-1A-11
                      LA-1A-12            $4,510,000              XA-1A-12
                      LA-1A-13            $4,462,000              XA-1A-13
                      LA-1A-14            $4,258,000              XA-1A-14
                      LA-1A-15          $184,203,000              XA-1A-15
Class A-1S            LA-1S-1               $116,000              XA-1S-1
                      LA-1S-2               $132,000              XA-1S-2
                      LA-1S-3             $2,697,000              XA-1S-3
                      LA-1S-4             $3,134,000              XA-1S-4
                      LA-1S-5             $3,093,000              XA-1S-5
                      LA-1S-6             $2,996,000              XA-1S-6
                      LA-1S-7             $2,987,000              XA-1S-7
                      LA-1S-8             $2,902,000              XA-1S-8
                      LA-1S-9             $2,968,000              XA-1S-9
                      LA-1S-10           $11,126,000              XA-1S-10
                      LA-1S-11            $2,834,000              XA-1S-11
                      LA-1S-12            $2,741,000              XA-1S-12
                      LA-1S-13            $2,712,000              XA-1S-13
                      LA-1S-14            $2,587,000              XA-1S-14
                      LA-1S-15          $111,945,000              XA-1S-15
Class A-M             LA-M              $328,240,000              XA-M
Class A-J             LA-J              $270,800,000              XA-J
Class B               LB                 $22,321,000              XB
Class C               LC                 $53,571,000              XC
Class D               LD-1               $21,586,000              XD-1-1
                      LD-2                $9,663,000              XD-1-2
Class E               LE-1               $21,130,000              XE-1
                      LE-2                $1,191,000              XE-2
Class F               LF-1               $24,127,000              XF-1
                      LF-2                $2,659,000              XF-2
Class G               LG-1               $18,428,000              XG-1
                      LG-2               $25,694,000              XG-2
                      LG-3                  $520,000              XG-3
Class H               LH-1                $3,835,000              XH-1
                      LH-2               $27,856,000              XH-2
                      LH-3                $8,486,000              XH-3
Class J               LJ-1               $15,195,000              XJ-1
                      LJ-2               $24,983,000              XJ-2
Class K               LK-1               $25,566,000              XK-1
                      LK-2               $14,612,000              XK-2
Class L               LL-1                $8,147,000              XL-1
                      LL-2                $5,246,000              XL-2
Class M               LM                  $8,928,000              XM
Class N               LN                 $13,393,000              XN
Class O               LO                  $4,464,000              XO
Class P               LP                 $13,392,000              XP
Class Q               LQ                  $4,465,000              XQ
Class S               LS                 $40,177,872              XS

            The Lower-Tier REMIC Regular Interest or Interests and the Component or Components of the Class X Certificates that correspond to any particular Class of Upper-Tier REMIC Regular Certificates also correspond to each other and, accordingly, constitute the (i) "Corresponding Lower-Tier REMIC Regular Interests" and (ii) "Corresponding Components", respectively, with respect to each other.

            The initial Certificate Balance of each of the Class R and Class LR Certificates is zero. Additionally, the Class R and Class LR Certificates do not have a Notional Balance. The Certificate Balance of any Class of Certificates outstanding at any time represents the maximum amount which holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided, however, that in the event that amounts previously allocated as Realized Losses to a Class of Certificates in reduction of the Certificate Balance thereof are subsequently recovered (including without limitation after the reduction of the Certificate Balance of such Class to zero), such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth in
Section 4.01.

            As of the Cut-off Date, the Mortgage Loans have an aggregate Stated Principal Balance equal to approximately $3,583,040,873.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 1 on the Mortgage Loan Schedule (the "Ala Moana Portfolio Mortgage Loan"), also secures multiple separate mortgage loans to the same Borrower (referred to herein as the "Ala Moana Portfolio B Loans"), which are subordinate to the Ala Moana Portfolio Mortgage Loan, and multiple separate mortgage loans to the same Borrower (the "Ala Moana Portfolio Companion Loans" and together with the Ala Moana Portfolio Mortgage Loan and the Ala Moana Portfolio B Loans, the "Ala Moana Portfolio Whole Loan"), which are pari passu to the Ala Moana Portfolio Mortgage Loan. The Ala Moana Portfolio Whole Loan will be serviced pursuant to this Agreement and the Ala Moana Portfolio Co-Lender Agreement, as and to the extent provided herein.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 6 on the Mortgage Loan Schedule (the "Two Gateway Mortgage Loan"), also secures one separate mortgage loan to the same Borrower (referred to herein as the "Two Gateway B Loan" and together with the Two Gateway Mortgage Loan, the "Two Gateway Whole Loan"), which is subordinate to the Two Gateway Mortgage Loan. The Two Gateway Whole Loan will be serviced pursuant to this Agreement and the Two Gateway Intercreditor Agreement, as and to the extent provided herein.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 7 on the Mortgage Loan Schedule (the "1111 Marcus Avenue Mortgage Loan"), also secures one separate mortgage loan to the same Borrower (referred to herein as the "1111 Marcus Avenue B Loan" and together with the 1111 Marcus Avenue Mortgage Loan, the "1111 Marcus Avenue Whole Loan"), which is subordinate to the 1111 Marcus Avenue Mortgage Loan. The 1111 Marcus Avenue Whole Loan will be serviced pursuant to this Agreement and the 1111 Marcus Avenue Intercreditor Agreement, as and to the extent provided herein.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 108 on the Mortgage Loan Schedule (the "Spectrum Centre Mortgage Loan"), also secures one separate mortgage loan to the same Borrower (referred to herein as the "Spectrum Centre B Loan" and together with the Spectrum Centre Mortgage Loan, the "Spectrum Centre Whole Loan"), which is subordinate to the Spectrum Centre Mortgage Loan. The Spectrum Centre Whole Loan will be serviced pursuant to this Agreement and the Spectrum Centre Co-Lender Agreement, as and to the extent provided herein.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 2 on the Mortgage Loan Schedule (the "ShopKo Portfolio Mortgage Loan"), also secures multiple separate promissory notes to the same Borrower (referred to herein as the "ShopKo Portfolio Companion Loans" and together with the ShopKo Portfolio Mortgage Loan, the "ShopKo Portfolio Whole Loan"), which are pari passu to the ShopKo Portfolio Mortgage Loan. The ShopKo Portfolio Whole Loan will be serviced pursuant to the CGCMT 2006-C4 Pooling and Servicing Agreement, which provides for servicing arrangements that are similar but not identical to those under the Agreement, and the ShopKo Portfolio Co-Lender Agreement, as and to the extent provided herein.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 5 on the Mortgage Loan Schedule (the "Fair Lakes Office Portfolio Mortgage Loan"), also secures one separate mortgage loan to the same Borrower (referred to herein as the "Fair Lakes Office Portfolio Companion Loan" and together with the Fair Lakes Office Portfolio Mortgage Loan, the "Fair Lakes Office Portfolio Whole Loan"), which is pari passu to the Fair Lakes Office Portfolio Mortgage Loan. The Fair Lakes Office Portfolio Whole Loan will be serviced pursuant to this Agreement and the Fair Lakes Office Portfolio Co-Lender Agreement, as and to the extent provided herein.

            The Ala Moana Portfolio B Loans, the Ala Moana Portfolio Companion Loans, the Two Gateway B Loan, the 1111 Marcus Avenue B Loan, the Spectrum Centre B Loan and the Fair Lakes Office Portfolio Companion Loan are referred to herein as the "Serviced Companion Loans." The amounts attributable to the Serviced Companion Loans will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the related Serviced Companion Loan Noteholder.

            In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Trustee and the other parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            Section 1.01 Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

            "10-K Filing Deadline": As defined in Section 10.07.

            "1111 Marcus Avenue B Loan": As defined in the Preliminary
Statement.

            "1111 Marcus Avenue B Loan Noteholder": The holder of the Note for the 1111 Marcus Avenue B Loan.

            "1111 Marcus Avenue Control Appraisal Event": As defined in the 1111 Marcus Avenue Intercreditor Agreement.

            "1111 Marcus Avenue Intercreditor Agreement": That certain co-lender agreement, dated as of September 14, 2006 by and between Capmark Finance Inc., as note A lender, and SFT I, Inc., as note B lender, as from time to time amended, supplemented or modified.

            "1111 Marcus Avenue Mortgage Loan": As defined in the Preliminary Statement.

            "1111 Marcus Avenue Whole Loan": As defined in the Preliminary Statement.

            "Act": The Securities Act of 1933, as it may be amended from time to time.

            "Actual/360 Mortgage Loans": The Mortgage Loans indicated as such in the Mortgage Loan Schedule and any related Serviced Companion Loan.

            "Additional Form 10-D Disclosure": As defined in Section 10.06.

            "Additional Form 10-K Disclosure": As defined in Section 10.07.

            "Additional Servicer": Each Affiliate of the Master Servicer, the Special Servicer, the Trustee, the Mortgage Loan Sellers or the Underwriters, that Services any of the Mortgage Loans, and each Person, other than the Special Servicer, who is not an Affiliate of the Master Servicer, the Trustee, the Mortgage Loan Sellers or the Underwriters, who Services 10% or more of the Mortgage Loans (based on their Stated Principal Balance).

            "Additional Trust Fund Expense": Any expense incurred with respect to the Trust Fund (including, for the avoidance of doubt, Special Servicing Fees, Liquidation Fees and Workout Fees) and not otherwise included in the calculation of a Realized Loss that would result in the Holders of Regular Certificates receiving less than the full amount of principal and/or the Interest Accrual Amount to which they are entitled on any Distribution Date.

            "Advance": Any P&I Advance or Property Advance.

            "Advance Interest Amount": Interest at the Advance Rate on the aggregate amount of P&I Advances and Property Advances for which the Master Servicer, the Special Servicer or the Trustee, as applicable, has not been reimbursed and on Servicing Fees, Trustee Fees or Special Servicing Compensation for which the Master Servicer, the Trustee or the Special Servicer, as applicable, has not been timely paid or reimbursed for the number of days from the date on which such Advance was made or such Servicing Fees, Trustee Fees or Special Servicing Compensation were due to the date of payment or reimbursement of the related Advance or other such amount, less any amount of interest previously paid on such Advance or Servicing Fees, Trustee Fees or Special Servicing Compensation; provided, that if the related Borrower makes payment of an amount in respect of which such Advance was made with interest at the Default Rate, the Advance Interest Amount payable to the Master Servicer, the Special Servicer or the Trustee shall be paid first, from the amount of Default Interest on the related Mortgage Loan by such Borrower, second, from late payment fees on the related Mortgage Loan by the related Borrower, and third, upon determining in good faith that such Advance Interest Amount is not recoverable from the amounts described in first or second, from other amounts on deposit in the Collection Account and if such funds are insufficient for such reimbursement then from the other Master Servicer's respective Collection Account.

            "Advance Rate": A per annum rate equal to the Prime Rate (as most recently published in the "Money Rates" section of The Wall Street Journal, New York edition, from time to time). Interest at the Advance Rate will accrue from (and including) the date on which the related Advance is made or the related expense incurred to (but excluding) the date on which such amounts are recovered out of amounts received on the Mortgage Loan as to which such Advances were made or servicing expenses incurred or the first Servicer Remittance Date after a determination of non-recoverability, as the case may be, is made, provided that such interest at the Advance Rate will continue to accrue to the extent funds are not available in the Collection Accounts for such reimbursement of such Advance. Notwithstanding the foregoing, with respect to any Mortgage Loan that has a grace period that expires after the Determination Date, such interest shall not begin to accrue until the day succeeding the expiration date of such grace period.

            "Advance Recovery Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Advance Recoverability Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Advance Recovery Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Master Servicer.

            "Adverse Companion Loan Securities Grantor Trust Event": Any action that, under the Grantor Trust Provisions, if taken or not taken, as the case may be, could endanger the status of any grantor trust created under a Serviced Companion Loan Securitization Agreement, as a grantor trust under the Grantor Trust Provisions.

            "Adverse Companion Loan Securities REMIC Event": Any action, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any REMIC created under a Serviced Companion Loan Securitization Agreement as a REMIC or (ii) result in the imposition of a tax upon a REMIC or a trust fund created under a Serviced Companion Loan Securitization Agreement (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on "net income from foreclosure property").

            "Adverse Grantor Trust Event": Any action that, under the Grantor Trust Provisions, if taken or not taken, as the case may be, could endanger the status of the Grantor Trust as a grantor trust under the Grantor Trust Provisions.

            "Adverse REMIC Event": Any action, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of either Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on "net income from foreclosure property").

            "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. The Trustee may obtain and rely on an Officer's Certificate of the Master Servicer, the Special Servicer or the Depositor to determine whether any Person is an Affiliate of such party.

            "Affiliated Person": Any Person (other than a Rating Agency) involved in the organization or operation of the Depositor or an affiliate, as defined in Rule 405 of the Act, of such Person.

            "Agent Member": Members of, or Depository Participants in, the Depository.

            "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

            "Ala Moana Portfolio B Loan": As defined in the Preliminary
Statement.

            "Ala Moana Portfolio B Loan Noteholder": The holder of the Note for the Ala Moana Portfolio B Loan.

            "Ala Moana Portfolio Companion Loan": As defined in the Preliminary Statement.

            "Ala Moana Portfolio Companion Loan Noteholder": The holder of the Note for the Ala Moana Portfolio Companion Loan.

            "Ala Moana Portfolio Control Appraisal Event": The "Control Appraisal Period" under the Ala Moana Portfolio Intercreditor Agreement.

            "Ala Moana Portfolio Controlling Holder": The "Controlling Holder" under the Ala Moana Portfolio Intercreditor Agreement

            "Ala Moana Portfolio Intercreditor Agreement": That certain amended and restated co-lender and servicing agreement, dated as of October 30, 2006 by and between LaSalle Bank National Association, as note B-1A lender, note B-1B lender, note B-1C lender, note C-1 lender, note D-1 lender, note E-1 lender and note F-1 lender, and Citigroup Global Markets Realty Corp., as note A-1 lender, note A-2 lender, note A-3 lender, note A-4 lender, note A-5 lender, note A-6 lender, note A-7 lender, note A-8 lender, note B-2A lender, note B-2B lender, note B-2C lender, note C-2 lender, note D-2 lender, note E-2 lender and note F-2 lender, as from time to time amended, supplemented or modified.

            "Ala Moana Portfolio Mortgage Loan": As defined in the Preliminary Statement.

            "Ala Moana Portfolio Required Holders": The "Required Lenders" under the Ala Moana Portfolio Intercreditor Agreement. For the purposes of the vote of the "Note A-2 Lender," in determining the "Ala Moana Portfolio Required Holders," the Master Servicer or Special Servicer, as applicable, shall follow the instructions of the Controlling Class Representative in accordance with this Agreement.

            "Ala Moana Portfolio Whole Loan": As defined in the Preliminary Statement.

            "Allocated Loan Amount": With respect to each Mortgaged Property, the portion of the principal amount of the related Mortgage Loan allocated to such Mortgaged Property in the applicable Mortgage, Loan Agreement or the Mortgage Loan Schedule.

            "Annual Compliance Report": A report consisting of an annual statement of compliance required by Section 10.12 hereof and an annual report of an Independent accountant required pursuant to Section 10.13 hereof

            "Anticipated Repayment Date": With respect to any Mortgage Loan that is indicated on the Mortgage Loan Schedule as having a Revised Rate, the date upon which such Mortgage Loan commences accruing interest at such Revised Rate.

            "Anticipated Termination Date": Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c).

            "Applicable Monthly Payment": As defined in Section 4.06(a).

            "Applicable Procedures": As defined in Section 5.02(c)(ii).

            "Applicable State and Local Tax Law": For purposes hereof, the Applicable State and Local Tax Law shall be such state or local tax laws whose applicability shall have been brought to the attention of the Trustee by either
(i) an opinion of counsel delivered to it, or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

            "Appraisal": An appraisal prepared by an Independent MAI appraiser with at least five years experience in properties of like kind and in the same area, which appraisal satisfies the definition of appraisal contained in 12 CFR ss. 62.47.

            "Appraisal Reduction Amount": For any Distribution Date and for any Mortgage Loan (other than the ShopKo Portfolio Mortgage Loan) or any Serviced Whole Loan, an amount calculated by the Master Servicer based upon an Appraisal obtained by the Special Servicer by the first Determination Date following the date the Special Servicer receives the required Appraisal or performs the required Small Loan Appraisal Estimate equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan or the applicable Serviced Whole Loan over (b) the excess of (i) 90% of the sum of the appraised values (net of any prior mortgage liens but including all escrows and reserves (other than escrows and reserves for taxes and insurance)) of the related Mortgaged Properties securing such Mortgage Loan or the applicable Serviced Whole Loan as determined by Updated Appraisals obtained by the Special Servicer (the costs of which shall be paid by the Master Servicer as a Property Advance) minus any downward adjustments the Special Servicer deems appropriate (without implying any duty to do so) based upon its review of the Appraisal and any other information it may deem appropriate (or, in the case of Mortgage Loans or Serviced Whole Loans having a Stated Principal Balance under $2,000,000, 90% of the sum of the Small Loan Appraisal Estimates of the related Mortgaged Properties (as described below)) over (ii) the sum of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on such Mortgage Loan or the applicable Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (or with respect to the applicable Serviced Whole Loan, the weighted average of the Mortgage Rate for the related Mortgage Loan(s) and Serviced Companion Loans), (B) all unreimbursed Property Advances and the principal portion of all unreimbursed P&I Advances, and all unpaid interest on Advances at the Advance Rate, in respect of such Mortgage Loan or the applicable Serviced Whole Loan, (C) any other unpaid Additional Trust Fund Expenses in respect of such Mortgage Loan or the applicable Serviced Whole Loan (but subject to the provisions of Section 1.02(e)) and (D) all currently due and unpaid real estate taxes, ground rents and assessments and insurance premiums (net of any escrows and reserves therefor) and all other amounts due and unpaid with respect to such Mortgage Loan or the applicable Serviced Whole Loan (which taxes, premiums (net of any escrows and reserves therefor) and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or the Trustee, as applicable); provided, however, without limiting the Special Servicer's obligation to order and obtain such Appraisal, if the Special Servicer has not obtained the Updated Appraisal or Small Loan Appraisal Estimate, as applicable, referred to above within 60 days of the Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within 30 days of such Appraisal Reduction Event), the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan or the applicable Serviced Whole Loan until such time as such Updated Appraisal or Small Loan Appraisal Estimate referred to above is received and the Appraisal Reduction Amount is calculated. Notwithstanding the foregoing, within 60 days after the Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, 30 days) (A) with respect to Mortgage Loans or an applicable Serviced Whole Loan having a Stated Principal Balance of $2,000,000 or higher, the Special Servicer shall obtain an Updated Appraisal or (B) with respect to Mortgage Loans or an applicable Serviced Whole Loan having a Stated Principal Balance of less than $2,000,000, the Special Servicer, at its option, shall (i) provide a Small Loan Appraisal Estimate within the same time period as an Appraisal would otherwise be required and such Small Loan Appraisal Estimate shall be used in lieu of an Appraisal to calculate the Appraisal Reduction Amount for such Mortgage Loans or applicable Serviced Whole Loan; or (ii) with the consent of the Controlling Class Representative, obtain an Updated Appraisal. On the first Distribution Date occurring on or after the delivery of such Updated Appraisal or completion of such Small Loan Appraisal Estimate, as applicable, the Special Servicer shall adjust the Appraisal Reduction Amount to take into account such Updated Appraisal (regardless of whether the Updated Appraisal is higher or lower than the Small Loan Appraisal Estimate). Each Appraisal Reduction Amount shall also be adjusted to take into account any subsequent Small Loan Appraisal Estimate or Updated Appraisal, as applicable, and any annual letter updates, as of the date of each such subsequent Small Loan Appraisal Estimate, Updated Appraisal or letter update, as applicable. With respect to each Mortgage Loan that is cross-collateralized with any other Mortgage Loan, the value of each Mortgaged Property that is security for each Mortgage Loan in such cross-collateralized group, as well as the outstanding amounts under each such Mortgage Loan shall be taken into account when calculating such Appraisal Reduction Amount.

            At any time that an Appraisal Reduction Amount exists with respect to any Mortgage Loan (other than the ShopKo Portfolio Mortgage Loan), the Controlling Class Representative may, at its own expense, obtain and deliver to the Master Servicer, the Special Servicer and the Trustee an Appraisal satisfactory to the Special Servicer that satisfies the requirements of an "Updated Appraisal," and upon the written request of the Controlling Class Representative, the Special Servicer shall, subject to the Servicing Standard, recalculate the Appraisal Reduction Amount in respect of such Mortgage Loan or the applicable Serviced Whole Loan based on such Appraisal (but subject to any downward adjustment by the Special Servicer as provided in the definition of Appraisal Reduction Amount) and shall notify the Trustee, the Master Servicer, the Controlling Class Representative and the Directing Certificateholder of such recalculated Appraisal Reduction Amount.

            Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan (other than the ShopKo Portfolio Mortgage Loan) or a Serviced Whole Loan or the related REO Property will be reduced to zero as of the date the related Mortgage Loan or Serviced Whole Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund.

            Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the mortgage loans that comprise such Serviced Whole Loan.

            In the case of the ShopKo Portfolio Whole Loan (or any successor REO Loan with respect thereto), any Appraisal Reduction Amount will be calculated by the CGMCT 2006-C4 Special Servicer under and in accordance with the CGMCT 2006-C4 Pooling and Servicing Agreement. Any Appraisal Reduction Amount with respect to the ShopKo Portfolio Whole Loan shall be allocated pursuant to the provisions of the CGMCT 2006-C4 Pooling and Servicing Agreement.

            Any Appraisal Reduction Amount on a Serviced Whole Loan shall be deemed allocated, first, to the related B Loan (and, if there is more than one related B Loan, allocated to the B Loans in accordance with the related Co-Lender Agreement and, if the related Co-Lender Agreement does not so provide, in reverse order of payment priority), if any, up to the outstanding principal balance thereof, if any, and, then, to the related Mortgage Loan, or if such Serviced Whole Loan contains a Pari Passu Companion Loan, the Mortgage Loan and any related Pari Passu Companion Loan, pro rata, based on their outstanding principal balances.

            "Appraisal Reduction Event": With respect to any Mortgage Loan (other than the ShopKo Portfolio Mortgage Loan) or Serviced Whole Loan, the first Distribution Date following the earliest of (i) the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan, (ii) the 90th day following the occurrence of any uncured delinquency in Monthly Payments with respect to such Mortgage Loan or Serviced Whole Loan, (iii) receipt of notice that the related Borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or 60 days after the Borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed, (iv) the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, (v) the 60th day after the third anniversary of any extension of a Mortgage Loan or a Serviced Whole Loan and (vi) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment (except in the case where written evidence of a refinancing commitment is received prior to the related maturity date that provides that such refinancing will occur within 60 days of the balloon payment due date and that is otherwise acceptable in form and substance to the Special Servicer and the Controlling Class Representative prior to the date such balloon payment was due, an Appraisal Reduction Event will not occur until the earlier of (x) 60 days following the due date of the balloon payment and (y) the date on which the refinancing commitment terminates). The Special Servicer shall notify the Master Servicer promptly upon the occurrence of any of the foregoing events with respect to any Specially Serviced Loan.

            "ARD Loan": Any Mortgage Loan the terms of which provide that if, after an Anticipated Repayment Date, the borrower has not prepaid such Mortgage Loan in full, any principal outstanding on that date will accrue interest at the Revised Rate rather than the Initial Rate.

            "Asset Status Report": As defined in Section 3.26(f).

            "Assignment of Leases, Rents and Profits": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

            "Assignment of Mortgage": An assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

            "Assumed Scheduled Payment": With respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan on the related Due Date (or portion thereof not received), based on the constant Monthly Payment that would have been due on such Mortgage Loan on the related Due Date based on the constant payment required by the related Note or the amortization or payment schedule thereof (as calculated with interest at the related Mortgage Rate) (if any), assuming such Balloon Payment had not become due, after giving effect to any prior modification, and (b) interest at the applicable Net Mortgage Pass-Through Rate.

            "Assumption Fees": Any fees collected by the Master Servicer or the Special Servicer in connection with an assumption or modification of a Mortgage Loan or a Serviced Whole Loan or substitution of a Borrower (or an interest therein) thereunder (in each case, as set forth in the related Loan Documents) permitted to be executed under the provisions of this Agreement.

            "Authenticating Agent": Any authenticating agent appointed by the Trustee pursuant to Section 3.20.

            "Available Funds": For a Distribution Date, the sum of (i) all previously undistributed Monthly Payments or other receipts on account of principal and interest (including Unscheduled Payments and any Net REO Proceeds, if any, transferred from an REO Account pursuant to Section 3.17(b), but excluding any Excess Liquidation Proceeds) on or in respect of the Mortgage Loans, received by or on behalf of the Master Servicer in the Collection Period relating to such Distribution Date, (ii) all P&I Advances made by the Master Servicer or the Trustee, as applicable, in respect of the Mortgage Loans as of such Distribution Date, (iii) all other amounts received by the Master Servicer in such Collection Period (including the portion of Loss of Value Payments deposited into its Collection Account pursuant to Section 3.06(f)) and required to be placed in the Collection Account by the Master Servicer pursuant to
Section 3.05, (iv) without duplication, any late Monthly Payments on or in respect of the Mortgage Loans received after the end of the Collection Period relating to such Distribution Date but prior to the close of business on the Business Day prior to the related Servicer Remittance Date, (v) any Servicer Prepayment Interest Shortfalls remitted by the Master Servicer to its Collection Account and (vi) with respect to the Distribution Date in March of each calendar year (or February if the final Distribution Date occurs in such month), the Withheld Amounts deposited in the Interest Reserve Account by the Trustee in accordance with Section 3.05(f); but excluding the following:

            (a) amounts permitted to be used to reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for previously unreimbursed Advances and Workout-Delayed Reimbursement Amounts and interest thereon as described in Section 3.06;

            (b) those portions of each payment of interest which represent the applicable Servicing Fee and Trustee Fee and an amount representing any applicable Special Servicing Compensation;

            (c) all amounts in the nature of late payment fees (to the extent not applied to the reimbursement of the Advance Interest Amount and/or Additional Trust Fund Expenses as provided in Section 3.06 hereof), Net Prepayment Interest Excess, Net Default Interest, extension fees, loan service transaction fees, demand fees, beneficiary statement charges, Assumption Fees and similar fees on the Mortgage Loans, which the Master Servicer or the Special Servicer is entitled to retain as Servicing Compensation or Special Servicing Compensation, respectively;

            (d) all amounts representing scheduled Monthly Payments on Mortgage Loans due after the related Due Date;

            (e) that portion of Net Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds with respect to a Mortgage Loan which represents any unpaid Servicing Fee, Trustee Fee and Special Servicing Compensation, to which the Master Servicer, any sub-servicer, Trustee and/or the Special Servicer are entitled;

            (f) all amounts representing certain fees and expenses, including indemnity amounts, reimbursable or payable to the Master Servicer, the Special Servicer or the Trustee and other amounts permitted to be retained by the Master Servicer or withdrawn by the Master Servicer from its Collection Account to the extent expressly set forth in this Agreement (including, without limitation, as provided in Section 3.06 and including any indemnities provided for herein), including interest thereon as expressly provided in this Agreement;

            (g) any interest or investment income on funds on deposit in the Collection Account or any interest on Permitted Investments in which such funds may be invested;

            (h) all amounts received with respect to each Mortgage Loan previously purchased, repurchased or replaced from the Trust Fund pursuant to Sections 2.03(d), 3.18 or 9.01 during the related Collection Period and subsequent to the date as of which such Mortgage Loan was purchased, repurchased or replaced;

            (i) the amount reasonably determined by the Trustee to be necessary to pay any applicable federal, state or local taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC under the circumstances and to the extent described in Section 4.05;

            (j) Excess Interest;

            (k) Prepayment Premiums and Yield Maintenance Charges with respect to the Mortgage Loans; and

            (l) with respect to the Distribution Date occurring in (A) January of each calendar year that is not a leap year and (B) February of each calendar year, in each case, unless such Distribution Date is the final Distribution Date, the Withheld Amounts deposited in the Interest Reserve Account by the Trustee in accordance with Section 3.05(f).

            "B Loan": The Ala Moana Portfolio B Loans, the Two Gateway B Loan, the 1111 Marcus Avenue B Loan and the Spectrum Centre B Loan, all of which are identified in the Preliminary Statement, as applicable and as the context may require.

            "Balloon Loan": Any Mortgage Loan or Serviced Whole Loan that requires a payment of principal on the maturity date in excess of its constant Monthly Payment.

            "Balloon Payment": With respect to each Balloon Loan, the scheduled payment of principal due on the Maturity Date (less principal included in the applicable amortization schedule or scheduled Monthly Payment).

            "Base Interest Fraction": With respect to any Principal Prepayment on any Mortgage Loan and any of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A, Class A-1S, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates, a fraction (not greater than 1) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the yield rate (as provided by the Master Servicer) used in calculating the Prepayment Premium or Yield Maintenance Charge, as applicable, with respect to such Principal Prepayment and (b) whose denominator is the amount, if any, by which the (i) Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate (as provided by the Master Servicer) used in calculating the Prepayment Premium or Yield Maintenance Charge, as applicable, with respect to such Principal Prepayment; provided, however, that if such yield rate is greater than or equal to the lesser of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in clause
(a)(i) above, then the Base Interest Fraction shall be zero.

            "BCRE": Barclays Capital Real Estate Inc., in its capacity as a Mortgage Loan Seller, and its successors.

            "BCRE Indemnification Agreement": The agreement dated as of October 23, 2006 from BCRE to the Depositor and the Underwriters.

            "BCRE Purchase Agreement": The Mortgage Loan Purchase Agreement, dated and effective the Closing Date, between BCRE and the Depositor.

            "Beneficial Owner": With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository) with respect to such Classes. Each of the Trustee and the Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person provide evidence at its expense of its status as a Beneficial Owner hereunder.

            "Borrower": With respect to any Mortgage Loan, Companion Loan or Serviced Whole Loan, any obligor or obligors on any related Note or Notes.

            "Borrower Account": As defined in Section 3.07(a).

            "Breach": As defined in Section 2.03(d).

            "Business Day": Any day other than (i) a Saturday or a Sunday, (ii) a legal holiday in New York, New York, Chicago, Illinois or the principal cities in which either Master Servicer, the Special Servicer or the Trustee conducts servicing or trust operations or (iii) a day on which banking institutions or savings associations in New York, New York, Chicago, Illinois or the principal cities in which either Master Servicer, the Special Servicer or the Trustee conduct servicing or trust operations are authorized or obligated by law or executive order to be closed.

            "CFI": Capmark Finance Inc., in its capacity as a Mortgage Loan Seller, and its successors.

            "CFI Indemnification Agreement": The agreement dated as of October 23, 2006 from CFI to the Depositor and the Underwriters.

            "CFI Purchase Agreement": The Mortgage Loan Purchase Agreement, dated and effective the Closing Date, between CFI and the Depositor.

            "Cash Collateral Account": With respect to any Mortgage Loan or Serviced Whole Loan that has a Lock-Box Account, any account or accounts created pursuant to the related Mortgage, Loan Agreement, Cash Collateral Account Agreement or other Loan Document into which the Lock-Box Account monies are swept on a regular basis for the benefit of the Trustee as successor to the related Mortgage Loan Seller. Any Cash Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon in accordance with the terms of the related Mortgage Loan or Serviced Whole Loan. The Master Servicer shall be permitted to make withdrawals therefrom for deposit into its Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable. To the extent not inconsistent with the terms of the related Loan Documents, each such Cash Collateral Account shall be an Eligible Account.

            "Cash Collateral Account Agreement": With respect to any Mortgage Loan or Serviced Whole Loan, the cash collateral account agreement, if any, between the related Originator and the related Borrower, pursuant to which the related Cash Collateral Account, if any, may have been established.

            "Certificate": Any Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A, Class A-1S, Class XS, Class XP, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R or Class LR Certificate issued, authenticated and delivered hereunder.

            "Certificate Balance": With respect to any Class of Certificates (other than the Class XS, Class XP, Class T, Class R and Class LR Certificates)
(a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Balance of such Class, as specified in the Preliminary Statement hereto, (b) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Certificates on the Distribution Date immediately prior to such date of determination less any distributions allocable to principal and any allocations of Realized Losses made thereon on such prior Distribution Date.

            "Certificate Custodian": Initially, the Trustee; thereafter, any other Certificate Custodian acceptable to the Depository and selected by the Trustee.

            "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02.

            "Certificateholder": The Person whose name is registered in the Certificate Register subject to the following:

            (a) except as provided in clauses (b) and (d), for the purpose of giving any consent or taking any action pursuant to this Agreement, any Certificate beneficially owned by the Depositor, the Master Servicer, the Special Servicer, the Trustee, a Manager or a Borrower or any Person known to a Responsible Officer of the Certificate Registrar to be an Affiliate of any thereof shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained;

            (b) for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate thereof shall be deemed to be outstanding, unless such amendment relates to compensation of the Master Servicer or the Special Servicer or benefits the Master Servicer or the Special Servicer (in its capacity as such) or any Affiliate thereof (other than solely in its capacity as Certificateholder) in any material respect, in which case such Certificates shall be deemed not to be outstanding;

            (c) except as provided in clause (d) below, for purposes of obtaining the consent of Certificateholders to any action proposed to be taken by the Special Servicer with respect to a Specially Serviced Loan, any Certificates beneficially owned by the Special Servicer or an Affiliate thereof shall be deemed not to be outstanding;

            (d) for the purpose of exercising its rights as a member of the Controlling Class or as a Controlling Class Representative (if applicable), any Certificate beneficially owned by a Master Servicer, the Special Servicer or an Affiliate thereof will be deemed outstanding; and

            (e) for purposes of providing or distributing any reports, statements or other information required or permitted to be provided to a Certificateholder hereunder, a Certificateholder shall include any Beneficial Owner, or (subject to a confidentiality agreement attached hereto as Exhibit U) any Person identified by a Beneficial Owner as a prospective transferee of a Certificate beneficially owned by such Beneficial Owner, but only if the Trustee or another party hereto furnishing such report, statement or information has been provided with the name of the Beneficial Owner of the related Certificate or the Person identified as a prospective transferee thereof. For purposes of the foregoing, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Paying Agent or other such Person may rely, without limitation, on a Depository Participant listing from the Depository or statements furnished by a Person that on their face appear to be statements from a Depository Participant to such Person indicating that such Person beneficially owns Certificates.

            "Certifying Person": As defined in Section 10.8.

            "Certifying Servicer": As defined in Section 10.11.

            "CGCMT 2006-C4 Controlling Class Representative": The controlling class representative appointed under and in accordance with the CGCMT 2006-C4 Pooling and Servicing Agreement.

            "CGCMT 2006-C4 Master Servicer": The master servicer appointed under and in accordance with the CGCMT 2006-C4 Pooling and Servicing Agreement. "

            CGCMT 2006-C4 Pooling and Servicing Agreement": The pooling and servicing agreement related to the Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-C4.

            "CGCMT 2006-C4 Special Servicer": The special servicer appointed under and in accordance with the CGCMT 2006-C4 Pooling and Servicing Agreement.

            "CGM": Citigroup Global Markets, Inc.

            "CGMRC": Citigroup Global Markets Realty Corp., in its capacity as a Mortgage Loan Seller, and its successors.

            "CGMRC Indemnification Agreement": The agreement dated as of October 23, 2006 from CGMRC to the Depositor and the Underwriters.

            "CGMRC Purchase Agreement": The Mortgage Loan Purchase Agreement, dated and effective the Closing Date, between CGMRC and the Depositor.

            "Class": With respect to the Certificates or Lower-Tier Regular Interests, all of the Certificates or Lower-Tier Regular Interests bearing the same alphabetical and numerical Class designation.

            "Class A Combined Certificates": The Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M and Class A-J Certificates.

            "Class A Combined Interest Distribution Amount" means, Available Funds allocable to Mortgage Loans in Loan Group 1 and the Loan Group 2 Interest Distribution Amount minus the Class A-1A Group 2 Interest Distribution Amount.

            "Class A Combined Group 2 Principal Distribution Amount" means, the Loan Group 2 Principal Distribution Amount minus the Class A-1A Group 2 Principal Distribution Amount.

            "Class A-1 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-1 hereto.

            "Class A-1 Pass-Through Rate": A per annum rate equal to 5.454%.

            "Class A-1A Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-7 hereto.

            "Class A-1A Group 2 Interest Distribution Amount": The Loan Group 2 Interest Distribution Amount multiplied by the quotient of (y) the Certificate Balance of the Class A-1A Certificates and (z) the sum of the Certificate Balances of the Class A-1A Certificates and the Class A-1S Certificates.

            "Class A-1A Group 2 Principal Distribution Amount": The Loan Group 2 Principal Distribution Amount multiplied by the quotient of (y) the Certificate Balance of the Class A-1A Certificates and (z) the sum of the Certificate Balances of the Class A-1A Certificates and the Class A-1S Certificates.

            "Class A-1A Pass-Through Rate": A per annum rate equal to 5.624%.

            "Class A-1D Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-1 hereto.

            "Class A-1D Pass-Through Rate": A per annum rate equal to 4.181%.

            "Class A-1S Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-8 hereto.

            "Class A-1S Pass-Through Rate": A per annum rate equal to 5.614%.

            "Class A-2 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-2 hereto.

            "Class A-2 Pass-Through Rate": A per annum rate equal to 5.560%.

            "Class A-3 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-3 hereto.

            "Class A-3 Pass-Through Rate": A per annum rate equal to 5.607%.

            "Class A-4 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-5 hereto.

            "Class A-4 Pass-Through Rate": A per annum rate equal to 5.658%.

            "Class A-5 Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-6 hereto.

            "Class A-5 Pass-Through Rate": A per annum rate equal to 5.617%.

            "Class A-AB Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-4 hereto.

            "Class A-AB Pass-Through Rate": A per annum rate equal to 5.608%.

            "Class A-J Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-11 hereto.

            "Class A-J Pass-Through Rate": A per annum rate equal to 5.688%.

            "Class A-M Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-10 hereto.

            "Class A-M Pass-Through Rate": A per annum rate equal to 5.648%.

            "Class B Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-12 hereto.

            "Class B Pass-Through Rate": A per annum rate equal to 5.728%.

            "Class C Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-13 hereto.

            "Class C Pass-Through Rate": A per annum rate equal to 5.748%.

            "Class D Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-14 hereto.

            "Class D Pass-Through Rate": A per annum rate equal to 5.787%.

            "Class E Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-15 hereto.

            "Class E Pass-Through Rate": A per annum rate equal to 5.817%.

            "Class F Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-16 hereto.

            "Class F Pass-Through Rate": A per annum rate equal to 5.892%.

            "Class G Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-17 hereto.

            "Class G Pass-Through Rate": A per annum rate equal to 5.990%.

            "Class H Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-18 hereto.

            "Class H Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate less .1781%.

            "Class Interest Shortfall": On any Distribution Date for any Class of Certificates, the amount of interest required to be distributed to the Holders of such Class pursuant to Section 4.01(b).

            "Class J Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-19 hereto.

            "Class J Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate less .0801%.

            "Class K Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-20 hereto.

            "Class K Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class L Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-21 hereto.

            "Class L Pass-Through Rate": A per annum rate equal to the lesser of 5.330% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class LR Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-30 hereto. The Class LR Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

            "Class M Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-22 hereto.

            "Class M Pass-Through Rate": A per annum rate equal to the lesser of 5.330% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class N Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-23 hereto.

            "Class N Pass-Through Rate": A per annum rate equal to the lesser of 5.330% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class O Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-24 hereto.

            "Class O Pass-Through Rate": A per annum rate equal to the lesser of 5.330% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class P Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-25 hereto.

            "Class P Pass-Through Rate": A per annum rate equal to the lesser of 5.330% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class Q Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-26 hereto.

            "Class Q Pass-Through Rate": A per annum rate equal to the lesser of 5.330% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class R Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-29 hereto. The Class R Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

            "Class S Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-27 hereto.

            "Class S Pass-Through Rate": A per annum rate equal to the lesser of 5.330% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class T Certificate": A Certificate designated as "Class T" on the face thereof, in the form of Exhibit A-28 hereto.

            "Class X Certificates": The Class XS and Class XP Certificates, collectively.

            "Class X Notional Amount": The Class XS Notional Amount or the Class XP Notional Amount.

            "Class XP Certificate": Any one of the Certificates with a "Class XP" designation on the face thereof, substantially in the form of Exhibit A-9 attached hereto, and evidencing a "regular interest" in Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class XP Component Crossover Date": With respect to each Class XP Component, the related Class XP Crossover Date as set forth in the table below:

                                                          Class XP Component
Class XP Component                                        Crossover Date
-------------------------------------------------------   ----------------------
XA-1 -2, XA-D-2, XA-1A-2 and XA-1S-2                      May 2007

XA-1-3, XA-D-3, XA-1A-3 and XA-1S-3                       November 2007

XA-1-4, XA-D-4, XA-1A-4, XA-1S-4 and XA-2-1               May 2008

XA-1A-5, XA-1S-5, XA-2-2, XL-1, X-M and XN                November 2008

XA-1A-6, XA-1S-6, XA-2-3, XK-1 and XL-2                   May 2009

XA-1A-7, XA-1S-7, XA-2-4, XJ-1 and XK-2                   November 2009

XA-1A-8, XA-1S-8, XA-2-5, XH-1 and XJ-2                   May 2010

XA-1A-9, XA-1S-9, XA-AB, XA-2-6, XA-3, XA-4-1 and XH-2    November 2010

XA-1A-10, XA-1S-10, XA-4-2, XA-5-1, XG-1 and XH-3         May 2011

XA-1A-11, XA-1S-11, XA-5-2 and XG-2                       November 2011

XA-1A-12, XA-1S-12, XA-5-3, XF-1 and XG-3                 May 2012

XA-1A-13, XA-1S-13, XA-4-4, XA-5-4, XE-1 and XF-2         November 2012

XA-1A-14, XA-1S-14, XA-5-5, XD-1 and XE-2                 May 2013

XA-1A-15, XA-1S-15, XA-5-6, XA-M, XA-J, XB, XC and XD-2   November 2013


            Class XP Component Class XP Component Crossover Date XA-1 -2, XA-D-2, XA-1A-2 and XA-1S-2 May 2007 XA-1-3, XA-D-3, XA-1A-3 and XA-1S-3
November 2007 XA-1-4, XA-D-4, XA-1A-4, XA-1S-4 and XA-May 2008 XA-1A-5, XA-1S-5,
XA-2-2, XL-1, X-M and November 2008 XA-1A-6, XA-1S-6, XA-2-3, XK-1 and XL-2 May 2009 XA-1A-7, XA-1S-7, XA-2-4, XJ-1 and XK-2 November 2009 XA-1A-8, XA-1S-8,
XA-2-5, XH-1 and XJ-2 May 2010 XA-1A-9, XA-1S-9, XA-AB, XA-2-6, XA-3,
XNovemberd20102 XA-1A-10, XA-1S-10, XA-4-2, XA-5-1, XG-1Mayd20113 XA-1A-11,
XA-1S-11, XA-5-2 and XG-2 November 2011 XA-1A-12, XA-1S-12, XA-5-3, XF-1 and
XG-May 2012 XA-1A-13, XA-1S-13, XA-4-4, XA-5-4, XE-1November22012 XA-1A-14,
XA-1S-14, XA-5-5, XD-1 and XE-May 2013 XA-1A-15, XA-1S-15, XA-5-6, XA-M, XA-J,
Novembern2013-2 "Class XP Components": Each of Component XA-1-2, Component XA-1-3, Component XA-1-4, Component XA-D-2, Component XA-D-3, Component XA-D-4, Component XA-1A-2, Component XA-1A-3, Component XA-1A-4, Component XA-1A-5, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-1A-9, Component XA-1A-10, Component XA-1A-11, Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-1S-2, Component XA-1S-3, Component XA-1S-4, Component XA-1S-5, Component XA-1S-6, Component XA-1S-7, Component XA-1S-8, Component XA-1S-9, Component XA-1S-10, Component XA-1S-11, Component XA-1S-12, Component XA-1S-13, Component XA-1S-14, Component XA-1S-15, Component XA-2-1, Component XA-2-2, Component XA-2-3, Component XA-2-4, Component XA-2-5, Component XA-2-6, Component XA-3, Component XA-AB, Component XA-4-1, Component XA-4-2, Component XA-5-1, Component XA-5-2, Component XA-5-3, Component XA-5-4, Component XA-5-5, Component XA-5-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XE-1, Component XE-2, Component XF-1, Component XF-2, Component XG-1, Component XG-2, Component XG-3, Component XH-1, Component XH-2, Component XH-3, Component XJ-1, Component XJ-2, Component XK-1, Component XK-2, Component XL-1, Component XL-2, Component XM and Component XN.

            "Class XP Notional Amount": As of any date of determination, the sum of the then Component Notional Amounts of the Class XP Components, excluding the Class XP Components for which the Class XP Crossover Date has previously passed.

            "Class XP Pass-Through Rate": With respect to the initial Distribution Date, 0.646% per annum, and for any subsequent Distribution Date, the weighted average of the Class XP Strip Rates for the respective Class XP Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date).

            "Class XP Reference Rate": For any Distribution Date, the rate per annum corresponding to such Distribution Date on Schedule VI attached hereto.

            "Class XP Strip Rate": With respect to each of the Class XP Components for any Distribution Date, a rate per annum equal to (i) for any Distribution Date occurring on or before the related Class XP Component Crossover Date, with respect to each Class XP Component, the lesser of (I) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date and
(II) the Class XP Reference Rate for such Distribution Date minus (z) the Pass-Through Rate for the Corresponding Certificates (provided that in no event shall any Class XP Strip Rate be less than zero), and (ii) for any Distribution Date occurring after the related Class XP Component Crossover Date, 0% per annum.

            "Class XS Certificate": Any one of the Certificates with a "Class XS" designation on the face thereof, substantially in the form of Exhibit A-9 attached hereto, and evidencing a "regular interest" in Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class XS Notional Amount": As of any date of determination, the sum of the then Component Notional Amounts of all of the Components.

            "Class XS Pass-Through Rate": With respect to the initial Distribution Date, 0.048% per annum, and for any subsequent Distribution Date, the weighted average of the Class XS Strip Rates for the respective Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date).

            "Class XS Strip Rate": With respect to any Class of Components (other than any Class XP Component) for any Distribution Date, a rate per annum equal to (i) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date, minus (ii) the Pass-Through Rate for the Corresponding Certificates. In the case of any Class XP Component (i) for any Distribution Date occurring on or before the related Class XP Component Crossover Date, (x) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date minus (y) the sum of the Pass-Through Rate for the Corresponding Certificates for such Distribution Date and the Class XP Strip Rate for such Component for such Distribution Date, and (ii) for any Distribution Date occurring after the related Class XP Component Crossover Date, a rate per annum equal to (x) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date, minus (y) the Pass-Through Rate for the Corresponding Certificates (provided that in no event shall any Class XS Strip Rate be less than zero).

            "Clearstream": Clearstream Banking Luxembourg, a division of Clearstream International, societe anonyme.

            "Closing Date": October 30, 2006.

            "CMSA": The Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, "CMSA" shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, "CMSA" shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Trustee, the Special Servicer, the Serviced Companion Loan Noteholders and the Controlling Class Representative.

            "CMSA Bond Level File": A data file substantially in the form of, and containing the information called for in, the downloadable form of the "Bond Level File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Bond Level File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Trustee.

            "CMSA Collateral Summary File": The data file substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Collateral Summary File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Collateral Summary File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Trustee.

            "CMSA Financial File": A report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Financial File" available as of the Closing Date on the CMSA Website, or such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Financial File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable. The initial data for this report shall be provided by each Mortgage Loan Seller.

            "CMSA Loan Periodic Update File": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Loan Periodic Update File" available as of the Closing Date on the CMSA Website, or such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Loan Periodic Update File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Trustee and, provided, that each CMSA Loan Periodic Update File shall be accompanied by a Advance Recovery Report, if such report is required for a particular month, and all references herein to "CMSA Loan Periodic Update File" shall be construed accordingly.

            "CMSA Loan Setup File": The report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Loan Setup File" available as of the Closing Date on the CMSA Website, or such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Loan Setup File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Trustee.

            "CMSA Property File": The monthly report substantially in the form of, and containing the information called for, in the downloadable form of the "CMSA Property File" available as of the Closing Date on the CMSA Website, or such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Property File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "CMSA Reporting Package": Collectively,

            (a) the CMSA Reports;

            (b) the following eleven supplemental reports: (i) Delinquent Loan Status Report, (ii) Historical Loan Modification and Corrected Mortgage Loan Report, (iii) Historical Liquidation Report, (iv) REO Status Report,
      (v) Operating Statement Analysis Report, (vi) Comparative Financial Status Report, (vii) Watch List, (viii) NOI Adjustment Worksheet, (ix) Loan Level Reserve/LOC Report, (x) Reconciliation of Funds Report and (xi) Total Loan Report; and

            (c) such other reports as the CMSA may designate in the future and any additional information as the Master Servicer, Special Servicer and the Trustee may from time to time agree.

            In addition, the CMSA Reporting Package shall include the Advance Recovery Report, if such report is required for a particular month.

            "CMSA Reports": Reports substantially in the forms of the CMSA standard reporting package inclusive of the CMSA Loan Setup File, the CMSA Loan Periodic Update File, the CMSA Property File, the CMSA Financial File, the CMSA Special Servicer Defaulted Loan File, the CMSA Bond Level File and the CMSA Collateral Summary File.

            "CMSA Special Servicer Defaulted Loan File:" The report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Special Servicer Loan File" available as of the Closing Date on the CMSA Website, or such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Special Servicer Loan File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Special Servicer.

            "CMSA Supplemental Servicer Reports": The Delinquent Loan Status Report, the Historical Loan Modification and Corrected Mortgage Loan Report, the Historical Liquidation Report, the REO Status Report, the Watch List, the NOI Adjustment Worksheet, the Comparative Financial Status Report, the Operating Statement Analysis Report, the Loan Level Reserve/LOC Report, the Advance Recovery Report and the Total Loan Report.

            "CMSA Website": The CMSA's Website located at "www.cmbs.org" or such other primary website as the CMSA may establish for dissemination of its report forms.

            "Code": The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

            "Co-Lender Agreement": (i) with respect to the Spectrum Centre Whole Loan, the Spectrum Centre Intercreditor Agreement, (ii) with respect to the Ala Moana Portfolio Whole Loan, the Ala Moana Portfolio Intercreditor Agreement,
(iii) with respect to the Two Gateway Whole Loan, the Two Gateway Intercreditor Agreement, (iv) with respect to the 1111 Marcus Avenue Whole Loan, the 1111 Marcus Avenue Intercreditor Agreement, (v) with respect to the ShopKo Portfolio Whole Loan, the ShopKo Portfolio Intercreditor Agreement and (vi) with respect to the Fair Lakes Office Portfolio Whole Loan, the Fair Lakes Office Portfolio Intercreditor Agreement, in each case, as applicable and as the context may require.

            "Collection Account": Collectively the Collection Account-Capmark and the Collection Account-Wachovia.

            "Collection Account-Capmark": The trust account or accounts created and maintained by the General Master Servicer pursuant to Section 3.05(a), which shall be entitled "Capmark Finance Inc., for the benefit of LaSalle Bank National Association, as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD3 Commercial Mortgage Pass-Through Certificates, Collection Account" and which must be an Eligible Account.

            "Collection Account-Wachovia": The trust account or accounts created and maintained by Master Servicer No. 2 pursuant to Section 3.05(a), which shall be entitled "Wachovia Bank, National Association, for the benefit of LaSalle Bank National Association, as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD3 Commercial Mortgage Pass-Through Certificates, Collection Account" and which must be an Eligible Account.

            "Collection Period": With respect to any Distribution Date and each Mortgage Loan, the period that begins immediately following the Determination Date in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in November 2006, on the day after the Cut-off Date) and ending at the close of business on the Determination Date in the calendar month in which such Distribution Date occurs.

            "Commission": The Securities and Exchange Commission.

            "Companion Loan": Any of the B Loans or Pari Passu Companion Loans, as applicable and as the context may require.

            "Companion Loan Noteholder": A holder of a Companion Loan.

            "Companion Loan Securities": With respect to any Serviced Companion Loan that has been included in a securitization, the securities created pursuant to the related Serviced Companion Loan Securitization Agreement.

            "Comparative Financial Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable. In connection with preparing the CMSA Comparative Financial Status Report, the Master Servicer shall process (a) interim financial statements beginning with interim financial statements for the fiscal quarter ending December of 2006, and (b) annual financial statements beginning with annual financial statements for the 2006 fiscal year.

            "Component": Each of Component XA-1-1, Component XA-1-2, Component XA-1-3, Component XA-1-4, omponent XA-D-1, Component XA-D-2, Component XA-D-3, Component XA-D-4, Component XA-1A-1, Component XA-1A-2, Component XA-1A-3, Component XA-1A-4, Component XA-1A-5, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-1A-9, Component XA-1A-10, Component XA-1A-11, Component XA-1A-12, Component XA-1A-13, Component XA-1A-14, Component XA-1A-15, Component XA-1S-1, Component XA-1S-2, Component XA-1S-3, Component XA-1S-4, Component XA-1S-5, Component XA-1S-6, Component XA-1S-7, Component XA-1S-8, Component XA-1S-9, Component XA-1S-10, Component XA-1S-11, Component XA-1S-12, Component XA-1S-13, Component XA-1S-14, Component XA-1S-15, Component XA-2-1, Component XA-2-2, Component XA-2-3, Component XA-2-4, Component XA-2-5, Component XA-2-6, Component XA-3, Component XA-AB, Component XA-4-1, Component XA-4-2, Component XA-5-1, Component XA-5-2, Component XA-5-3, Component XA-5-4, Component XA-5-5, Component XA-5-6, Component XA-M, Component XA-J, Component XB, Component XC, Component XD-1, Component XD-2, Component XE-1, Component XE-2, Component XF-1, Component XF-2, Component XG-1, Component XG-2, Component XG-3, Component XH-1, Component XH-2, Component XH-3, Component XJ-1, Component XJ-2, Component XK-1, Component XK-2, Component XL, Component XM, Component XN, Component XO, Component XP, Component XQ and Component XS.

            "Component Notional Amount": With respect to each Component and any date of determination, an amount equal to the then Lower-Tier REMIC Principal Balance of its Corresponding Lower-Tier REMIC Regular Interest.

            "Component XA-1-1": One of the 82 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1-1 as of any date of determination.

            "Component XA-1-2": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1-2 as of any date of determination.

            "Component XA-1-3": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1-3 as of any date of determination.

            "Component XA-1-4": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1-4 as of any date of determination.

            "Component XA-D-1": One of the 82 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-D-1 as of any date of determination.

            "Component XA-D-2": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-D-2 as of any date of determination.

            "Component XA-D-3": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-D-3 as of any date of determination.

            "Component XA-D-4": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-D-4 as of any date of determination.

            "Component XA-1A-1": One of the 82 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-1 as of any date of determination.

            "Component XA-1A-2": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-2 as of any date of determination.

            "Component XA-1A-3": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-3 as of any date of determination.

            "Component XA-1A-4": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-4 as of any date of determination.

            "Component XA-1A-5": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-5 as of any date of determination.

            "Component XA-1A-6": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-6 as of any date of determination.

            "Component XA-1A-7": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-7 as of any date of determination.

            "Component XA-1A-8": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-8 as of any date of determination.

            "Component XA-1A-9": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-9 as of any date of determination.

            "Component XA-1A-10": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-10 as of any date of determination.

            "Component XA-1A-11": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-11 as of any date of determination.

            "Component XA-1A-12": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-12 as of any date of determination.

            "Component XA-1A-13": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-13 as of any date of determination.

            "Component XA-1A-14": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-14 as of any date of determination.

            "Component XA-1A-15": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1A-15 as of any date of determination.

            "Component XA-1S-1": One of the 82 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-1 as of any date of determination.

            "Component XA-1S-2": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-2 as of any date of determination.

            "Component XA-1S-3": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-3 as of any date of determination.

            "Component XA-1S-4": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-4 as of any date of determination.

            "Component XA-1S-5": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-5 as of any date of determination.

            "Component XA-1S-6": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-6 as of any date of determination.

            "Component XA-1S-7": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-7 as of any date of determination.

            "Component XA-1S-8": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-8 as of any date of determination.

            "Component XA-1S-9": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-9 as of any date of determination.

            "Component XA-1S-10": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-10 as of any date of determination.

            "Component XA-1S-11": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-11 as of any date of determination.

            "Component XA-1S-12": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-12 as of any date of determination.

            "Component XA-1S-13": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-13 as of any date of determination.

            "Component XA-1S-14": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-14 as of any date of determination.

            "Component XA-1S-15": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-1S-15 as of any date of determination.

            "Component XA-2-1": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-2-1 as of any date of determination.

            "Component XA-2-2": O One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-2-2 as of any date of determination.

            "Component XA-2-3": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-2-3 as of any date of determination.

            "Component XA-2-4": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-2-4 as of any date of determination.

            "Component XA-2-5": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-2-5 as of any date of determination.

            "Component XA-2-6": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-2-6 as of any date of determination.

            "Component XA-3": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-3-1 as of any date of determination.

            "Component XA-4-1": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-4-1 as of any date of determination.

            "Component XA-4-2": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-4-2 as of any date of determination.

            "Component XA-5-1": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-5-1 as of any date of determination.

            "Component XA-5-2": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-5-2 as of any date of determination.

            "Component XA-5-3": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-5-3 as of any date of determination.

            "Component XA-5-4": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-5-4 as of any date of determination.

            "Component XA-5-5": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-5-5 as of any date of determination.

            "Component XA-5-6": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-5-6 as of any date of determination.

            "Component XA-AB": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-AB as of any date of determination.

            "Component XA-J": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-J as of any date of determination.

            "Component XA-M": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LA-M as of any date of determination.

            "Component XB": O One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LB as of any date of determination.

            "Component XC": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LC as of any date of determination.

            "Component XD-1": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LD-1 as of any date of determination.

            "Component XD-2": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LD-2 as of any date of determination.

            "Component XE-1": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LE-1 as of any date of determination.

            "Component XE-2": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LE-2 as of any date of determination.

            "Component XF-1": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LF-1 as of any date of determination.

            "Component XF-2": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LF-2 as of any date of determination.

            "Component XG-1": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LG-1 as of any date of determination.

            "Component XG-2": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LG-2 as of any date of determination.

            "Component XG-3": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LG-3 as of any date of determination.

            "Component XH-1": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LH-1 as of any date of determination.

            "Component XH-2": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LH-2 as of any date of determination.

            "Component XH-3": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LH-3 as of any date of determination.

            "Component XJ-1": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LJ-1 as of any date of determination.

            "Component XJ-2": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LJ-2 as of any date of determination.

            "Component XK-1": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LK-1 as of any date of determination.

            "Component XK-2": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LK-2 as of any date of determination.

            "Component XL-1": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LL-1 as of any date of determination.

            "Component XL-2": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LL-2 as of any date of determination.

            "Component XM": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LM as of any date of determination.

            "Component XN": One of the 82 components of the Class XS Certificates and one of the 74 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LN as of any date of determination.

            "Component XO": One of the 82 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LO as of any date of determination.

            "Component XP": One of the 78components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LP as of any date of determination.

            "Component XQ": One of the 82 components of the Class XS Certificates and having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LQ as of any date of determination.

            "Component XS": One of the 82 components of the Class XS Certificates and having a Component Notional Amount equal to the then current Lower-Tier REMIC Principal Balance of Lower-Tier REMIC Regular Interest LS as of any date of determination.

            "Condemnation Proceeds": Any awards resulting from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to a Mortgaged Property by or to any governmental, quasi-governmental authority or private entity with condemnation powers (other than amounts to be applied to the restoration, preservation or repair of such Mortgaged Property or released to the related Borrower in accordance with the terms of the applicable Mortgage Loan and, if applicable, the terms of the applicable Serviced Whole Loan) or, if applicable, with respect to the Mortgaged Property securing a Serviced Whole Loan, any portion of such amounts payable to the holders of the applicable Serviced Whole Loan.

            "Controlling Class": As of any date of determination, the Class of Principal Balance Certificates with the latest alphabetical Class designation that has a then-aggregate Certificate Balance at least equal to 25% of the initial aggregate Certificate Balance of such Class of Principal Balance Certificates as of the Closing Date. As of the Closing Date, the Controlling Class will be the Class S Certificates. For purposes of determining the Controlling Class, the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A and Class A-1S Certificates collectively will be treated as one Class.

            "Controlling Class Certificateholder": Each holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as certified to the Trustee from time to time by such holder (or Beneficial Owner).

            "Controlling Class Representative": The Controlling Class Certificateholder or its designee selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as certified by the Trustee from time to time; provided, however, that (i) absent such selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class will be the Controlling Class Representative; provided, further, that in order for the Trustee to certify the status of the Controlling Class Representative, the Controlling Class Representative must provide notice and certification of their holdings through the Depository to the Trustee as to its status as Controlling Class Representative upon which the Trustee shall use its best efforts to verify such status. JER Investors Trust Inc. shall be the initial Controlling Class Representative, without necessity of further notice or selection. With respect to the Fair Lakes Office Portfolio Whole Loan, any reference to the Controlling Class Representative shall be deemed to be referring to the Goldman Sachs 2006-GG8 Controlling Class Representative.

            "Corporate Trust Office": The offices of the Trustee located at 135
S. LaSalle St., Chicago, IL 60603, Attn: Global Securities and Trust Services Group - CD 2006-CD3, or the principal trust office of any successor Trustee qualified and appointed pursuant to Section 8.08.

            "Corrected Mortgage Loan": As defined under the definition of Specially Serviced Loan.

            "Corresponding Certificate": As defined in the Preliminary Statement with respect to any Corresponding Lower-Tier Regular Interest.

            "Corresponding Component": As defined in the Preliminary Statement with respect to any Corresponding Certificate or any Corresponding Lower-Tier Regular Interest.

            "Corresponding Lower-Tier Regular Interest": As defined in the Preliminary Statement with respect to any Class of Corresponding Certificates.

            "Cross-Collateralized Mortgage Loans": Any two or more Mortgage Loans listed on the Mortgage Loan Schedule that are cross-collateralized with each other.

            "Cross-over Date": Means the Distribution Date on which the Certificate Balance of each Class of Certificates other than the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A and A-1S Certificates have been reduced to zero.

            "Custodial Agreement": The Custodial Agreement, if any, from time to time in effect between the Custodian named therein and the Trustee, in the form agreed to by the Trustee and the Custodian, as the same may be amended or modified from time to time in accordance with the terms thereof.

            "Custodian": Any Custodian appointed pursuant to Section 3.21 and, unless the Trustee is Custodian, named pursuant to any Custodial Agreement. If a Custodian is not so appointed, then the Custodian shall be the Trustee. The Custodian may (but need not) be the Trustee or the Master Servicer or any Affiliate of the Trustee or the Master Servicer, but may not be the Depositor, any Mortgage Loan Seller or any Affiliate thereof.

            "Cut-off Date": With respect to each Mortgage Loan or Serviced Whole Loan, the payment date for such Mortgage Loan or Serviced Whole Loan occurring in October 2006.

            "DBS": Deutsche Bank Securities Inc.

            "Debt Service Coverage Ratio": With respect to any Mortgage Loan or Serviced Whole Loan as of any date of determination and for any period, the ratio calculated by dividing the net operating income or net cash flow, as applicable, of the related Mortgaged Property or Mortgaged Properties, as the case may be, for the most recently ended 12-month trailing or one-year period for which data is available from the related Borrower (or year-to-date until such time that data for the trailing 12-month period is available), before payment of any scheduled payments of principal and interest on such Mortgage Loan or Serviced Whole Loan but after funding of required reserves and "normalized" by the Master Servicer pursuant to Section 3.13, by the annual debt service required by such Mortgage Loan or Serviced Whole Loan. Annual debt service shall be calculated by multiplying the Monthly Payment in effect on such date of determination for such Mortgage Loan or Serviced Whole Loan by 12 (or such fewer number of months for which related information is available).

            "Default Interest": With respect to any Mortgage Loan or Serviced Companion Loan, interest accrued on such Mortgage Loan or Serviced Companion Loan at the excess of (i) the Default Rate over (ii) the related Mortgage Rate.

            "Default Rate": With respect to each Mortgage Loan or Serviced Companion Loan, the per annum rate at which interest accrues on such Mortgage Loan or Serviced Companion Loan following any event of default on such Mortgage Loan or Serviced Companion Loan, including a default in the payment of a Monthly Payment or a Balloon Payment.

            "Defaulted Mortgage Loan": A Mortgage Loan or Serviced Whole Loan which is delinquent at least 60 days in respect of its Monthly Payments or more than 30 days delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Loan Documents and without regard to any acceleration of payments under the related Mortgage Loan or Serviced Whole Loan.

            "Defeasance Account": As defined in Section 3.30(j).

            "Delinquency": Any failure of a Borrower to make a scheduled Monthly Payment or Balloon Payment on a Due Date.

            "Delinquent Loan Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "Denomination": As defined in Section 5.01(a).

            "Depositor": Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation, and its successors and assigns.

            "Depository": The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

            "Depository Participant": A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            "Determination Date": With respect to any Distribution Date, the 11th day of each month or, if such 11th day is not a Business Day, the next succeeding Business Day, commencing in November 2006.

            "Directing Certificateholder": (a) with respect to any Mortgage Loan, other than any Serviced Loan Combination, the Controlling Class Representative; (b) with respect to the Spectrum Centre Whole Loan, (i) as to certain matters set forth in Section 3.34 herein and as provided in the Spectrum Centre Intercreditor Agreement as to which the Spectrum Centre B Loan Noteholder is entitled to consent or approve, the Spectrum Centre B Loan Noteholder and
(ii) as to all other matters, the Controlling Class Representative, (c) with respect to the Ala Moana Portfolio Whole Loan, the Ala Moana Portfolio Controlling Holders, (d) with respect to the Two Gateway Whole Loan, (i) so long as no Two Gateway Control Appraisal Event exists, the Two Gateway B Noteholder, and (ii) so long as a Two Gateway Control Appraisal Event exists, the Controlling Class Representative, (e) with respect to the 1111 Marcus Avenue Whole Loan, (i) so long as no 1111 Marcus Avenue Control Appraisal Event exists, the 1111 Marcus Avenue B Noteholder, and (ii) so long as a 1111 Marcus Avenue Control Appraisal Event exists, the Controlling Class Representative, (f) with respect to the ShopKo Portfolio Whole Loan, the ShopKo Portfolio Required Holders and (g) with respect to the Fair Lakes Office Portfolio Whole Loan, the Goldman Sachs 2006-GG8 Controlling Class Representative. In the case where any Serviced Companion Loan Noteholder appoints an "operating advisor" in accordance with the related Co-Lender Agreement, then, in such cases, "Directing Certificateholder" shall be deemed to mean such operating advisor appointed under the related Co-Lender Agreement.

            "Directly Operate": With respect to any REO Property (other than REO Property related to the ShopKo Portfolio Mortgage Loan, the servicing which is governed by the CGCMT 2006-C4 Pooling and Servicing Agreement), the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business, or any use of such REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the REO Property other than through an Independent Contractor; provided, however, that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate an REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section l.856-4(b)(5)(ii).

            "Disclosure Documents": Collectively, the Time of Sale Information, the Prospectus and the Private Placement Memorandum.

            "Disqualified Non-U.S. Person": With respect to a Class R or Class LR Certificate, (A) any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds the Class R or Class LR Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI (or applicable successor Form promulgated by the IRS for the purpose of providing and certifying the information provided on Form W-8ECI as of the Closing Date) or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R or Class LR Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R or Class LR Certificate will not be disregarded for federal income tax purposes,
(B) any domestic partnership for U.S. federal income tax purposes, one or more of the direct or indirect partners (other than through a U.S. corporation) of which is (or is permitted to be under the related partnership agreement) a non-U.S. Person who is not described in clause (A)(i) or (ii) or (C) a U.S. Person with respect to whom income on the Class R or Class LR Certificate is attributable to a fixed base or foreign permanent establishment, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person.

            "Disqualified Organization": Any of (a) the United States, a State or any political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization (as defined below) or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R or Class LR Certificates (except certain farmers' cooperatives described in Code Section 521), (d) rural electric and telephone cooperatives described in Code Section 1381(a)(2), or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any Transfer to such Person may cause either Trust REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding. For the purposes of this definition, the terms "United States," "State" and "International Organization" shall have the meanings set forth in Code Section 7701 or successor provisions.

            "Distribution Accounts": Collectively, the Upper-Tier Distribution Account, the Lower-Tier Distribution Account and the Grantor Trust Distribution Account, all of which may be subaccounts of a single Eligible Account.

            "Distribution Date": The fourth Business Day following the related Determination Date, commencing in November 2006.

            "Distribution Date Statement": As defined in Section 4.02(a).

            "Do Not Hire List": The list, as may be updated at any time, provided by the Depositor to the Master Servicer, Special Servicer and Trustee, which lists certain parties identified by the Depositor as having failed to comply with their respective obligations under Article X of this Agreement or as having failed to comply with any similar Regulation AB reporting requirements under any pooling and servicing agreement relating to any other series of certificates offered by the Depositor.

            "Due Date": With respect to (i) any Mortgage Loan or Serviced Whole Loan on or prior to its Maturity Date, the day of the month set forth in the related Note on which each Monthly Payment thereon is scheduled to be first due and (ii) any Mortgage Loan or Serviced Whole Loan after the Maturity Date therefore or any REO Loan, the day of the month set forth in the related Note on which each Monthly Payment on such Mortgage Loan or Serviced Whole Loan had been scheduled to be first due.

            "EDGAR": The Commission's Electronic Data Gathering, Analysis and Retrieval system.

            "Early Termination Notice Date": Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

            "Eligible Account": Any of (i) (A) an account or accounts maintained with a depository institution or trust company the short term unsecured debt obligations or commercial paper of which are rated at least "A-1" by S&P and "P-1" by Moody's (or, if applicable, the comparable rating from Fitch, with respect to any class of Companion Loan Securities that is rated by Fitch), in the case of accounts in which funds are held for 30 days or less or, in the case of accounts in which funds are held for more than 30 days, the long term unsecured debt obligations of which are rated at least "AA-" by S&P (or "A+ if the related short-term rating is at least "A-1") and "Aa3" by Moody's (or, if applicable, the comparable rating from Fitch, with respect to any class of Companion Loan Securities that is rated by Fitch), or (B) as to which the Trustee has received written confirmation from each of the Rating Agencies that holding funds in such account would not cause any Rating Agency to qualify, withdraw or downgrade any of its then-current ratings on the Certificates or, if applicable, any Companion Loan Securities, (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. ss. 9.10(b), and subject to supervision or examination by federal and state authority or (iii) any other account that, as evidenced by a written confirmation from each Rating Agency would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates or any Companion Loan Securities, which may be an account maintained with the Trustee or the Master Servicer; provided that references to Fitch and to the ratings thereof in clauses (i), (ii) and (iii) of this definition shall not apply unless the account in question relates solely to a Serviced Whole Loan that includes one or more Serviced Companion Loans or any successor REO Loans with respect thereto that back Companion Loan Securities rated by Fitch.

            "Eligible Investor": Any of (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (ii) an Institutional Accredited Investor.

            "Environmental Report": The environmental audit report or reports with respect to each Mortgaged Property delivered to the Mortgage Loan Sellers in connection with the related Mortgage Loan.

            "ERISA": The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

            "Escrow Account": As defined in Section 3.04(b). Any Escrow Account may be a sub-account of the related Cash Collateral Account.

            "Escrow Payment": Any payment made by any Borrower to the Master Servicer pursuant to the related Mortgage, Cash Collateral Account Agreement, Lock-Box Agreement, Loan Agreement or other Loan Document for the account of such Borrower for application toward the payment of taxes, insurance premiums, assessments, environmental remediation and similar items in respect of the related Mortgaged Property or related to the satisfaction of closing conditions for the related Mortgage Loan or Serviced Whole Loan.

            "Euroclear": The Euroclear System and its successors.

            "Event of Default": A Master Servicer Event of Default or Special Servicer Event of Default, as applicable.

            "Excess Interest": With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, interest accrued on and allocable to such Mortgage Loan after the Anticipated Repayment Date allocable to the Excess Rate, including all interest accrued thereon. The Excess Interest shall not be an asset of either Trust REMIC formed hereunder.

            "Excess Liquidation Proceeds": With respect to any Mortgage Loan or Serviced Companion Loan, the excess of (i) Net Liquidation Proceeds of such Mortgage Loan or Serviced Companion Loan or related REO Property, over (ii) the amount that would have been received if a principal payment and all other amounts due in full had been made with respect to such Mortgage Loan or Serviced Companion Loan on the Due Date immediately following the date on which such proceeds were received.

            "Excess Liquidation Proceeds Account": The segregated trust account or sub-account created and maintained by the Trustee pursuant to Section 3.05(j) in trust for the Certificateholders and, in the case of the Serviced Companion Loans, the Serviced Companion Loan Noteholders, which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD3 Commercial Mortgage Pass-Through Certificates and, if applicable, Serviced Companion Loan Noteholders, Excess Liquidation Proceeds Account." The Excess Liquidation Proceeds Account must be an Eligible Account or a sub-account of an Eligible Account and will be an asset of the Lower-Tier REMIC.

            "Excess Prepayment Interest Shortfall": With respect to the Mortgage Loans in the Mortgage Pool, the aggregate Prepayment Interest Shortfalls with respect to the Mortgage Pool in excess of the Servicer Prepayment Interest Shortfall with respect to the Mortgage Pool.

            "Excess Rate": With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.

            "Exchange Act": The Securities Exchange Act of 1934, as amended.

            "Exchange Act Report": A monthly Distribution Date Statement, Comparative Financial Status Report, Delinquent Loan Status Report, Historical Liquidation Report, Historical Loan Modification and corrected Mortgage Loan Report, REO Status Report, Operating Statement Analysis Report, NOI Adjustment Worksheet, Watch List, or Annual Compliance Report to be filed with the Commission, under cover of the related form required by the Exchange Act.

            "Fair Lakes Office Portfolio Companion Loan": As defined in the Preliminary Statement.

            "Fair Lakes Office Portfolio Companion Loan Noteholder": The holder of the Note for the Fair Lakes Office Portfolio Companion Loan.

            "Fair Lakes Office Portfolio Intercreditor Agreement": That certain intercreditor and servicing agreement, dated as of July 12, 2006 by German American Capital Corporation, as A-1 lender, and Goldman Sachs Commercial Mortgage Capital, L.P., as A-2 lender, as from time to time amended, supplemented or modified.

            "Fair Lakes Office Portfolio Mortgage Loan": As defined in the Preliminary Statement.

            "Fair Lakes Office Portfolio Whole Loan": As defined in the Preliminary Statement.

            "FDIC": The Federal Deposit Insurance Corporation or any successor thereto.

            "FHLMC": The Federal Home Loan Mortgage Corporation, or any successor thereto.

            "Final Recovery Determination": With respect to any Specially Serviced Loan, REO Loan or any Mortgage Loan subject to repurchase by the related Mortgage Loan Seller pursuant to Section 2.03(d) or, in the case of a Whole Loan, subject to a purchase pursuant to the applicable Co-Lender Agreement or any Mortgage Loan or Whole Loan subject to purchase pursuant to any related mezzanine intercreditor agreement, the recovery of all Insurance Proceeds, Liquidation Proceeds, the related Repurchase Price and other payments or recoveries (including proceeds of the final sale of any REO Property) which the Master Servicer (or in the case of a Specially Serviced Loan or REO Loan, the Special Servicer), in its reasonable judgment as evidenced by a certificate of a Servicing Officer delivered to the Trustee and the Custodian (and the Master Servicer, if the certificate is from the Special Servicer), expects to be finally recoverable. The Master Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination until the earlier of (i) its termination as a Master Servicer hereunder and the transfer of such records to a successor servicer and (ii) five years following the termination of the Trust Fund.

            "Financial Market Publisher": Bloomberg Financial Service, Trepp, LLC or Intex Solutions, Inc..

            "Fitch": Fitch Ratings, Inc., or its successors.

            "FNMA": The Federal National Mortgage Association or any successor thereto.

            "Form 8-K": A Current Report on Form 8-K under the Exchange Act or such successor form as the Commission may specify from time to time.

            "Form 8-K Disclosure Information": As defined in Section 10.9.

            "GACC": German American Capital Corporation, in its capacity as a Mortgage Loan Seller, and its successors.

            "GACC Defeasance Rights and Obligations": As defined in Section 3.30(m).

            "GACC Indemnification Agreement": The agreement dated as of October 23, 2006 from GACC to the Depositor and the Underwriters.

            "GACC Purchase Agreement": The Mortgage Loan Purchase Agreement dated and effective the Closing Date, between GACC and the Depositor.

            "General Master Servicer": Capmark Finance Inc., a California corporation, or any successor Master Servicer appointed herein.

            "Global Certificates": The Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A, Class A-1S, Class XS, Class XP, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates.

            "Goldman Sachs 2006-GG8 Controlling Class Representative": The controlling class representative appointed under and in accordance with the pooling and servicing agreement related to the Goldman Sachs Mortgage Securities Corporation II Commercial Mortgage Pass-Through Certificates, Series 2006-GG8.

            "Grantor Trust": As defined in the Preliminary Statement herein.

            "Grantor Trust Distribution Account": The segregated trust account or sub-account created and maintained by the Trustee pursuant to Section 3.05(c), which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD3 Commercial Mortgage Pass Through Certificates, Grantor Trust Distribution Account," and which must be an Eligible Account or a sub-account of an Eligible Account. The Grantor Trust Distribution Account shall not be an asset of either Trust REMIC .

            "Grantor Trust Provisions": Subpart E of Part I of subchapter J of the Code and Treasury Regulations Section 301.7701-4(c).

            "Group 1 Mortgage Loan" shall mean any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 1.

            "Group 2 Mortgage Loan" shall mean any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 2.

            "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory," "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

            "Historical Liquidation Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Liquidation Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Liquidation Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "Historical Loan Modification and Corrected Mortgage Loan Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan Modification and Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Loan Modification and Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "Holder": With respect to any Certificate, a Certificateholder; with respect to any Lower-Tier Regular Interest, the Trustee.

            "Indemnification Agreements": Each of the GACC Indemnification Agreement, BCRE Indemnification Agreement, CFI Indemnification Agreement and CGMRC Indemnification Agreement.

            "Indemnified Party": As defined in Section 8.05(d), or Section 8.05(h), as the context requires.

            "Indemnifying Party": As defined in Section 8.05(d), or Section 8.05(h), as the context requires.

            "Independent": When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Directing Holder, any Borrower or Manager or any Affiliate thereof, and (ii) is not connected with any such Person thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

            "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust Fund within the meaning of
Section 856(d)(3) of the Code if the Trust Fund were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that the Trust Fund does not receive or derive any income from such Person and the relationship between such Person and the Trust Fund is at arm's length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Master Servicer or the Special Servicer, as applicable, and the Trustee has been delivered to the Trustee to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) if the Master Servicer or the Special Servicer, as applicable, on behalf of itself and the Trustee has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

            "Individual Certificate": Any Certificate in definitive, fully registered physical form without interest coupons.

            "Initial Purchasers": DBS and CGM and their respective successors in interest.

            "Initial Rate": The stated Mortgage Rate with respect to an ARD
Loan.

            "Initial Resolution Period": As defined in Section 2.03(d).

            "Institutional Accredited Investor": An entity meeting the requirements of Rule 501(a)(l), (2), (3) or (7) of Regulation D promulgated under the Act, or an entity in which all the equity owners meet such requirements.

            "Insurance Proceeds": Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan or Serviced Whole Loan (including any amounts paid by the Master Servicer pursuant to Section 3.08).

            "Interest Accrual Amount": With respect to any Distribution Date and any Class of Certificates (other than the Class T, Class R and Class LR Certificates), an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate for such Class on the related Certificate Balance or Notional Balance, as applicable, outstanding immediately prior to such Distribution Date minus the amount of any Excess Prepayment Interest Shortfall, allocated to such Class with respect to such Distribution Date. Calculations of interest due in respect of the Certificates shall be made on the basis of a 360-day year consisting of twelve 30-day months.

            "Interest Accrual Period": With respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

            "Interest Reserve Account": The segregated trust account or sub-account created and maintained by the Trustee pursuant to Section 3.05(f), which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD3 Mortgage Pass-Through Certificates, Interest Reserve Account" and which must be an Eligible Account or a sub-account of an Eligible Account. The Interest Reserve Account shall be an asset of the Lower-Tier REMIC.

            "Interested Person": As of any date of determination, the Depositor, the Master Servicer, Special Servicer, the Trustee, any Holder of a Certificate, any Borrower, any Manager, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.17, or any Person known to a Responsible Officer of the Trustee to be an Affiliate of any of them.

            "Investment Account": As defined in Section 3.07(a).

            "Investment Representation Letter": As defined in Section 5.02(c)(i)(A).

            "IRS": The Internal Revenue Service.

            "JER": J.E. Robert Company, Inc., in its capacity as Special Servicer under this Agreement.

            "Late Collections": With respect to any Mortgage Loan or Serviced Whole Loan, all amounts received thereon during any Collection Period (or the related grace period), whether as payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan or Serviced Whole Loan (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date in a previous Collection Period and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property during any Collection Period (including any grace period applicable under the original Mortgage Loan or Serviced Whole Loan), whether as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Proceeds or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan or Serviced Whole Loan (without regard to any acceleration of amounts due under the predecessor Mortgage Loan or Serviced Whole Loan by reason of default) on a Due Date in a previous Collection Period and not previously recovered. The term "Late Collections" shall specifically exclude Penalty Charges.

            "Liquidation Expenses": All customary, reasonable and necessary "out of pocket" costs and expenses incurred by the Master Servicer, the Special Servicer and the Trustee in connection with the liquidation of any Mortgage Loan or Serviced Whole Loan or the liquidation of an REO Property or the sale of any Mortgage Loan pursuant to Section 3.18 or Section 9.01 (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes).

            "Liquidation Fee": A fee payable to the Special Servicer with respect to each Specially Serviced Loan or REO Loan or with respect to each Mortgage Loan as specified in clause (b) of this definition, in each case as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower or Mortgage Loan Seller, as applicable, or any Liquidation Proceeds with respect thereto (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to the product of the Liquidation Fee Rate and the proceeds of such full or discounted payoff or the net Liquidation Proceeds (net of the related costs and expenses associated with the related liquidation) related to such liquidated or repurchased Mortgage Loan or Specially Serviced Loan, as the case may be; provided, however, that (a) no such fee shall be payable with respect to clauses (iii) or (v) of the definition of Liquidation Proceeds (except, in the case of clause (iii), to the extent a Liquidation Fee is required to be paid pursuant to Section 3.18 hereof); no such fee shall be payable in the case of clause (vi) of the definition of Liquidation Proceeds in the case of any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, unless the purchase of the related Mortgage Loan by a mezzanine lender is more than 60 days following the date such mezzanine lender could first exercise such purchase option; and no such fee shall be payable in the case of clause (vii) of the definition of Liquidation Proceeds except to the extent the related B Loan Holder purchases such Mortgage Loan more than 60 days after the Mortgage Loan becomes a Specially Serviced Whole Loan, and (b) in the case of a final disposition consisting of the repurchase of a Mortgage Loan (or related REO Loan) by the applicable Mortgage Loan Seller pursuant to Section 2.03(d), no such fee shall be paid by a Mortgage Loan Seller or be due to the Special Servicer if the applicable Mortgage Loan Seller repurchases such Mortgage Loan within the time period set forth in
Section 2.03(d) (and giving effect to any applicable extension period beyond the end of the Initial Resolution Period set forth in Section 2.03(d)) and, with respect to any Serviced Companion Loan, no such fee shall be due to the Special Servicer under this Agreement in connection with a repurchase of such Serviced Companion Loan under the applicable Serviced Companion Loan Securitization Agreement.

            "Liquidation Fee Rate": A rate equal to 1.0% (other than with respect to the Ala Moana Portfolio Whole Loan and any related REO Property) and a rate equal to 0.25% for the Ala Moana Portfolio Whole Loan and any related REO Property.

            "Liquidation Proceeds": Cash amounts received by or paid to the Master Servicer or the Special Servicer in connection with: (i) the liquidation of a Mortgaged Property or other collateral constituting security for a Defaulted Mortgage Loan, through trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Borrower in accordance with applicable law and the terms and conditions of the related Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the purchase of a Defaulted Mortgage Loan by the Directing Certificateholder or the Special Servicer pursuant to Section 3.18; (iv) the repurchase of a Mortgage Loan (or related REO Loan) by the applicable Mortgage Loan Seller pursuant to Section 2.03(d); (v) the purchase of all the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to
Section 9.01; (vi) in connection with any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, the purchase of the related Mortgage Loan by a mezzanine lender; (vii) in the case of any Serviced Whole Loan, the purchase of the related Mortgage Loan by a related Serviced B Loan Noteholder, or the applicable designee, as applicable, pursuant to the related Co-Lender Agreement; or (viii) except for purposes of Section 3.12(c) and (d), the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account .

            "Litigation Control": As defined in Section 3.35.

            "Loan Agreement": With respect to any Mortgage Loan or Serviced Whole Loan, the loan agreement, if any, between the related Originator and the Borrower, pursuant to which such Mortgage Loan was made.

            "Loan Documents": With respect to any Mortgage Loan or Serviced Whole Loan, the documents executed or delivered in connection with the origination of such Mortgage Loan or Serviced Whole Loan or subsequently added to the related Mortgage File.

            "Loan Group": Either Loan Group 1 or Loan Group 2.

            "Loan Group 1": Collectively, all of the Mortgage Loans that are Group 1 Mortgage Loans and any successor REO Loans with respect thereto.

            "Loan Group 1 Principal Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to Loan Group 1.

            "Loan Group 2": Collectively, all of the Mortgage Loan that are Group 2 Mortgage Loans and any successor REO Loans with respect thereto.

            "Loan Group 2 Interest Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Available Funds representing interest collections attributable to Loan Group 2.

            "Loan Group 2 Principal Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to Loan Group 2.

            "Loan Level Reserve/LOC Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Level Reserve/LOC Report" available as of the Closing Date on the CMSA Website, or such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Loan Level Reserve/LOC Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "Loan Number": With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Depositor or any sub-servicer for the Depositor, as set forth in the Mortgage Loan Schedule.

            "Loan Seller Sub-Servicer": A Servicing Function Participant or Sub-Servicer required to be retained by either Master Servicer or the Special Servicer by a Mortgage Loan Seller, as listed on Exhibit W hereto.

            "Lock-Box Account": With respect to any Mortgaged Property, if applicable, any account created pursuant to the related Loan Documents to receive revenues therefrom. Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan or Serviced Whole Loan and Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon. The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Accounts in accordance with the terms of the related Mortgage Loan.

            "Lock-Box Agreement": With respect to any Mortgage Loan or Serviced Whole Loan, the lock-box agreement, if any, between the related Originator and the Borrower, pursuant to which the related Lock-Box Account, if any, may have been established.

            "Loss of Value Payment": As defined in Section 2.03(d).

            "Loss of Value Reserve Fund": The "outside reserve fund" (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.05(e) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of the Grantor Trust or either Trust REMIC .

            "Lower-Tier Distribution Account": The segregated trust account or sub-account created and maintained by the Trustee pursuant to Section 3.05(b), which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD3 Commercial Mortgage Pass-Through Certificates, Lower-Tier Distribution Account" and which must be an Eligible Account or a sub-account of an Eligible Account. The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC.

            "Lower-Tier Distribution Amount": As defined in Section 4.01(a)(ii).

            "Lower-Tier Principal Balance": With respect to any Class of Lower-Tier Regular Interest, initially will equal the original principal balance set forth in the Preliminary Statement herein, and from time to time will equal such amount reduced by in the case of any Lower-Tier Regular Interest, the amount of distributions of the Lower-Tier Distribution Amount allocable to principal and Realized Losses allocable thereto in all prior periods as described in Section 4.01(a)(ii) and 4.01(f) hereof.

            "Lower-Tier Regular Interests": Any of the separate non-certificated beneficial ownership interests in the Lower-Tier REMIC issued hereunder and designated as a "regular interest" in the Lower-Tier REMIC, as described in the Preliminary Statement hereto, which (i) has a "latest possible maturity date," within the meaning of Treasury Regulations Section 1.860G-1(a), that is the Rated Final Distribution Date and (ii) is entitled to the distributions in the amounts and at the times specified in Section 4.01(a)(ii) and Section 4.01(c).

            "Lower-Tier REMIC": A segregated asset pool within the Trust Fund consisting of the Mortgage Loans (exclusive of Excess Interest), amounts related thereto held from time to time in the Collection Account and the Lower-Tier Distribution Account, the REO Property (to the extent of the Trust Fund's interest therein), the REO Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account, amounts held from time to time and the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein) in respect thereof, and all other property included in the Trust Fund that is not in the Upper-Tier REMIC or the Grantor Trust.

            "Lower-Tier REMIC Remittance Rate": With respect to any Lower-Tier Regular Interest for any Distribution Date, the Weighted Average Net Mortgage Pass-Through Rate.

            "MAI": Member of the Appraisal Institute.

            "Management Agreement": With respect to any Mortgage Loan or Serviced Whole Loan, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

            "Manager": With respect to any Mortgage Loan or Serviced Whole Loan, any property manager for the related Mortgaged Properties.

            "Master Servicer Event of Default": As defined in Section 7.01(a).

            "Master Servicer": Capmark Finance Inc., a California corporation, with respect to all Mortgage Loans other than the Ala Moana Portfolio Mortgage Loan and the Fair Lakes Office Portfolio Mortgage Loan, and Wachovia Bank, National Association, a national banking association, with respect to the Ala Moana Portfolio Mortgage Loan and the Fair Lakes Office Portfolio Mortgage Loan, or any successor Master Servicer appointed as herein. References herein to "Master Servicer" shall mean the General Master Servicer with respect to all Mortgage Loans other than the Ala Moana Portfolio Mortgage Loan and the Fair Lakes Office Portfolio Mortgage Loan and Master Servicer No. 2 with respect to the Ala Moana Portfolio Mortgage Loan and the Fair Lakes Office Portfolio Mortgage Loan.

            "Master Servicing Fee": With respect to each Mortgage Loan and Serviced Companion Loans and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the respective Master Servicing Fee Rate or, with respect to any Serviced Companion Loan, the respective Servicing Fee Rate) and (ii) the Stated Principal Balance of such Mortgage Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan on such Due Date).

            "Master Servicer No. 2": Wachovia Bank, National Association, a national banking association, or any successor Master Servicer appointed herein.

            "Master Servicing Fee Rate": With respect to each Mortgage Loan, the rate per annum set forth on Exhibit B-2.

            "Material Breach": As defined in Section 2.03(d).

            "Material Defect": As defined in Section 2.03(d).

            "Maturity Date": With respect to any Mortgage Loan or Serviced Companion Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan or Serviced Companion Loan by reason of default thereunder or (ii) any grace period permitted by the related Note.

            "Modified Mortgage Loan": Any Specially Serviced Loan which has been modified by the Special Servicer pursuant to Section 3.30 in a manner that:

            (a) affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Monthly Payments with respect to such Mortgage Loan or Serviced Companion
      Loan), including any reduction in the Monthly Payment;

            (b) except as expressly contemplated by the related Mortgage, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as is), as determined by an Appraisal delivered to the Special Servicer (at the expense of the related Borrower and upon which the Special Servicer may conclusively rely), of the property to be released; or

            (c) in the good faith and reasonable judgment of the Special Servicer, otherwise materially impairs the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

            "Monthly Payment": With respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Loan) and any Due Date, the scheduled monthly payment of principal, if any, and interest at the Mortgage Rate, excluding any Balloon Payment (but not excluding any constant Monthly Payment due on a Balloon
Loan), which is payable by the related Borrower on such Due Date under the related Note, excluding any Excess Interest. With respect to an REO Loan, the monthly payment that would otherwise have been payable on the related Due Date had the related Note not been discharged, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

            "Moody's": Moody's Investors Service, Inc., and its successors in interest.

            "Mortgage": The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing a Note.

            "Mortgage File": With respect to any Mortgage Loan or Serviced Companion Loan, collectively, the mortgage documents listed in Section 2.01(a)(i) through (xx) pertaining to such particular Mortgage Loan or Serviced Companion Loan and any additional documents required to be added to such Mortgage File pursuant to the express provisions of this Agreement.

            "Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund. The mortgage loans originally so transferred, assigned and held are identified on the Mortgage Loan Schedule as of the Closing Date. Such term shall include any REO Loan, Specially Serviced Loan or any Mortgage Loan that has been defeased in whole or in part. Such term shall not include the Serviced Companion Loans but shall include the Serviced Whole Loans.

            "Mortgage Loan Purchase Agreements": Each of the GACC Purchase Agreement, the BCRE Purchase Agreement, the CGMRC Purchase Agreement and the CFI Purchase Agreement.

            "Mortgage Loan Schedule": The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached hereto as Exhibit B-1, which list shall set forth the following information with respect to each Mortgage
Loan:

            (a) the loan number;

            (b) the street address (including city, state and zip code) of the related Mortgaged Property;

            (c) the Mortgage Rate in effect as of the Cut-off Date;

            (d) the original principal balance;

            (e) the Stated Principal Balance as of the Cut-off Date;

            (f) the Maturity Date or Anticipated Repayment Date for each Mortgage Loan;

            (g) the Due Date;

            (h) the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

            (i) [Reserved];

            (j) the Servicing Fee Rate;

            (k) whether the Mortgage Loan is an Actual/360 Mortgage Loan;

            (l) whether such Mortgage Loan has a hard lock-box, a springing hard lock-box, a soft-at-closing, springing hard lock-box or no lock-box at all;

            (m) identifying any Mortgage Loans with which any such Mortgage Loans are cross-collateralized;

            (n) the applicable Loan Group to which such Mortgage Loan belongs;

            (o) the number of units, pads, rooms or square feet with respect to each Mortgaged Property;

            (p) whether such Mortgage Loan has an Anticipated Repayment Date;
      and

            (q) the Revised Rate of such Mortgage Loan, if any.

Such list may be in the form of more than one list, collectively setting forth all of the information required. A comparable list shall be prepared with respect to each Serviced Companion Loan.

            "Mortgage Loan Sellers": Each of GACC, CGMRC, CFI and BCRE.

            "Mortgage Pool": All of the Mortgage Loans and any successor REO Loans, collectively. The Mortgage Pool does not include the Serviced Companion Loans or any related REO Loans.

            "Mortgaged Property": The underlying property securing a Mortgage Loan including any REO Property, consisting of a fee simple estate, and, with respect to certain Mortgage Loans, a leasehold estate or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

            "Mortgage Rate": With respect to each Mortgage Loan, Serviced Companion Loan and any Interest Accrual Period, the annual rate at which interest accrues on such Mortgage Loan or Serviced Companion Loan during such period (in the absence of a default and excluding any Excess Interest), as set forth in the related Note from time to time. The "Mortgage Rate" for purposes of calculating the Net Mortgage Pass-Through Rate and the Weighted Average Net Mortgage Pass-Through Rate shall be the Mortgage Rate of such Mortgage Loan or Serviced Companion Loan without giving effect to any Default Rate or any Excess Interest and without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or a reduction in interest or principal due to a modification pursuant to Section 3.31, 3.32 or 3.34 hereof, as applicable.

            "Net Condemnation Proceeds": Condemnation Proceeds, to the extent such proceeds are not to be applied to the restoration, preservation or repair of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Mortgage or Note or other documents included in the Mortgage File or in accordance with the Servicing Standard.

            "Net Default Interest": With respect to any Distribution Date, an amount equal to the sum of (i) the amount of the aggregate collected Default Interest allocable to the Mortgage Loans received during the preceding Collection Period, minus (ii) any portions thereof withdrawn (A) from the Collection Account pursuant to Section 3.06(b)(ix) for Advance Interest Amounts and unreimbursed Additional Trust Fund Expenses incurred during or prior to such Collection Period and (B) from each Serviced Whole Loan Collection Account pursuant to Section 3.06(c)(ix) for Advance Interest Amounts and unreimbursed Additional Trust Fund Expenses incurred during such Collection Period.

            "Net Insurance Proceeds": Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Mortgage or Note or other documents included in the Mortgage File or in accordance with prudent and customary servicing practices.

            "Net Liquidation Proceeds": The Liquidation Proceeds received with respect to any Mortgage Loan or Serviced Whole Loan net of the amount of (i) Liquidation Expenses incurred with respect thereto and, (ii) with respect to proceeds received in connection with the taking of a Mortgaged Property (or portion thereof) by the power of eminent domain in condemnation, amounts required to be applied to the restoration or repair of the related Mortgaged Property.

            "Net Mortgage Pass-Through Rate": With respect to any Mortgage Loan or Serviced Companion Loan and any Distribution Date, the per annum rate equal to the Mortgage Rate for such Mortgage Loan or Serviced Companion Loan, minus, for any such Mortgage Loan or Serviced Companion Loan, the aggregate of the applicable Servicing Fee Rate and, with respect to any Mortgage Loan, the Trustee Fee Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Pass-Through Rate for any Mortgage Loan or Serviced Companion Loan will be determined without regard to any modification, waiver or amendment of the terms of such Mortgage Loan or Serviced Companion Loan, whether agreed to by the Master Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the Borrower.

            Notwithstanding the foregoing, if any such Mortgage Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then the "Net Mortgage Pass-Through Rate" of such Mortgage Loan for any Interest Accrual Period will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan at the related Mortgage Rate less the Servicing Fee Rate and the Trustee Fee Rate during such Interest Accrual Period; provided, however, that with respect to each such Mortgage Loan, the Mortgage Rate for the one-month period (i) preceding the Due Dates in (a) January and February in each year that is not a leap year or (b) February only in each year that is a leap year (unless, in either case, the related Distribution Date is the final Distribution Date) will be determined exclusive of the amounts withheld from that month and (ii) preceding the Due Date in March (or February if the related Distribution Date is the final Distribution Date), will be determined inclusive of the Withheld Amounts from the immediately preceding February and, if applicable, January.

            "Net Prepayment Interest Excess": The excess amount, if any, that the aggregate of all Prepayment Interest Excess for all Mortgage Loans that the Master Servicer is servicing exceeds the aggregate of all Prepayment Interest Shortfalls for such Mortgage Loans as of any Distribution Date.

            "Net Prepayment Interest Shortfall": With respect to the Mortgage Loans that the Master Servicer is servicing, the aggregate Prepayment Interest Shortfalls on such Mortgage Loans in excess of the Servicer Prepayment Interest Shortfall on such Mortgage Loans.

            "Net REO Proceeds": With respect to each REO Property (other than REO Property related to the ShopKo Portfolio Mortgage Loan, the servicing of which is governed by the CGCMT 2006-C4 Pooling and Servicing Agreement), REO Proceeds with respect to such REO Property net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid therefrom pursuant to Section 3.17(b) of this Agreement.

            "New Lease": Any lease of REO Property (other than REO Property related to the ShopKo Portfolio Mortgage Loan, the servicing of which is governed by the CGCMT 2006-C4 Pooling and Servicing Agreement) entered into on behalf of the Lower-Tier REMIC if such REMIC has the right to renegotiate the terms of such lease, including any lease renewed or extended on behalf of such REMIC.

            "NOI Adjustment Worksheet": A report substantially in the form of, and containing the information called for in, the downloadable form of the "NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, is acceptable to the Master Servicer or the Special Servicer, as applicable.

            "Non-U.S. Person": A person that is not a U.S. Person.

            "Nonrecoverable Advance": Any Nonrecoverable P&I Advance, Nonrecoverable Property Advance or Nonrecoverable Workout-Delayed Reimbursement Amounts.

            "Nonrecoverable P&I Advance": Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which, in the reasonable judgment of the Master Servicer, the Special Servicer, in each case in accordance with the Servicing Standard, or the Trustee, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan or REO Loan, which shall be evidenced by an officer certificate as provided by Section 4.07(c). In the case of a Cross-Collateralized Mortgage Loan, such recoverability determination shall take into account the cross collateralization of the related Cross-Collateralized Mortgage Loan.

            "Nonrecoverable Property Advance": Any Property Advance previously made or proposed to be made in respect of a Mortgage Loan or the Serviced Whole Loan or any REO Property that, in the reasonable judgment of the Master Servicer, the Special Servicer, in each case in accordance with the Servicing Standard, or the Trustee, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan, REO Loan or Serviced Whole Loan, which shall be evidenced by an officer certificate as provided by
Section 3.24(d). In the case of a cross-collateralized Mortgage Loan, such recoverability determination shall take into account the cross collateralization of the related cross-collateralized Mortgage Loan.

            "Nonrecoverable Workout-Delayed Reimbursement Amounts": Any Workout-Delayed Reimbursement Amounts when the Person making such determination in accordance with the procedures specified for Nonrecoverable Property Advances or Nonrecoverable P&I Advances, as applicable, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from late payments or any other recovery on or in respect of the related Mortgage Loan or Serviced Loan or REO Loans or (b) has determined that such Workout-Delayed Reimbursement Amounts would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on all of the Mortgage Loans and REO Properties, from general principal collections in the Collections Account.

            "Note": With respect to any Mortgage Loan or Serviced Companion Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Borrower under such Mortgage Loan or Serviced Companion Loan including any amendments or modifications, or any renewal or substitution notes, as of such date.

            "Notice of Termination": Any of the notices given to the Trustee and the Master Servicer by the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to Section 9.01(c).

            "Notional Amount" or "Notional Balance": As of any date of determination: (i) with respect to all of the Class X Certificates, the Class X Notional Amount, as of such date of determination; and (ii) with respect to any Class X Certificate, the product of the Percentage Interest evidenced by such Certificate and the Class X Notional Amount as of such date of determination.

            "Officer's Certificate": A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated) and by the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Trust Officer or other officer of the Master Servicer, Special Servicer or Additional Servicer customarily performing functions similar to those performed by any of the above designated officers, any Servicing Officer and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject, or an authorized officer of the Depositor, and delivered to the Depositor, the Trustee, the Special Servicer or the Master Servicer, as the case may be.

            "Operating Statement Analysis Report": A report substantially in the form of, and contain the information called for in, the downloadable form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website or in such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage-backed securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "Opinion of Counsel": A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Special Servicer or the Master Servicer, as the case may be, acceptable to the Trustee, except that any opinion of counsel relating to (a) qualification of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of either REMIC, (b) compliance with the REMIC Provisions (including application of the definition of "Independent Contractor"), (c) qualification of the Grantor Trust as a grantor trust or (d) a resignation of the Master Servicer or the Special Servicer pursuant to Section 6.04, must be an opinion of counsel who is Independent of the Depositor and the Master Servicer.

            "Originator": Any of (i) the Mortgage Loan Sellers, and (ii) with respect to any Mortgage Loan acquired by a Mortgage Loan Seller, the originator of such Mortgage Loan.

            "Other Indemnified Parties": As defined in Section 6.07.

            "Ownership Interest": Any record or beneficial interest in a Class R or Class LR Certificate.

            "P&I Advance": As to any Mortgage Loan, any advance made by the Master Servicer or the Trustee pursuant to Section 4.07. Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to and without duplication, payment or reimbursement of interest thereon at the Advance Rate from and including the date of the making of such P&I Advance to and including the date of payment or reimbursement.

            "P&I Advance Determination Date": With respect to any Distribution Date, the second Business Day prior to such Distribution Date.

            "Pari Passu Companion Loans": Collectively, the Ala Moana Portfolio Companion Loans and the Fair Lakes Office Portfolio Companion Loan.

            "Pass-Through Rate": With respect to each Class of Certificates (other than the Class T, Class R and Class LR Certificates), the rate for such Class as set forth below:

       Class              Pass-Through Rate
------------------  ----------------------------------
Class A-1........   Class A-1 Pass-Through Rate
Class A-1D.......   Class A-1D Pass-Through Rate
Class A-2........   Class A-2 Pass-Through Rate
Class A-3........   Class A-3 Pass-Through Rate
Class A-AB.......   Class A-AB Pass-Through Rate
Class A-4........   Class A-4 Pass-Through Rate
Class A-5........   Class A-5 Pass-Through Rate
Class A-1A.......   Class A-1A Pass-Through Rate
Class A-1S.......   Class A-1S Pass-Through Rate
Class XS.........   Class XS Pass-Through Rate
Class XP.........   Class XP Pass-Through Rate
Class A-M........   Class A-M Pass-Through Rate
Class A-J........   Class A-J Pass-Through Rate
Class B..........   Class B Pass-Through Rate
Class C..........   Class C Pass-Through Rate
Class D..........   Class D Pass-Through Rate
Class E..........   Class E Pass-Through Rate
Class F..........   Class F Pass-Through Rate
Class G..........   Class G Pass-Through Rate
Class H..........   Class H Pass-Through Rate
Class J..........   Class J Pass-Through Rate
Class K..........   Class K Pass-Through Rate
Class L..........   Class L Pass-Through Rate
Class M..........   Class M Pass-Through Rate
Class N..........   Class N Pass-Through Rate
Class O..........   Class O Pass-Through Rate
Class P..........   Class P Pass-Through Rate
Class Q..........   Class Q Pass-Through Rate
Class S..........   Class S Pass-Through Rate

            With respect to each Class of Lower-Tier Regular Interests, the Weighted Average Net Mortgage Pass-Through Rate.

            "Paying Agent": The paying agent appointed pursuant to Section 5.04.

            "PCAOB": The Public Company Accounting Oversight Board.

            "Penalty Charges": With respect to any Mortgage Loan or Serviced Companion Loan (or successor REO Loan), any amounts collected thereon that represent late payment charges or Default Interest, other than a Yield Maintenance Charge or Excess Interest.

            "Percentage Interest": As to any Certificate (other than the Class T Certificate), the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (except the Class T, Class R and Class LR Certificates), the percentage interest is equal to the initial denomination of such Certificate divided by the initial Certificate Balance or Notional Balance, as applicable, of such Class of Certificates. With respect to any Class T, Class R or Class LR Certificate, the percentage interest is set forth on the face thereof.

            "Performing Loan": A Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan or REO Loan.

            "Permitted Investments": Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn, regardless of whether issued by the Depositor, the Master Servicer, the Special Servicer, the Trustee or any of its respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have confirmed in writing to the Master Servicer that a lower rating would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates or any Companion Loan Securities:

            (a) direct obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

            (b) Federal Housing Administration debentures;

            (c) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change,
      (B) if bearing a variable rate of interest, its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

            (d) federal funds, unsecured certificates of deposit, time or similar deposits, bankers' acceptances and repurchase agreements, with maturities of not more than 365 days, of any bank, the short term obligations of which are rated in the highest short term rating category by each Rating Agency or, if not rated by S&P or Moody's, as applicable, otherwise acceptable to S&P or Moody's, as applicable (or, if applicable, the comparable rating from Fitch, with respect to any class of Companion Loan Securities that is rated by Fitch); provided, however, that the investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change,
      (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

            (e) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers' acceptances issued by, any bank or trust company, savings and loan association or savings bank, and, if such demand and time deposits in, or certificates of deposit of, or bankers' acceptances are not fully insured by the Federal Deposit Insurance Corporation, the short term obligations of such bank or trust company, savings and loan association or savings bank are rated in the highest short term rating category by each Rating Agency or, if not rated by S&P or Moody's, as applicable, otherwise acceptable to S&P or Moody's, as applicable (or, if applicable, the comparable rating from Fitch, with respect to any class of Companion Loan Securities that is rated by Fitch); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

            (f) debt obligations with maturities of not more than 365 days rated in the highest long-term unsecured rating category by each Rating Agency or, if not rated by S&P or Moody's, as applicable, otherwise acceptable to S&P or Moody's, as applicable (or, if applicable, the comparable rating from Fitch, with respect to any class of Companion Loan Securities that is rated by Fitch); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and
      (C) not be subject to liquidation prior to its maturity;

            (g) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that is rated in the highest short-term unsecured debt rating by each Rating Agency or, if not rated by S&P or Moody's, as applicable, otherwise acceptable to S&P or Moody's, as applicable (or, if applicable, the comparable rating from Fitch, with respect to any class of Companion Loan Securities that is rated by Fitch); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

            (h) units of taxable money market mutual funds, issued by regulated investment companies, which seek to maintain a constant net asset value per share (including the Federated Prime Obligation Money Market Fund (the "Fund")) so long as any such fund is rated in the highest short-term unsecured debt ratings category by each Rating Agency or, if not rated by S&P or Moody's, as applicable, otherwise acceptable to S&P or Moody's, as applicable (or, if applicable, the comparable rating from Fitch, with respect to any class of Companion Loan Securities that is rated by Fitch); and

            (i) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, provided that each Rating Agency has confirmed in writing to the Master Servicer, Special Servicer or Trustee, as applicable, that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates or the Companion Loan Securities.

provided, however, that no instrument or security shall be a Permitted Investment (a) unless such instrument is a "cash flow investment" earning a passive return in the nature of interest pursuant to Code Section 860G(a)(6) or
(b) if (i) such instrument or security evidences a right to receive only interest payments or (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment or (c) if it may be redeemed of a price below the purchase price. No Permitted Investment may be purchased at a price in excess of par or sold prior to maturity if such sale would result in a loss of principal or a tax on a prohibited transaction under
Section 860F of the Code.

            "Permitted Transferee": With respect to a Class R or Class LR Certificate, any Person or agent thereof that is a Qualified Institutional Buyer, an Affiliated Person or an Institutional Accredited Investor, other than
(a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class R or Class LR Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a Disqualified Non-U.S. Person and (d) a Plan or any Person investing the assets of a Plan.

            "Person": Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plan": As defined in Section 5.02(k).

            "Prepayment Assumption": The assumption that (i) each Mortgage Loan (other than an ARD Loan) does not prepay prior to its respective Maturity Date and (ii) each ARD Loan prepays on its Anticipated Repayment Date.

            "Prepayment Date": As defined in Section 2.03(d).

            "Prepayment Interest Excess": With respect to any Distribution Date, the aggregate amount, with respect to all Mortgage Loans that the Master Servicer is servicing, were subject to Principal Prepayment in full or in part, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to such Mortgage Loans, in each case after the Due Date in the month of such Distribution Date and on or prior to the related Determination Date, the amount of interest accrued at the Mortgage Rate for such Mortgage Loans on the amount of such Principal Prepayments, Insurance Proceeds, Liquidation Proceeds and Condemnation Proceeds after the Due Date relating to such Collection Period and accruing in the manner set forth in the related Loan Documents, to the extent such interest is collected by the Master Servicer or the Special Servicer (without regard to any Prepayment Premium, Yield Maintenance Charge or Excess Interest actually collected).

            "Prepayment Interest Shortfall": With respect to any Distribution Date, for each Mortgage Loan that the Master Servicer is Servicing that was subject to a Principal Prepayment in full or in part and which did not include a full month's interest, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to such Mortgage Loan, in each case after the Due Date in the calendar month preceding such Distribution Date but prior to the Due Date in the related Collection Period, the amount of interest that would have accrued at the Net Mortgage Pass-Through Rate for such Mortgage Loan on the amount of such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds during the period commencing on the date as of which such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were applied to the unpaid principal balance of the Mortgage Loan and ending on (and including) the day immediately preceding such Due Date (without regard to any Prepayment Premium, Yield Maintenance Charge or Excess Interest actually collected).

            "Prepayment Premium": Any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable on a Mortgage Loan or Serviced Companion Loan by a Borrower as the result of a Principal Prepayment thereon, not otherwise due thereon, in respect of principal or interest, which is intended to compensate the holder of the related Note for prepayment.

            "Primary Servicing Fee Rate": With respect to each Mortgage Loan or Serviced Companion Loan, the rate per annum set forth on Exhibit B-2.

            "Prime Rate": The "Prime Rate" as published in the "Money Rates" section of The Wall Street Journal, Eastern edition (or, if such section or publication is no longer available, such other comparable publication as determined by the Trustee in its reasonable discretion) as may be in effect from time to time, or, if the "Prime Rate" no longer exists, such other comparable rate (as determined by the Trustee in its reasonable discretion) as may be in effect from time to time. The Trustee shall notify in writing the Master Servicer and the Special Servicer with regard to any determination of the Prime Rate in accordance with the parenthetical in the preceding sentence.

            "Principal Balance Certificate": The Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A, Class A-1S, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates.

            "Principal Distribution Amount": For any Distribution Date, an amount equal to (i) the sum of:

            (a) the principal component of all scheduled Monthly Payments (other than Balloon Payments) due on the Mortgage Loans on the related Due Date (if received during the related Collection Period or advanced);

            (b) the principal component of all Assumed Scheduled Payments due on the related Due Date (if received during the related Collection Period or advanced) with respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment;

            (c) the Stated Principal Balance of each Mortgage Loan that was, during the related Collection Period, repurchased from the Trust Fund in connection with a Breach or Defect pursuant to Section 2.03, purchased pursuant to Section 3.18, or purchased from the Trust Fund pursuant to
      Section 9.01;

            (d) the portion of Unscheduled Payments allocable to principal of any Mortgage Loan that was liquidated during the related Collection Period;

            (e) the principal component of all Balloon Payments and any other principal payment on any Mortgage Loan received on or after the Maturity Date thereof, to the extent received during the related Collection Period;

            (f) all other Principal Prepayments on Mortgage Loans received in the related Collection Period; and

            (g) any other full or partial recoveries in respect of principal of Mortgage Loans, including Insurance Proceeds, Liquidation Proceeds and Net REO Proceeds received in the related Collection Period (including any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account pursuant to Section 3.06(f) during the related Collection Period), as reduced by (ii) any (1) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Mortgage Loans or, with respect to Property Advances, the Serviced Whole Loans, in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (2) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans or, with respect to Property Advances, the Serviced Whole Loans, in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided, that, in the case of clauses (1) and (2) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans or, with respect to Property Advances, the Serviced Whole Loans, are subsequently recovered on the related Mortgage Loan or, with respect to Property Advances, the Serviced Whole Loan, such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 hereof.

            "Principal Prepayment": Any payment of principal made by a Borrower on a Mortgage Loan or Serviced Companion Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            "Private Global Certificate": Each of the Regulation S Global Certificates or Rule 144A Global Certificates with respect to the Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

            "Private Placement Memorandum": Means the Private Placement Memorandum, dated October 23, 2006, pursuant to which the Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates will be offered for sale.

            "Privileged Person": Means a party to this Agreement, a Rating Agency, a designee of the Depositor (including any financial market publisher), the initial Controlling Class Representative, each Underwriter, each Serviced Companion Loan Noteholder, any registered holder or beneficial owner of any Companion Loan Securities and any other person who delivers to the Trustee in the form attached hereto as Exhibit L (which form may be provided by the Trustee upon request), a certification that such person is a Certificateholder, a Certificate Owner of a Certificate or a prospective purchaser of a Certificate.

            "Prohibited Party: Any party that (i) is listed on the Depositor's Do Not Hire List or (ii) is a proposed Servicing Function Participant for which the Master Servicer, the Special Servicer or the Trustee that seeks to retain such Servicing Function Participant has actual knowledge obtained by written notice or through actual experience that such party at any point prior to such hiring, assignment or transfer failed to comply with the Servicing Function Participant's obligations under Regulation AB with respect to any other securitization.

            "Property Advance": As to any Mortgage Loan (other than the ShopKo Portfolio Mortgage Loan, the servicing of which is governed by the CGCMT 2006-C4 Pooling and Servicing Agreement) or Serviced Whole Loan, any advance made by the Master Servicer, the Special Servicer or the Trustee, as applicable, in respect of Property Protection Expenses or any expenses incurred to protect, preserve and enforce the security for a Mortgage Loan or a Serviced Whole Loan or to pay taxes and assessments or insurance premiums with respect to the related Mortgaged Property, to the extent the making of any such advance is specifically provided for in this Agreement, including, but not limited to, as provided in
Section 3.04 and Section 3.24, as applicable. Each reference to the payment or reimbursement of a Property Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate from and including the date of the making of such Advance to and including the date of payment or reimbursement. Notwithstanding anything to the contrary, "Property Advance" shall not include allocable overhead of the Master Servicer or the Special Servicer, as applicable, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.

            "Property Protection Expenses": With respect to any Mortgage Loan (other than the ShopKo Portfolio Mortgage Loan, the servicing of which is governed by the CGCMT 2006-C4 Pooling and Servicing Agreement) or Serviced Companion Loan, any costs and expenses incurred by the Master Servicer or the Special Servicer pursuant to Sections 3.04, 3.08(a), 3.10(b), 3.10(e), 3.10(f), 3.10(h), 3.10(i), 3.10(k), 3.11, 3.12(e), 3.17(a), 3.17(b), 3.17(c), 3.18(g) or
3.28(a) or indicated herein as being payable as a Property Advance or as a cost or expense of the Trust Fund (and, in the case of the Serviced Whole Loans, the Serviced Companion Loan Noteholders but subject to the provisions of Section 1.02(e)) or the Lower-Tier REMIC, or Upper-Tier REMIC to be paid out of the Collection Account .

            "Prospectus": The Depositor's Prospectus dated October 9, 2006, as supplemented by the Prospectus Supplement dated October 23, 2006, relating to the offering of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A, Class A-1S, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F and Class XP Certificates.

            "PTCE 95-60": Prohibited Transaction Class Exemption 95-60.

            "Qualified Institutional Buyer": A qualified institutional buyer within the meaning of Rule 144A.

            "Qualified Insurer": As used in Section 3.08, (i) an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction which shall have a rating of "A3" or better by Moody's (if then rated by Moody's) and an insurance financial strength rating of "A-" or better by S&P (or, if applicable, the comparable rating from Fitch, with respect to any class of Companion Loan Securities that is rated by Fitch) and (ii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(d), shall have a claims paying ability rated by each Rating Agency no lower than two ratings categories (without regard to pluses or minuses or numeric qualifications) lower than the highest rating of any outstanding class of Certificates from time to time, but in no event lower than "A2" by Moody's (or if such company is not rated by Moody's, is rated at least A:IX by A.M. Best's Key Rating Guide) and in the case of S&P, an insurance financial strength rating of "A" or better (or, if applicable, the comparable rating from Fitch, with respect to any class of Companion Loan Securities that is rated by Fitch), unless in any such case each of the Rating Agencies has confirmed in writing that obtaining the related insurance from an insurance company that is not rated by each of the Rating Agencies (subject to the foregoing exceptions) or that has a lower claims-paying ability than such requirements shall not result, in and of itself, in a downgrade, qualification or withdrawal of the then-current ratings by such Rating Agency to any Class of Certificates or any class of Companion Loan Securities.

            "Qualified Mortgage": A Mortgage Loan that is a "qualified mortgage" within the meaning of Code Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

            "Qualifying Substitute Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding Stated Principal Balance, after application of all scheduled payments of principal and/or interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the Removed Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the Removed Mortgage Loan;
(iii) have the same Due Date as the Removed Mortgage Loan; (iv) accrue interest on the same basis as the Removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the Removed Mortgage Loan; (vi) have a then current loan-to-value ratio equal to the lesser of (x) original loan-to-value ratio of the Removed Mortgage Loan and (y)75%; (vii) materially comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an Environmental Report and engineering report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Servicing File; (ix) have a current Debt Service Coverage Ratio of not less than the greater of (x) original Debt Service Coverage Ratio of the Removed Mortgage Loan and (y) 1.25x; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller's expense) to be a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code; (xi) not have a maturity date after the date that is three years prior to the Rated Final Distribution Date; (xii) not be substituted for a Removed Mortgage Loan unless the Trustee has received prior confirmation in writing by each Rating Agency that such substitution will not in and of itself result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any Class of Certificates then rated by the Rating Agency (the cost, if any, of obtaining such confirmation to be paid by the applicable Mortgage Loan Seller) (provided that no such confirmation from any Rating Agency shall be required with respect to any Companion Loan Securities); (xiii) have been approved by the Controlling Class Representative in its sole discretion; (xiv) prohibit defeasance within two years after the Closing Date, (xv) not be substituted for a Removed Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either of such REMICs other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of Counsel and (xvi) if the Removed Mortgage Loan is part of Loan Group 2, have the same property type designation as the Removed Mortgage Loan. In the event that one or more mortgage loans are substituted for one or more Removed Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no individual Mortgage Rate shall be lower than the highest Pass-Through Rate (that is a fixed rate not subject to a cap equal to the Weighted Average Net Mortgage Pass-Through Rate) of any Class of Principal Balance Certificates having an outstanding Certificate Balance. When a Qualified Substitute Mortgage Loan is substituted for a Removed Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee.

            "Rated Final Distribution Date": The Distribution Date in January 2046.

            "Rating Agency": means any of S&P and Moody's and, if applicable, Fitch if it is rating any Companion Loan Securities.

            "Real Property": Land or improvements thereon such as buildings or other inherently permanent structures thereon (including items that are structural components of the buildings or structures), in each such case as such terms are used in the REMIC Provisions.

            "Realized Loss": With respect to any Distribution Date, the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on such Distribution Date exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for principal payments received on the Mortgage Loans in the Mortgage Pool that were used to reimburse the Master Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) immediately following the Determination Date preceding such Distribution Date.

            "Reassignment of Assignment of Leases, Rents and Profits": As defined in Section 2.0l(a)(viii).

            "Reconciliation of Funds Report": A report prepared by the Trustee substantially in the form of, and containing the information called for in, the downloadable form of the "Reconciliation of Funds Report" available as of the Closing Date on the CMSA Website, or such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Reconciliation of Funds Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Trustee, the Master Servicer or the Special Servicer, as applicable.

            "Record Date": With respect to each Distribution Date, the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in November 2006, the Record Date will be the Closing Date.

            "Regular Certificates": The Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A, Class A-1S, Class XS, Class XP, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates.

            "Regulation AB": Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Red. Reg. 1,506-1,631 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Regulation AB Servicer": As defined in Section 10.3(b).

            "Regulation D": Regulation D under the Act.

            "Regulation S": Regulation S under the Act.

            "Regulation S Global Certificate": Each of the Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P and Class S Certificates issued as such on the Closing Date.

            "Regulation S Investor": With respect to a transferee of an interest in a Regulation S Global Certificate, a transferee that acquires such interest pursuant to Regulation S.

            "Regulation S Transfer Certificate": As defined in Section 5.02(c)(i)(B).

            "Relevant Servicing Criteria": The Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to the Master Servicer, the Special Servicer and the Trustee, on Schedule II attached hereto). For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers. With respect to a Servicing Function Participant engaged by the Trustee, the Master Servicer or the Special Servicer, the term "Relevant Servicing Criteria" refers to the items of the Relevant Servicing Criteria applicable to the Trustee, the Master Servicer or the Special Servicer that engaged such Servicing Function Participant that are applicable to such Servicing Function Participant based on the functions it has been engaged to perform.

            "REMIC": A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code and the REMIC Provisions.

            "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

            "Removed Mortgage Loan": A Mortgage Loan which is repurchased from the Trust Fund pursuant to the terms hereof or as to which one or more Qualifying Substitute Mortgage Loans are substituted.

            "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

            (a) except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

            (b) any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

            (c) any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

            (d) any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

            (e) rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

            "REO Account": As defined in Section 3.17(b).

            "REO Loan": Any Mortgage Loan or any Serviced Whole Loan as to which the related Mortgaged Property has become an REO Property.

            "REO Proceeds": With respect to any REO Property (other than REO Property related to the ShopKo Portfolio Mortgage Loan, the servicing of which is governed by the CGCMT 2006-C4 Pooling and Servicing Agreement) and the related REO Loan, all revenues received by the Special Servicer with respect to such REO Property or REO Loan which do not constitute Liquidation Proceeds.

            "REO Property": A Mortgaged Property (other than the Mortgaged Property related to the ShopKo Portfolio Mortgage Loan) title to which has been acquired by the Special Servicer on behalf of the Trust Fund through foreclosure, deed in lieu of foreclosure or otherwise. With respect to the ShopKo Portfolio Mortgage Loan, the beneficial interest owned by the Trust in the related Mortgaged Property acquired under the CGCMT 2006-C4 Pooling and Servicing Agreement. Except as otherwise specifically provided herein, all references related to servicing a Mortgaged Property or REO Property shall exclude the ShopKo Portfolio Mortgage Loan.

            "REO Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "REO Status Report" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "REO Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "Replacement Mortgage Loan": Any Qualifying Substitute Mortgage Loan that is substituted for one or more Removed Mortgage Loans.

            "Reportable Event": As defined in Section 10.9.

            "Reporting Servicer": The Master Servicer, the Special Servicer, the Trustee and any Servicing Function Participant, as the case may be.

            "Repurchase Price": With respect to any Mortgage Loan to be repurchased or purchased pursuant to Sections 2.03(d) or 9.01, or any Specially Serviced Loan or any REO Loan to be sold pursuant to Section 3.18, an amount, calculated by the Master Servicer or the Special Servicer, as applicable, equal to:

            (a) the outstanding principal balance of such Mortgage Loan as of the date of purchase; plus

            (b) all accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time to but not including the Due Date in the month of purchase, but excluding any Yield Maintenance Charges or other Prepayment Premium; plus

            (c) all related unreimbursed Property Advances plus accrued and unpaid interest on related Advances at the Advance Rate, and unpaid Special Servicing Fees and Workout Fees allocable to such Mortgage Loan; plus

            (d) any Liquidation Fee due pursuant to Section 3.12 hereunder allocable to such Mortgage Loan; plus

            (e) if such Mortgage Loan (or related REO loan) is being purchased by a Mortgage Loan Seller pursuant to Section 2.03(d), to the extent not otherwise included in the amount described in clause (c) of this definition, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation, including, without duplication, any amounts previously reimbursed from any Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, plus accrued and unpaid interest thereon at the Advance Rate, to the extent payable to the Master Servicer, the Special Servicer or the Trustee.

            For purposes of this Agreement, the "Repurchase Price" in respect of a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan shall be construed to include any related Pari Passu Companion Loan(s) and/or B Loan(s).

            "Request for Release": A request for a release signed by a Servicing Officer, substantially in the form of Exhibit E hereto.

            "Reserve Accounts": With respect to any Mortgage Loan or Serviced Whole Loan, reserve accounts, if any, established pursuant to the Mortgage or the Loan Agreement and any Escrow Account. Any Reserve Account may be a sub-account of a related Cash Collateral Account. Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon. The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Account, if applicable, or its Collection Account or for the purposes set forth under the related Mortgage Loan or Serviced Whole Loan.

            "Resolution Extension Period" shall mean:

            (a) for purposes of remediating a Material Breach with respect to any Mortgage Loan, the 90-day period following the end of the applicable Initial Resolution Period;

            (b) for purposes of remediating a Material Defect with respect to any Mortgage Loan that is not a Specially Serviced Loan at the commencement of, and does not become a Specially Serviced Loan during, the applicable Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the earlier of (i) the 90th day following the end of such Initial Resolution Period and (ii) the 45th day following the applicable Mortgage Loan Seller's receipt of written notice from the Master Servicer or the Special Servicer of the occurrence of any Servicing Transfer Event with respect to such Mortgage Loan subsequent to the end of such Initial Resolution Period;

            (c) for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a not a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, but as to which a Servicing Transfer Event occurs during such Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the 90th day following the earlier of the end of such Initial Resolution Period and the applicable Mortgage Loan Seller's receipt of written notice from the Master Servicer or the Special Servicer of the occurrence of such Servicing Transfer Event; and

            (d) for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, zero (-0-) days; provided that, if the applicable Mortgage Loan Seller did not receive written notice from the Master Servicer or the Special Servicer of the relevant Servicing Transfer Event as of the commencement of the applicable Initial Resolution Period, then such Servicing Transfer Event shall be deemed to have occurred during such Initial Resolution Period and clause (c) of this definition will be deemed to apply.

            The applicable Mortgage Loan Seller shall have an additional 90 days beyond any cure period specified above to cure such Material Defect or Material Beach; provided that, the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect or Material Breach and such failure to cure is solely the result of a delay in the return of documents from the local filing or recording authorities.

            "Responsible Officer": Any officer of the Trustee assigned to the Corporate Trust Office (and, in the event that the Trustee is the Certificate Registrar or the Paying Agent, of the Certificate Registrar or the Paying Agent, as applicable) with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Responsible Officer, such an officer whose name and specimen signature appears on a list of corporate trust officers furnished to the Master Servicer by the Trustee, as such list may from time to time be amended.

            "Restricted Certificate": As defined in Section 5.02(k).

            "Restricted Period": The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which the Certificates are first offered to persons other than the Initial Purchasers and any other distributor (as defined in Regulation S) of the Certificates and (b) the Closing Date.

            "Revised Rate": With respect to those Mortgage Loans on the Mortgage Loan Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

            "Rule 144A": Rule 144A under the Act.

            "Rule 144A Global Certificate": Each of the Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P and Class Q Certificates issued as such on the Closing Date.

            "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successor in interest.

            "Sarbanes-Oxley Act": The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff).

            "Sarbanes-Oxley Certification": As defined in Section 10.08.

            "Securities Legend": With respect to each Residual Certificate or any Individual Certificate, the legend set forth in, and substantially in the form of, Exhibit F hereto.

            "Serviced B Loan": Each of the Ala Moana Portfolio B Loans, the Two Gateway B Loan, the 1111 Marcus Avenue B Loan and/or the Spectrum Centre B Loan, as applicable and as the context may require.

            "Serviced B Loan Noteholder": As applicable, the Ala Moana Portfolio B Loan Noteholder, the Two Gateway B Loan Noteholders, the 1111 Marcus Avenue B Loan Noteholder and the Spectrum Center B Loan Noteholder..

            "Serviced Companion Loan": Each of the Serviced B Loans, the Ala Moana Portfolio Companion Loans and the Fair Lakes Office Portfolio Companion Loan, as applicable and as the context may require.

            "Serviced Companion Loan Noteholder": A holder of a Serviced Companion Loan.

            "Serviced Companion Loan Noteholder Register": As defined in Section 3.32(b).

            "Serviced Companion Loan Securitization Agreement": With respect to any Serviced Companion Loan, any agreement under which any securities evidencing interests in such Serviced Companion Loan are issued, as from time to time amended, supplemented or modified.

            "Serviced Companion Loan Trustee": With respect to any Serviced Companion Loan, the trustee with respect to such Serviced Companion Loan appointed and acting under the related Serviced Companion Loan Securitization Agreement, if any.

            "Serviced Whole Loan": Each of the Ala Moana Portfolio Whole Loan, the Two Gateway Whole Loan, the 1111 Marcus Avenue Whole Loan, the Fair Lakes Office Portfolio Whole Loan and the Spectrum Centre Whole Loan, as the context may require and as applicable.

            "Serviced Whole Loan Collection Account": With respect to each Serviced Whole Loan, the separate account or subaccount created and maintained by the Master Servicer pursuant to Section 3.05(h) on behalf of the Certificateholders and the related Serviced Companion Loan Noteholders, which shall be entitled with respect to the Two Gateway Whole Loan, the 1111 Marcus Avenue Whole Loan and the Spectrum Centre Whole Loan, "Capmark Finance Inc., as Master Servicer for the Certificateholders and the Companion Loan Noteholders relating to, and for the benefit of LaSalle Bank National Association, as Trustee, in trust for the Holders of, Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD3 Commercial Mortgage Pass-Through Certificates, Serviced Whole Loan Collection Account," and, with respect to the Ala Moana Portfolio Whole Loan and the Fair Lakes Office Portfolio Whole Loan, "Wachovia Bank, National Association, as Master Servicer for the Certificateholders and the Companion Loan Noteholders relating to, and for the benefit of LaSalle Bank National Association, as Trustee, in trust for the Holders of, Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD3 Commercial Mortgage Pass-Through Certificates, Serviced Whole Loan Collection Account." Amounts in any Serviced Whole Loan Collection Account applicable to the related Serviced Companion Loans shall not be assets of the Trust Fund, but instead shall be held by the Master Servicer on behalf of the Trust Fund (in respect of amounts reimbursable therefrom) and, the related Serviced Companion Loan Noteholders. Any such account or subaccount shall be an Eligible Account.

            "Serviced Whole Loan Remittance Amount": For each Due Date that the Master Servicer is required to make a distribution to a Serviced Companion Loan Noteholder pursuant to Section 3.05(i) and with respect to each Serviced Whole Loan and related Mortgaged Property (if it becomes an REO Property), any amount received by the Master Servicer (or, with respect to an REO Property, the Special Servicer) during the related Collection Period that is payable to the Serviced Companion Loan Noteholder pursuant to the related Co-Lender Agreement or to be remitted to the Collection Account.

            "Serviced Whole Loan REO Account": As defined in Section 3.17(b).

            "Service(s)(ing)": In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of "servicer" set forth in Item 1101 of Regulation AB and is referenced in the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

            "Servicer Prepayment Interest Shortfall": As defined in Section 3.19(c).

            "Servicer Remittance Date": With respect to any Distribution Date, the Business Day preceding such Distribution Date.

            "Servicing Compensation": With respect to any Collection Period, the related Servicing Fee, Net Prepayment Interest Excess, if any, and any other fees, charges or other amounts payable to the Master Servicer under this Agreement for such period.

            "Servicing Criteria": The criteria set forth in paragraph (d) of
Item 1122 of Regulation AB as such may be amended from time to time.

            "Servicing Fee": With respect to each Mortgage Loan and any Serviced Companion Loan (other than the Spectrum Centre B Loan), and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the respective Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan or Serviced Companion Loan on such Due Date). The Servicing Fee shall be calculated in accordance with the provisions of Section 1.02(a).

            "Servicing Fee Rate": With respect to each Mortgage Loan, the sum of the Master Servicing Fee Rate and the related Primary Servicing Fee Rate, if any, which rates per annum are set forth on Exhibit B-2 to this Agreement. With respect to (i) the 1111 Marcus Avenue B Loan, .02%, (ii) the Two Gateway B Loan, ..02%, (iii) the ShopKo Portfolio Companion Loans, .01%, (iv) the Fairlakes Office Portfolio Companion Loan, .01%, (v) the Ala Moana Portfolio B Loans, ..01%, (vi) the Ala Moana Portfolio Companion Loans, .01% and (vii) with respect to the Spectrum Centre B Loan, 0%.

            "Servicing File": As defined in the related Mortgage Loan Purchase Agreement.

            "Servicing Function Participant": Any Person, other than the Master Servicer, the Special Servicer and the Trustee, that, within the meaning of Item 1122 of Regulation AB, is performing activities that address the Servicing Criteria, unless such Person's activities relate only to 5% or less of the Mortgage Loans (based on their Stated Principal Balance).

            "Servicing Officer": Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or, Serviced Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's or employee's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

            "Servicing Standard": With respect to (X) Master Servicer No. 2 or the Special Servicer, shall mean to diligently service and administer the Mortgage Loans and the Serviced Whole Loans for which each is responsible in the best interests of and for the benefit of all of the Certificateholders and, with respect to each Serviced Whole Loan, for the benefit of the Serviced Companion Loan Noteholders (as a collective whole, but giving due consideration to the subordinate nature of any B Loan as determined by Master Servicer No. 2 or the Special Servicer, as the case may be, in the exercise of its reasonable judgment) in accordance with applicable law, the terms of this Agreement, the terms of the related Co-Lender Agreement, as applicable, and the Mortgage Loans or Serviced Whole Loans, as applicable, and to the extent not inconsistent with the foregoing, in accordance with the higher of the following standards of care:

            (a) the same manner in which, and with the same care, skill, prudence and diligence with which Master Servicer No. 2 or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial and multifamily mortgage lenders servicing their own mortgage loans with a view to the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans, Serviced Whole Loans or Specially Serviced Loans, as applicable, and the best interests of the Trust and the Certificateholders and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole, but giving due consideration to the subordinate nature of any B Loan as determined by Master Servicer No. 2 or the Special Servicer, as the case may be, in its reasonable judgment); and

            (b) the same care, skill, prudence and diligence with which Master Servicer No. 2 or the Special Servicer, as the case may be, services and administers commercial and multifamily mortgage loans owned by Master Servicer No. 2 or the Special Servicer, as the case may be, with a view to the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans, Serviced Whole Loans or Specially Serviced Loans, as applicable, and the best interests of the Trust and the Certificateholders and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders (as a collective whole, but giving due consideration to the subordinate nature of any B Loan as determined by Master Servicer No. 2 or the Special Servicer, as the case may be, in its reasonable judgment), but without regard to (a) any relationship that Master Servicer No. 2 or the Special Servicer, as the case may be, or any Affiliate of Master Servicer No. 2 or the Special Servicer, may have with the related Borrower, any Mortgage Loan Seller, any other party to this Agreement or any Affiliate of the foregoing; (b) the ownership of any Certificate or any Serviced Companion Loan by Master Servicer No. 2 or the Special Servicer, as the case may be, or any Affiliate of Master Servicer No. 2 or the Special Servicer; (c) Master Servicer No. 2 's obligation to make Advances; (d) Master Servicer No. 2 's or the Special Servicer's, as the case may be, right to receive compensation for its services hereunder or with respect to any particular transaction; (e) the ownership, servicing or management for others of any other mortgage loans or mortgaged properties by Master Servicer No. 2 or the Special Servicer or any Affiliate of Master Servicer No. 2 or the Special Servicer, as applicable; (f) any debt that Master Servicer No. 2 or the Special Servicer or any Affiliate of Master Servicer No. 2 or the Special Servicer, as applicable, has extended to any Borrower or an Affiliate of any Borrower (including, without limitation, any mezzanine financing); and (g) any obligation of Master Servicer No. 2 , or an affiliate thereof, to repurchase or substitute for a Mortgage Loan as Mortgage Loan Seller; and

(Y) with respect to the General Master Servicer, the General Master Servicer is required to diligently service and administer the Mortgage Loans (other than the ShopKo Portfolio Loan), and the Serviced Whole Loans on behalf of, and in the best interest of, and for the benefit of, the Certificateholders, and, with respect to each Serviced Whole Loan, for the benefit of the holder(s) of the related Serviced Companion Loan(s) (as a collective whole as determined by the Master Servicer in its good faith and reasonable judgment) in accordance with the terms of any related intercreditor agreement, the related Mortgage Loan documents, the Pooling and Servicing Agreement and applicable law, and, to the extent consistent with the foregoing: (a) with the same care, skill and diligence as is normal and usual in the General Master Servicer's servicing activities on behalf of third parties or on behalf of itself, whichever is higher, with respect to comparable mortgage loans, (b) with a view to the timely collection of all scheduled payments of principal and interest on the Mortgage Loans and (c) without regard to: (i) any relationship that the General Master Servicer may have with a related borrower; (ii) ownership of any Certificate or Serviced Companion Loan or related mezzanine loan by it or any of its affiliates; (iii) its obligations to make Advances or to incur servicing expenses; or (iv) the adequacy of its compensation for its services, or its right to receive reimbursement of costs.

            "Servicing Transfer Event": An event specified in the definition of Specially Serviced Loan.

            "ShopKo Portfolio Companion Loans": As defined in the Preliminary Statement.

            "ShopKo Portfolio Companion Loan Noteholder": The holders of the Notes for the ShopKo Portfolio Companion Loans.

            "ShopKo Portfolio Intercreditor Agreement": That certain co-lender agreement, dated as of May 31, 2006 by Citigroup Global Capital Markets Realty Corp., as note A1 lender, note A3 lender and note A5 lender, and BCRE Capital Real Estate Inc., as note A2 lender, note A4 lender and note A6 lender, as from time to time amended, supplemented or modified.

            "ShopKo Portfolio Mortgage Loan": As defined in the Preliminary Statement.

            "ShopKo Portfolio Required Holders": The lenders (or their designees) then holding greater than 50% of the then-aggregate outstanding principal balance of the ShopKo Portfolio Mortgage Loan and the ShopKo Portfolio Companion Loans.

            "ShopKo Portfolio Whole Loan": As defined in the Preliminary Statement.

            "Similar Law": As defined in Section 5.02(k) hereof.

            "Small Loan Appraisal Estimate": With respect to any Mortgage Loan having a Stated Principal Balance of less than $2,000,000, the Special Servicer's good faith estimate of the value of such Mortgage Loan, as certified to the Master Servicer by the Special Servicer.

            "SNDA": As defined in Section 3.30(n)(1) hereof.

            "Sole Certificateholder": Any Holder (or Holders, provided they act in unanimity) holding 100% of the then outstanding Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates or an assignment of the voting rights thereof; provided, however, that the Certificate Balances of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A, Class A-1S, Class A-M, Class A-J, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero.

            "Special Servicer": J.E. Robert Company, Inc., a Virginia corporation, or its successor in interest, or any successor special servicer appointed as provided in Section 3.25, including without limitation any successor special servicer appointed with respect to a specific Serviced Whole Loan pursuant to Section 3.25. In the event that a Master Servicer is also the Special Servicer hereunder, and the Master Servicer is terminated or resigns as the Master Servicer hereunder, that Master Servicer shall be terminated as the Special Servicer hereunder. In the event there is more than one Special Servicer administering Specially Serviced Loans hereunder, each reference in this Agreement to the "Special Servicer" shall be construed to apply to the Special Servicer then servicing that particular Mortgage Loan or Serviced Whole Loan.

            "Special Servicer Event of Default": As defined in Section 7.01(b).

            "Special Servicing Compensation": With respect to any Mortgage Loan, any of the Special Servicing Fee, Workout Fee, Liquidation Fee and any other fees, charges or other amounts which shall be due to the Special Servicer.

            "Special Servicing Fee": With respect to each Specially Serviced Loan (or REO Loan) for each calendar month (or portion thereof), the fraction of the Special Servicing Fee Rate applicable to such month, or portion thereof (determined using the same interest accrual methodology that is applied with respect to the Mortgage Rate for such Mortgage Loan for such month) multiplied by the Stated Principal Balance of such Specially Serviced Loan (subject, in the case of the Spectrum Centre Whole Loan, to the terms of the Spectrum Centre Intercreditor Agreement) as of the Due Date (without giving effect to all payments of principal on such Specially Serviced Loan or REO Loan on such Due
Date) in the Collection Period prior to such Distribution Date (or, in the event that a Principal Prepayment in full or an event described in clauses (i)-(vii) under the definition of Liquidation Proceeds shall occur with respect to any such Specially Serviced Loan or REO Loan on a date that is not a Due Date, on the basis of the actual number of days to elapse from and including the most recently preceding related Due Date to but excluding the date of such Principal Prepayment or Liquidation Proceeds event in a month consisting of 30 days).

            "Special Servicing Fee Rate": A rate equal to 0.25% per annum with respect to each Specially Serviced Loan.

            "Specially Serviced Loan": Subject to Section 3.26, any Mortgage Loan (other than the ShopKo Portfolio Mortgage Loan) or Serviced Whole Loan with respect to which:

            (a) either (i) with respect to such Mortgage Loan or Serviced Companion Loan other than a Balloon Loan, a payment default shall have occurred on such Mortgage Loan or Serviced Companion Loan at its Maturity Date or, if the Maturity Date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance herewith, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended Maturity Date or (ii) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment (except in the case where written evidence of a refinancing commitment is received prior to the related maturity date that provides that such refinancing will occur within 60 days of the balloon payment due date and that is otherwise acceptable in form and substance to the Special Servicer and the Controlling Class Representative prior to the date such balloon payment was due, a Servicing Transfer Event will not occur until the earlier of
      (x) 60 days following the due date of the balloon payment and (y) the date on which the refinancing commitment terminates);

            (b) any Monthly Payment (other than a Balloon Payment) is 60 days or more delinquent;

            (c) the date upon which the Master Servicer or Special Servicer (with the consent of the Controlling Class Representative in the case of a determination by the Special Servicer) determines that a payment default or any other default under the applicable Loan Documents that (with respect to such other default) would materially impair the value of the Mortgaged Property as security for the Mortgage Loan and, if applicable, Serviced Companion Loan or otherwise would materially adversely affect the interests of Certificateholders and, if applicable, the holder of the related Serviced Companion Loan and would continue unremedied beyond the applicable grace period under the terms of the related Loan Documents (or, if no grace period is specified for 60 days and provided that a default that would give rise to an acceleration right without any grace period will be deemed to have a grace period equal to zero) is imminent and is not likely to be cured by the related Borrower within 60 days or, except as provided in clause (a)(ii) above, in the case of a Balloon Payment, for at least 30 days;

            (d) the date upon which the related Borrower has become a subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, provided that if such decree or order has been dismissed, discharged or stayed within 60 days thereafter, such Mortgage Loan or Serviced Whole Loan shall no longer be a Specially Serviced Loan and no Special Servicing Fees shall be payable with respect thereto;

            (e) the date on which the related Borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Borrower of or relating to all or substantially all of its property;

            (f) the date on which related Borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

            (g) a default, of which the Master Servicer or Special Servicer has notice (other than a failure by such related Borrower to pay principal or interest) and which in the opinion of the Master Servicer or Special Servicer (in the case of the Special Servicer, with the consent of the Controlling Class Representative) materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Loan Documents for such Mortgage Loan or Serviced Whole Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

            (h) the date of which the Master Servicer or Special Servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property;

provided, however, that such Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a "Corrected Mortgage Loan") (i) with respect to the circumstances described in clauses (a) and (b) above, when the related Borrower thereunder has brought such Mortgage Loan or Serviced Whole Loan current and thereafter made three consecutive full and timely Monthly Payments, including pursuant to any workout of such Mortgage Loan or Serviced Whole Loan, (ii) with respect to the circumstances described in clause (c), (d),
(e), (f) and (h) above, when such circumstances cease to exist in the good faith judgment of the Special Servicer, and (iii) with respect to the circumstances described in clause (g) above, when such default is cured; provided, in each case, that at that time no circumstance exists (as described above) that would cause such Mortgage Loan or Serviced Whole Loan to continue to be characterized as a Specially Serviced Loan, provided, further, that a Servicing Transfer Event shall not exist with respect to any Serviced Whole Loan if a cure event is being exercised in accordance with the related Co-Lender Agreement or this Agreement.

            Notwithstanding any provision of this Agreement to the contrary, consistent with the applicable Servicing Standard, the servicing rights and obligations of the Special Servicer with respect to the Spectrum Centre B Loan will be limited pursuant to the terms of the Spectrum Centre Intercreditor Agreement prior to, or after the discontinuance of, a "Material Default" (as defined in Section 3(b) of the Spectrum Centre Intercreditor Agreement).

            In the case of the ShopKo Portfolio Whole Loan (or any successor REO Loan with respect thereto), it will be considered a "Specially Serviced Loan" pursuant to the related definition under and in accordance with the CGMCT 2006-C4 Pooling and Servicing Agreement.

            If a Servicing Transfer Event exists with respect to any Mortgage Loan included in a Serviced Whole Loan, then it will also be deemed to exist with respect to the related Serviced Companion Loans, and vice versa. If any Mortgage Loan in a group of Cross-Collateralized Mortgage Loans becomes a Specially Serviced Loan, each other Mortgage Loan in such group of Cross-Collateralized Mortgage Loans shall also become a Specially Serviced Loan.

            "Spectrum Centre B Loan": As defined in the Preliminary Statement.

            "Spectrum Centre B Loan Noteholder": The holder of the Note for the Spectrum Centre B Loan.

            "Spectrum Centre Intercreditor Agreement": That certain intercreditor agreement among noteholders, dated as of July 18, 2006 by Deutsche Banc Mortgage Capital, L.L.C., as A Note Holder, and CBA-Mezzanine Capital Finance, LLC, as B Note Holder, as from time to time amended, supplemented or modified.

            "Spectrum Centre Mortgage Loan": As defined in the Preliminary Statement.

            "Spectrum Centre Whole Loan": As defined in the Preliminary
Statement.

            "Startup Day": In the case of the Upper-Tier REMIC and Lower-Tier REMIC, the day designated as such pursuant to Section 2.06(a) hereof.

            "Stated Principal Balance": With respect to any Mortgage Loan or Serviced Whole Loan, on any date of determination, the principal balance as of the Cut-off Date of such Mortgage Loan or Serviced Whole Loan (or in the case of a Replacement Mortgage Loan, the outstanding principal balance as of the related date of substitution and after application of all scheduled payments of principal and interest due on or before the related Due Date in the month of substitution, whether or not received), as reduced on each Distribution Date (or, with respect to any Serviced Companion Loan, on the date the Master Servicer remits payments to the holders of that Serviced Companion Loan) (to not less than zero) by (i) all payments (or P&I Advances in lieu thereof) of, and all other collections allocated as provided in Section 1.02 to, principal of or with respect to such Mortgage Loan or Serviced Whole Loan that are distributed to Certificateholders or Serviced Companion Loan Noteholder on such Distribution Date (or, with respect to any Serviced Companion Loan, on the date the Master Servicer remits payments to the holder of that Serviced Companion Loan) or applied to any other payments required under this Agreement on or prior to such date of determination, and (ii) any principal forgiven by the Special Servicer and other principal losses realized in respect of such Mortgage Loan or Serviced Whole Loan during the related Collection Period.

            A Mortgage Loan or any related REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which Liquidation Proceeds, if any, are to be (or, if no such Liquidation Proceeds are received, would have been) distributed to Certificateholders. The Stated Principal Balance of any Mortgage Loan or Serviced Whole Loan with respect to which the Master Servicer or Special Servicer has made a Final Recovery Determination is zero.

            "Subcontractor": Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Master Servicer or a Servicing Function Participant.

            "Substitution Shortfall Amount": In connection with the substitution of one or more Replacement Mortgage Loans for one or more Removed Mortgage Loans, the amount, if any, by which the Repurchase Price or aggregate Repurchase Price, as the case may be, for such Removed Mortgage Loan(s) exceeds the initial Stated Principal Balance or aggregate initial Stated Principal Balance, as the case may be, of such Replacement Mortgage Loan(s).

            "Sub-Servicer": Any Person engaged by either Master Servicer or the Special Servicer to perform Servicing with respect to one or more Mortgage Loans or REO Loans.

            "Sub-Servicing Agreement": The written contract between either Master Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of the Mortgage Loans as provided in Section 3.01(c).

            "Tax Returns": The federal income tax returns on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed by the Trustee on behalf of each of the Upper-Tier REMIC and the Lower-Tier REMIC due to its classification as a REMIC under the REMIC Provisions and the federal income tax return to be filed by the Trustee on behalf of the Grantor Trust due to its classification as a grantor trust under subpart E, Part I of subchapter J of the Code, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal law or Applicable State and Local Tax Law.

            "Terminated Party": As defined in Section 7.01(c).

            "Terminating Party": As defined in Section 7.01(c).

            "Termination Date": The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01.

            "Third Party Appraiser": Any party performing an Appraisal.

            "Time of Sale": At or prior to the time when sales to purchasers of the Certificates were first made, which was approximately 4:50 p.m. on October 23, 2006.

            "Time of Sale Information": Collectively, the Depositor's free writing prospectus dated as of October 9, 2006, the Depositor's free writing prospectus dated as of October 18, 2006, and the Depositor's free writing prospectus dated as of October 23, 2006.

            "Total Loan Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Total Loan Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "Transfer": Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R or Class LR Certificate.

            "Transferee Affidavit": As defined in Section 5.02(l)(ii).

            "Transferor Letter": As defined in Section 5.02(l)(ii).

            "Trust" or "Trust Fund": The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein),
(viii) Loss of Value Reserve Fund amounts on deposit in the Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).

            "Trust Ledger": Amounts deposited in any Collection Account attributable to the Mortgage Loans, which are maintained pursuant to Section 3.05(a) and held on behalf of the Trustee on behalf of the Certificateholders.

            "Trust REMICs": The Lower-Tier REMIC and the Upper-Tier REMIC.

            "Trustee": LaSalle Bank National Association, a national banking association, in its capacity as Trustee, or its successor in interest, or any successor Trustee appointed as herein provided.

            "Trustee Fee": With respect to each Mortgage Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of
(i) the Trustee Fee Rate multiplied by (ii) the Stated Principal Balance of such Mortgage Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan on such Due Date). The Trustee Fee shall be calculated in accordance with the provisions of Section 1.02(a).

            "Trustee Fee Rate": A rate equal to 0.00% per annum.

            "Two Gateway B Loan": As defined in the Preliminary Statement.

            "Two Gateway B Loan Noteholder": The holder of the Note for the Two Gateway B Loan.

            "Two Gateway Control Appraisal Event": As defined in the Two Gateway Intercreditor Agreement.

            "Two Gateway Intercreditor Agreement": That certain co-lender agreement, dated as of August 24, 2006 by and between Capmark Bank, as note A lender, and Capmark Finance Inc., as note B lender, as from time to time amended, supplemented or modified.

            "Two Gateway Mortgage Loan": As defined in the Preliminary
Statement.

            "Two Gateway Whole Loan": As defined in the Preliminary Statement.

            "Uncertificated Accrued Interest": With respect to the Lower-Tier Regular Interest, for any Distribution Date, one month's interest at the Lower-Tier REMIC Remittance Rate applicable to such Lower-Tier Regular Interest for such Distribution Date, accrued on the Lower-Tier REMIC Principal Balance of such Lower-Tier Regular Interest outstanding immediately prior to such Distribution Date. The Uncertificated Accrued Interest in respect of any Lower-Tier Regular Interest for any Distribution Date shall be deemed to have accrued during the applicable Interest Accrual Period.

            "Uncertificated Distributable Interest": With respect to any Lower-Tier Regular Interest, for any Distribution Date, the Uncertificated Accrued Interest in respect of such Lower-Tier Regular Interest for such Distribution Date, reduced (to not less than zero) by the product of (i) the Net Aggregate Prepayment Interest Shortfall, if any, for such Distribution Date, multiplied by (ii) a fraction, the numerator of which is the Uncertificated Accrued Interest in respect of such Lower-Tier Regular Interest for such Distribution Date, and the denominator of which is the aggregate Uncertificated Accrued Interest in respect of all the Lower-Tier Regular Interests for such Distribution Date.

            "Underwriters": DBS, CGM, Capmark Securities Inc., Wachovia Securities Capital Markets, LLC, BCRE Capital Inc. and Banc of America Securities LLC or their respective successors in interest.

            "Unliquidated Advance": Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to Section 3.06(b) or Section 3.06(c), as applicable, but that has not been recovered from the related Borrower or otherwise from collections on or the proceeds of the Mortgage Loan or the applicable Serviced Whole Loan or REO Property in respect of which the Advance was made.

            "Unscheduled Payments": With respect to a Mortgage Loan and a Collection Period, all Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds payable under such Mortgage Loan, the Repurchase Price of any Mortgage Loan that is repurchased or purchased pursuant to Sections 2.03(d),
3.18 or 9.01, the Substitution Shortfall Amount with respect to any substitution pursuant to Section 2.03(f) and any other payments under or with respect to such Mortgage Loan not scheduled to be made, including Principal Prepayments received by the Master Servicer (but excluding Prepayment Premiums or Yield Maintenance Charges, if any) during such Collection Period.

            "Updated Appraisal": An Appraisal of a Mortgaged Property or REO Property, as the case may be, conducted subsequent to any appraisal performed on or prior to the Cut-off Date and in accordance with Appraisal Institute standards, the costs of which shall be paid as a Property Advance by the Master Servicer or, on an emergency basis in accordance with Section 3.24(b), the Special Servicer, as applicable. Updated Appraisals shall be conducted by an Independent MAI appraiser selected by the Special Servicer.

            "Updated Valuation": With respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, an Updated Appraisal. With respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, an updated Small Loan Appraisal Estimate.

            "Upper-Tier Distribution Account": The segregated trust account or sub-account created and maintained by the Trustee pursuant to Section 3.05(g), which shall be entitled "LaSalle Bank National Association, as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD3 Commercial Mortgage Pass-Through Certificates, Upper-Tier Distribution Account" and which must be an Eligible Account or a subaccount of an Eligible Account. The Upper-Tier Distribution Account shall be an asset of the Upper-Tier REMIC.

            "Upper-Tier REMIC": A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests and amounts held from time to time in the Upper-Tier Distribution Account.

            "U.S. Person": A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which have elected to be treated as U.S. Persons).

            "Voting Rights": The portion of the voting rights of all of the Certificates that is allocated to any Certificateholder or Class of Certificateholders. At all times during the term of this Agreement, the percentage of Voting Rights assigned to each Class shall be: (a) 98% to be allocated among the Certificateholders of the respective Classes of Principal Balance Certificates in proportion to the Certificate Balances of their Certificates and (b) 2% to be allocated among the Certificateholders of the Class XS and Class XP Certificates (allocated to the Class XS and Class XP Certificates on a pro rata basis based on their respective outstanding Notional Amounts at the time of determination). Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests in such Class evidenced by their respective Certificates.

            "Watch List": For any Determination Date, a report substantially in the form of, and containing the information called for in, the downloadable form of the "Servicer Watch List" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Servicer Watch List" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "Weighted Average Net Mortgage Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the fraction (expressed as a percentage) the numerator of which is the sum for all Mortgage Loans of the product of (i) the Net Mortgage Pass-Through Rate for each such Mortgage Loan as of the immediately preceding Distribution Date and (ii) the Stated Principal Balance of each such Mortgage Loan and the denominator of which is the sum of the Stated Principal Balances of all such Mortgage Loans as of the immediately preceding Distribution Date.

            "Whole Loan": Each of the Ala Moana Portfolio Whole Loan, the Two Gateway Whole Loan, the 1111 Marcus Avenue Whole Loan, the Fair Lakes Office Portfolio Whole Loan, the ShopKo Portfolio Whole Loan and the Spectrum Centre Whole Loan, as the context may require and as applicable.

            "Withheld Amount": With respect to each Distribution Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, unless, in either case, such Distribution Date is the final Distribution Date, an amount equal to one day's interest at the Mortgage Rate as of the Due Date (less the Servicing Fee Rate) on the respective Stated Principal Balance of each Mortgage Loan that does not accrue interest on the basis of a 360-day year of 12 30-day months as of the Due Date in the month preceding the month in which such Distribution Date occurs, to the extent that a Monthly Payment or a P&I Advance is made in respect thereof. The Withheld Amount for each applicable Distribution Date for each Mortgage Loan that does not accrue interest on a 30/360 basis will be equal to 1/31 of the interest accrued in respect of the immediately preceding Due Date, to the extent a Monthly Payment or P&I Advance is made in respect thereof.

            "Workout-Delayed Reimbursement Amounts": With respect to any Mortgage Loan or, with respect to Property Advances, any Serviced Whole Loan, the amount of any Advance made with respect to such Mortgage Loan or Serviced Whole Loan on or before the date such Mortgage Loan or Serviced Whole Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan or Serviced Whole Loan, as the case may be, becomes a Corrected Mortgage Loan and (ii) the amount of such Advance becomes an obligation of the related Borrower to pay such amount under the terms of the modified Loan Documents.

            "Workout Fee": An amount equal to 1.0% of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a Mortgage Loan Seller of a Mortgage Loan due to a Material Defect or a Material Breach shall not be considered a prepayment for purposes of this definition), Balloon Payments and payments at maturity, but excluding Excess Interest) received on a Specially Serviced Loan that becomes a Corrected Mortgage Loan (other than with respect to the Ala Moana Portfolio Whole Loan if it becomes a Specially Serviced Loan that becomes a Corrected Mortgage Loan, for which the workout fee rate shall equal 0.25%) for so long as it remains a Corrected Mortgage Loan, pursuant to Section 3.12(c). For the avoidance of doubt, the Mortgage Loan Seller will be required to pay a Workout Fee in connection with a repurchase or substitution to the extent the Special Servicer was entitled to such a fee and such fee was unpaid immediately prior to such repurchase or substitution or was previously paid by the Trust and was not reimbursed by the related Borrower immediately prior to such repurchase or substitution.

            "Yield Maintenance Charge": With respect to any Mortgage Loan or Serviced Whole Loan, the yield maintenance charge set forth in the related Loan Documents; provided that, no amounts shall be considered Yield Maintenance Charges until there has been a full recovery of all principal, interest and other amounts due under the related Mortgage Loan.

            Section 1.02 Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

            (a) All calculations of interest with respect to the Mortgage Loans and Serviced Companion Loans (other than the Actual/360 Mortgage Loans) and of Advances in respect thereof provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months. All calculations of interest with respect to the Actual/360 Mortgage Loans and of Advances provided in respect thereof provided for herein shall be made as set forth in such Mortgage Loans and, if applicable, Serviced Companion Loans, with respect to the calculation of the related Mortgage Rate. The Servicing Fee and the Trustee Fee for each Mortgage Loan or Serviced Whole Loan, as applicable, shall accrue on the same basis as interest accrues on such Mortgage Loan or Serviced Whole Loan, as applicable.

            (b) Any Mortgage Loan or Serviced Whole Loan payment is deemed to be received on the date such payment is actually received by the Master Servicer or the Trustee; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan or Serviced Whole Loan, such Principal Prepayments are deemed to be received on the date they are applied in accordance with Section 3.01(b) to reduce the unpaid principal balance of such Mortgage Loan or Serviced Whole Loan on which interest accrues.

            (c) Except as otherwise provided in the related Loan Documents or Co-Lender Agreement, any amounts received in respect of a Mortgage Loan or Serviced Whole Loan as to which a default has occurred and is continuing in excess of Monthly Payments shall be applied to Default Interest and other amounts due on such Mortgage Loan or Serviced Whole Loan prior to the application to late fees.

            (d) Allocations of payments between a Mortgage Loan and the related Serviced Companion Loan(s) in a Whole Loan shall be made in accordance with the related Co-Lender Agreement.

            (e) If an expense under this Agreement relates in the reasonable judgment of the Master Servicer, the Special Servicer, the Trustee or the Paying Agent, as applicable, primarily to the administration of the Trust Fund, either Trust REMIC or the Grantor Trust or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, or Grantor Trust tax or expense or this Agreement states that any expense is solely "an expense of the Trust Fund" or words of similar import, then such expense shall not be allocated to, deducted or reimbursed from, or otherwise charged against any Serviced Companion Loan Noteholder and such Serviced Companion Loan Noteholder shall not suffer any adverse consequences as a result of the payment of such expense.

            (f) All amounts collected on any Mortgage Loan or Serviced Whole Loan in the form of payments from the related Borrower, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds shall be applied to amounts due and owing under the related Note and Mortgage (including, without limitation, for principal and accrued and unpaid interest) in accordance with the express provisions of the related Note and Mortgage (and, with respect to any Serviced Whole Loan, the related Co-Lender Agreement) and, in the absence of such express provisions, shall (after provision for amounts to be applied to the payment of, or to be reimbursed to the Master Servicer, the Special Servicer or the Trustee for the reimbursement of any outstanding unreimbursed Advances on such Mortgage Loan or Serviced Whole Loan and interest thereon) be applied: first, as a recovery of principal then due and owing, in an amount equal to the Workout-Delayed Reimbursement Amounts or Nonrecoverable Advances, in each case, that were paid from collections on the Mortgage Loans or the Serviced Companion Loans, as applicable, and resulted in principal distributed to the Certificateholders being reduced as a result of clause (ii) in the definition of "Principal Distribution Amount" or affected remittances to the related Serviced Companion Loan Noteholders; second, as a recovery of accrued and unpaid interest on such Mortgage Loan or Serviced Whole Loan, as applicable, at the related Mortgage Rate in effect from time to time to but not including the Due Date in the related Collection Period of receipt; third, as a recovery of any remaining principal of such Mortgage Loan or Serviced Whole Loan including by reason of acceleration of the Mortgage Loan or the Serviced Whole Loan following a default thereunder (or, if any Liquidation Proceeds are received upon the liquidation of such Mortgage Loan or any Serviced Whole Loan, as a recovery of principal to the extent of its entire remaining Stated Principal Balance) or if the related Co-Lender Agreement, if any, so requires; fourth, in accordance with the Servicing Standard, as a recovery of any Penalty Charges, Prepayment Premiums and Yield Maintenance Charges; and fifth, as a recovery of any other amounts then due and owing under such Mortgage Loan or Serviced Whole Loan, as applicable. Notwithstanding the preceding, such provisions shall not be deemed to affect the priority of distributions of payments set forth in the related Co-Lender Agreement. To the extent that such amounts are paid by a party other than a Borrower, unless otherwise specified in this Agreement, such amounts shall be deemed to have been paid in respect of a purchase of all or part of the Mortgaged Property (in the case of Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds) and then paid by the Borrower under the related Mortgage Loan and Serviced Whole Loan, as applicable, in accordance with the second preceding sentence. Amounts collected on any REO Loan shall be deemed to be applied as provided in Section 1.02(g).

            (g) Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances with respect to an REO Loan, in each case, that were paid from collections on the Mortgage Loans or the Serviced Whole Loans, as applicable, and resulted in principal distributed to the Certificateholders being reduced as a result of clause (ii) in the definition of "Principal Distribution Amount" shall be deemed outstanding until recovered. Collections in respect of each REO Loan (exclusive of the amounts to be applied to the payment of, or to be reimbursed to the Master Servicer or the Special Servicer for the payment of, the costs of operating, managing, selling, leasing and maintaining the related REO Property) shall (after provision for amounts to be applied to the payment of, or to be reimbursed (1) to the Master Servicer or the Special Servicer for the payment of, the costs of operating, managing and maintaining the related REO Property and (2) to the Master Servicer, the Special Servicer or the Trustee for the reimbursement of any outstanding unreimbursed Advances on such REO Loan (and predecessor Loan) and interest thereon) be treated: first, to principal, in an amount equal to the Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the Mortgage Loans or the Serviced Whole Loans, as applicable, and resulted in principal distributed to the Certificateholders being reduced as a result of clause (ii) in the definition of "Principal Distribution Amount"; second, as a recovery of accrued and unpaid interest on such REO Loan at the related Mortgage Rate in effect from time to time to, but not including, the Due Date in the related Collection Period of receipt; third, as a recovery of any remaining principal of such REO Loan to the extent of its entire Stated Principal Balance; and fourth, in accordance with the Servicing Standard, as a recovery of any other amounts due and owing in respect of such REO Loan, including, without limitation, (i) Penalty Charges, (ii) Yield Maintenance Charges and (iii) any other amounts, in that order. With respect to the Serviced Whole Loans, the foregoing shall be subject to the terms of the related Co-Lender Agreement.

            (h) For purposes of calculations required herein, Excess Interest shall not be added to the outstanding principal balance of the Mortgage Loans notwithstanding that the related loan documents may provide otherwise.

            Section 1.03 Certain Constructions. For purposes of this Agreement, references to the most or next most subordinate Class of Certificates outstanding at any time shall mean the most or next most subordinate Class of Certificates then outstanding as among the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A, Class A-1S, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates. For such purposes, the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A and Class A-1S Certificates collectively shall be considered to be one Class. For purposes of this Agreement, each Class of Certificates, other than the Class LR and Class R Certificates, shall be deemed to be outstanding only to the extent its respective Certificate Balance has not been reduced to zero. For purposes of this Agreement, the Class T, Class R and Class LR Certificates shall be outstanding so long as the Trust Fund has not been terminated pursuant to
Section 9.01 or any other Class of Certificates remains outstanding. For purposes of this Agreement, each of the Class XS and Class XP Certificates shall be deemed to be outstanding until their respective Notional Balances have been reduced to zero.

            Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, each reference to any action by the Master Servicer or Special Servicer that is subject to the consent or approval of the Directing Certificateholder or the Controlling Class Representative shall in each case be further subject to the determination by the Master Servicer or Special Servicer that taking or refraining from taking the action as proposed by the Directing Certificateholder or Controlling Class Representative, or not taking such action as proposed by the Master Servicer or Special Servicer if the Directing Certificateholder or Controlling Class Representative fails to grant its consent or approval to any action proposed to be taken by the Master Servicer or Special Servicer, in each case, is consistent with the Servicing Standard. In each case,
(a) if the response by the Directing Certificateholder or Controlling Class Representative hereunder is inconsistent with the Servicing Standard the Master Servicer or the Special Servicer shall take such action as is consistent with the Servicing Standard, and (b) if the Master Servicer or Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholder and any related Companion Loan Noteholder (as a collective whole), it may take such action without waiting for a response from the Directing Certificateholder or Controlling Class Representative.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

            Section 2.01 Conveyance of Mortgage Loans; Assignment of Mortgage Loan Purchase Agreements. (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust designated as "CD 2006-CD3 Mortgage Trust," appoint the Trustee as trustee of the Trust Fund and sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent herein provided) all the right, title and interest of the Depositor in and to the Mortgage Loans, including all rights to payment in respect thereof, except as set forth below, and any security interest thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Depositor, and a security interest in all Reserve Accounts, Lock-Box Accounts, Cash Collateral Accounts and all other assets to the extent included or to be included in the Trust Fund for the benefit of the Certificateholders and the Serviced Companion Loan Noteholders. Such transfer and assignment includes all interest and principal due on or with respect to the Mortgage Loans after the Cut-off Date and in a case of a Mortgage Loan included in a Whole Loan, is subject to the related Co-Lender Agreement. The Depositor, concurrently with the execution and delivery hereof, does also hereby transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent provided herein) all the right, title and interest of the Depositor in, to and under the Mortgage Loan Purchase Agreements as provided therein (excluding the representations, warranties and covenants in favor of the Depositor set forth in clauses (viii) and (ix) of Section 4(b) of each Mortgage Loan Purchase Agreement and the Depositor's rights and remedies with respect to a breach thereof, and excluding the Depositor's rights and remedies under the Indemnification Agreements) to the extent related to any Mortgage Loan. The Depositor shall cause the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts relating to the Mortgage Loans to be transferred to and held in the name of the Master Servicer on behalf of the Trustee as successor to the Mortgage Loan Sellers.

            In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with, the Custodian, with copies to the Master Servicer and the Special Servicer, the following documents or instruments with respect to each Mortgage Loan (other than the ShopKo Portfolio Mortgage Loan), and each Serviced Companion Loan (which except for the Note referred to in clause (i) below, relate to the Whole Loan) so assigned (provided, however, the documents specified in items (xix) and (xx) shall be delivered only to the Master Servicer):

            (i) (A) the original Note, endorsed by the most recent endorsee prior to the Trustee or, if none, by the Originator, without recourse, either in blank or to the order of the Trustee in the following form: "Pay to the order of LaSalle Bank National Association, as Trustee for the registered holders of CD 2006-CD3 Commercial Mortgage Pass-Through Certificates, without recourse"; and (B) in the case of each Serviced Companion Loan, a copy of the executed Note for such Serviced Companion Loan;

            (ii) the original or a copy of the Mortgage and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording indicated thereon;

            (iii) an original assignment of the Mortgage, in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity);

            (iv) (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the Trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause
      (iii) above;

            (v) (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the Originator of the Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related Mortgage Loan Seller (or its agent) at the time the Mortgage Files were delivered to the Custodian, together with original UCC-2 or UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the Trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related Mortgage Loan Seller, an assignment of UCC financing statement by the most recent assignee of record prior to the Trustee or, if none, by the Originator, evidencing the transfer of such security interest, either in blank or in favor of the Trustee;

            (vi) the original or a copy of the Loan Agreement relating to such Mortgage Loan, if any;

            (vii) the original or a copy of the lender's title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a "marked up" commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

            (viii) (A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording thereon; and (B) an original assignment of any related Assignment of Leases, Rents and Profits (a "Reassignment of Assignment of Leases, Rents and Profits") (if such item is a document separate from the Mortgage), in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (iii) above;

            (ix) copies of the original environmental indemnity agreements and environmental insurance policies pertaining to the Mortgaged Properties required in connection with origination of the Mortgage Loans, if any;

            (x) copies of the original Management Agreements, if any, for the Mortgaged Properties;

            (xi) if the Borrower has a leasehold interest in the related Mortgaged Property, the original ground lease or a copy thereof;

            (xii) if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof to the Trustee;

            (xiii) if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related Mortgage Loan Seller's security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the Trustee on behalf of the Certificateholders and with respect to any Serviced Whole Loan on behalf of Certificateholders and the related Serviced Companion Loan Noteholders);

            (xiv) originals or copies of all assumption, modification, written assurance and substitution agreements, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

            (xv) the original or a copy of any guaranty of the obligations of the Borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee thereof prior to the Trustee and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator;

            (xvi) the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related Borrower if the Mortgage, Note or other document or instrument referred to above was signed on behalf of the Borrower pursuant to such power of attorney;

            (xvii) with respect to each Whole Loan, a copy of the related Co-Lender Agreement;

            (xviii) with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and any transfer documents with respect to any such comfort letter;

            (xix) the original (or copy, if the original is held by the Master Servicer pursuant to Section 2.01(d)) of any letter of credit for the benefit of the lender securing such Mortgage Loan; and

            (xx) the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan (or copy thereof, if the original is held by the Master Servicer pursuant to Section 2.01(d)) which entitles the Master Servicer on behalf of the Trust to draw thereon.

            With respect to the ShopKo Portfolio Mortgage Loan, the following documents:

            (i) the original executed Note for such ShopKo Portfolio Mortgage Loan, endorsed by the most recent endorsee prior to the Trustee or, if none, by the Originator, without recourse, either in blank or to the order of the Trustee in the following form: "Pay to the order of LaSalle Bank National Association, as Trustee for the registered holders of CD 2006-CD3 Commercial Mortgage Pass-Through Certificates, without recourse"; and

            (ii) a copy of the executed ShopKo Portfolio Intercreditor
      Agreement.

            With respect to the Serviced Whole Loans, except for the Note referred to in clause (i) of the preceding paragraph, only a single original set of the Loan Documents specified above is required to be delivered. With respect to any group of Cross-Collateralized Mortgage Loans, if there exists only one original or certified copy of any document referred to in Sections 2.01(a)(i) through 2.01(a)(xx) covering all of the Mortgage Loans in such group of Cross-Collateralized Mortgage Loans, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting a part of such group of Cross-Collateralized Mortgage Loans shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan.

            On or prior to the Closing Date, each Mortgage Loan Seller (other than CFI) will retain a third party vendor reasonably satisfactory to the Controlling Class Representative (which may be the Custodian) to, and CFI will (with respect to the CFI Mortgage Loans), complete the assignment and recordation of the related Loan Documents in the name of the Trustee on behalf of the Certificateholders and with respect to a Serviced Whole Loan, the related Serviced Companion Loan Noteholders. On or promptly following the Closing Date, each Mortgage Loan Seller (other than CFI) will cause such third party vendor, to the extent possession of recorded copies of each Mortgage and the documents described in Sections 2.01(a)(iii), (v), (viii), (xiii) and (xiv) have been delivered to it, and CFI will (with respect to the CFI Mortgage Loans), at the expense of the Mortgage Loan Seller or CFI, as applicable, (1) to prepare and record (a) each Assignment of Mortgage referred to in Section 2.01(a)(iii) which has not yet been submitted for recording and (b) each Reassignment of Assignment of Leases, Rents and Profits referred to in Section 2.01(a)(viii)(B) (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) to prepare and file each UCC assignment of financing statement referred to in Section 2.01(a)(v) or (xiii) which has not yet been submitted for filing or recording. Each Mortgage Loan Seller (other than CFI) will direct the related third party vendor to, and CFI will (with respect to the CFI Mortgage Loans), promptly prepare and submit (and in no event later than 30 Business Days following the receipt of the related documents in the case of clause 1(a) above and 60 days following the receipt of the applicable documents in the case of clauses 1(b) and 2 above) for recording or filing, as the case may be, in the appropriate public recording or filing office, each such document. In the event that any such document is lost or returned unrecorded because of a defect therein, the related Mortgage Loan Seller, at the expense of such Mortgage Loan Seller (as set forth in the related Mortgage Loan Purchase Agreement), will promptly prepare a substitute document for signature by the Depositor or itself, as applicable, and thereafter the related Mortgage Loan Seller will cause each such document to be duly recorded or filed. Each Mortgage Loan Seller will, promptly upon receipt of the original recorded or filed copy (and in no event later than five Business Days following such receipt) deliver such original to the Custodian (in the case of each UCC financing statement or UCC assignment of financing statement, with evidence of filing or recording thereon). Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, after any has been recorded, the obligations hereunder of the Depositor shall be deemed to have been satisfied upon delivery to the Custodian of a copy of such Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, certified by the public recording office to be a true and complete copy of the recorded original thereof. Notwithstanding the foregoing, there shall be no requirement to record any assignment to the Trustee or to file any UCC-3 assignment of financing statement in those jurisdictions where, in the written opinion of local counsel (which opinion shall not be an expense of the Trust Fund or, any Serviced Companion Loan Noteholder) acceptable to the Depositor and the Trustee, such recordation and/or filing is not required to protect the Trustee's interest in the related Mortgage Loans against sale, further assignment, satisfaction or discharge by the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, any sub-servicer or the Depositor.

            If a Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of the related lender's title insurance policy referred to in Section 2.01(a)(vii) solely because such policy has not yet been issued, the delivery requirements of this Section 2.01 will be deemed to be satisfied as to such missing item, and such missing item will be deemed to have been included in the related Mortgage File by delivery of a binder marked as binding and countersigned by the title insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company) or an acknowledged closing instruction or escrow letter. Copies of recorded or filed Assignments of Mortgage, Reassignments of Assignment of Leases, Rents and Profits and UCC assignments of financing statements shall be held by the Custodian.

            Subject to the third preceding paragraph, all original documents relating to the Mortgage Loans which are not delivered to the Custodian are and shall be held by the Depositor, the Trustee or the Master Servicer (or a sub-servicer on its behalf), as the case may be, in trust for the benefit of the Certificateholders and, insofar as they also relate to the Serviced Companion Loans, on behalf of and for the benefit of the related Serviced Companion Loan Noteholders. In the event that any such original document, or in the case of a Serviced Companion Loan, the original Note, is required pursuant to the terms of this Section to be a part of a Mortgage File in order to effectuate the purposes of this Agreement, such document shall be delivered promptly to the Custodian.

            (b) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, each of the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with or cause to be delivered to and deposited with, the Custodian, on or before the Closing Date, the Note, for each Mortgage Loan so assigned or a copy of the Note evidencing each related Serviced Companion Loan and, within 30 days following the Closing Date, the remaining applicable documents referred to in Section 2.01(a) for each such Mortgage Loan or Serviced Companion Loan, in each case with copies to the Master Servicer. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Note, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Note, together with an affidavit certifying that the original thereof has been lost or destroyed and an indemnification in favor of the Trustee. The Trustee shall provide a certification (in the form attached hereto as Exhibit S) on the Closing Date that all Notes or appropriate lost note affidavits have been delivered (with any exceptions noted).

            If the applicable Mortgage Loan Seller or the Depositor cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in Section 2.01(a)(ii), Section 2.01(a)(v), Section 2.01(a)(viii)(A), Section 2.01(a)(xiv)
and Section 2.01(a)(xvi) and the UCC financing statements and UCC assignments of financing statements referred to in Section 2.01(a)(xiii), with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded or filed document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of Section 2.01 shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the applicable public recording or filing office, the applicable title insurance company or the related Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to the Custodian within 45 days after the Closing Date, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to the Custodian within 180 days after the Closing Date.

            (c) Notwithstanding anything herein to the contrary, with respect to the documents referred to in clause (xix) and clause (xx) of Section 2.01(a), the Master Servicer shall hold the original of each such document in trust on behalf of the Trust in order to draw on such letter of credit on behalf of the Trust and the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01 by delivering the original of each such document to the Master Servicer, who shall forward a copy of the applicable document to the Trustee. The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter of credit (which amendment shall change the beneficiary of the letter of credit to the Trust in care of the Master Servicer) required in order for the Master Servicer to draw on such letter of credit on behalf of the Trust. In the event that the documents specified in clause (xx) of Section 2.01(a) are missing because the related assignment or amendment documents have not been completed, the applicable Mortgage Loan Seller shall take all necessary steps to enable the Master Servicer to draw on the related letter of credit on behalf of the Trust including, if necessary, drawing on the letter of credit in its own name pursuant to written instructions from the Master Servicer and immediately remitting such funds (or causing such funds to be remitted) to the Master Servicer.

            (d) The parties hereto acknowledge that the annual fees of each Rating Agency shall be paid by the Depositor on the Closing Date for the ongoing surveillance fees.

            Section 2.02 Acceptance by Custodian and the Trustee. By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loans in good faith without notice of adverse claims and declares that the Custodian holds and will hold such documents and all others delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to the Custodian) for any Mortgage Loan assigned to the Trustee hereunder in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders and Serviced Companion Loan Noteholders. The Custodian agrees to review each Mortgage File within 120 days after the later of the Closing Date or actual receipt to ascertain that all documents (other than documents referred to in clause (xix) and clause (xx) of Section 2.01(a) which shall be delivered to the Master Servicer and the documents referred to in clauses (iii), (v)(B) and (viii)(B) of Section 2.01(a) and the assignments of financing statements referred to in clause (xiii) of Section 2.01(a) which shall be delivered for filing or recording by the Mortgage Loan Sellers as provided herein) referred to in Section 2.01(a) above (in the case of the documents referred to in Section 2.01(a)(iv), (v), (vi), (vii) (in the case of any endorsement thereto), (viii), (ix) and (x) through (xx), as identified to it in writing by the related Mortgage Loan Seller) and any original recorded documents included in the delivery of a Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule. In so doing, the Custodian may rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. If at the conclusion of such review any document or documents constituting a part of a Mortgage File have not been executed or received, have not been recorded or filed (if required), are unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, appear not to be what they purport to be or have been torn in any materially adverse manner or mutilated or otherwise defaced, the Custodian shall promptly so notify (in the form attached hereto as Exhibit R) the Trustee, the Controlling Class Representative, the Depositor, the Master Servicer, the Special Servicer and the related Mortgage Loan Seller by providing a written report, setting forth for each affected Mortgage Loan, with particularity, the nature of the defective or missing document. The Depositor shall or shall cause the related Mortgage Loan Seller to deliver an executed, recorded or undamaged document, as applicable, or, if the failure to deliver such document in such form has a material adverse effect on the security provided by the related Mortgaged Property or the ability of the Trustee to timely enforce any rights or remedies in respect of such Mortgaged Property, the Depositor shall cause the related Mortgage Loan Seller to cure, repurchase or substitute for the related Mortgage Loan in the manner provided in Section 2.03. None of the Master Servicer, the Special Servicer or the Trustee shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of a Mortgage File noted on such a report or for any failure by the Depositor to use its best efforts to deliver any such document.

            Contemporaneously with its execution of this Agreement, the Depositor shall cause each Mortgage Loan Seller to deliver, a power of attorney to the Master Servicer and Special Servicer, at the direction of the Controlling Class Representative or its assignees, to take such other action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan which have not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund. Pursuant to the related Mortgage Loan Purchase Agreement, each of the Mortgage Loan Sellers will be required to effect (at the expense of the applicable Mortgage Loan Seller) the assignment and recordation of its respective Loan Documents until the assignment and recordation of all such Loan Documents has been completed.

            In reviewing any Mortgage File pursuant to the second preceding paragraph or Section 2.01, the Master Servicer shall have no responsibility to cause the Custodian or Trustee to, and the Custodian or Trustee will have no responsibility to, examine any opinions or determine whether any document is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

            The Custodian shall hold that portion of the Trust Fund delivered to the Custodian consisting of "instruments" (as such term is defined in Section 9-102 of the Uniform Commercial Code as in effect in Illinois on the date hereof) in Illinois and, except as otherwise specifically provided in this Agreement, shall not remove such instruments from Illinois, as applicable, unless it receives an Opinion of Counsel (obtained and delivered at the expense of the Person requesting the removal of such instruments from Minnesota) that in the event the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

            Section 2.03 Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Mortgage Loans. (a) The Depositor hereby represents and warrants that:

            (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (ii) The Depositor has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

            (iii) This Agreement has been duly and validly executed and delivered by the Depositor and assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (iv) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provision of its certificate of incorporation or bylaws, or any law or regulation to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would constitute a default under) any of the terms, conditions or provisions of any agreement or instrument to which the Depositor is a party or by which it is bound, or any law, order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor's assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement;

            (v) The certificate of incorporation of the Depositor provides that the Depositor is permitted to engage in only the following activities:

                  (A) to acquire, own, hold, sell, transfer, assign, pledge and otherwise deal with the following: (I) "fully-modified pass-through" certificates ("GNMA Certificates") issued and guaranteed as to timely payment of principal and interest by the Government National Mortgage Association ("GNMA"), a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development organized and existing under Title III of the National Housing Act of 1934; (II) Guaranteed Mortgage Pass-Through Certificates ("FNMA Certificates") issued and guaranteed as to timely payment of principal and interest by FNMA;
            (III) Mortgage Participation Certificates ("FHLMC Certificates") issued and guaranteed as to timely payment of interest and ultimate or full payment of principal by FHLMC; (IV) any other participation certificates, pass-through certificates or other obligations or interests backed directly or indirectly by mortgage loans and issued or guaranteed by GNMA, FNMA or FHLMC (collectively with the GNMA Certificates, FNMA Certificates and FHLMC Certificates, the "Agency Securities"); (V) mortgage-backed securities, which securities need not be issued or guaranteed, in whole or in part, by any governmental entity, issued by one or more private entities (hereinafter referred to as "Private Securities"); (VI) mortgage loans secured by first, second or more junior liens on one-to-four family residential properties, multifamily properties that are either rental apartment buildings or projects containing five or more residential units or commercial properties, regardless of whether insured or guaranteed in whole or in part by any governmental entity, or participation interests or stripped interests in such mortgage loans ("Mortgage Loans"); (VII) conditional sales contracts and installment sales or loan agreements or participation interests therein secured by manufactured housing ("Contract"); and (VIII) receivables of third-parties or other financial assets of third-parties, either fixed or revolving, that by their terms convert into cash within a finite time period ("Other Assets");

                  (B) to loan its funds to any person under loan agreements and other arrangements which are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

                  (C) to authorize, issue, sell and deliver bonds or other
            evidences of indebtedness that are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

                  (D) to authorize, issue, sell and deliver certificates
            evidencing beneficial ownership interests in pools of Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets; and

                  (E) to engage in any activity and to exercise any powers
            permitted to corporations under the laws of the State of Delaware that are incident to the foregoing and necessary or convenient to accomplish the foregoing.

Capitalized terms defined in this clause (v) shall apply only to such clause;

            (vi) There is no action, suit, proceeding or investigation pending or threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of the Depositor to carry out its obligations under this Agreement;

            (vii) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Depositor of or compliance by the Depositor with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date; and

            (viii) The Trustee, if not the owner of the related Mortgage Loan, will have a valid and perfected security interest of first priority in each of the Mortgage Loans and any proceeds thereof.

            (b) The Depositor hereby represents and warrants with respect to each Mortgage Loan that:

            (i) Immediately prior to the transfer and assignment to the Trustee, the Note and the Mortgage were not subject to an assignment or pledge, and the Depositor had good title to, and was the sole owner of, the Mortgage Loan and had full right to transfer and sell the Mortgage Loan to the Trustee free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest;

            (ii) The Depositor is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan;

            (iii) The related Assignment of Mortgage constitutes the legal, valid and binding assignment of such Mortgage from the Depositor to the Trustee, and any related Reassignment of Assignment of Leases, Rents and Profits constitutes the legal, valid and binding assignment from the Depositor to the Trustee; and

            (iv) No claims have been made by the Depositor under the lender's title insurance policy, and the Depositor has not done anything which would impair the coverage of such lender's title insurance policy.

            (c) It is understood and agreed that the representations and warranties set forth in this Section 2.03 shall survive delivery of the respective Mortgage Files to the Custodian until the termination of this Agreement, and shall inure to the benefit of the Certificateholders, the Serviced Companion Loan Noteholders, the Master Servicer and the Special Servicer.

            (d) If any party hereto discovers that any document constituting a part of a Mortgage File has not been delivered within the time periods provided for in Section 2.01, has not been properly executed, is missing, does not appear to be regular on its face or contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule (each, a "Defect"), or discovers or receives notice of a breach of any representation or warranty of any Mortgage Loan Seller made pursuant to the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan (a "Breach"), such party shall give prompt written notice thereof to each of the Rating Agencies, the related Mortgage Loan Seller, the other parties hereto and the Controlling Class Representative. If any such Defect or Breach materially and adversely affects the value of any Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or any Certificateholders in any Mortgage Loan hereunder, then such Defect shall constitute a "Material Defect" or such Breach shall constitute a "Material Breach," as the case may be; provided, however, that if any of the documents specified in Section 2.01(i),
(ii), (vii), (xi), and (xix) of the definition of "Mortgage File" are not delivered as required in Section 2.01(a), it shall be deemed a Material Defect. Promptly upon receiving written notice of any such Material Defect or Material Breach with respect to a Mortgage Loan (including through a written notice given by any party hereto, as provided above), the applicable Mortgage Loan Seller shall, not later than 90 days from the applicable Mortgage Loan Seller's receipt of notice from the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Custodian of such Material Defect or Material Breach, as the case may be (or, in the case of a Material Defect or Material Breach relating to a Mortgage Loan not being a "qualified mortgage" within the meaning of the REMIC Provisions, not later than 90 days after the Mortgage Loan Seller or any party hereto discovering such Material Defect or Material Breach) (any such 90-day period, the "Initial Resolution Period"), as and to the extent required under the related Mortgage Loan Purchase Agreement, (i) cure the same in all material respects, (ii) repurchase the affected Mortgage Loan at the applicable Repurchase Price or in conformity with the applicable Mortgage Loan Purchase Agreement or (iii) substitute a Qualifying Substitute Mortgage Loan for such affected Mortgage Loan (provided that, in no event shall such substitution occur later than the second anniversary of the Closing Date) and pay to the Master Servicer for deposit into its Collection Account (or, with respect to any Serviced Whole Loan, the applicable Serviced Whole Loan Collection Account) any Substitution Shortfall Amount in connection therewith; provided, however, that with respect to any Material Defect arising from a missing document as to which the Trustee inadvertently certified its possession of such document on the Closing Date, in the form of Exhibit S, the related Mortgage Loan Seller shall have (A) 15 days to cure the Material Defect relating to the missing document in the certification of clause (x) and (B) 30 days to cure the Material Defect relating to the missing document in the certification of clause (y); provided, further, that if (i) such Material Defect (other than the one relating to the immediately preceding proviso) or Material Breach is capable of being cured but not within the Initial Resolution Period, (ii) such Material Defect or Material Breach is not related to any Mortgage Loan's not being a "qualified mortgage" within the meaning of the REMIC Provisions and (iii) the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect or Material Breach within the Initial Resolution Period, then the Mortgage Loan Seller shall have an additional period equal to the applicable Resolution Extension Period to complete such cure or, failing such cure, to repurchase the Mortgage Loan or substitute a Qualifying Substitute Mortgage Loan. The applicable Mortgage Loan Seller shall have an additional 90 days (without duplication of the additional 90-day period set forth in the last sentence of the definition of Resolution Extension Period) to cure such Material Defect or Material Beach; provided that, the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect or Material Breach and such failure to cure is solely the result of a delay in the return of documents from the local filing or recording authorities. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a hotel, restaurant (operated by a Borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theatre, mobile home park or fitness center (operated by a Borrower) property, then the failure to deliver to the Trustee copies of the UCC financing statements with respect to such Mortgage Loan shall not be a Material Defect.

            If one or more (but not all) of the Mortgage Loans constituting a cross-collateralized group of Mortgage Loans are to be repurchased or substituted by the applicable Mortgage Loan Seller as contemplated by this
Section 2.03(d), then, prior to the subject repurchase or substitution, the applicable Mortgage Loan Seller or its designee shall use its reasonable efforts, subject to the terms of the related Mortgage Loan(s), to prepare and, to the extent necessary and appropriate, have executed by the related Borrower and record, such documentation as may be necessary to terminate the cross-collateralization between the Mortgage Loan(s) in such cross-collateralized group of Mortgage Loans that are to be repurchased or substituted, on the one hand, and the remaining Mortgage Loan(s) therein, on the other hand, such that those two groups of Mortgage Loans are each secured only by the Mortgaged Properties identified in the Mortgage Loan Schedule as directly corresponding thereto; provided that, no such termination shall be effected unless and until the Controlling Class Representative, if one is then acting, has consented in its sole discretion and the Trustee has received from the applicable Mortgage Loan Seller (i) an Opinion of Counsel to the effect that such termination would not cause an Adverse REMIC Event or an Adverse Grantor Trust Event and (ii) written confirmation from each Rating Agency that the then current rating assigned to any of the Certificates that are currently being rated by such Rating Agency will not be qualified, downgraded or withdrawn by reason of such termination; provided, further, that the Mortgage Loan Seller, in the case of the related Mortgage Loans, may, at its option and within the 90-day cure period (and any applicable extension thereof) described above, purchase or substitute for the entire subject cross-collateralized group of Mortgage Loans in lieu of effecting a termination of the cross-collateralization. All costs and expenses incurred by the Trustee or any Person acting on its behalf pursuant to this paragraph shall be included in the calculation of the Repurchase Price for the Mortgage Loan(s) to be repurchased or substituted. If the cross-collateralization of any cross-collateralized group of Mortgage Loans cannot be terminated as contemplated by this paragraph, then the Seller shall repurchase or substitute the entire subject cross-collateralized group of Mortgage Loans.

            Notwithstanding the foregoing, if there is a Material Breach or Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan or cross-collateralized group of Mortgage Loans, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan or cross-collateralized group of Mortgage Loans if the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Loan Documents (and such Mortgaged Property is, in fact, released) and the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Loan Documents and the Mortgage Loan Seller provides an Opinion of Counsel to the effect that such release would not cause an Adverse REMIC Event or an Adverse Grantor Trust Event to occur.

            In the event that a Mortgage Loan Seller, in connection with a Material Defect or a Material Breach (or an allegation of a Material Defect or a Material Breach) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller and the Special Servicer, on behalf of the Trust (each such payment, a "Loss of Value Payment") with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.06(f). If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Material Breach or Material Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Material Breach or Material Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Breach or Material Defect under any circumstances. This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the Trust, provided, however, that prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the Trustee from exercising any of its rights related to a Material Defect or a Material Breach in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), and provided, further, that such Loss of Value Payment shall not be greater than the Repurchase Price of the affected Mortgage Loan.

            (e) In connection with any repurchase of or substitution for a Mortgage Loan contemplated by this Section 2.03, (A) the Trustee, the Master Servicer (with respect to any such Mortgage Loan other than a Specially Serviced
Loan) and the Special Servicer (with respect to any such Mortgage Loan that is a Specially Serviced Loan) shall each tender to the applicable Mortgage Loan Seller, upon delivery (i) to each of the Master Servicer or the Special Servicer, as applicable, of a trust receipt and (ii) to the Trustee by the Master Servicer or the Special Servicer, as applicable, of a Request for Release and an acknowledgement by the Master Servicer or Special Servicer, as applicable, of its receipt of the Repurchase Price or the Substitution Shortfall Amount from the applicable Mortgage Loan Seller, (1) all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by it, and (2) each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned without recourse in the form of endorsement or assignment provided to the Trustee by the applicable Mortgage Loan Seller, as the case may be, to the applicable Mortgage Loan Seller as shall be necessary to vest in the applicable Mortgage Loan Seller the legal and beneficial ownership of such Mortgage Loan to the extent such ownership was transferred to the Trustee (provided, however, that the Master Servicer or Special Servicer, as applicable, shall use reasonable efforts to cooperate in furnishing necessary information to the extent in its possession to the Mortgage Loan Seller in connection with such Mortgage Loan Seller's preparation of such endorsement or assignment) and (B) the Trustee shall release, or cause a release of, any escrow payments and reserve funds held by the Trustee, or on the Trustee's behalf, in respect of such Mortgage Loan to the applicable Mortgage Loan Seller.

            (f) The Special Servicer shall, for the benefit of the Certificateholders and the Trustee, enforce the obligations of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in accordance with the Servicing Standard. The Trustee, the Master Servicer and the Special Servicer, as the case may be, shall be reimbursed for the reasonable costs of such enforcement: first, pursuant to Section 3.06 (with respect to the related Mortgage Loan), out of the related Repurchase Price or Substitution Shortfall Amount, as applicable, to the extent that such expenses are a specific component thereof; and second, if at the conclusion of such enforcement action it is determined that the amounts described in clause first are insufficient, then pursuant to Section 3.06, out of general collections on the Mortgage Loans on deposit in the Collection Account in each case with interest thereon at the Advance Rate from the time such expense was incurred to, but excluding, the date such expense was reimbursed.

            So long as document exceptions are outstanding, on each anniversary of the Closing Date, the Custodian shall prepare and forward to the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Controlling Class Representative (as identified to the Custodian by the Trustee) and the applicable Mortgage Loan Seller, a document exception report setting forth the then current status of any Defects related to the Mortgage Files pertaining to the Mortgage Loans sold by such Mortgage Loan Seller in a format mutually agreed upon between the Custodian and the Trustee.

            As to any Qualifying Substitute Mortgage Loan, the Trustee shall direct the related Mortgage Loan Seller to deliver to the Custodian for such Qualifying Substitute Mortgage Loan (with a copy to the Master Servicer), the related Mortgage File with the related Note endorsed as required by Section 2.01(a)(i) hereof. Monthly Payments due with respect to Qualifying Substitute Mortgage Loans in or prior to the month of substitution shall not be part of the Trust Fund and will be retained by the Master Servicer and remitted by the Master Servicer to the related Mortgage Loan Seller on the next succeeding Distribution Date. For the month of repurchase or substitution, distributions to Certificateholders will include the Monthly Payment(s) due on the related Removed Mortgage Loan and received by the Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, as applicable, and such Mortgage Loan Seller shall be entitled to retain all amounts received thereafter in respect of such Removed Mortgage Loan.

            In any month in which a Mortgage Loan Seller substitutes one or more Qualifying Substitute Mortgage Loans for one or more Removed Mortgage Loans, the Master Servicer will determine the applicable Substitution Shortfall Amount. The Trustee shall direct such Mortgage Loan Seller to deposit cash equal to such amount into the Collection Account and/or the applicable Serviced Whole Loan Collection Account, as applicable, concurrently with the delivery of the Mortgage Files for such Qualifying Substitute Mortgage Loans, without any reimbursement thereof. The Trustee shall also direct such Mortgage Loan Seller to give written notice to the Depositor and the Master Servicer of such deposit. The Trustee shall amend the Mortgage Loan Schedule to reflect the removal of each Removed Mortgage Loan and, if applicable, the substitution of the Qualifying Substitute Mortgage Loan; and, upon such amendment, the Trustee shall deliver or cause the delivery of such amended Mortgage Loan Schedule to the other parties hereto. Upon any such substitution, the Qualifying Substitute Mortgage Loans shall be subject to the terms of this Agreement in all respects.

            It is understood and agreed that Section 6 of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders and the Trustee on behalf of the Certificateholders respecting any Breach (including a Breach with respect to a Mortgage Loan failing to constitute a Qualified Mortgage) or any Defect.

            (g) In the event that any litigation is commenced which alleges facts which, in the judgment of the Depositor, could constitute a breach of any of the Depositor's representations and warranties relating to the Mortgage Loans, the Depositor hereby reserves the right to conduct the defense of such litigation at its expense and shall not be required to obtain any consent from the Master Servicer, the Special Servicer or the Controlling Class Representative.

            (h) If for any reason a Mortgage Loan Seller fails to fulfill its obligations under the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan, the Special Servicer shall use reasonable efforts in enforcing any obligation of such Mortgage Loan Seller to cure, repurchase or substitute for such Mortgage Loan under the terms of the related Mortgage Loan Purchase Agreement all at the expense of such Mortgage Loan Seller.

            Section 2.04 Representations, Warranties and Covenants of the General Master Servicer, Master Servicer No. 2, Special Servicer and Trustee.
(a) The General Master Servicer, as General Master Servicer with respect to the Mortgage Loans (other than the Ala Moana Portfolio Mortgage Loan and the Fair Lakes Office Portfolio Mortgage Loan) and, if applicable, Serviced Whole Loans, that it is servicing hereunder, hereby represents and warrants with respect to itself to the Trustee, for its own benefit and the benefit of the Certificateholders, and to Master Servicer No. 2, the Depositor, the Special Servicer and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

            (i) The General Master Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of California, and the General Master Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) The execution and delivery of this Agreement by the General Master Servicer, and the performance and compliance with the terms of this Agreement by the General Master Servicer, do not (A) violate the General Master Servicer's certificate of incorporation and by-laws or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the General Master Servicer or its property is subject, which, in the case of either (B) or
      (C), is likely to materially and adversely affect either the ability of the General Master Servicer to perform its obligations under this Agreement or its financial condition;

            (iii) The General Master Servicer has the full corporate power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by Master Servicer No. 2, the Trustee, the Paying Agent, the Special Servicer and the Depositor, constitutes a valid, legal and binding obligation of the General Master Servicer, enforceable against the General Master Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The General Master Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the General Master Servicer's reasonable judgment is likely to materially and adversely affect the financial condition or operations of the General Master Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

            (vi) No litigation is pending or, to the best of the General Master Servicer's knowledge, threatened against the General Master Servicer which would prohibit the General Master Servicer from entering into this Agreement or, in the General Master Servicer's good faith and reasonable judgment is likely to materially and adversely affect either the ability of the General Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

            (vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the General Master Servicer, or compliance by the General Master Servicer with, this Agreement or the consummation of the transactions of the Master Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the General Master Servicer to perform its obligations hereunder;

            (viii) Each officer and employee of the General Master Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans or Serviced Whole Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement.

            (b) Master Servicer No. 2, as Master Servicer No. 2 with respect to the Ala Moana Portfolio Mortgage Loan and the Fair Lakes Office Portfolio Mortgage Loan that it is servicing hereunder, hereby represents and warrants with respect to itself to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the General Master Servicer, the Special Servicer and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

            (i) Master Servicer No. 2 is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and Master Servicer No. 2 is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) The execution and delivery of this Agreement by Master Servicer No. 2, and the performance and compliance with the terms of this Agreement by Master Servicer No. 2, do not (A) violate Master Servicer No. 2's articles of association and by-laws or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which Master Servicer No. 2 or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of Master Servicer No. 2 to perform its obligations under this Agreement or its financial condition;

            (iii) Master Servicer No. 2 has the full corporate power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by the General Master Servicer, the Trustee, the Paying Agent, the Special Servicer and the Depositor, constitutes a valid, legal and binding obligation of Master Servicer No. 2, enforceable against Master Servicer No. 2 in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) Master Servicer No. 2 is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in Master Servicer No. 2's reasonable judgment is likely to materially and adversely affect the financial condition or operations of Master Servicer No. 2 or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

            (vi) No litigation is pending or, to the best of Master Servicer No. 2's knowledge, threatened against Master Servicer No. 2 which would prohibit Master Servicer No. 2 from entering into this Agreement or, in Master Servicer No. 2's good faith and reasonable judgment is likely to materially and adversely affect either the ability of Master Servicer No. 2 to perform its obligations under this Agreement or the financial condition of Master Servicer No. 2;

            (vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Master Servicer No. 2, or compliance by Master Servicer No. 2 with, this Agreement or the consummation of the transactions of the Master Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of Master Servicer No. 2 to perform its obligations hereunder;

            (viii) Each officer and employee of Master Servicer No. 2 that has responsibilities concerning the servicing and administration of Mortgage Loans or Serviced Whole Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement.

            (c) The Special Servicer, as Special Servicer, hereby represents and warrants to and covenants with the Trustee, for its own benefit the benefit of the Certificateholders, and to the Depositor, the Master Servicer and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

            (i) The Special Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Virginia, and the Special Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer's certificate of incorporation and by-laws or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

            (iii) The Special Servicer has the full corporate power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by the Trustee, the Paying Agent, the Master Servicer and the Depositor, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Special Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Special Servicer's reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Special Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

            (vi) No litigation is pending or, to the best of the Special Servicer's knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer's good faith and reasonable judgment is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

            (vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Special Servicer, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder;

            (viii) Each officer and employee of the Special Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans or Serviced Whole Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement.

            (d) It is understood and agreed that the representations and warranties set forth in this Section shall survive delivery of the respective Mortgage Files to the Trustee or the Custodian on behalf of the Trustee until the termination of this Agreement, and shall inure to the benefit of the Trustee, the Depositor, the Serviced Companion Loan Noteholders and the Master Servicer or Special Servicer, as the case may be. Upon discovery by the Depositor, either Master Servicer, the Special Servicer or a Responsible Officer of the Trustee (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Master Servicer, Special Servicer or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto and the Mortgage Loan Sellers.

            (e) The Trustee hereby represents and warrants to the Depositor, the Master Servicer, the Special Servicer and the Serviced Companion Loan Noteholders as of the Closing Date, that:

            (i) The Trustee is a national banking association duly organized, validly existing, and in good standing under the laws of the United States and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

            (ii) This Agreement has been duly authorized, executed and delivered by the Trustee and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Trustee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

            (iii) Neither the execution and delivery of this Agreement by the Trustee nor the consummation by the Trustee of the transactions herein contemplated to be performed by the Trustee, nor compliance by the Trustee with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law (subject to the appointment in accordance with such applicable law of any co-Trustee or separate Trustee required pursuant to this Agreement), governmental rule, regulation, judgment, decree or order binding on the Trustee or its properties or the organizational documents of the Trustee or the terms of any material agreement, instrument or indenture to which the Trustee is a party or by which it is bound.

            (iv) The Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Trustee or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Trustee or its properties or impair the ability of the Trust Fund to realize on the Mortgage Loans;

            (v) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Trustee of or compliance by the Trustee with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date.

            Section 2.05 Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests. The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery of the Mortgage Files to the Custodian (to the extent the documents constituting the Mortgage Files are actually delivered to the Custodian), subject to the provisions of Section 2.01 and Section 2.02 and, concurrently with such delivery, (i) acknowledges and hereby declares that it holds the Mortgage Loans (excluding Excess Interest) on behalf of the Lower-Tier REMIC and the Holders of the Certificates (other than the Class T Certificates); (ii) acknowledges the issuance of the Lower-Tier Regular Interests and the residual interest in the Lower-Tier REMIC represented by the Class LR Certificates (as provided in clause (iii)) and hereby declares that it holds the Lower-Tier Regular Interests on behalf of the Upper-Tier REMIC and the Holders of the Certificates (other than the Class T and Class LR Certificates); and (iii) in exchange for the Lower-Tier Regular Interests, has caused to be executed and caused to be authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Regular Certificates, Class R and Class LR Certificates (in respect of the residual interest in the Lower-Tier REMIC) in authorized denominations, in each case registered in the names set forth in such order or as so directed in this Agreement and duly authenticated by the Authenticating Agent, which Certificates and Class T Certificates issued below evidence ownership of the entire Trust Fund.

            The Trustee hereby acknowledges the assignment to it of the Excess Interest and, concurrently with such assignment, acknowledges the issuance of the Class T Certificates, which are hereby designated as undivided beneficial interests in the portion of the Trust Fund consisting of Excess Interest and the Grantor Trust Distribution Account, which portion shall be treated as a grantor trust.

            Section 2.06 Miscellaneous REMIC and Grantor Trust Provisions. (a) The Lower-Tier Regular Interests issued hereunder are hereby designated as the "regular interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LR Certificates are hereby designated as representing the sole class of "residual interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Regular Certificates are hereby designated as "regular interests" in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code and the Class R Certificates are hereby designated as the sole Class of "residual interests" in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Closing Date is hereby designated as the "Startup Day" of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code. The "latest possible maturity date" of the Lower-Tier Regular Interests and the Regular Certificates for purposes of Section 860G(a)(l) of the Code is the Rated Final Distribution Date.

            (b) None of the Depositor, the Trustee, the Master Servicer or the Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

            (c) The assets of the Grantor Trust consisting of the right to any Excess Interest shall be held by the Trustee for the benefit of the Holders of the Class T Certificates, which Class T Certificates will evidence 100% beneficial ownership of such assets from and after the Closing Date.

                                  ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF THE TRUST FUND

            Section 3.01 The Master Servicer to Act as Master Servicer; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans and the Serviced Companion Loans. (a) The Master Servicer and the Special Servicer, each as an independent contractor servicer, shall service and administer the Mortgage Loans (other than the ShopKo Portfolio Mortgage Loan) on behalf of the Trust Fund and the Trustee (as Trustee for the Certificateholders), and, in the case of the Serviced Companion Loans, on behalf of the Serviced Companion Loan Noteholders, in each case, in accordance with the Servicing Standard and, with respect to any Serviced Companion Loan, as a collective whole with the related Mortgage Loan, giving due regard to the junior nature of the related Serviced B Loan, if any.

            References to "Mortgage Loans" and "Mortgaged Property" contained in this Article III, unless otherwise specified to include the ShopKo Portfolio Whole Loan, and the obligations of the Master Servicer or the Special Servicer pursuant to this Agreement, shall be construed to exclude the ShopKo Portfolio Whole Loan and the related Mortgaged Property.

            The Master Servicer's or Special Servicer's liability for actions and omissions in its capacity as Master Servicer or Special Servicer, as the case may be, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.03 hereof). To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement, the Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Notes; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or Special Servicer of the collectibility of the Mortgage Loans and the Serviced Companion Loans. Subject only to the Servicing Standard, the Master Servicer and Special Servicer shall have full power and authority, acting alone or through sub-servicers (subject to paragraph
(c) of this Section 3.01, to the related sub-servicing agreement with each sub-servicer and to Section 3.02), to do or cause to be done any and all things in connection with such servicing and administration that it may deem consistent with the Servicing Standard and, in its reasonable judgment, in the best interests of the Certificateholders, including, without limitation, with respect to each Mortgage Loan (in the case of the Serviced Companion Loans, in the best interests of the Certificateholders and the Serviced Companion Loan Noteholders, as a collective whole) to prepare, execute and deliver, on behalf of the Certificateholders and Serviced Companion Loan Noteholders and the Trustee or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan except under the circumstances described in Sections 3.03, 3.09, 3.10, 3.28, 3.30, 3.31, 3.32 and 3.34 hereof. The Master Servicer and Special Servicer shall provide to the Borrowers related to the Mortgage Loans that it is servicing any reports required to be provided to them thereby pursuant to the related Loan Documents. Subject to Section 3.11, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the Master Servicer and Special Servicer any powers of attorney and other documents prepared by the Master Servicer and Special Servicer and necessary or appropriate (as certified in such written request) to enable the Master Servicer and Special Servicer to carry out their servicing and administrative duties hereunder. The Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer and Special Servicer. Notwithstanding anything contained herein to the contrary, neither the Master Servicer nor the Special Servicer shall, without the Trustee's written consent: (i) initiate any action, suit or proceeding solely under the Trustee's name without indicating the Master Servicer's or Special Servicer's, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

            (b) Unless otherwise provided in the related Note or related Co-Lender Agreement, the Master Servicer shall apply any partial Principal Prepayment received on a Mortgage Loan or Serviced Companion Loan, as applicable, on a date other than a Due Date to the unpaid principal balance of such Mortgage Loan or Serviced Companion Loan, as applicable, as of the Due Date immediately following the date of receipt of such partial Principal Prepayment.

            (c) The Master Servicer and, with the consent of the Controlling Class Representative, the Special Servicer, may enter into Sub-Servicing Agreements with third parties with respect to any of its respective obligations hereunder, provided, that (i) any such agreement requires the Sub-Servicer to comply with all of the applicable terms and conditions of this Agreement and shall be consistent with the provisions of this Agreement, the terms of the respective Mortgage Loans and, Serviced Companion Loans and, in the case of a Serviced Companion Loan, the related Co-Lender Agreement, (ii) if such Sub-Servicer (other than a Subcontractor or vendor retained by Master Servicer No. 2) is a Servicing Function Participant, any such agreement provides that (x) the failure of such Sub-Servicer to comply with any of the requirements under
Article X of this Agreement applicable to such Sub-Servicer, including the failure to deliver any reports or certificates at the time such report or certification is required under Article X and (y) the failure of the related Sub-Servicer to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB under any other pooling and servicing agreement relating to any other series of certificates offered by the Depositor shall constitute an event of default by such Sub-Servicer upon the occurrence of which either the Master Servicer or the Depositor may immediately terminate the related Sub-Servicer under the related Sub-Servicing Agreement and that such termination shall be deemed for cause, (iii) no Sub-Servicer retained by a Master Servicer or the Special Servicer, as applicable, shall grant any modification, waiver or amendment to any Mortgage Loan, or Serviced Companion Loan, as applicable, or foreclose any Mortgage without the approval of the Master Servicer or the Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Sections 3.09, 3.10, 3.28, 3.30, 3.31, 3.32 or 3.34 (as applicable), (iv) such agreement shall be consistent with the Servicing Standard and (v) with respect to any Sub-Servicing Agreement entered into after the Closing Date and prior to the date upon which the Trust's Exchange Act reporting obligations are suspended by the filing of a Form 15 as contemplated by Section 10.10, if such Sub-Servicer is a Servicing Function Participant, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party. Any such Sub-Servicing Agreement may permit the Sub-Servicer to delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.01(c) (including, for the avoidance of doubt, that no such agent or subcontractor is a Prohibited Party at the time the related sub-servicing agreement is entered into). Any monies received by a Sub-Servicer pursuant to a Sub-Servicing agreement (other than sub-servicing fees) shall be deemed to be received by the Master Servicer on the date received by such Sub-Servicer.

            Any Sub-Servicing Agreement entered into by a Master Servicer or the Special Servicer, as applicable, shall provide that it may be assumed by the Trustee if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, respectively, or any successor Master Servicer or Special Servicer, as applicable, without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations, except to the extent they arose prior to the date of assumption, of the Master Servicer or the Special Servicer, as applicable, pursuant to Section 7.02 (it being understood that any such obligations shall be the obligations of the terminated Master Servicer or Special Servicer, as applicable, only).

            Any Sub-Servicing Agreement, and any other transactions or services relating to the Mortgage Loans or the Serviced Companion Loans involving a Sub-Servicer, shall be deemed to be between the Master Servicer or the Special Servicer, as applicable, and such Sub-Servicer alone, and the Trustee, the Trust Fund and Certificateholders and, if applicable, Serviced Companion Loan Noteholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Sub-Servicer, except as set forth in Section 3.01(c)(ii) and Section 3.01(d).

            Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.01, in no event shall the Trust Fund or any Serviced Companion Loan Noteholder bear any termination fee required to be paid to any Sub-Servicer as a result of the termination of any Sub-Servicing Agreement.

            (d) If the Trustee or any successor Master Servicer assumes the obligations of either Master Servicer, or if the Trustee or any successor Special Servicer assumes the obligations of the Special Servicer, in each case in accordance with Section 7.02, the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to the extent necessary to permit the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, succeed to all of the rights and obligations of the Master Servicer or the Special Servicer, as applicable, under any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as applicable, pursuant to Section 3.01(c). In such event, such successor shall be deemed to have assumed all of the Master Servicer's or the Special Servicer's interest, as applicable, therein (but not any liabilities or obligations in respect of acts or omissions of the Master Servicer or the Special Servicer, as applicable, prior to such deemed assumption) and to have replaced the Master Servicer or the Special Servicer, as applicable, as a party to such Sub-Servicing Agreement to the same extent as if such Sub-Servicing Agreement had been assigned to such successor, except that the Master Servicer or the Special Servicer, as applicable, shall not thereby be relieved of any liability or obligations under such Sub-Servicing Agreement that accrued prior to the succession of such successor.

            If the Trustee or any successor Master Servicer or Special Servicer, as applicable, assumes the servicing obligations of either Master Servicer or the Special Servicer, as applicable, then upon request of such successor, the Master Servicer or Special Servicer, as applicable, shall at its own expense (except (i) in the event that the Special Servicer is terminated pursuant to Section 3.25(b), at the expense of the Certificateholders effecting such termination, as applicable; or (ii) in the event that the Master Servicer or the Special Servicer is terminated pursuant to Section 6.04(c), at the expense of the Trust) deliver to such successor all documents and records relating to any Sub-Servicing Agreement and the Mortgage Loans and/or, if applicable, the Serviced Companion Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and shall otherwise use commercially reasonable efforts to effect the orderly and efficient transfer of any Sub-Servicing Agreement to such successor. Neither Master Servicer shall be required to assume the obligations of the Special Servicer and nothing in this paragraph shall imply otherwise.

            (e) The parties hereto acknowledge that each Whole Loan is subject to the terms and conditions of the related Co-Lender Agreement. The parties hereto further recognize the respective rights and obligations of related Companion Loan Noteholders under the related Co-Lender Agreement.

            Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer's and Special Servicer's obligations and responsibilities hereunder and the Master Servicer's and Special Servicer's authority with respect to the Serviced Whole Loans are limited by and subject to the terms of the related Co-Lender Agreement.

            In the event that any Mortgage Loan included in any Serviced Whole Loan is no longer part of the Trust Fund and the servicing and administration of such Whole Loan is to be governed by a separate servicing agreement and not by this Agreement, the Master Servicer and, if such Serviced Whole Loan is then being specially serviced hereunder, the Special Servicer, shall continue to act in such capacities under such separate servicing agreement, which agreement shall be reasonably acceptable to the Master Servicer and/or the Special Servicer, as the case may be, and shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except that such Serviced Whole Loan and the related Mortgaged Property shall be serviced as if they were the sole assets serviced and administered thereunder and the sole source of funds thereunder and except that there shall be no further obligation of any Person to make P&I Advances. All amounts due the Master Servicer (including Advances and interest thereon) pursuant to this Agreement and the applicable Co-Lender Agreement shall be paid to the terminated Master Servicer on the first Servicer Remittance Date following termination. In addition, until such time as a separate servicing agreement with respect to such Serviced Whole Loan and any related REO Property has been entered into then, notwithstanding that neither such Mortgage Loan nor any related REO Property is part of the Trust Fund, the Trustee shall continue to hold the Mortgage File and the Master Servicer and, if applicable, the Special Servicer shall (subject to the preceding sentence) continue to service such Serviced Whole Loan or any related REO Property, as the case may be, under this Agreement as if it were a separate servicing agreement. Nothing herein shall be deemed to override the provisions of a Co-Lender Agreement with respect to the rights of the related noteholders thereunder and with respect to the servicing and administrative duties and obligations with respect to such Whole Loans. In the event of any inconsistency or discrepancy between the provisions, terms or conditions of a Co-Lender Agreement related to a Serviced Whole Loan and the provisions, terms or conditions of this Agreement, the related Co-Lender Agreement shall govern, and as to any matter on which such Co-Lender Agreement is silent or makes reference to this Agreement, this Agreement shall govern.

            Section 3.02 Liability of the Master Servicer. Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer or Special Servicer and any Person acting as sub-servicer (or its agents or subcontractors) or any reference to actions taken through any Person acting as sub-servicer or otherwise, the Master Servicer or Special Servicer, as applicable, shall remain obligated and primarily liable to the Trustee (on behalf of the Certificateholders), the Certificateholders and, with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders, for the servicing and administering of the Mortgage Loans and Serviced Companion Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreements or arrangements or by virtue of indemnification from the Depositor or any other Person acting as sub-servicer (or its agents or subcontractors) to the same extent and under the same terms and conditions as if the Master Servicer or Special Servicer, as applicable, alone were servicing and administering the Mortgage Loans and the Serviced Companion Loans. Each of the Master Servicer and the Special Servicer shall be entitled to enter into an agreement with any sub-servicer providing for indemnification of the Master Servicer or Special Servicer, as applicable, by such sub-servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

            Section 3.03 Collection of Mortgage Loan and Serviced Companion Loan Payments. (a) The Master Servicer (with respect to the Mortgage Loans and the Serviced Companion Loans, other than Specially Serviced Loans, that the Master Servicer is Servicing) and the Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans and the Serviced Companion Loans each is obligated to service hereunder, and shall follow the Servicing Standard with respect to such collection procedures; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or the Special Servicer of the collectibility of the Mortgage Loans and the Serviced Companion Loans; provided, further, that with respect to the Mortgage Loans or Serviced Whole Loans, as applicable, that have Anticipated Repayment Dates, so long as the related Borrower is in compliance with each provision of the related loan documents, the Master Servicer and Special Servicer (including the Special Servicer in its capacity as a Certificateholder, if applicable) shall not take any enforcement action with respect to the failure of the related Borrower to make any payment of Excess Interest, other than requests for collection, until the maturity date of such Mortgage Loan or Serviced Whole Loan, as applicable, or the outstanding principal balance of such Mortgage Loan or Serviced Whole Loan, as applicable, has been paid in full, however, consistent with the Servicing Standard, the Master Servicer, or the Special Servicer each may in its discretion waive the Excess Interest (even at the maturity date) in connection with any Mortgage Loan it is obligated to service hereunder if taking such action is in the best interest of the Certificateholders and any related Serviced Companion Loan Noteholders as a collective whole. With respect to each Performing Loan, the Master Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents and the terms hereof. The Master Servicer shall provide at least 90 days' notice (with a copy to the Special Servicer) to the Borrowers of Balloon Payments coming due. Consistent with the foregoing, the Master Servicer (with respect to each Performing Loan) or the Special Servicer (with respect to Specially Serviced Loans) may in their discretion waive any late payment charge in connection with any delinquent Monthly Payment or Balloon Payment with respect to any Mortgage Loan or Serviced Companion Loan that it is servicing. In addition, the Special Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans and the Serviced Companion Loans as are permitted or required under Section 3.28 hereof.

            (b) The Master Servicer shall, within one Business Day following receipt thereof, deposit into the applicable Serviced Whole Loan Collection Account all amounts received with respect to each Serviced Whole Loan or any related REO Property.

            Section 3.04 Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a) The Special Servicer, in the case of Specially Serviced Loans and REO Loans and, if applicable, the related Serviced Companion Loans that are Specially Serviced Loans or REO Loans, and the Master Servicer, in the case of all Performing Loans that it is servicing, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums payable with respect thereto. With respect to each Specially Serviced Loan, the Special Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents. The Special Servicer, in the case of Specially Serviced Loans and REO Loans, and the Master Servicer, in the case of all Performing Loans that it is servicing, shall use reasonable efforts consistent with the Servicing Standard to, from time to time,
(i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Mortgage Loan or Serviced Companion Loan. If a Borrower fails to make any such payment on a timely basis or collections from the Borrower are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer shall advance the amount of any shortfall as a Property Advance unless the Master Servicer determines in accordance with the Servicing Standard that such Advance would be a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.24(d)). The Master Servicer shall be entitled to reimbursement of Property Advances, with interest thereon at the Advance Rate, that it makes pursuant to this Section 3.04 from amounts received on or in respect of the related Mortgage Loan or Serviced Whole Loan respecting which such Advance was made or if such Advance has become a Nonrecoverable Advance, to the extent permitted by Section 3.06 of this Agreement. No costs incurred by the Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders or Serviced Companion Loan Noteholders, be added to the amount owing under the related Mortgage Loans or, Serviced Companion Loans, notwithstanding that the terms of such Mortgage Loans or Serviced Companion Loans so permit.

            (b) The Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan or any Serviced Companion Loan that it is servicing constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an "Escrow Account") into which all Escrow Payments shall be deposited within two (2) Business Days after receipt and maintained in accordance with the requirements of the related Mortgage Loan or Serviced Whole Loan, as applicable, and in accordance with the Servicing Standard. The Master Servicer shall also deposit into each Escrow Account any amounts representing losses on Permitted Investments pursuant to Section 3.07(b) and any Insurance Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan or Serviced Whole Loan. Escrow Accounts shall be Eligible Accounts (except to the extent the related Mortgage Loan requires it to be held in an account that is not an Eligible Account); provided, however, in the event that the ratings of the financial institution holding such account are downgraded to a ratings level below that of an Eligible Account (except to the extent the related Mortgage Loan requires it to be held in an account that is not an Eligible Account), the Master Servicer shall have 30 Business Days (or such longer time as confirmed by a written confirmation from the Rating Agencies, obtained at the expense of the Master Servicer, that such longer time shall not result in a downgrade, qualification or withdrawal of the then-current ratings assigned to any of the Certificates or Companion Loan Securities) to transfer such account to an Eligible Account. Escrow Accounts, other than with respect to the Ala Moana Portfolio Whole Loan and the Fair Lakes Office Portfolio Whole Loan, shall be entitled "Capmark Finance Inc., as Master Servicer, in trust for LaSalle Bank National Association, as Trustee in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD3 Commercial Mortgage Pass-Through Certificates and Various Borrowers and, if applicable, Serviced Companion Loan Noteholders," and with respect to the Ala Moana Portfolio Whole Loan and the Fair Lakes Office Portfolio Whole Loan, "Wachovia Bank, National Association, as Master Servicer, in trust for LaSalle Bank National Association, as Trustee in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD3 Commercial Mortgage Pass-Through Certificates and Various Borrowers and, if applicable, Serviced Companion Loan Noteholders." Withdrawals from an Escrow Account may be made by the Master Servicer only:

            (i) to effect timely payments of items constituting Escrow Payments for the related Mortgage;

            (ii) to transfer funds to its Collection Account and/or the applicable Serviced Whole Loan Collection Account (or any sub-account thereof) to reimburse the Master Servicer, the Special Servicer or the Trustee for any Property Advance (with interest thereon at the Advance
      Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan and/or Serviced Whole Loan, as applicable, which represent late collections of Escrow Payments thereunder;

            (iii) for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and/or Serviced Whole Loan, as applicable, and the Servicing Standard;

            (iv) to clear and terminate such Escrow Account upon the termination of this Agreement or pay-off of the related Mortgage Loan or Serviced Whole Loan, as applicable;

            (v) to pay from time to time to the related Borrower any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Borrower under law or by the terms of the Mortgage Loan or Serviced Whole Loan, or otherwise to the Master Servicer; or

            (vi) to remove any funds deposited in an Escrow Account that were not required to be deposited therein or to refund amounts to Borrowers determined to be overages.

            (c) The Master Servicer shall, as to each Mortgage Loan and each Serviced Companion Loan that it is servicing, (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for (or otherwise confirm) the payment of such items (including renewal premiums) and, for such Mortgage Loans and Serviced Companion Loans that require the related Borrower to escrow for such items, shall effect payment thereof prior to the applicable penalty or termination date. For purposes of effecting any such payment for which it is responsible, the Master Servicer shall apply Escrow Payments as allowed under the terms of the related Mortgage Loan and Serviced Companion Loan (or, if such Mortgage Loan or Serviced Companion Loan does not require the related Borrower to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Borrower to comply with the requirement of the related Mortgage that the Borrower make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items). Subject to Section 3.24, the Master Servicer shall timely make a Property Advance with respect to the Mortgage Loans and Serviced Whole Loans that it is servicing, if any, to cover any such item which is not so paid, including any penalties or other charges arising from the Borrower's failure to timely pay such items.

            Section 3.05 Collection Account; Excess Liquidation Proceeds Account; Distribution Accounts; Interest Reserve Account and Serviced Whole Loan Collection Accounts. (a) The Master Servicer shall establish and maintain its Collection Account, for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests. Such Collection Account shall be established and maintained as an Eligible Account. Amounts attributable to the Mortgage Loans will be assets of the Lower-Tier REMIC. Amounts attributable to the Serviced Companion Loans will not be assets of the Trust Fund.

            The Master Servicer shall deposit or cause to be deposited in its Collection Account within one Business Day following receipt the following payments and collections received or made by or on behalf of it on or with respect to the Mortgage Loans (including the ShopKo Portfolio Mortgage Loan to the extent received from the CGCMT 2006-C4 Master Servicer or the CGCMT 2006-C4 Special Servicer) subsequent to the Cut-off Date:

            (i) all payments on account of principal on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan), including the principal component of all Unscheduled Payments;

            (ii) all payments on account of interest on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan) (net of the related Servicing Fees), including Prepayment Premiums, Default Interest, Yield Maintenance Charges, Excess Interest and the interest component of all Unscheduled Payments;

            (iii) any amounts required to be deposited pursuant to Section 3.07(b), in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account ;

            (iv) all Net REO Proceeds withdrawn from the related REO Account (other than the Serviced Whole Loan REO Account) pursuant to Section 3.17(b);

            (v) any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan), to the extent not permitted to be retained by the Master Servicer as provided herein;

            (vi) all Insurance Proceeds and Liquidation Proceeds received in respect of any Mortgage Loan (other than any Mortgage Loan related to a Serviced Whole Loan) or any REO Property (other than REO Property related to a Serviced Whole Loan), other than Excess Liquidation Proceeds and Liquidation Proceeds that are received in connection with a purchase of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to
      Section 9.01, together with any amounts representing recoveries of Nonrecoverable Advances, including any recovery of Unliquidated Advances, in respect of the related Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan); provided, however, that any Liquidation Proceeds related to a sale pursuant to Section 3.18 hereof or pursuant to the related Co-Lender Agreement of a Mortgage Loan included in a Serviced Whole Loan shall be deposited directly into the Collection Account and applied solely to pay expenses relating to that Mortgage Loan and to Available Funds;

            (vii) Penalty Charges on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan) to the extent required to offset interest on Advances and Additional Trust Fund Expenses pursuant to
      Section 3.12(d);

            (viii) any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.08(b) in connection with losses resulting from a deductible clause in a blanket or master force-placed policy in respect of the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan);

            (ix) any other amounts required by the provisions of this Agreement (including without limitation any amounts to be transferred from the Serviced Whole Loan Collection Account pursuant to Section 3.06(c)(i)(B) and, with respect to the B Loans or any mezzanine indebtedness that may exist on a future date, all amounts received pursuant to the cure and purchase rights or reimbursement obligations set forth in the related Co-Lender Agreement or mezzanine intercreditor agreement, as applicable) to be deposited into the related Collection Account by the Master Servicer or Special Servicer;

            (x) any Servicer Prepayment Interest Shortfalls in respect of the Mortgage Loans that the Master Servicer is servicing (other than any Mortgage Loan related to a Serviced Whole Loan) pursuant to Section 4.01(i); and

            (xi) any Loss of Value Payments, as set forth in Section 3.06(f).

            In the case of Excess Liquidation Proceeds, the Master Servicer shall make appropriate ledger entries received with respect thereto, which the Master Servicer shall hold for (i) the Trustee for the benefit of the Class or Classes of Certificateholders (other than the Class T Certificates) and (ii) for the benefit of any Serviced Companion Loan Noteholder entitled thereto. Any Excess Liquidation Proceeds shall be identified separately from any other amounts held in each Collection Account (with amounts attributable to each Class or Classes and any Serviced Companion Loan also identified separately).

            The foregoing requirements for deposits in each Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12 hereof), Assumption Fees, loan modification fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited in the Collection Account by the related Master Servicer and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable in accordance with
Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Mortgage Loans that it is servicing as additional compensation. In the event that a Master Servicer deposits in its Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection Account, any provision herein to the contrary notwithstanding.

            Upon receipt of any of the amounts described in clauses (i), (ii),
(v), (vi) and (vii) above with respect to any Specially Serviced Loan which is not an REO Loan, the Special Servicer shall remit within one Business Day after receipt such amounts to the Master Servicer for deposit into its Collection Account in accordance with the second paragraph of this Section 3.05, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property (other than any REO Property related to the Serviced Whole Loans) shall be deposited by the Special Servicer into the REO Account and remitted to the Master Servicer for deposit into its Collection Account pursuant to Section 3.17(b). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier.

            (b) The Trustee shall establish and maintain the Lower-Tier Distribution Account in its own name, in trust for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests, respectively. The Lower-Tier Distribution Account shall each be established and maintained as an Eligible Account or as a subaccount of an Eligible Account.

            (c) The Trustee shall establish and maintain the Grantor Trust Distribution Account with respect to the Excess Interest, which shall be an asset of the Grantor Trust and beneficially owned by the Holders of the Class T Certificates and shall not be an asset of either Trust REMIC . The Grantor Trust Distribution Account shall be established and maintained as an Eligible Account or as a subaccount of an Eligible Account. Following the distribution of Excess Interest to the Class T Certificateholders on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Trustee shall terminate the Grantor Trust Distribution Account.

            (d) With respect to each Distribution Date, the Master Servicer shall deliver to the Trustee on or before the Servicer Remittance Date the funds then on deposit in its Collection Account after giving effect to withdrawals of funds pursuant to Section 3.06 and deposits from the Serviced Whole Loan Collection Account pursuant to Section 3.06. Upon receipt from the Master Servicer of such amounts held in its Collection Account, the Trustee shall deposit (A) in the Lower-Tier Distribution Account (i) the amount of Available Funds to be distributed pursuant to Section 4.01 hereof on such Distribution Date and (ii) the amount of Excess Liquidation Proceeds allocable to any Mortgage Loan (other than a Serviced Whole Loan) to be deposited into the Lower-Tier Distribution Account (which the Trustee shall then deposit in the Excess Liquidation Proceeds Account) pursuant to Section 3.06, (B) Withheld Amounts to be deposited into the Interest Reserve Account pursuant to Section 3.05(f), (C) at the direction of the Trustee, the Trustee Fee which shall be retained by the Trustee, and (D) in the Grantor Trust Distribution Account the Excess Interest to be distributed to the Class T Certificateholders.

            (e) If any Loss of Value Payments are received in connection with a Material Defect or Material Breach, as the case may be, pursuant to or as contemplated by Section 2.03(d), the Special Servicer shall establish and maintain one or more non-interest bearing accounts (collectively, the "Loss of Value Reserve Fund") to be held in trust for the benefit of the Certificateholders, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The Special Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Trustee and the Special Servicer shall account for the Loss of Value Reserve Fund as an "outside reserve fund" within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any REMIC. Furthermore, for all federal tax purposes, the Trustee and the Special Servicer shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the Collection Account to the Certificateholders as distributions by the REMICs and
(ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Account to a Mortgage Loan Seller as distributions by the Trust Fund to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable Mortgage Loan Seller will be the beneficial owner of the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

            (f) The Trustee shall establish and maintain the Interest Reserve Account in its own name, in trust for the benefit of the Certificateholders (other than the Class T Certificateholders). The Interest Reserve Account shall be established and maintained as an Eligible Account or as a subaccount of an Eligible Account.

            On each Servicer Remittance Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, unless in either case such Servicer Remittance Date is the final Servicer Remittance Date, the Trustee shall calculate the Withheld Amounts. On each such Servicer Remittance Date, the Trustee shall, with respect to each Mortgage Loan that does not accrue interest on the basis of a 360-day year of twelve 30-day months, withdraw from the Lower-Tier Distribution Account and deposit in the Interest Reserve Account an amount equal to the aggregate of the Withheld Amounts calculated in accordance with the previous sentence. If the Trustee shall deposit in the Interest Reserve Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Interest Reserve Account any provision herein to the contrary notwithstanding. On or prior to the Servicer Remittance Date in March of each calendar year (or in February if the final Distribution Date will occur in such month), the Trustee shall transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

            (g) The Trustee shall establish and maintain the Upper-Tier Distribution Account in its own name, in trust for the benefit of the Certificateholders. The Upper-Tier Distribution Account shall be established and maintained as an Eligible Account or a subaccount of an Eligible Account. Promptly on each Distribution Date, the Trustee shall withdraw from the Lower-Tier Distribution Account and deposit in the Upper-Tier Distribution Account on or before such date the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges for such Distribution Date to be distributed in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a)(ii) and Section 4.01(c) hereof on such date.

            (h) With respect to each Serviced Whole Loan, the Master Servicer shall maintain, or cause to be maintained, a Serviced Whole Loan Collection Account in which the Master Servicer shall deposit or cause to be deposited within one Business Day following receipt the following payments and collections received or made by or on behalf of it on such Serviced Whole Loan subsequent to the Cut-off Date:

            (i) all payments on account of principal on such Serviced Whole Loan, including the principal component of Unscheduled Payments;

            (ii) all payments on account of interest on such Serviced Whole Loan (net of the related Servicing Fees), including Prepayment Premiums, Default Interest, Yield Maintenance Charges and the interest component of all Unscheduled Payments;

            (iii) any amounts required to be deposited pursuant to Section 3.07(b), in connection with net losses realized on Permitted Investments with respect to funds held in such Serviced Whole Loan Collection Account;

            (iv) all Net REO Proceeds withdrawn from the related REO Account in respect of such Serviced Whole Loan pursuant to Section 3.17(b);

            (v) any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to such Serviced Whole Loan, to the extent not permitted to be retained by the Master Servicer as provided herein;

            (vi) all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of such Serviced Whole Loan or any related REO Property, together with any amounts representing recoveries of Nonrecoverable Advances, including any recovery of Unliquidated Advances, in respect of such Serviced Whole Loan; provided further, however, that any Liquidation Proceeds related to a sale pursuant to Section 3.18 or
      Section 9.01 hereof or pursuant to the related Co-Lender Agreement of a Mortgage Loan included in a Serviced Whole Loan shall be deposited directly into the Collection Account or Lower-Tier Distribution Account, as applicable, and applied solely to pay expenses relating to that Mortgage Loan and to Available Funds;

            (vii) Penalty Charges on such Serviced Whole Loan to the extent required to offset interest on Advances and Additional Trust Fund Expenses pursuant to Section 3.12(d);

            (viii) any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.08(b) in connection with losses resulting from a deductible clause in a blanket or master force-placed policy in respect of the Mortgage Loan included in such Serviced Whole Loan;

            (ix) any other amounts required by the provisions of this Agreement to be deposited into the applicable Serviced Whole Loan Collection Account by the Master Servicer or Special Servicer;

            (x) with respect to any Serviced Whole Loans, cure payments remitted by any Serviced Companion Loan Noteholder pursuant to the related Co-Lender Agreement; and

            (xi) any Servicer Prepayment Interest Shortfalls in respect of the Mortgage Loan included in such Serviced Whole Loan pursuant to Section 4.01(i).

            The foregoing requirements for deposits into the applicable Serviced Whole Loan Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12 hereof), Assumption Fees, loan modification fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited into the applicable Serviced Whole Loan Collection Account by the Master Servicer and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Serviced Whole Loans as additional compensation. In the event that the Master Servicer deposits in the applicable Serviced Whole Loan Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Serviced Whole Loan Collection Account, any provision herein to the contrary notwithstanding.

            Each Serviced Whole Loan Collection Account shall be maintained as a segregated account, separate and apart from any trust fund created for mortgage-backed securities of other series and the other accounts of the Master Servicer; provided, however, that such Serviced Whole Loan Collection Account may be a sub-account of the Collection Account but shall, for purposes of this Agreement, be treated as a separate account. Each Serviced Whole Loan Collection Account shall be established and maintained as an Eligible Account or as a subaccount of an Eligible Account.

            Upon receipt of any of the foregoing amounts described in clauses
(i), (ii), (v), (vi) and (vii) of the first paragraph of this Section 3.05(h) with respect to each Serviced Whole Loan for so long as it is a Specially Serviced Loan but is not an REO Loan, the Special Servicer shall remit within one Business Day such amounts to the Master Servicer for deposit into the applicable Serviced Whole Loan Collection Account in accordance with the first paragraph of this Section 3.05(h), unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property related to any Serviced Whole Loan shall initially be deposited by the Special Servicer into the Serviced Whole Loan REO Account and remitted to the Master Servicer for deposit into the applicable Serviced Whole Loan Collection Account pursuant to Section 3.17(b). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier.

            (i) Notwithstanding anything to the contrary contained herein with respect to each Due Date and each Serviced Companion Loan, within one Business Day of receipt from the related Borrower, the Master Servicer shall remit, from amounts on deposit in the applicable Serviced Whole Loan Collection Account in accordance with Section 3.06(c)(i)(A), to the applicable Serviced Companion Loan Noteholder by wire transfer in immediately available funds to the account of such Serviced Companion Loan Noteholder or an agent therefor appearing on the Serviced Companion Loan Noteholder Register on the related date such amounts as are required to be remitted (or, if no such account so appears or information relating thereto is not provided at least five (5) Business Days prior to the date such amounts are required to be remitted, by check sent by first-class mail to the address of such Serviced Companion Loan Noteholder or its agent appearing on the Serviced Companion Loan Noteholder Register) the portion of the applicable Serviced Whole Loan Remittance Amount allocable to such Serviced Companion Loan Noteholder.

            (j) Prior to the Servicer Remittance Date relating to any Collection Period in which Excess Liquidation Proceeds are received, the Trustee shall establish and maintain the Excess Liquidation Proceeds Account, which may have one or more subaccounts, to be held in its own name, in trust for the benefit of the Certificateholders and, with respect to each Serviced Whole Loan, the related Serviced Companion Loan Noteholders. Each account that constitutes an Excess Liquidation Proceeds Account shall be an Eligible Account. On each Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account or, if allocable to any Serviced Whole Loan, the Master Servicer shall withdraw from the applicable Serviced Whole Loan Collection Account, and remit to the Trustee (i) in the case of the Mortgage Loans (other than the Serviced Whole Loans), for deposit in the Lower-Tier Distribution Account (which the Trustee shall then deposit in the Excess Liquidation Proceeds Account), and (ii) in the case of the Serviced Whole Loans, for deposit in the Excess Liquidation Proceeds Account, all Excess Liquidation Proceeds received during the Collection Period ending on the Determination Date immediately prior to such Servicer Remittance Date which are allocable to a Mortgage Loan or Serviced Whole Loan; provided that on the Business Day prior to the final Distribution Date, the Trustee shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Lower-Tier Distribution Account (after allocation to any related Serviced Companion Loan as provided in Section 4.01(e)), for distribution on such Distribution Date, any and all amounts then on deposit in the Excess Liquidation Proceeds Account attributable to the Mortgage Loans.

            (k) Funds in the Collection Account, the Serviced Whole Loan Collection Account and the REO Account may be invested in Permitted Investments in accordance with the provisions of Section 3.07.

            The Master Servicer shall give written notice to the Depositor, the Trustee, the other Master Servicer and the Special Servicer of the location and account number of its Collection Account and, if applicable, the Serviced Whole Loan Collection Accounts as of the Closing Date and shall notify the Depositor, the Special Servicer and the Trustee, as applicable, in writing prior to any subsequent change thereof. In addition, the Master Servicer shall provide notice to each affected holder of a Serviced Companion Loan of the location and account number of the relevant Serviced Whole Loan Collection Account as well as notice in writing prior to any subsequent change thereof. The Trustee shall give written notice to the Depositor, the Special Servicer and the Master Servicer of the location and account number of the Interest Reserve Account and the Distribution Accounts as of the Closing Date and shall notify the Depositor, the Special Servicer and the Master Servicer, as applicable, in writing prior to any subsequent change thereof.

            Section 3.06 Permitted Withdrawals from the Collection Account, the Distribution Accounts and the Serviced Whole Loan Collection Accounts; Trust Ledger.

            (a) [Reserved]

            (b) The Master Servicer shall maintain a separate Trust Ledger with respect to the Mortgage Loans that it is servicing on which it shall make ledger entries as to amounts deposited (or credited) or withdrawn (or debited) with respect thereto. On each Servicer Remittance Date, with respect to each Mortgage Loan (other than any Mortgage Loan related to a Serviced Whole Loan unless otherwise specified in clauses (i), (ii), (v), (vi), (xi), (xii), (xiii), (xiv), (xviii), (xix) and (xxi) of this Section 3.06(b)), the Master Servicer shall make withdrawals from amounts allocated thereto in its Collection Account (and may debit the Trust Ledger) for the purposes listed below (the order set forth below not constituting an order of priority for such withdrawals). Unless otherwise specified in this subsection references to Collection Account and Mortgage Loans shall be references to the applicable Collection Account and Mortgage Loans serviced by the applicable Master Servicer, respectively; provided that with respect to any amount that is required to be paid in this section 3.06(b) out of general collections on the Mortgage Loans (or otherwise described as being reimburseable from amounts on deposit in the Collection Account without restriction to a specific source), to the extent that as of any Servicer Remittance Date such amounts are insufficient to pay in full the intended amount specified in this Section 3.06(b), the remainder of such amounts will be withdrawn from the other Collection Account and paid for by the applicable other Master Servicer to its intended recipient. Each Master Servicer agrees to provide information to the other Master Servicer from time to time as to amounts anticipated to be paid from the other Master Servicer's Collection Account. On the Business Day following a Determination Date, a Master Servicer will advise the other Master Servicer as to any amounts that such Master Servicer is seeking payment from the other Master Servicer's Collection Account and the other Master Servicer shall make any such payment on the following Servicer Remittance Date:

            (i) on or before 1:00 P.M. (New York City time) on each Servicer Remittance Date, to remit to the Trustee the amounts to be deposited into the Grantor Trust Distribution Account (in respect of Excess Interest) and the Lower-Tier Distribution Account (including any amount transferred from the Serviced Whole Loan Collection Account in respect of each Mortgage Loan that is part of a Serviced Whole Loan) (including without limitation the aggregate of the Available Funds, Prepayment Premiums, Yield Maintenance Charges and Excess Liquidation Proceeds) which the Trustee shall then deposit into the Grantor Trust Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account, pursuant to Sections 3.05(c), 3.05(f) and 3.05(j), respectively;

            (ii) to pay (A) itself, unpaid Servicing Fees (subject to Section 3.12(a)); and the Special Servicer, unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Mortgage Loan, Specially Serviced Loan and REO Loan (exclusive of each Mortgage Loan or REO Loan included in the Serviced Whole Loan), as applicable, the Master Servicer's or Special Servicer's, as applicable, rights to payment of Servicing Fees and Special Servicing Fees, Liquidation Fees and Workout Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, Specially Serviced Loan or REO Loan (exclusive of each Mortgage Loan or REO Loan included in the Serviced Whole Loan), as applicable, being limited to amounts received on or in respect of such Mortgage Loan, Specially Serviced Loan or REO Loan, as applicable (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), that are allocable as recovery of interest thereon and (B) each month to the Special Servicer any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Loan or REO Loan, as applicable, remaining unpaid out of general collections on the Mortgage Loans, Specially Serviced Loans and REO Properties, but in the case of each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor;

            (iii) to reimburse itself or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan), for unreimbursed P&I Advances (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (v) below, and exclusive of the Mortgage Loans or REO Loans included in the Serviced Whole Loans), the Master Servicer's or the Trustee's right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections for the applicable Mortgage Loan (exclusive of the Mortgage Loan or REO Loan included in the Serviced Whole Loan) during the applicable period; provided, however, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of all of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below;

            (iv) to reimburse itself and the Special Servicer or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or REO Property) (exclusive of the Mortgage Loans or REO Loans included in the Serviced Whole Loans or any REO Property securing any Serviced Whole
      Loan), for unreimbursed Property Advances, the Master Servicer's, the Special Servicer's or the Trustee's respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan or REO Property being limited to, as applicable, payments received from the related Borrower which represent reimbursements of such Property Advances, Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds with respect to the applicable Mortgage Loan or REO Property; provided, however, that if such Property Advance becomes a Workout-Delayed Reimbursement Amount, then such Property Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below;

            (v) (1) to reimburse itself, and the Special Servicer or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or REO Property), (x) with respect to Nonrecoverable Advances, first, out of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds received on the related Mortgage Loan and related REO Properties, second, out of the principal portion of general collections on the Mortgage Loans and REO Properties, and then, to the extent the principal portion of general collections is insufficient and with respect to such deficiency only, subject to any election at its sole discretion to defer reimbursement thereof pursuant to this Section 3.06(b), out of other collections on the Mortgage Loans and REO Properties and (y) with respect to the Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties, net of such amounts being reimbursed pursuant to the preceding clause (x) above, but in the case of either clause (x) or (y) above with respect to each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement and (2) to pay itself or the Special Servicer out of general collections on the Mortgage Loans and REO Properties, with respect to any Mortgage Loan or REO Property any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or REO Property and the deposit into the Collection Account of all amounts received in connection therewith, but in the case of each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor;

            (vi) at such time as it reimburses itself and the Special Servicer or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or REO Property), for (1) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) made with respect to a Mortgage Loan pursuant to clause (iii) above, to pay itself or the Trustee, as applicable, any Advance Interest Amounts accrued and payable thereon, (2) any unreimbursed Property Advances (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) made with respect to a Mortgage Loan or REO Property pursuant to clause (iv) above, to pay itself, the Special Servicer or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon or (3) any Nonrecoverable P&I Advances made with respect to a Mortgage Loan or REO Property and any Nonrecoverable Property Advances made with respect to a Mortgage Loan or REO Property or any Workout-Delayed Reimbursement Amounts pursuant to clause (v) above, to pay itself, the Special Servicer or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon, in each case first from Penalty Charges as provided in Section 3.12(d), but in the case of a Serviced Whole Loan only to the extent that such Nonrecoverable Advance has been reimbursed and only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement;

            (vii) to reimburse itself, the Special Servicer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, together with interest thereon at the Advance Rate, each such Person's right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan (exclusive of any Mortgage Loan included in the Serviced Whole Loan) being limited to that portion of the Repurchase Price paid for such Mortgage Loan that represents such expense in accordance with clause (e) of the definition of Repurchase Price;

            (viii) to pay itself all Prepayment Interest Excesses on the Mortgage Pool (exclusive of any Mortgage Loan or the REO Loan included in the Serviced Whole Loan) not required to be used pursuant to Section 3.19(c);

            (ix) (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a), (1) interest and investment income earned in respect of amounts relating to the Trust Fund held in its Collection Account as provided in Section 3.07(b) (but only to the extent of the net investment earnings with respect to such Collection Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance Date) and (2) Penalty Charges on the Mortgage Loans (other than Specially Serviced Loans) (exclusive of any Mortgage Loan or REO Loan included in the Serviced Whole Loan), (but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid and are not needed to pay interest on Advances in accordance with Section 3.12 and/or Additional Trust Fund Expenses (other than Special Servicing Fees, Workout Fees or Liquidation Fees); and (B) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.12(c), Penalty Charges on Specially Serviced Loans (exclusive of any Mortgage Loan or the REO Loan included in the Serviced Whole Loan) (but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and are not needed to pay interest on Advances, all in accordance with Section 3.12);

            (x) [Reserved];

            (xi) to pay itself, the Special Servicer, the Depositor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03(a) (and in the case of a Serviced Whole Loan only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement);

            (xii) to pay for the cost of the Opinions of Counsel contemplated by Sections 3.10(e), 3.10(f), 3.17(a), 3.17(b) and 11.07 (and in the case of a Serviced Whole Loan only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement but exclusive of amounts relating solely to the related Serviced Companion Loan);

            (xiii) to pay out of general collections on the Mortgage Loans and REO Properties any and all federal, state and local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Master Servicer, the Special Servicer or the Trustee is liable therefor pursuant to this Agreement, except to the extent such amounts relate solely to the Serviced Whole Loans, in which case, such amounts will be reimbursed first from the applicable Serviced Whole Loan Collection Account(s) in accordance with Section 3.06(c) and then out of general collections on the Mortgage Loans;

            (xiv) to reimburse the Trustee out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund, except to the extent such amounts relate solely to a Serviced Whole Loan, in which case, such amounts will be reimbursed first, from the applicable Serviced Whole Loan Collection Account(s) in accordance with Section 3.06(c) and then, out of general collections on the Mortgage Loans;

            (xv) to pay any Person permitted to purchase a Mortgage Loan under
      Section 3.18 with respect to each Mortgage Loan (exclusive of any Mortgage Loan included in the Serviced Whole Loan), if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

            (xvi) [Reserved];

            (xvii) [Reserved]

            (xviii) to pay to the Master Servicer, the Special Servicer, the Trustee or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06(b) (and in the case of a Serviced Whole Loan only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement), it being acknowledged that this clause (xviii) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made;

            (xix) to withdraw from the Collection Account any sums deposited therein in error and pay such sums to the Persons entitled thereto (including any amounts relating to a Mortgage Loan that is part of a Serviced Whole Loan);

            (xx) [Reserved];

            (xxi) to pay from time to time to itself in accordance with Section 3.07(b) any interest or investment income earned on funds deposited in its Collection Account;

            (xxii) [Reserved];

            (xxiii) to pay itself, the Special Servicer or the related Mortgage Loan Seller, as the case may be, with respect to each Mortgage Loan, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualifying Substitute Mortgage Loan(s), all Monthly Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(f); and

            (xxiv) to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01.

            The Master Servicer shall pay to the Special Servicer from its Collection Account amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount to which the Special Servicer is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan and REO Loan and the related Serviced Companion Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Collection Account .

            The Master Servicer shall keep and maintain separate accounting records, on a Mortgage Loan by Mortgage Loan basis, reflecting amounts allocable to each Mortgage Loan, and on a property-by-property basis when appropriate, for the purpose of justifying any withdrawal, debit or credit from its Collection Account or the Trust Ledger. Upon request, the Master Servicer shall provide to the Trustee such records and any other information in the possession of the Master Servicer to enable the Trustee to determine the amounts attributable to each Mortgage Loan and the Companion Loans.

            The Master Servicer shall pay to the Trustee, the other Master Servicer or the Special Servicer from the Collection Account amounts permitted to be paid to the Trustee, the other Master Servicer or the Special Servicer therefrom, promptly upon receipt of a certificate of a Responsible Officer of the Trustee or a certificate of a Servicing Officer, as applicable, describing the item and amount to which such Person is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein.

            The Trustee, the Special Servicer and the Master Servicer (to the extent specified in Section 11.12) shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Compensation (including investment income), Trustee Fees, Special Servicing Compensation, Advances, Advance Interest Amounts, their respective indemnification payments (if any) pursuant to Section 6.03, Section 8.05 or Section 11.12, their respective expenses hereunder to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement. In addition, the Trustee, the Special Servicer and the Master Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of any federal, state or local taxes imposed on either Trust REMIC .

            Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans (or with respect to Property Advances, the Serviced Whole Loans) deposited in both Collection Accounts (or the applicable Serviced Whole Loan Collection Account) and available for distribution on the next Distribution Date, the Master Servicer, the Special Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(b) or Section 3.06(c) immediately, may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the Collection Period ending on the then-current Determination Date for successive one-month periods for a total period not to exceed 12 months (provided, however, that any deferment over six months will require the consent of the Controlling Class Representative). If the Master Servicer (or the Special Servicer or the Trustee) makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion to elect to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the Master Servicer (or the Special Servicer or the Trustee) to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, the Master Servicer (or the Special Servicer or the Trustee) shall further be authorized to wait for principal collections on the Mortgage Loans and Serviced Companion Loans to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof) until the end of such Collection Period; provided, however, the Master Servicer shall give each Rating Agency at least 15 days notice prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans unless (1) the Master Servicer determines in its sole discretion that waiting 15 days after such a notice could jeopardize the Master Servicer's ability to recover Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the Master Servicer that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause
(1) above, or (3) the Master Servicer has not timely received from the Trustee information requested by the Master Servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause
(1), (2) or (3) apply, the Master Servicer shall give each Rating Agency notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances. The Master Servicer shall have no liability for any loss, liability or expense resulting from any notice provided to each Rating Agency contemplated by the immediately preceding sentence.

            The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this
Section 3.06(b) or to comply with the terms of this Section 3.06(b) and the other provisions of this Agreement that apply once such an election, if any, has been made. If the Master Servicer, the Special Servicer or the Trustee, as applicable, determines, in its sole discretion, that it should recover the Nonrecoverable Advances without deferral as described above, then the Master Servicer, the Special Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Advance Rate from all amounts in the Collection Accounts for such Distribution Date. Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of interest at the Advance Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The Master Servicer's, the Special Servicer's or the Trustee's, as applicable, agreement to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and, as applicable, the Serviced Companion Loan Noteholders and shall not be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee, as applicable, or a right of the Certificateholders or the Serviced Companion Loan Noteholders. Nothing herein shall be deemed to create in the Certificateholders and the Serviced Companion Loan Noteholders a right to prior payment of distributions over the Master Servicer's, the Special Servicer's or the Trustee's, as applicable, right to reimbursement for Advances (deferred or otherwise). In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and neither the Master Servicer, the Special Servicer, the Trustee nor the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Serviced Companion Loan Noteholders for any such election that such party makes as contemplated by this Section 3.06(b) or for any losses, damages or other adverse economic or other effects that may arise from such an election.

            None of the Master Servicer, the Special Servicer or the Trustee shall be permitted to reverse any other Person's determination that an Advance is a Nonrecoverable Advance.

            If either Master Servicer, the Special Servicer or the Trustee, as applicable, is reimbursed out of general collections for any unreimbursed Advances that are determined to be Nonrecoverable Advances (together with any interest accrued and payable thereon), then (for purposes of calculating distributions on the Certificates) such reimbursement and payment of interest shall be deemed to have been made: first, out of the Principal Distribution Amount, which, but for its application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in Available Funds for any subsequent Distribution Date, and second, out of other amounts which, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in Available Funds for any subsequent Distribution Date.

            If and to the extent that any payment is deemed to be applied as contemplated in the paragraph above to reimburse a Nonrecoverable Advance or to pay interest thereon, then the Principal Distribution Amount for such Distribution Date shall be reduced, to not less than zero, by the amount of such reimbursement. If and to the extent (i) any Advance is determined to be a Nonrecoverable Advance, (ii) such Advance and/or interest thereon is reimbursed out of the Principal Distribution Amount as contemplated above and (iii) the particular item for which such Advance was originally made is subsequently collected out of payments or other collections in respect of the related Mortgage Loan, then the Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such item was recovered shall be increased by an amount equal to the lesser of (A) the amount of such item and
(B) any previous reduction in the Principal Distribution Amount for a prior Distribution Date as contemplated in the paragraph above resulting from the reimbursement of the subject Advance and/or the payment of interest thereon.

            To the extent a Nonrecoverable Advance with respect to a Mortgage Loan is required to be reimbursed from the principal portion of the general collections on the Mortgage Loans, such reimbursement shall be made first, from the principal collections available on the Mortgage Loans included in the same Loan Group as such Mortgage Loan and if the principal collections in such Loan Group are not sufficient to make such reimbursement in full, then from the principal collections available in the other Loan Group (after giving effect to any reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts related to such other Loan Group). To the extent the Principal Distribution Amount for a Distribution Date is increased due to subsequent recovery of an Advance previously determined to be Nonrecoverable, such increase shall be allocated first to the principal collections in the Loan Group with respect to which the Mortgage Loan as to which the related Nonrecoverable Advance was made does not belong, and then to the Loan Group with respect to which the Mortgage Loan as to which the related Nonrecoverable Advance was made does belong.

            To the extent a Workout-Delayed Reimbursement Amount with respect to a Mortgage Loan is required to be reimbursed from the principal portion of the general collections on the Mortgage Loans, such reimbursement shall be made first, from the principal collections available on the Mortgage Loans included in the same Loan Group as such Mortgage Loan and, if the principal collections in such Loan Group are not sufficient to make such reimbursement in full, then from the principal collections available in the other Loan Group (after giving effect to any reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts related to such other Loan Group). To the extent the Principal Distribution Amount for a Distribution Date is increased as set forth in preceding paragraph, such increase shall be allocated first to the principal collections in the Loan Group with respect to which the Mortgage Loan as to which the related Workout-Delayed Reimbursement Amount was reimbursed does not belong, and then to the Loan Group with respect to which the Mortgage Loan as to which the related Workout-Delayed Reimbursement Amount was reimbursed does belong.

            (c) The Master Servicer may (and, with respect to clause (i), shall), from time to time, make withdrawals from the Serviced Whole Loan Collection Accounts, for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

            (i) to make remittances each month as and when required in an aggregate amount of immediately available funds equal to the applicable amounts on deposit in the subject Serviced Whole Loan Collection Account (taking into account the terms of the applicable Co-Lender Agreement and the other withdrawals pursuant to this Section 3.06(c)) to (A) the related Serviced Companion Loan Noteholders in accordance with Section 3.05(i) and
      (B) the Collection Account for the benefit of the Trust in accordance with
      Section 4.06(b), in each case in accordance with the related Co-Lender Agreement (provided that Liquidation Proceeds relating to the repurchase of any Serviced Companion Loan by the related seller thereof shall be remitted solely to the holder of such Serviced Companion Loan, as the case may be, and Liquidation Proceeds relating to the repurchase of a Mortgage Loan related to a Serviced Whole Loan by the related Mortgage Loan Seller shall be remitted solely to the Collection Account; provided, however, that any Liquidation Proceeds related to a sale pursuant to Section 3.18 or 9.01 hereof or pursuant to the related Co-Lender Agreement of a Mortgage Loan included in a Serviced Whole Loan shall be deposited directly into the Collection Account or Lower-Tier Distribution Account, as applicable, and applied solely to pay expenses relating to that Mortgage Loan and to Available Funds);

            (ii) to pay (A) to itself unpaid Servicing Fees and to the Special Servicer unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of such Serviced Whole Loan and related REO Loan, as applicable, the Master Servicer's or the Special Servicer's, as applicable, rights to payment of Servicing Fees, Special Servicing Fees, Liquidation Fees and Workout Fees, as applicable, pursuant to this clause
      (ii)(A) with respect to such Serviced Whole Loan or related REO Loan, as applicable, being limited to amounts received on or in respect of such Serviced Whole Loan (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), or such REO Loan (whether in the form of REO Proceeds, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), that are allocable as recovery of interest thereon and (B) to the Special Servicer, each month to the extent not covered by clause (ii)(A) above, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of such Serviced Whole Loan or REO Loan, as applicable, remaining unpaid out of general collections in the Collection Account as provided in Section 3.06(b)(ii);

            (iii) to reimburse itself or the Trustee for unreimbursed P&I Advances with respect to the applicable Mortgage Loan, or any other master servicer or trustee making delinquency advances on any Serviced Companion Loan pursuant to the Serviced Companion Loan Securitization Agreement, the Master Servicer's, Trustee's, other master servicer and other trustee's right to reimbursement pursuant to this clause (iii) being limited to amounts received in the applicable Serviced Whole Loan Collection Account which represent Late Collections received in respect of such Mortgage Loan or Serviced Companion Loan, as applicable (as allocable thereto pursuant to the related Loan Documents and the related Co-Lender Agreement), during the applicable period; provided, however, that to the extent such amounts are insufficient to repay such P&I Advances on any Mortgage Loan or delinquency advances on any Serviced Companion Loan, such P&I Advances or delinquency advances may be reimbursed from collections on the related Serviced Whole Loan allocable to the applicable Serviced B Loan(s) (or, in the case of an advance on a Serviced B Loan, allocable to a more subordinate B Loan); provided, further, however, that if such P&I Advance on the applicable Mortgage Loan becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in Section 3.06(b)(v) above;

            (iv) to reimburse itself, the Trustee or the Special Servicer, as applicable (in reverse of such order with respect to such Serviced Whole Loan or REO Property), for unreimbursed Property Advances with respect to such Serviced Whole Loan or related REO Property, the Master Servicer's, the Trustee's or the Special Servicer's respective rights to receive payment pursuant to this clause (iv) being limited to, as applicable, related payments by the applicable Borrower with respect to such Property Advance, Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds and REO Proceeds with respect to such Serviced Whole Loan; provided, however, that if such Property Advance becomes a Workout-Delayed Reimbursement Amount, then such Property Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below, provided that the Master Servicer shall collect such Workout-Delayed Reimbursement Amount first, from collections on, and proceeds of the applicable Serviced B Loans, if any, and second, to the extent such Workout-Delayed Reimbursement Amount remains unreimbursed, from the related Mortgage Loan;

            (v) (A) to reimburse itself, the Special Servicer, the Trustee (in reverse of such order with respect to such Serviced Whole Loan or related REO Property), as applicable (x) with respect to Nonrecoverable Advances, first, out of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds received on the related Serviced Whole Loan and related REO Properties, and second, out of general collections in the Collection Account as provided in Section 3.06(b) and (y) with respect to the Workout Delayed Reimbursement Amounts, first, out of the principal portion of the general collections on the related Serviced Whole Loan and related REO Properties, net of such amounts being reimbursed pursuant to the subclause first in the preceding clause (x) above and second out of general collections in the Collection Account as provided in Section 3.06(b); provided that in the case of both clause (x) and clause (y) of this clause (v), such reimbursements shall be made first, from collections on, and proceeds of the applicable Serviced B Loans, if any, and then from collections on, and proceeds of the related Mortgage Loan (or in the case of a Serviced Whole Loan with a Pari Passu Companion Loan, the related Mortgage Loan and Pari Passu Companion Loans, pro rata, in accordance with their outstanding principal balances) or (B) to pay itself or the Special Servicer out of general collections on such Serviced Whole Loan and related REO Properties, with respect to any Mortgage Loan or Mortgage Loans or REO Property any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Serviced Whole Loan or related REO Property and the deposit into the applicable Serviced Whole Loan Collection Account of all amounts received in connection therewith; provided, that any such party's rights to reimbursement pursuant to this clause (v) with respect to any such Nonrecoverable Advance that is a P&I Advance, Servicing Fees, Special Servicing Fees, Liquidation Fees or Workout Fees, as applicable, being limited (except to the extent set forth in Section 3.06(b)) to amounts on deposit in the applicable Serviced Whole Loan Collection Account that were received in respect of the particular Mortgage Loan (as allocable thereto pursuant to the related Loan Documents and the related Co-Lender Agreement) in the related Serviced Whole Loan as to which such Nonrecoverable Advance, Servicing Fees, Special Servicing Fees, Liquidation Fees or Workout Fees, as applicable, were incurred (provided, however, that to the extent such amounts are insufficient to repay such Advances on any Mortgage Loan as to which there is a related Serviced B Loan, such P&I Advances may be reimbursed from collections on the related Serviced Whole Loan allocable to such B Loan);

            (vi) at such time as it reimburses itself, the Special Servicer, the Trustee, and, with respect to any Serviced Companion Loan pursuant to the Serviced Companion Loan Securitization Agreement, any other master servicer or any other trustee thereunder, as applicable, first, from Penalty Charges pursuant to Section 3.12(d), then, from collections on, and proceeds of the applicable Serviced B Loan(s), if any (or, in the case of a delinquency advance on a Serviced B Loan, from collections on and proceeds of a more subordinate related Serviced B Loan), and then, from collections on, and proceeds of the Mortgage Loan (or in the case of a Serviced Whole Loan with a Pari Passu Companion Loan, the related Mortgage Loan and Pari Passu Companion Loan, pro rata, in accordance with their outstanding principal balances), in connection with or following the reimbursement of (A) any P&I Advance or other comparable delinquency advance with respect to the applicable Mortgage Loan or Serviced Companion Loan (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iii) above, to pay itself, the Trustee, any other master servicer or other trustee, as applicable, any Advance Interest Amounts or interest on such comparable delinquency advance that are/is (in accordance with this Agreement or the related Serviced Companion Loan Securitization Agreement accrued and payable thereon, (B) any Property Advances (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause
      (iv) above, to pay itself, the Special Servicer or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon or
      (C) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the Special Servicer, the Trustee, any other master servicer or other trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon, such party's rights to reimbursement pursuant to this clause (vi) with respect to any such interest on P&I Advances (including any such Advance that constitutes a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount) or comparable delinquency advance being limited to amounts on deposit in the applicable Serviced Whole Loan Collection Account that were received in respect of the particular Mortgage Loan or Serviced Companion Loan (as allocable thereto pursuant to the related Loan Documents and the related Co-Lender Agreement) in the related Serviced Whole Loan as to which such advance relates (provided, however, that in the case of any Mortgage Loan or Serviced Companion Loan as to which there is a related Serviced B Loan (or, if such Serviced Companion Loan is a Serviced B Loan, a more subordinate Serviced B Loan), such interest on P&I Advances or comparable delinquency advances may be reimbursed from collections on the related Serviced Whole Loan allocable to such B Loan (or more subordinate B Loan, as the case may be));

            (vii) to reimburse itself, the Special Servicer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect with respect to the Mortgage Loan or "breach" or "defect" with respect to a Serviced Companion Loan giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, together with interest thereon at the Advance Rate, each such Person's right to reimbursement pursuant to this clause (vii) with respect to such Serviced Whole Loan being limited to that portion of the Repurchase Price paid for the related Mortgage Loan that represents such expense in accordance with clause (e) of the definition of Repurchase Price (or, with respect to a Serviced Companion Loan, a comparable expense);

            (viii) to pay itself all Prepayment Interest Excesses on any related Mortgage Loan included in the Serviced Whole Loan not required to be used pursuant to Section 3.19(c);

            (ix) (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a), (1) interest and investment income earned in respect of amounts relating to such Serviced Whole Loan held in the applicable Serviced Whole Loan Collection Account as provided in Section 3.07(b) (but only to the extent of the net investment earnings with respect to such Serviced Whole Loan Collection Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance
      Date) and (2) the pro rata portion of any Penalty Charges, as allocated in the related Co-Lender Agreement, on the related Mortgage Loan (other than Specially Serviced Loans) but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the Serviced Whole Loans have been paid and are not needed to pay interest on Advances and/or Additional Trust Fund Expenses in accordance with Section 3.12 and the related Co-Lender Agreement; and (B) to pay the Special Servicer, as additional servicing compensation in accordance with the second paragraph of Section 3.12, the pro rata portion of any Penalty Charges, as allocated in the related Co-Lender Agreement, on the related Mortgage Loan, as allocated in the related Co-Lender Agreement, during the period it is a Specially Serviced Loan (but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and are not needed to pay interest on Advances in accordance with Section 3.12 and/or Additional Trust Fund Expenses and in accordance with the related Co-Lender Agreement);

            (x) to recoup any amounts deposited in such Serviced Whole Loan Collection Account in error;

            (xi) to pay itself, the Special Servicer, the Depositor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Sections 6.03(a) or 6.03(b), to the extent that such amounts relate to such Serviced Whole Loan (as a whole and not just to the Mortgage Loan therein);

            (xii) to pay for the cost of the Opinions of Counsel contemplated by Sections 3.10(e), 3.10(f), 3.17(a), 3.17(b) and 11.07 to the extent payable out of the Trust Fund as they relate to such Serviced Whole Loan (as a whole and not just to the Mortgage Loan therein);

            (xiii) to pay out of general collections on such Serviced Whole Loan and related REO Property any and all federal, state and local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC, any REMIC that includes a Serviced Companion Loan or any of their assets or transactions, together with all incidental costs and expenses, in each case to the extent that neither the Master Servicer, the Special Servicer nor the Trustee is liable therefor pursuant to this Agreement and only to the extent that such amounts relate to the related Mortgage Loan or to the Serviced Companion Loans (but only to the extent that any Serviced Companion Loan is included in a REMIC and that resulted in the subject cost or expense);

            (xiv) to reimburse the Trustee out of general collections on such Serviced Whole Loan and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund related to such Serviced Whole Loan (as a whole and not just to the Mortgage Loan therein);

            (xv) to pay any Person permitted to purchase a Mortgage Loan under
      Section 3.18 with respect to the Mortgage Loan included in such Serviced Whole Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

            (xvi) to pay to the Master Servicer, the Special Servicer, the Trustee or the Depositor, as the case may be, to the extent that such amounts relate to the Mortgage Loan included in such Serviced Whole Loan, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06(c), it being acknowledged that payments pursuant to this clause (xvi) will be may solely from amounts allocable to the related Mortgage Loan and that this clause (xvi) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made;

            (xvii) to pay the related Mortgage Loan Seller with respect to the Mortgage Loan included in such Serviced Whole Loan, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualifying Substitute Mortgage Loan(s), all Monthly Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(f);

            (xviii) to deposit into the Excess Liquidations Proceeds Account, any Excess Liquidation Proceeds related to such Serviced Whole Loan; and

            (xix) to clear and terminate such Serviced Whole Loan Collection Account at the termination of this Agreement pursuant to Section 9.01.

            The Master Servicer shall keep and maintain separate accounting records, on a loan by loan and property-by-property basis when appropriate, for the purpose of justifying any withdrawal from any Serviced Whole Loan Collection Account. All withdrawals with respect to any Serviced Whole Loan shall be made first from the applicable Serviced Whole Loan Collection Account and then, from the Collection Account to the extent permitted by Section 3.06(b). Upon request, the Master Servicer shall provide to the Trustee such records and any other information in the possession of the Master Servicer to enable the Trustee to determine the amounts attributable to the Mortgage Loans and the Companion Loans.

            The Master Servicer shall pay to the Special Servicer from the Serviced Whole Loan Collection Accounts amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of such Special Servicer describing the item and amount to which the Special Servicer is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan included in the Serviced Whole Loan and related REO Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from any Serviced Whole Loan Collection Account.

            Any permitted withdrawals under this Section 3.06(c) with respect to reimbursement for advances or other amounts payable to a Serviced Companion Loan Trustee shall, if applicable, also be deemed to be a permitted withdrawal for similar amounts owed to the fiscal agent of the Serviced Companion Loan Trustee, if any.

            Notwithstanding anything to the contrary contained herein, with respect to each Serviced Companion Loan, the Master Servicer shall withdraw from the related Serviced Whole Loan Collection Account and remit to the related Serviced Companion Loan Noteholders, within one Business Day of receipt thereof, any amounts that represent Late Collections or Principal Prepayments on such Serviced Companion Loan or any successor REO Loan with respect thereto, that are received by the Master Servicer subsequent to 5:00 p.m. (New York City time) on the related Due Date therefor (exclusive of any portion of such amount payable or reimbursable to any third party in accordance with the related Co-Lender Agreement or this Agreement), unless such amount would otherwise be included in the monthly remittance to the holder of such Serviced Companion Loan for such month.

            In the event that the Master Servicer fails, as of 5:00 p.m. (New York City time) on any Servicer Remittance Date or any other date a remittance is required to be made, to remit to the Trustee (in respect of the related Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of any related Serviced Companion Loan) any amounts required to be so remitted hereunder by such date (including any P&I Advance pursuant to Section 4.07 and any Excess Liquidation Proceeds allocable to the Serviced Companion Loans pursuant to Section 4.01(e)), the Master Servicer shall pay to the Trustee (in respect of the Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of the Serviced Companion Loan), for the account of the Trustee (in respect of the Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of the Serviced Companion Loans), interest, calculated at the Prime Rate, on such amount(s) not timely remitted, from the time such payment was required to be made (without regard to any grace period) until (but not including) the date such late payment is received by the Trustee or the Serviced Companion Loan Noteholders, as applicable.

            (d) On each Servicer Remittance Date, all income and gain realized from investment of funds to which the Master Servicer or the Special Servicer is entitled pursuant to Section 3.07(b) shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable.

            (e) With respect to the Serviced Whole Loans, if amounts required to pay the expenses allocable to any related Serviced Companion Loan exceed amounts on deposit in the Serviced Whole Loan Collection Account and the Master Servicer, the Special Servicer or the Trustee, as applicable, shall have sought reimbursement from the Trust Fund with respect to such expenses allocable to such Serviced Companion Loan, as applicable, the Master Servicer shall seek (on behalf of the Trust Fund, subject to the related Co-Lender Agreement) payment or reimbursement from the holder of the related Serviced B Loan, if any, or, if such Serviced Companion Loan has been deposited into a securitization, out of general collections in the collection account established pursuant to the related Serviced Companion Loan Securitization Agreement.

            (f) If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the Special Servicer shall, promptly when needed, transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the Master Servicer for deposit into its Collection Account for the following purposes:

            (i) to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with Section 3.06(b), for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest thereon);

            (ii) to pay, in accordance with Section 3.06(b), or to reimburse the Trust for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an Additional Trust Fund Expense;

            (iii) to offset any Realized Loss (as calculated without regard to the application of such Loss of Value Payments) incurred with respect to such Mortgage Loan or any related successor REO Loan;

            (iv) following the occurrence of a liquidation event with respect to such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses
      (i)-(iii) in respect of any other Mortgage Loan or REO Loan; and

            (v) On the final Distribution Date after all distributions have been made as set forth in clause (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any Realized Losses, Additional Trust Fund Expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

            Any Loss of Value Payments transferred to the Collection Account pursuant to clauses (i)-(iii) of the prior paragraph shall, except for purposes of Sections 3.12(c) and (d), be deemed to constitute Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Account pursuant to clause (iv) of the prior paragraph shall, except for purposes of Sections 3.12(c) and (d), be deemed to constitute Liquidation Proceeds received by the Trust in respect of the Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to the Collection Account to cover an item contemplated by clauses (i)-(iv) of the prior paragraph.

            Section 3.07 Investment of Funds in the Collection Account , the Serviced Whole Loan Collection Accounts, REO Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve Accounts. (a) The Master Servicer (or with respect to any REO Account, the Special Servicer) may direct any depository institution maintaining its Collection Account, any Serviced Whole Loan Collection Account, any Borrower Accounts (as defined below and subject to the second succeeding sentence) and any REO Account (each, for purposes of this
Section 3.07, an "Investment Account"), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any investment of funds on deposit in an Investment Account by the Master Servicer or the Special Servicer shall be documented in writing and shall provide evidence that such investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. In the case of any Escrow Account, Lock-Box Account, Cash Collateral Account or Reserve Account (the "Borrower Accounts"), the Master Servicer shall act upon the written request of the related Borrower or Manager to the extent that the Master Servicer is required to do so under the terms of the respective Loan Documents, provided that in the absence of appropriate written instructions from the related Borrower or Manager meeting the requirements of this Section 3.07, the Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Trustee shall have sole control (except with respect to investment direction which shall be in the control of the Master Servicer or the Special Servicer, with respect to any REO Accounts, as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent (which shall initially be the Master Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee. The Trustee shall have no responsibility or liability with respect to the investment directions of the Master Servicer, the Special Servicer, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Master Servicer shall have no responsibility or liability with respect to the investment directions of the Special Servicer, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (or the Special Servicer) shall:

            (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (y) demand payment of all amounts due thereunder promptly upon determination by the Master Servicer (or the Special Servicer) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

            (b) All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the Master Servicer (except with respect to the investment of funds deposited in (i) any Borrower Account, which shall be for the benefit of the related Borrower to the extent required under the Mortgage Loan or applicable law or (ii) any REO Account, which shall be for the benefit of the Special Servicer) and, if held in its Collection Account, any Serviced Whole Loan Collection Account or REO Account shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable, in accordance with Section 3.06 or Section 3.17(b), as applicable. The Master Servicer, or with respect to any REO Account, the Special Servicer, shall deposit from its own funds into its Collection Account, the applicable Serviced Whole Loan Collection Account or any REO Account, as applicable, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss; provided, however, that the Master Servicer or Special Servicer, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it. The Master Servicer shall also deposit from its own funds in any Borrower Account immediately upon realization of such loss the amount of any loss incurred in respect of Permitted Investments, except to the extent that amounts are invested at the direction of or for the benefit of the Borrower under the terms of the Mortgage Loan, Serviced Whole Loan or applicable law. Amounts in the Distribution Account, Interest Reserve Account and the Excess Liquidation Proceeds Account shall remain uninvested.

            (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may, and upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Trustee takes any such action, (i) the Master Servicer, if such Permitted Investment was for the benefit of the Master Servicer, or (ii) the Special Servicer, if such Permitted Investment was for the benefit of the Special Servicer, shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith.

            Section 3.08 Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage. (a) In the case of each Mortgage Loan or Serviced Whole Loan, as applicable (but excluding any REO Loan) the Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Borrower, with respect to the Mortgage Loans or Serviced Whole Loans that it is servicing, to maintain (including identifying the extent to which such Borrower is maintaining insurance coverage and, if such Borrower does not so maintain, the Master Servicer will itself cause to be maintained with Qualified Insurers) for the related Mortgaged Property (x) except where the Loan Documents permit a Borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Mortgage Loan or Serviced Whole Loan, as applicable, or (ii) the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and (y) all other insurance coverage (including, but not limited to, coverage for acts of terrorism) as is required, subject to applicable law, under the related Loan Documents; provided, however, that:

            (i) the Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless (x) such insurance policy was in effect at the time of the origination of the related Mortgage Loan or Serviced Whole Loan, as applicable, or (y) was required by the related Loan Documents and is available at commercially reasonable rates (and if the Master Servicer does not cause the Borrower to maintain or itself maintain such earthquake or environmental insurance policy on any Mortgaged Property, the Special Servicer shall have the right, but not the duty, to obtain (in accordance with the Servicing Standard), at the Trust's expense, earthquake or environmental insurance on any REO Property so long as such insurance is available at commercially reasonable rates), provided that the Master Servicer shall require the related Borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates;

            (ii) if and to the extent that any Mortgage Loan Document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related Borrower is to obtain the requisite insurance coverage, the Master Servicer shall (to the extent consistent with the Servicing Standard) require the related Borrower to obtain the requisite insurance coverage from Qualified Insurers;

            (iii) the Master Servicer shall not have any obligation beyond using its reasonable efforts consistent with the Servicing Standard to cause any Borrower to maintain the insurance required to be maintained under the Loan Documents; provided, however, that this clause shall not limit the Master Servicer's obligation to obtain and maintain a force-placed insurance policy, as provided herein;

            (iv) except as provided below, (including under clause (vi) below), in no event shall the Master Servicer be required to cause the Borrower to maintain, or itself obtain, insurance coverage that the Master Servicer has determined is either (A) not available at any rate or (B) not available at commercially reasonable rates and the related hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which the related Mortgaged Property is located (in each case, as determined by the Master Servicer in accordance with the Servicing Standard, not less frequently than annually, to the extent consistent with the Servicing Standard (but need not be made more frequently) at the approximate date on which the Master Servicer receives notice of the renewal, replacement or cancellation of coverage, and the Master Servicer will be entitled to rely on insurance consultants, retained at its own expense, in making such determination);

            (v) to the extent that a Master Servicer itself is required to maintain insurance that the Borrower does not maintain, the Master Servicer will not be required to maintain insurance other than what is available to the Master Servicer on a force-placed basis at commercially reasonable rates, and only to the extent the Trustee as lender has an insurable interest thereon; and

            (vi) any explicit terrorism insurance requirements contained in the related Loan Documents shall be enforced by the Master Servicer in accordance with the Servicing Standard, unless the Special Servicer and the Directing Certificateholder have consented to a waiver (including a waiver to permit the Master Servicer to accept insurance that does not comply with specific requirements contained in the Loan Documents) in writing of that provision in accordance with the Servicing Standard;

provided, however, that any determination by the Master Servicer that a particular type of insurance is not available at commercially reasonable rates shall be subject to the approval of the Special Servicer and the Directing Certificateholder; provided, further, that the Master Servicer will not be permitted to obtain insurance on a force-placed basis with respect to terrorism insurance without the consent of the Special Servicer and the Directing Certificateholder, subject however, to Section 3.29(b).

            Notwithstanding the limitation set forth in clause (iv) above, the Master Servicer must, prior to availing itself of any limitation described in that clause with respect to any Mortgage Loan or Serviced Whole Loan, as applicable, obtain the approval or disapproval of the Special Servicer and the Directing Certificateholder (and, in connection therewith, the Special Servicer will be required to comply with any applicable provisions of Sections 3.26 and 3.30, 3.31, 3.32 or 3.34, as applicable). The Master Servicer will be entitled to rely on the determination of the Special Servicer made in connection with such approval or disapproval. The Special Servicer shall decide with the consent of the Directing Certificateholder whether to withhold or grant such approval in accordance with the Servicing Standard. If any such approval has not been expressly denied within 10 Business Days (or with respect to any Serviced Whole Loan, such period of time as provided in Sections 3.31, 3.32 or 3.34, if any) of the Special Servicer's and the Directing Certificateholder's receipt from the Master Servicer of the Master Servicer's determination and analysis and all information reasonably requested by the Special Servicer or the Directing Certificateholder and reasonably available to the Master Servicer in order to make an informed decision, such approval shall be deemed to have been granted.

            The Master Servicer shall notify the Special Servicer, the Trustee and the Directing Certificateholder if the Master Servicer determines in accordance with the Servicing Standard that a Borrower has failed to maintain insurance required under the Loan Documents and such failure materially and adversely affects the interests of the Certificateholders or if the Borrower has notified the Master Servicer in writing that the Borrower does not intend to maintain such insurance and that the Master Servicer has determined in accordance with the Servicing Standard that such failure materially and adversely affects the interests of the Certificateholders.

            Subject to Section 3.17(a), with respect to each REO Property, the Special Servicer shall use reasonable efforts, consistent with the Servicing Standard, to maintain (subject to the right of the Special Servicer to direct the Master Servicer to make a Property Advance for the costs associated with coverage that the Special Servicer determines to maintain, in which case the Master Servicer shall make such Property Advance) with Qualified Insurers, (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Loan Documents (unless such amount is not available or the Directing Certificateholder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1.0 million per occurrence, and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months; provided, however, that the Special Servicer shall not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a cost customarily acceptable and consistent with the Servicing Standard. With respect to each Specially Serviced Loan (other than an REO Loan) the Special Servicer shall, in accordance with the Servicing Standard, be responsible for pursuing any enforcement action against the related Borrower with respect to such Borrower's failure to maintain the insurance described in the first paragraph of this
Section 3.08(a); provided, that if such Borrower fails to maintain such insurance, the Special Servicer may direct the Master Servicer to cause such coverage to be maintained in accordance with and subject to the other provisions of this Section 3.08, to the extent that the identified coverage is available under the Master Servicer's existing force-placed policy.

            All such insurance policies maintained as described above shall contain (if they insure against loss to property) a "standard" mortgagee clause, with loss payable to the Master Servicer (on behalf of the Trustee on behalf of Certificateholders and, with respect to a Serviced Whole Loan the related Serviced Companion Loan Noteholders), or shall name the Trustee as the insured, with loss payable to the Special Servicer on behalf of the Trustee (on behalf of Certificateholders and, with respect to a Serviced Whole Loan the related Serviced Companion Loan Noteholders) (in the case of insurance maintained in respect of an REO Property). Any amounts collected by the Master Servicer or Special Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Borrower, in each case in accordance with the Servicing Standard) shall be deposited in the Collection Account (or, in the case of the Serviced Whole Loans, in the applicable Serviced Whole Loan Collection Account), subject to withdrawal pursuant to Section 3.06, in the case of amounts received in respect of a Mortgage Loan or Serviced Whole Loan, or in the applicable REO Account of the Special Servicer, subject to withdrawal pursuant to Section 3.17, in the case of amounts received in respect of an REO Property. Any cost incurred by the Master Servicer or the Special Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders or Serviced Companion Loan Noteholders, be added to the Stated Principal Balance of the related Mortgage Loan or the Serviced Whole Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Whole Loan so permit; provided, however, that this sentence shall not limit the rights of the Master Servicer or Special Servicer on behalf of the Trust Fund to enforce any obligations of the related Borrower under such Mortgage Loan or Serviced Whole Loan. Any costs incurred by the Master Servicer in maintaining any such insurance policies in respect of the Mortgage Loans or Specially Serviced Loans (other than REO Properties) (i) if the Borrower defaults on its obligation to do so, shall be advanced by the Master Servicer as a Property Advance and will be charged to the related Borrower and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust Fund (and in the case of the Serviced Whole Loans, first, of the related Serviced B Loan Noteholder, if any, and second, to the extent such cost remains unpaid, the related Mortgage Loan) payable out of the related REO Account (or Serviced Whole Loan REO Account, as applicable) or, if the amount on deposit therein is insufficient therefore, advanced by the Master Servicer as a Property Advance.

            (b) If either (x) the Master Servicer or Special Servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans, Serviced Whole Loans or REO Properties, as applicable, as to which it is the Master Servicer or Special Servicer, as the case may be, then, to the extent such policy (i) is obtained from a Qualified Insurer, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the Master Servicer or Special Servicer has long-term unsecured debt obligations that are rated not lower than "A2" by Moody's and "A" by S&P (or, if applicable, the comparable rating from Fitch, with respect to any class of Companion Loan Securities that is rated by Fitch), and the Master Servicer or Special Servicer self-insures for its obligation to maintain the individual policies otherwise required, then the Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the Master Servicer or Special Servicer, as the case may be, that maintains such policy shall, if there shall not have been maintained on any Mortgaged Property or REO Property thereunder a hazard insurance policy complying with the requirements of Section 3.08(a), and there shall have been one or more losses that would have been covered by such an individual policy, promptly deposit into the Collection Account (or, in the case of a Serviced Whole Loan, in the related Serviced Whole Loan Collection Account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan, as applicable (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard). The Master Servicer and Special Servicer shall prepare and present, on behalf of itself, the Trustee, Certificateholders and, if applicable the Serviced Companion Loan Noteholders, claims under any such blanket or master force-placed policy maintained by it in a timely fashion in accordance with the terms of such policy. If the Master Servicer or Special Servicer, as applicable, causes any Mortgaged Property or REO Property to be covered by such "force-placed" insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid as a Property Advance.

            (c) With respect to each Mortgage Loan or Serviced Whole Loan, as applicable, that is subject to an Environmental Insurance Policy, if the Master Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, the Master Servicer shall notify the Special Servicer to such effect and the Master Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. With respect to each Specially Serviced Loan and REO Property that is subject to an Environmental Insurance Policy, if the Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, such Special Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust, on behalf of the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders (giving due regard to the junior nature of the related B Loan, if any), is entitled thereunder. Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an Environmental Insurance Policy described above (whether by the Master Servicer or Special Servicer) shall be a Property Advance.

            (d) The Master Servicer and Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or REO Properties as to which it is the Special Servicer exist as part of the Trust Fund) keep in force with a Qualified Insurer, a fidelity bond in such form and amount as are consistent with the Servicing Standard. The Master Servicer or Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or Special Servicer, as the case may be. Such fidelity bond shall provide that it may not be canceled without ten days' prior written notice to the Trustee. So long as the long-term unsecured debt obligations of the Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer, as applicable, are rated not lower than "A2" by Moody's and "A" by S&P (and, if it rates Companion Loan Securities, Fitch) (or, if applicable, the comparable rating from Fitch, with respect to any class of Companion Loan Securities that is rated by Fitch), the Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the fidelity bond coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

            The Master Servicer and Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or REO Properties exist as part of the Trust Fund) also keep in force with a Qualified Insurer a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with their servicing obligations hereunder, which policy or policies shall be in such form and amount as are consistent with the Servicing Standard. The Master Servicer or Special Servicer shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the Master Servicer or Special Servicer, as the case may be. Any such errors and omissions policy shall provide that it may not be canceled without ten days' prior written notice to the Trustee. So long as the long-term unsecured debt obligations of the Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer, as applicable, are rated not lower than "A" by S&P (and, if it rates Companion Loan Securities, Fitch) and "A2" by Moody's (or, if applicable, the comparable rating from Fitch, with respect to any class of Companion Loan Securities that is rated by Fitch), the Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the errors and omissions coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

            Section 3.09 Enforcement of Due-On-Sale Clauses; Assumption Agreements; Defeasance Provisions. (a) If any Mortgage Loan or Serviced Whole Loan contains a provision in the nature of a "due-on-sale" clause (including, without limitation, sales or transfers of Mortgaged Properties (in full or part) or the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners), which by its terms:

            (i) provides that such Mortgage Loan or Serviced Whole Loan will (or may at the mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property (including, without limitation, the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners),

            (ii) provides that such Mortgage Loan or Serviced Whole Loan may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer, or

            (iii) provides that such Mortgage Loan or Serviced Whole Loan may be assumed or transferred without the consent of the mortgagee, provided certain conditions set forth in the Loan Documents are satisfied, then, for so long as such Mortgage Loan is included in the Trust Fund, subject to the rights of the Directing Certificateholder, the Master Servicer (with respect to each Mortgage Loan that is a Performing Loan and any related Companion Loans) or the Special Servicer (with respect to any Specially Serviced Loan and any related Companion Loan), as applicable, on behalf of the Trust Fund shall not be required to enforce any such due-on-sale clauses and in connection therewith shall not be required to (x) accelerate payments thereon or (y) withhold its consent to such an assumption if (1) such provision is not exercisable under applicable law or the enforcement of such provision is reasonably likely to result in meritorious legal action by the Borrower or (2) the Master Servicer or the Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that granting such consent would be likely to result in a greater recovery, on a present value basis (discounting at the related Mortgage Rate), than would enforcement of such clause. If the Master Servicer or the Special Servicer, as applicable, determines that (A) granting such consent would be likely to result in a greater recovery, (B) such provision is not legally enforceable, or (C) that the conditions described in clause (iii) above relating to the assumption or transfer of Mortgage Loan or Serviced Whole Loan have been satisfied, the Master Servicer or the Special Servicer, as applicable, is authorized to consent to, and coordinate the consummation of, an assumption of the related Mortgage Loan or Serviced Whole Loan or other appropriate transaction by the proposed transferee from the related Borrower or its owners, provided, that (a) the credit status of the prospective new Borrower is in compliance with the Master Servicer's or Special Servicer's, as applicable, Servicing Standard and (b) the Master Servicer or the Special Servicer, as applicable, has received written confirmation that such assumption or substitution would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates or any affected Companion Loan Securities from (i) S&P with respect to any Mortgage Loan (together with any Mortgage Loans cross-collateralized with such Mortgage
Loan) that (A) represents more than 5% of the then-current aggregate Stated Principal Balance of the Mortgage Loans (taking into account for the purposes of this calculation, in the case of any such Mortgage Loan with respect to which the related Borrower or its Affiliate is a Borrower with respect to one or more other Mortgage Loans, such other Mortgage Loans), (B) has a Stated Principal Balance that is more than $35,000,000 or (C) is among the ten largest Mortgage Loans in the Trust Fund (based on Stated Principal Balance), or (ii) Moody's (and, if it rates any affected Companion Loan Securities, Fitch) with respect to any Mortgage Loan (together with any Mortgage Loans cross-collateralized with such Mortgage Loan) that represents one of the ten largest Mortgage Loans in the Trust Fund (based on Stated Principal Balance). In connection with each such assumption or substitution entered into by the Special Servicer, the Special Servicer shall give prior notice thereof to the Master Servicer. The Master Servicer or the Special Servicer, as applicable, shall notify the Trustee and the Directing Certificateholder that any such assumption or substitution agreement has been completed by forwarding to the Custodian (with a copy to the Master Servicer, if applicable, and the Directing Certificateholder) the original copy of such agreement, which copies shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. To the extent not precluded by the Mortgage Loan documents, the Master Servicer or the Special Servicer shall not approve an assumption or substitution without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related Borrower is required but fails to pay such fees or the related Borrower is not required to pay such fees and the Master Servicer has attempted to collect such fees but fails to collect such fees, such fees shall be an expense of the Trust Fund and, in the case of any Serviced Whole Loan, such expense shall be allocated in accordance with the related Co-Lender Agreement or, in absence of such allocation, (i) first to the related Serviced B Loan (up to the full Stated Principal Balance thereof), if any, and, then, (ii) to the holders of the related Mortgage Loan (or in the case of a Serviced Whole Loan with a Pari Passu Companion Loan, to the holders related Mortgage Loan and Pari Passu Companion Loan on a pro rata basis in accordance with their outstanding principal balances).

      Notwithstanding anything in the foregoing paragraph to the contrary, (i) the Master Servicer shall promptly forward any request for an assumption of any Mortgage Loan or Serviced Whole Loan to the Special Servicer for approval and also forward to the Special Servicer its written recommendation, analysis and any other information or documents reasonably requested by the Special Servicer (to the extent such information or documents are in the Master Servicer's possession); provided, that the Special Servicer shall obtain the consent of the Directing Certificateholder to any such assumption or substitution of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan, to the extent described in Sections 3.30, 3.31, 3.32 or 3.34 hereof, as applicable.

            (b) If any Mortgage Loan or Serviced Whole Loan contains a provision in the nature of a "due-on-encumbrance" clause (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners), which by its terms:

            (i) provides that such Mortgage Loan or Serviced Whole Loan shall (or may at the mortgagee's option) become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners),

            (ii) requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on the related Mortgaged Property (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners), or

            (iii) provides that such Mortgaged Property may be further encumbered without the consent of the mortgagee (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners), provided certain conditions set forth in the Loan Documents are satisfied, then the Master Servicer (with respect to each Mortgage Loan that is a Performing Loan and any related Companion Loan) or Special Servicer (with respect to any Specially Serviced Loans and any related Companion Loan), as applicable, on behalf of the Trust Fund shall not be required to enforce such due-on-encumbrance clauses and in connection therewith, will not be required to
(i) accelerate the payments on the related Mortgage Loan or Serviced Whole Loan or (ii) withhold its consent to such lien or encumbrance, if the Master Servicer or the Special Servicer, as applicable, (x) determines, in accordance with the Servicing Standard that such enforcement would not be in the best interests of the Trust Fund or the holder of the related Serviced Companion Loan, if applicable (giving due regard to the junior nature of the related B Loan, if any), or that in the case of a Mortgage Loan or Serviced Whole Loan described in clause (b)(iii) above that the conditions to further encumbrance have been satisfied and (y) as to any Mortgage Loan or Serviced Whole Loan, receives prior written confirmation from S&P and Moody's (or, if applicable, Fitch if it is rating any affected Companion Loan Securities) that granting such consent would not, in and of itself, cause a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates or affected Companion Loan Securities, if applicable; provided, that in the case of S&P, such confirmation shall only be required with respect to any Mortgage Loan (together with any Mortgage Loans cross-collateralized with such Mortgage Loan) that (1) represents 2% or more of the Stated Principal Balance of all of the Mortgage Loans held by the Trust Fund (or 5% if the aggregate Stated Principal Balance of all of the Mortgage Loans held by the Trust Fund is less than $100 million), (2) has a Stated Principal Balance greater than $20 million, (3) is one of the ten largest Mortgage Loans based on Stated Principal Balance, (4) has a loan-to-value ratio (which includes additional debt of the related Borrower and any related mezzanine debt, if any) that is greater than or equal to 85% or (5) has a Debt Service Coverage Ratio (which includes additional debt of the related Borrower and any related mezzanine debt, if any) that is less than 1.20x or, in the case of Moody's, such confirmation shall only be required with respect to any Mortgage Loan which (together with any Mortgage Loans cross-collateralized with such Mortgage Loans) represents one of the ten largest Mortgage Loans in the Trust Fund (based on Stated Principal Balance). To the extent not precluded by the Mortgage Loan documents, the Master Servicer or the Special Servicer, as applicable, shall not approve an assumption or substitution without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related Borrower is required but fails to pay such fees, such fees shall be an expense of the Trust Fund and, in the case of any Serviced Whole Loan, such expense shall be allocated (i) first to the related Serviced B Loan (up to the full Stated Principal Balance thereof), if any, and, then, (ii) to the holders of the related Mortgage Loan.

      Notwithstanding anything in the foregoing paragraph to the contrary, (i) the Master Servicer shall promptly forward any request for the further encumbrance of any Mortgage Loan or Serviced Whole Loan to the Special Servicer for approval; provided, that the Special Servicer shall obtain the consent of the Directing Certificateholder to any such waiver of a due-on-encumbrance clause, to the extent described in Sections 3.30, 3.31, 3.32 or 3.34 hereof, as applicable.

            (c) If the Directing Certificateholder objects in writing to the Master Servicer's or Special Servicer's, as applicable, determination that such conditions have been satisfied, then the Master Servicer or Special Servicer, as applicable, shall not permit transfer, assumption or further encumbrance of such Mortgage Loan or Serviced Whole Loan.

            (d) Nothing in this Section 3.09 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

            (e) In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, neither the Master Servicer nor the Special Servicer shall agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) shall contain any terms that are different from, any term of any Mortgage Loan or Serviced Whole Loan or the related Note, other than pursuant to Section 3.30, 3.31, 3.32 or 3.34 hereof, as applicable.

            (f) With respect to any Mortgage Loan or Serviced Whole Loan which permits release of Mortgaged Properties through defeasance and subject to
Section 3.30(m):

            (i) If such Mortgage Loan or Serviced Whole Loan requires that the Master Servicer (on behalf of the Trustee) purchase the required government securities, then the Master Servicer shall purchase such obligations, at the related Borrower's expense, in accordance with the terms of such Mortgage Loan; provided, that the Master Servicer shall not accept the amounts paid by the related Borrower to effect defeasance until acceptable government securities have been identified.

            (ii) To the extent not inconsistent with such Mortgage Loan or Serviced Whole Loan, the Master Servicer shall require the related Borrower to provide an Opinion of Counsel (which shall be an expense of the related Borrower) to the effect that the Trustee has a first priority perfected security interest in the defeasance collateral (including the government securities) and the assignment of the defeasance collateral is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to each Rating Agency.

            (iii) To the extent not inconsistent with such Mortgage Loan or Serviced Whole Loan, the Master Servicer shall require a certificate at the related Borrower's expense from an Independent certified public accountant certifying to the effect that the government securities will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan or Serviced Whole Loan in compliance with the requirements of the terms of the related Loan Documents.

            (iv) Prior to permitting the release of any Mortgaged Properties and, if applicable, assumption of the Mortgage Loan or Serviced Whole Loan by a successor borrower, to the extent not inconsistent with the related Mortgage Loan or Serviced Whole Loan, the Master Servicer shall obtain, at the related Borrower's expense, written confirmation from each Rating Agency that such release and assumption, if applicable, would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates or the Companion Loan Securities, as applicable; provided, however, that (A) the Master Servicer shall not be required to obtain such written confirmation from Moody's unless such Mortgage Loan (together with any Mortgage Loans cross-collateralized with such Mortgage Loan) at the time of such defeasance is (x) one of the ten largest Mortgage Loans by Stated Principal Balance, (y) a Mortgage Loan with a Stated Principal Balance greater than $20,000,000 or (z) a Mortgage Loan that represents 5% or more of the Stated Principal Balance of all Mortgage Loans and (B) the Master Servicer shall not be required to obtain such written confirmation from S&P with respect to any Mortgage Loan that has a Stated Principal Balance that is equal to or less than $20,000,000 or 5% of the aggregate Stated Principal Balance of all of the Mortgage Loans (whichever is less), so long as such Mortgage Loan is not one of the ten largest Mortgage Loans by Stated Principal Balance, if the Master Servicer delivers to the Trustee and S&P a letter or a certificate in the form of Exhibit T attached hereto.

            (v) Prior to permitting release of any Mortgaged Property, if the related Mortgage Loan so requires or permits, and provides for the related Borrower to pay the cost thereof, the Master Servicer shall require an Opinion of Counsel of the related Borrower to the effect that such release will not cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, cause a tax to be imposed on the Trust Fund under the REMIC Provisions or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, Part I of subchapter J of the Code for federal income tax purposes.

            (vi) No defeasance shall occur prior to the second anniversary of the Startup Day of the Trust REMICs.

            (vii) The Trustee shall at the expense of the related Borrower (to the extent permitted by the related Loan Documents) hold the U.S. government obligations as pledgee for the benefit of the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders, and apply payments of principal and interest received on the government obligations to the Collection Account in respect of the defeased Mortgage Loan according to the payment schedule existing immediately prior to the defeasance.

            (viii) The Master Servicer shall, in accordance with the Servicing Standard, enforce provisions in the Mortgage Loans that it is servicing requiring Borrowers to pay all reasonable expenses associated with a defeasance.

            (ix) To the extent not inconsistent with such Mortgage Loan, or to the extent the related Loan Documents provide the lender with discretion, the Master Servicer shall require the Borrower to establish a single purpose entity to act as a successor borrower.

            Section 3.10 Appraisals; Realization Upon Defaulted Mortgage Loans.
(a) Contemporaneously with the earliest of (i) the effective date of any (A) modification of the Maturity Date, a Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term of a Mortgage Loan or Serviced Whole Loan, (B) extension of the Maturity Date of a Mortgage Loan or Serviced Whole Loan as described below in Section 3.30, 3.31,
3.32 or 3.34, as applicable, or (C) consent to the release of any Mortgaged Property from the lien of the related Mortgage other than pursuant to the terms of the related Mortgage Loan or Serviced Whole Loan, (ii) the occurrence of an Appraisal Reduction Event, (iii) a default in the payment of a Balloon Payment for which an extension is not granted pursuant to Section 3.26(g), or (iv) the date on which the Special Servicer, consistent with the Servicing Standard, requests an Updated Valuation, the Special Servicer shall obtain an Updated Valuation or Small Loan Appraisal Estimate (or a letter update for an existing appraisal which is less than two years old) for any Mortgaged Property (other than the Mortgaged Property related to the ShopKo Portfolio Mortgage Loan), the cost of which shall constitute a Property Advance; provided, however, that the Special Servicer shall not be required to obtain an Updated Valuation pursuant to clauses (i) through (iv) above with respect to any Mortgaged Property for which there exists an Appraisal or Small Loan Appraisal Estimate which is less than twelve months old unless the Special Servicer has actual knowledge of a material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Appraisal or Small Loan Appraisal Estimate. For so long as such Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the Special Servicer shall obtain letter updates to each Updated Valuation annually and prior to the Special Servicer granting extensions beyond one year or any subsequent extension after granting a one year extension with respect to the same Mortgage Loan or Serviced Whole Loan. The Special Servicer will be required to update, on an annual basis, each Small Loan Appraisal Estimate or Updated Appraisal for so long as the related Mortgage Loan or Serviced Whole Loan remains a Specially Serviced Loan. The Special Servicer shall send all such letter updates and Updated Valuations to the Master Servicer, the Rating Agencies, the Controlling Class Representative, any related Serviced Companion Loan Noteholders and the Directing Certificateholder.

            The Special Servicer shall monitor each Specially Serviced Loan, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related Mortgaged Property, initiate corrective action in cooperation with the Borrower if, in the Special Servicer's judgment, cure is likely, and take such other actions (including without limitation, negotiating and accepting a discounted payoff of a Mortgage Loan or Serviced Whole Loan) as are consistent with the Servicing Standard. If, in the Special Servicer's judgment, such corrective action has been unsuccessful, no satisfactory arrangement can be made for collection of delinquent payments, and the Specially Serviced Loan has not been released from the Trust Fund pursuant to any provision hereof, and except as otherwise specifically provided in Sections 3.09(a) and 3.09(b), the Special Servicer may, to the extent consistent with the Asset Status Report (and with the consent of the Directing Certificateholder) and with the Servicing Standard, accelerate such Specially Serviced Loan and commence a foreclosure or other acquisition with respect to the related Mortgaged Property or Properties, provided, that the Special Servicer determines that such acceleration and foreclosure are more likely to produce a greater recovery to Certificateholders and, if applicable, Serviced Companion Loan Noteholders (as a collective whole) on a present value basis (discounting at the related Mortgage Rate) than would a waiver of such default or an extension or modification in accordance with the provisions of
Section 3.30, 3.31, 3.32 or 3.34 hereof, as applicable. The Master Servicer or the Special Servicer may, pay the costs and expenses in any such proceedings as a Property Advance unless the Master Servicer or Special Servicer, as applicable, determines, in its good faith judgment, that such Property Advance would constitute a Nonrecoverable Advance. The Trustee shall be entitled to conclusively rely upon any determination of the Master Servicer that a Property Advance, if made, would constitute a Nonrecoverable Advance. If the Master Servicer does not make such Property Advance in violation of the second preceding sentence, the Trustee shall make such Property Advance, unless the Trustee determines that such Property Advance would be a Nonrecoverable Advance. The Master Servicer and the Trustee, as applicable, shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to this paragraph to the extent permitted by Section 3.06.

            (b) If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Borrower or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in its best judgment, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer's Certificate delivered to the Trustee.

            (c) In the event that title to any Mortgaged Property (other than Mortgaged Property related to the ShopKo Portfolio Mortgage Loan) is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, or to its nominee (which shall not include the Special Servicer) or a separate Trustee or co-Trustee on behalf of the Trustee as Holder of the Lower-Tier Regular Interests and the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan or Serviced Whole Loan, as applicable, such Mortgage Loan or Serviced Whole Loan, as applicable, shall (except for purposes of Section 9.01) be considered to be an REO Loan until such time as the related REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses. Consistent with the foregoing, for purposes of all calculations hereunder, so long as such Mortgage Loan or Serviced Companion Loan, as applicable, shall be considered to be an outstanding Mortgage Loan or Serviced Companion Loan, as applicable:

            (i) it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Note shall have been discharged, such Note and, for purposes of determining the Stated Principal Balance thereof, the related amortization schedule in effect at the time of any such acquisition of title shall remain in effect; and

            (ii) subject to Section 1.02(g), Net REO Proceeds received in any month shall be applied to amounts that would have been payable under the related Note(s) in accordance with the terms of such Note(s) and any applicable Co-Lender Agreement. In the absence of such terms, Net REO Proceeds shall, subject to Section 1.02(g), be deemed to have been received first, in payment of the accrued interest that remained unpaid on the date that the related REO Property was acquired by the Trust Fund; second, in respect of the delinquent principal installments that remained unpaid on such date; and thereafter, Net REO Proceeds received in any month shall be applied to the payment of installments of principal and accrued interest on such Mortgage Loan or Serviced Companion Loan, as applicable, deemed to be due and payable in accordance with the terms of such Note(s) and such amortization schedule until such principal has been paid in full and then to other amounts due under such Mortgage Loan or Serviced Companion Loan, as applicable. If such Net REO Proceeds exceed the Monthly Payment then payable, the excess shall be treated as a Principal Prepayment received in respect of such Mortgage Loan or Serviced Companion Loan, as applicable.

            (d) Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

            (i) such personal property is incident to real property (within the meaning of Section 856(e)(l) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund; or

            (ii) the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Lower-Tier REMIC) to the effect that the holding of such personal property by the Lower-Tier REMIC will not cause the imposition of a tax on either Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

            (e) Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to any pledge agreement unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund; provided that with respect to the Serviced Whole Loan, such expenses shall be allocated first to the related Serviced B Loan, if any, and second, to the extent such expense remains unpaid, to the related Mortgage Loan (or in the case of a Serviced Whole Loan with a Pari Passu Companion Loan, to the related Mortgage Loan and Pari Passu Companion Loan on a pro rata basis in accordance with their outstanding principal balances)) to the effect that the holding of such partnership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on either Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

            (f) Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, have a receiver of rents appointed with respect to, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund, the Certificateholders or Serviced Companion Loan Noteholders, if applicable, would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits, that:

            (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund (and with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders), as a collective whole, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, and

            (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property.

            In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders and, if applicable, the Serviced Companion Loan Noteholders. Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

            (g) The environmental assessment contemplated by Section 3.10(g) shall be prepared within three months (or as soon thereafter as practicable) of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard. Upon the written direction of the Special Servicer and delivery by the Special Servicer to the Master Servicer of pertinent back-up information the Master Servicer shall advance the cost of preparation of such environmental assessments as a Property Advance unless the Master Servicer determines, in its good faith judgment, that such Property Advance would be a Nonrecoverable Advance. The Master Servicer shall be entitled to reimbursement of Property Advances (with interest at the Advance
Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06.

            (h) If the Special Servicer determines pursuant to Section 3.10(f)(i) that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund (and with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders), as a collective whole, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(f)(ii) that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund (and with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders), as a collective whole, to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund (and with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders), but only if the Trustee has mailed notice to the Holders of the Regular Certificates and the related Serviced Companion Loan Noteholders of such proposed action, which notice shall be prepared by the Special Servicer, and only if the Trustee does not receive, within 30 days of such notification, instructions from the Holders of Regular Certificates entitled to a majority of the Voting Rights and, with respect to Serviced Whole Loans, the applicable Serviced Companion Loan Noteholders directing the Special Servicer not to take such action. Notwithstanding the foregoing, if the Special Servicer reasonably determines that it is likely that within such 30-day period irreparable environmental harm to such Mortgaged Property would result from the presence of such Hazardous Materials and provides a prior written statement to the Trustee setting forth the basis for such determination, then the Special Servicer may take such action to remedy such condition as may be consistent with the Servicing Standard. None of the Trustee, the Master Servicer or the Special Servicer shall be obligated to take any action or not take any action pursuant to this Section 3.10(i) at the direction of the Certificateholders or with respect to any Serviced Whole Loan, at the direction of the Certificateholders and the related Serviced Companion Loan Noteholders unless the Certificateholders and, with respect to any Serviced Companion Loan, the Serviced Companion Loan Noteholders agree to indemnify the Trustee, the Master Servicer and the Special Servicer with respect to such action or inaction. The Master Servicer or the Special Servicer may, advance the cost of any such compliance, containment, clean-up or remediation as a Property Advance unless the Master Servicer or the Special Servicer, as applicable, determines, in its good faith judgment, that such Advance would constitute a Nonrecoverable Advance. If the Special Servicer shall make such Property Advance, the Master Servicer shall reimburse the Special Servicer for such Property Advance within 2 Business Days.

            (i) The Special Servicer shall notify the Master Servicer of any Mortgaged Property which is abandoned or foreclosed that requires reporting to the IRS and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or Serviced Whole Loan which is abandoned or foreclosed and the Master Servicer shall report to the IRS and the related Borrower, in the manner required by applicable law, such information and the Master Servicer shall report, via Form 1099C, all forgiveness of indebtedness to the extent such information has been provided to the Master Servicer by the Special Servicer. The Master Servicer shall deliver a copy of any such report to the Trustee.

            (j) The costs of any Updated Valuation obtained pursuant to this
Section 3.10 shall be a Property Advance and shall be reimbursable from the Collection Accounts or, with respect to the Serviced Whole Loans, first, from the applicable Serviced Whole Loan Collection Account and second, to the extent amounts in the Serviced Whole Loan Collection Account are insufficient therefore, from the Collection Accounts in accordance with Section 3.06(b).

            Section 3.11 Trustee to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan or Serviced Whole Loan, or the receipt by the Master Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Master Servicer shall immediately notify the Trustee or the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, pursuant to Section 3.05 have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the related Mortgage File. Any expense incurred in connection with any instrument of satisfaction or deed of reconveyance that is not paid by the related Borrower shall be chargeable to the Trust Fund. The Master Servicer agrees to use reasonable efforts in accordance with the Servicing Standard to enforce any provision in the relevant Loan Documents that require the Borrower to pay such amounts.

            From time to time upon request of the Master Servicer or Special Servicer and delivery to the Trustee and the Custodian of a Request for Release, the Custodian shall promptly release the Mortgage File (or any portion thereof) designated in such Request for Release to the Master Servicer or Special Servicer, as applicable. Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan or the Serviced Whole Loan into an REO Property, or in the event of a substitution of a Mortgage Loan pursuant to Section 2.03, or receipt by the Trustee and the Custodian of a certificate of a Servicing Officer stating that such Mortgaged Property was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, have been so deposited, or that such Mortgage Loan or Serviced Whole Loan has become an REO Property, or that the Master Servicer has received a Qualifying Substitute Mortgage Loan and the applicable Substitution Shortfall Amount, the Custodian shall deliver a copy of the Request for Release to the Master Servicer or Special Servicer, as applicable.

            Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for Trustee's sale or other documents prepared by the Special Servicer, its agents or attorneys, necessary to the foreclosure or Trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or Trustee's sale.

            Section 3.12 Servicing Fees, Trustee Fees and Special Servicing Compensation. (a) As compensation for its activities hereunder, the Master Servicer shall be entitled to the Servicing Fee with respect to each Mortgage Loan that it is servicing. The Master Servicer's rights to the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer's responsibilities and obligations under this Agreement. In addition, the Master Servicer shall be entitled to receive, as additional Servicing Compensation, to the extent permitted by applicable law and the related Mortgage Loans and Serviced Companion Loans that it is servicing and the related Co-Lender Agreement, (i) all investment income earned on amounts on deposit in its Collection Account (and with respect to each Serviced Whole Loan, the related Serviced Whole Loan Collection Account) and certain Reserve Accounts (to the extent consistent with the related Loan Documents), (ii) any late payment charges and any Net Default Interest collected by the Master Servicer or the Special Servicer during a Collection Period accrued on any Performing Loan, in each case, remaining after application thereof during such Collection Period to pay the Advance Interest Amount relating to such Performing Loan and any unreimbursed Additional Trust Fund Expenses (other than Special Servicing Fees, Workout Fees and Liquidation Fees) relating to such Performing Loan incurred during or prior to such Collection Period and, in the case of the Serviced Whole Loans, to the extent allocated to the related Mortgage Loan in the related Co-Lender Agreement, and as further described in Section 3.12(d), (iii) any amounts collected for checks returned for insufficient funds (with respect to any Performing Loan or Specially Serviced Loan), loan service transaction fees, demand fees, beneficiary statement charges or similar items (but not including Prepayment or Yield Maintenance Charges) and (iv) to the extent permitted by applicable law and the related Loan Documents 50% of any Assumption Fees, due-on-sale fees, due-on-encumbrance fees, loan modification fees, extension fees and any similar items relating to any Performing Loan (including any related application fees) for as long as such Mortgage Loan or Serviced Companion Loan is not a Specially Serviced Loan but excluding any Prepayment Premiums or Yield Maintenance Charges, in each case to the extent received and not required to be deposited or retained in its Collection Account or Serviced Whole Loan Collection Account, in each case pursuant to Section 3.05; provided, however, that (A) the Master Servicer shall not be entitled to apply or retain as additional compensation, any late payment charges with respect to any Mortgage Loan or Serviced Companion Loan with respect to which a monetary default or monetary event of default thereunder has occurred and is continuing unless and until such monetary default or monetary event of default has been cured and all delinquent amounts (including any Default Interest not waived) due with respect to such Mortgage Loan or Serviced Companion Loan have been paid and
(B) with respect to any Serviced Whole Loan, the related Net Default Interest, late payment charges and assumption and similar fees shall be allocated between the related Mortgage Loan and related Serviced Companion Loan as set forth in the related Co-Lender Agreement; provided that such Penalty Charges shall be applied to pay the Advance Interest Amount and Additional Trust Fund Expenses (to the extent required by Section 3.12(d)) and advance interest to any other master servicer or trustee under a related Serviced Companion Loan Securitization Agreement for any advance made by such party with respect to any Serviced Companion Loan. The Master Servicer shall also be entitled pursuant to, and to the extent provided in, Sections 3.06(b)(viii) or 3.07(b), as applicable, to withdraw from its Collection Account and to receive from any Borrower Accounts (to the extent not payable to the related Borrower under the Mortgage Loan or applicable law), Net Prepayment Interest Excess, if any, that accrue on the Mortgage Loans that it is servicing and any interest or other income earned on deposits therein.

            As compensation for its activities hereunder on each Distribution Date, the Trustee shall be entitled with respect to each Mortgage Loan to the Trustee Fee, which shall be payable from amounts on deposit in the Lower-Tier Distribution Account. The Trustee shall pay the routine fees of the Certificate Registrar, the Paying Agent and the Authenticating Agent. The Trustee's rights to the Trustee Fee may not be transferred in whole or in part except in connection with the transfer of all of its responsibilities and obligations under this Agreement.

            Except as otherwise provided herein, the Master Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it. Except as otherwise provided herein, the Trustee shall pay all expenses incurred by it in connection with its activities hereunder.

            (b) As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Loan and REO Loan to the Special Servicing Compensation, which shall be payable from amounts on deposit in the Collection Account as set forth in Section 3.06. The Special Servicer's rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement. In addition, the Special Servicer shall be entitled to receive, as Special Servicing Compensation, to the extent permitted by applicable law and the related Loan Documents, (i) any late payment charges and any Net Default Interest collected by the Master Servicer or the Special Servicer during a Collection Period accrued on any Specially Serviced Loan remaining after application thereof during such Collection Period (and, in the case of the Serviced Whole Loans, to the extent allocated to the related Mortgage Loan as set forth in the related Co-Lender Agreement and Section 3.12(d) herein) to pay the Advance Interest Amount relating to such Specially Serviced Loan and any unreimbursed Additional Trust Fund Expenses incurred during or prior to such Collection Period (but not NSF check fees and the like, which shall be paid to the Master Servicer) as further described below in this subsection (b), (ii) 50% of any Assumption Fees, due-on-sale fees, due-on-encumbrance fees, loan modification fees, extension fees, and other similar fees relating to any Performing Loan (including any related application fees), excluding any Prepayment Premiums or Yield Maintenance Charges, (iii) any interest or other income earned on deposits in the REO Accounts, and (iv) 100% of any Assumption Fees, due-on-sale fees, due-on-encumbrance fees, loan modification fees, extension fees, loan service transaction fees, demand fees, beneficiary statement charges and other similar fees (including any related application fees) relating to any Specially Serviced Loan or REO Loan; provided, however, that the Special Servicer shall not be entitled to apply or retain as additional compensation, any late payment charges with respect to any Specially Serviced Loan with respect to which a monetary default or monetary event of default thereunder has occurred and is continuing unless and until such monetary default or monetary event of default has been cured and all delinquent amounts (including any Default Interest not waived) due with respect to such Mortgage Loan have been paid.

            Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it.

            (c) In addition, a Workout Fee will be payable to the Special Servicer with respect to each Mortgage Loan or Serviced Companion Loan (other than with respect to the Spectrum Centre B Loan) that ceases to be a Specially Serviced Loan pursuant to the definition thereof. As to each such Mortgage Loan or Serviced Companion Loan (other than the Spectrum Centre B Loan), the Workout Fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, Balloon Payments and payments at maturity) received on such Mortgage Loan or Serviced Companion Loan (other than with respect to the Spectrum Centre B Loan) for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any such Mortgage Loan or Serviced Companion Loan will cease to be payable if such loan again becomes a Specially Serviced Loan or if the related Mortgaged Property becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Companion Loan (other than the Spectrum Centre B Loan) again ceases to be a Specially Serviced Loan. If the Special Servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it shall retain the right to receive any and all Workout Fees payable with respect to the Mortgage Loans or the Serviced Whole Loans that cease to be a Specially Serviced Loan during the period that it had responsibility for servicing this Specially Serviced Loan and that had ceased being Specially Serviced Loans (or for any Specially Serviced Loan that had not yet become a Corrected Mortgage Loan because as of the time that the Special Servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Mortgage Loan) at the time of such termination or resignation (and the successor Special Servicer shall not be entitled to any portion of such Workout
Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence.

            A Liquidation Fee will be payable to the Special Servicer with respect to each Mortgage Loan repurchased by a Mortgage Loan Seller after the applicable time period (including any applicable extension thereof) in Section 2.03(d) or Specially Serviced Loan as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the Special Servicer recovered any Liquidation Proceeds. As to each such Mortgage Loan repurchased by a Mortgage Loan Seller after the applicable time period (including any applicable extension thereof) in Section 2.03(d) or Specially Serviced Loan and REO Property, the Liquidation Fee will be payable from the related payment or proceeds. Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with (i) the purchase of any Defaulted Mortgage Loan by the Special Servicer or the Controlling Class Representative or any of their Affiliates, (ii) the purchase of all of the Mortgage Loans and REO Properties by the Master Servicer, the Special Servicer or the Controlling Class Representative in connection with the termination of the Trust Fund or the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder pursuant to Section 9.01, (iii) a repurchase of a Mortgage Loan by a Mortgage Loan Seller pursuant to Section 2.03(d) prior to the expiration of the time periods (including any applicable extension thereof) set forth therein, (iv) in the case of any Serviced Whole Loan, the purchase of the related Mortgage Loan by the holder of a related B Loan pursuant to the related Co-Lender Agreement, unless such purchase is more than 60 days following the date such Certificateholder could first exercise such purchase option; (v) in the case of any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, the purchase of the related Mortgage Loan by a mezzanine lender, to the extent permitted by the related mezzanine intercreditor agreement, unless such purchase is more than 60 days following the date such mezzanine lender could first exercise such purchase option, or (vi) a Loss of Value Payment by a Mortgage Loan Seller. With respect to any future mezzanine debt, to the extent not prohibited by the Mortgage Loan Documents, the Master Servicer or Special Servicer, as applicable, shall require that the related mezzanine intercreditor agreement provide that in the event of a purchase of a Mortgage Loan by the related mezzanine lender on a date that is more than 90 days following the date that the related option becomes exercisable, such mezzanine lender shall be required to pay a Liquidation Fee equal to the amount that the Special Servicer would otherwise be entitled to under this Agreement with respect to a liquidation of such Mortgage Loan (provided, however, that such Liquidation Fee shall in all circumstances be payable by the related mezzanine lender and shall not, under any circumstance, by payable out of the Trust). If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or any Specially Serviced Loan. In the event that (i) the Special Servicer has been terminated, and (ii) either prior or subsequent to such termination, either (A) a Specially Serviced Loan was liquidated or modified pursuant to an action plan submitted by the initial Special Servicer and approved (or deemed approved) by the Directing Certificateholder, or (B) a Specially Serviced Loan being monitored by the Special Servicer subsequently became a Corrected Mortgage Loan, then in either such event the Special Servicer shall be paid the related Workout Fee or Liquidation Fee, as applicable.

            The Special Servicer will also be entitled to additional fees in the form of Penalty Charges on Specially Serviced Loans it is responsible for servicing hereunder that accrued during such time as such Mortgage Loan or Serviced Companion Loan was a Specially Serviced Loan, but only to the extent actually paid by the related Borrower and to the extent that all amounts then due and payable with respect to the related Mortgage Loan or Serviced Companion Loan (including interest on Advances) have been paid and are not needed to first, (x) reimburse the Trust Fund for Additional Trust Fund Expenses paid in connection therewith during or prior to the Collection Period in which such Penalty Charges were collected and (y) reimburse Advance Interest Amounts paid to the Master Servicer, Trustee or Special Servicer, as applicable, and advance interest to any other master servicer or trustee under a related Serviced Companion Loan Securitization Agreement for any advance made by such party with respect to any Serviced Companion Loan that accrued with respect to the related Mortgage Loan or Serviced Companion Loan during the Collection Period in which such Penalty Charges were collected; provided, that with respect to a Serviced Companion Loan, Penalty Charges with respect to such Serviced Companion Loan shall be paid to the holder of such Serviced Companion Loan as allocated in the related Co-Lender Agreement. The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its sub-servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not expressly payable directly out of the Collection Account or if a Serviced Whole Loan is involved, the applicable Serviced Whole Loan Collection Account or the applicable REO Account or as a Property Advance, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

            (d) In determining the compensation of the Master Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan (other than with respect to a Serviced Whole Loan, with regard to which Penalty Charges shall be allocated as set forth in the related Co-Lender Agreement) during the related Collection Period shall be applied (as between Default Interest and late payment changes, in the priority set forth in the definition of "Advance Interest Amount") to reimburse (i) the Master Servicer, the Special Servicer or the Trustee for interest on Advances with respect to such Mortgage Loan that accrued in the period that such Penalty Charges were collected and advance interest to any other master servicer or trustee under a related Serviced Companion Loan Securitization Agreement that accrued on any advance made by such party with respect to any Serviced Companion Loan, (ii) the Trust Fund for all interest on Advances with respect to such Mortgage Loan or Serviced Whole Loan previously paid to the Master Servicer, the Special Servicer or the Trustee pursuant to Section 3.06(b)(vi) and (iii) the Trust Fund for any Additional Trust Fund Expenses with respect to such Mortgage Loan paid in the Collection Period that such Penalty Charges were collected and not previously paid out of Penalty Charges, and any Penalty Charges remaining thereafter shall be distributed pro rata to the Master Servicer and the Special Servicer based upon the amount of Penalty Charges the Master Servicer or the Special Servicer would otherwise have been entitled to receive during such period with respect to such Mortgage Loan without any such application. For the avoidance of doubt, the portion of Penalty Charges allocated to a Mortgage Loan that is part of a Whole Loan (in accordance with the applicable Co-Lender Agreement) shall be allocated in accordance with clauses (i), (ii) and (iii) above.

            (e) [Reserved.]

            (f) The Master Servicer, the Special Servicer and the Trustee shall be entitled to reimbursement from the Trust Fund (and, in the case of any Serviced Whole Loans, subject to the related Co-Lender Agreement, from the related Serviced B Loan Noteholders) for the costs and expenses incurred by them in the performance of their duties under this Agreement which are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury Regulations
Section 1.860G-1(b)(3)(iii). Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Updated Appraisals and appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(b)(xviii). All such costs and expenses shall be treated as costs and expenses of the Lower-Tier REMIC, and if not attributable to a specific Mortgage Loan or Serviced Whole Loan, shall be allocated to the Lower-Tier REMIC and, if applicable, the related Serviced Whole Loans.

            (g) No provision of this Agreement or of the Certificates shall require a Master Servicer, the Special Servicer or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Master Servicer, Special Servicer or Trustee, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans, or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

            If a Master Servicer, the Special Servicer or the Trustee receives a request or inquiry from a Borrower, any Certificateholder or any other Person the response to which would, in the Master Servicer's, the Special Servicer's or the Trustee's good faith business judgment require the assistance of Independent legal counsel or other consultant to the Master Servicer, the Special Servicer or the Trustee, the cost of which would not be an expense of the Trust Fund or any Serviced Companion Loan Noteholder hereunder, then the Master Servicer, the Special Servicer or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless such Borrower, such Certificateholder, or such other Person, as applicable, makes arrangements for the payment of the Master Servicer's, the Special Servicer's or the Trustee's expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Master Servicer, the Special Servicer or the Trustee, as the case may be, in its sole discretion. Unless such arrangements have been made, the Master Servicer, the Special Servicer or the Trustee, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

            Section 3.13 Reports to the Trustee; Collection Account Statements.
(a) Each Master Servicer shall deliver to the Trustee no later than 1:00 p.m. (New York City time) one Business Day prior to the Servicer Remittance Date prior to each Distribution Date, the CMSA Loan Periodic Update File with respect to all of the Mortgage Loans that it is servicing for the related Distribution Date (which shall include, without limitation, the amount of Available Funds with respect to all of the Mortgage Loans, and with respect to each Loan Group, to the extent applicable) including information therein that states the anticipated P&I Advances for the related Distribution Date. Each Master Servicer's responsibilities under this Section 3.13(a) with respect to REO Loans shall be subject to the satisfaction of the Special Servicer's obligations under
Section 3.26. Each Master Servicer shall (no later than the time(s) that it or any portion thereof is made available to the Trustee) make available to each Serviced Companion Loan Noteholder with respect to the related Whole Loan, the CMSA Reporting Package, on a monthly basis.

            (b) For so long as a Master Servicer makes deposits into or credits to and withdrawals or debits from its Collection Account or any Serviced Whole Loan Collection Account, not later than 15 days after each Distribution Date, the Master Servicer shall forward to the Trustee and each Serviced Companion Loan Noteholder a statement prepared by the Master Servicer setting forth the status of each of its Collection Account and each Serviced Whole Loan Collection Account as of the close of business on the last Business Day of the prior month and showing the aggregate amount of deposits into and withdrawals from its Collection Account and each Serviced Whole Loan Collection Account of each category of deposit (or credit) specified in Section 3.05 and each category of withdrawal (or debit) specified in Section 3.06 for the related Collection Period, in each case for the Mortgage Loans. The Trustee and its agents and attorneys may at any time during normal business hours, upon reasonable notice, inspect and copy the books, records and accounts of the Master Servicer solely relating to the Mortgage Loans and the performance of its duties hereunder.

            (c) Beginning in December 2006, no later than 4:00 p.m. (New York City time) on each Servicer Remittance Date, the Master Servicer shall deliver or cause to be delivered to the Trustee and the Serviced Companion Loan Noteholders the following reports (in electronic form) with respect to the Mortgage Loans that it is servicing (and, if applicable, the related REO Properties), providing the required information as of the immediately preceding Determination Date: (i) to the extent the Master Servicer has received the most recent CMSA Special Servicer Loan File from the Special Servicer at the time required, the most recent Delinquent Loan Status Report, Historical Liquidation Report, Historical Loan Modification and Corrected Mortgage Loan Report, CMSA Loan Setup File (with respect to the first Distribution Date) and REO Status Report received from such Special Servicer, (ii) the most recent CMSA Property File, CMSA Financial File, Comparative Financial Status Report and the Loan Level Reserve/LOC Report (in each case incorporating the data required to be included in the CMSA Special Servicer Loan File), (iii) the Watch List with information that is current as of such Determination Date and (iv) the Advance Recovery Report.

            The information that pertains to Specially Serviced Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Master Servicer at least four Business Days prior to the related Servicer Remittance Date in the form required by
Section 3.13(f) or shall be provided by means of such reports so delivered by the Special Servicer to the Master Servicer in the form so required. In the absence of manifest error, the Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, the information and reports delivered to it by the Special Servicer, and the Trustee shall be entitled to conclusively rely upon the Master Servicer's reports and the Special Servicer's reports without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

            (d) The Master Servicer shall deliver or cause to be delivered to the Trustee, the Underwriters, the Serviced Companion Loan Noteholders and to any Rating Agency, the following materials, in each case to the extent that such materials or the information on which they are based have been received by the Master Servicer with respect to the Mortgage Loans that the Master Servicer is servicing:

            (i) At least annually, on or before June 30 of each year, beginning with June 30, 2007, with respect to each Mortgage Loan and REO Loan (to the extent prepared by and received from the Special Servicer (in written format or in electronic media) in the case of any Specially Serviced Loan or REO Loan), an Operating Statement Analysis Report for the related Mortgaged Property or REO Property as of the end of the preceding calendar year (initially, year-end 2006), together with copies of the related operating statements and rent rolls (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent requested by the Special Servicer) for the current trailing 12 months, if available, or year-to-date. The Master Servicer (or the Special Servicer in the case of Specially Serviced Loans and REO Properties) shall use commercially reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls, which efforts shall include a letter sent to the related Borrower (followed up with telephone calls), requesting such annual and other periodic operating statements and related rent rolls until they are received to the extent such action is consistent with applicable law and the terms of the Mortgage Loans. Upon receipt of such annual and other periodic operating statements (including year-to-date statements) and related rent rolls and the Master Servicer shall promptly update the Operating Statement Analysis Report.

            (ii) Within 45 days after receipt by the Master Servicer (or within 60 days of receipt by the Special Servicer in the case of a Specially Serviced Loan or REO Property) of any annual year-end operating statements with respect to any Mortgaged Property or REO Property (to the extent prepared by and received from the Special Servicer in the case of any Specially Serviced Loan or REO Property), an NOI Adjustment Worksheet for such Mortgaged Property (with the annual year-end operating statements attached thereto as an exhibit). The Master Servicer will use the "Normalized" column from the NOI Adjustment Worksheet to update the full year-end data on any Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property (other than any Mortgaged Property which is REO Property or constitutes security for a Specially Serviced Loan) to update the Operating Statement Analysis Report for such Mortgaged Property.

            The Master Servicer shall maintain one Operating Statement Analysis Report for each Mortgaged Property and REO Property (to the extent prepared by and received from the Special Servicer in the case of any REO Property or any Mortgaged Property constituting security for a Specially Serviced Loan) relating to a Mortgage Loan that it is servicing. The Operating Statement Analysis Report for each Mortgaged Property (other than any such Mortgaged Property which is an REO Property or constitutes security for a Specially Serviced Loan) is to be updated with trailing 12-month information, as available (commencing with the quarter ending December 31, 2006), or year-to-date information until 12-month trailing information is available by the Master Servicer and such updated report shall be delivered to the Trustee and any related Serviced Companion Loan Noteholder in the calendar month following receipt by the Master Servicer of such updated trailing or year-to-date operating statements and related rent rolls for such Mortgaged Property.

            The Special Servicer will be required pursuant to Section 3.13(g) to deliver to the Master Servicer the information required of it pursuant to this
Section 3.13(d) with respect to Specially Serviced Loans and REO Loans commencing in December 2006, in addition to within 45 days after its receipt of any operating statement and related rent rolls for any related Mortgaged Property or REO Property.

            (e) In connection with their servicing of the Mortgage Loans, the Master Servicer and the Special Servicer shall provide to each other and to the Trustee, any Directing Certificateholder and, if such Mortgage Loan is part of a Serviced Whole Loan, the related Serviced Companion Loan Noteholder, written notice of any event that comes to their knowledge with respect to a Mortgage Loan or REO Property that the Master Servicer or the Special Servicer, respectively, determines, in accordance with the Servicing Standard, would have a material adverse effect on such Mortgage Loan or REO Property, which notice shall include an explanation as to the reason for such material adverse effect.

            (f) At least four Business Days prior to each Servicer Remittance Date, the Special Servicer shall deliver, or cause to be delivered, to the Master Servicer and, upon the request of any of the Trustee, the Depositor, the Controlling Class, any Serviced Companion Loan Noteholder, any Directing Certificateholder or any Rating Agency, to such requesting party, the CMSA Specially Serviced Loan File with respect to the Specially Serviced Loans (and, if applicable, the related REO Properties), providing the required information as of the Determination Date (or, upon the reasonable request of the Master Servicer, data files in a form acceptable to the Master Servicer), which CMSA Specially Serviced Loan File shall include data, to enable the Master Servicer to produce the following CMSA Supplement Reports: (i) a Delinquent Loan Status Report; (ii) an Historical Liquidation Report; (iii) an Historical Loan Modification and corrected Mortgage Loan Report; (iv) an REO Status Report; (v) Comparative Financial Status Reports; (vi) CMSA Loan Periodic Update File; (vii) a CMSA Property File; (viii) a CMSA Financial File; (ix) a NOI Adjustment Worksheet; (x) an Operating Statement Analysis Report; and (xi) the Advance Recovery Report. Such reports or data shall be presented in writing and on a computer readable magnetic medium or other electronic format acceptable to the Master Servicer.

            (g) The Special Servicer shall deliver or cause to be delivered to the Master Servicer and, upon the request of any of the Trustee, the Depositor, the Controlling Class, any Serviced Companion Loan Noteholder, any Directing Certificateholder or any Rating Agency, to such requesting party, without charge, the following materials for Specially Serviced Loans, in each case to the extent that such materials or the information on which they are based have been received by the Special Servicer:

            (i) At least annually, on or before June 1 of each year, commencing with 2007, with respect to each Specially Serviced Loan and REO Loan, an Operating Statement Analysis Report for the related Mortgaged Property or REO Property as of the end of the preceding calendar year, together with copies of the operating statements and rent rolls for the related Mortgaged Property or REO Property as of the end of the preceding calendar year (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide, such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent requested by the Special Servicer) and for the current trailing 12 months, if available, or year-to-date. The Special Servicer shall use its best reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls with respect to each Mortgaged Property constituting security for a Specially Serviced Loan and each REO Property, which efforts shall include a letter sent to the related Borrower or other appropriate party each quarter (followed up with telephone calls) requesting such annual and other periodic operating statements and rent rolls until they are received.

            (ii) Within 45 days of receipt by the Special Servicer of any annual operating statements with respect to any Mortgaged Property relating to a Specially Serviced Loan, an NOI Adjustment Worksheet for such Mortgaged Property or REO Property (with the annual operating statements attached thereto as an exhibit); provided, however, that, with the consent of the Master Servicer, the Special Servicer may instead provide data files in a form acceptable to the Master Servicer. The Special Servicer will use the "Normalized" column from the NOI Adjustment Worksheet to update the full year-end data on any Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property which is an REO Property or constitutes security for a Specially Serviced Loan to update the Operating Statement Analysis Report for such Mortgaged Property.

            The Special Servicer shall maintain one Operating Statement Analysis Report for each Mortgaged Property securing a Specially Serviced Loan and REO Property. The Operating Statement Analysis Report for each Mortgaged Property which constitutes security for a Specially Serviced Loan or is an REO Property is to be updated by the Special Servicer and such updated report delivered to the Master Servicer within 45 days after receipt by the Special Servicer of updated operating statements for each such Mortgaged Property; provided, however, that, with the consent of the Master Servicer, the Special Servicer may instead provide data files in a form acceptable to the Master Servicer. The Special Servicer shall provide each such report to the Master Servicer in the then applicable CMSA format.

            (h) The Master Servicer or Special Servicer, as applicable, upon receipt from the CGCMT 2006-C4 Master Servicer or CGCMT 2006-C4 Special Servicer, as applicable, of reports relating to the ShopKo Portfolio Mortgage Loan and related Mortgaged Property, shall aggregate such information with the information regarding the Mortgage Loans and the Mortgaged Properties in the Master Servicer's or Special Servicer's possession, as applicable, which aggregated information shall be presented in the CMSA Reports prepared by it for the relevant reporting period.

            (i) The Trustee shall be entitled to rely conclusively on and shall not be responsible for the content or accuracy of any information provided to it by the Master Servicer or the Special Servicer pursuant to this Agreement.

            Section 3.14 [Reserved].

            Section 3.15 [Reserved].

            Section 3.16 Access to Certain Documentation. The Master Servicer and Special Servicer shall provide to any Certificateholders and the Serviced Companion Loan Noteholders (and any registered holder or beneficial owner of Companion Loan Securities) that are federally insured financial institutions, the Federal Reserve Board, the FDIC and the OTS and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder or Serviced Companion Loan Noteholder (or any registered holder or beneficial owner of Companion Loan Securities) is subject, access to the documentation regarding the Mortgage Loans or the Serviced Whole Loans, as applicable, that it is servicing required by applicable regulations of the Federal Reserve Board, FDIC, OTS or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable written request and during normal business hours at the offices of the Master Servicer or Special Servicer. In addition, upon reasonable prior written notice to the Master Servicer or the Special Servicer, as the case may be, the Depositor or their accountants or other representatives shall have access to review the documents, correspondence and records of the Master Servicer or the Special Servicer, as the case may be, as they relate to a Mortgaged Property and any REO Property during normal business hours at the offices of the Master Servicer or the Special Servicer, as the case may be. Nothing in this Section 3.16 shall detract from the obligation of the Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Borrowers, and the failure of the Master Servicer and Special Servicer to provide access as provided in this
Section 3.16 as a result of such obligation shall not constitute a breach of this Section 3.16.

            In connection with providing or granting any information or access pursuant to the prior paragraph to a Certificateholder, Serviced Companion Loan Noteholder (or any registered holder or beneficial owner of Companion Loan Securities) or any regulatory authority that may exercise authority over a Certificateholder or Serviced Companion Loan Noteholder (or any registered holder or beneficial owner of Companion Loan Securities), the Master Servicer and the Special Servicer may each require payment from such Certificateholder or Serviced Companion Loan Noteholder (or any registered holder or beneficial owner of Companion Loan Securities)(to the extent permitted in the related Co-Lender Agreement) of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available under applicable law. In connection with providing Certificateholders access to the information described in the preceding paragraph the Master Servicer and the Special Servicer may require (prior to affording such access) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book Entry Certificates and will keep such information confidential.

            Upon the reasonable request of any Certificateholder identified to the Master Servicer to the Master Servicer's reasonable satisfaction (or, with respect to any Serviced Companion Loan, any Serviced Companion Loan Noteholder, registered holder or beneficial owner of Companion Loan Securities), the Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder or Serviced Companion Loan Noteholder, registered holder or beneficial owner of Companion Loan Securities) copies of any operating statements, rent rolls and financial statements obtained by the Master Servicer or the Special Servicer; provided that, in connection therewith, the Master Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or Special Servicer, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book Entry Certificates (or registered holder or beneficial owner of Companion Loan Securities) and will keep such information confidential.

            Section 3.17 Title and Management of REO Properties and REO Accounts. (a) In the event that title to any Mortgaged Property is acquired for the benefit of Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Trustee, or its nominee (which shall not include either Master Servicer), or a separate Trustee or co-Trustee, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders). The Special Servicer, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders), shall dispose of any REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless (i) the Special Servicer on behalf of the Lower-Tier REMIC has applied for an extension of such period pursuant to Sections 856(e)(3) and 860G(a)(8)(A) of the Code, in which case the Special Servicer shall sell such REO Property within the applicable extension period or
(ii) the Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund), addressed to the Special Servicer and the Trustee, to the effect that the holding by the Trust Fund of such REO Property for an additional specified period will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate is outstanding, in which event such period shall be extended by such additional specified period subject to any conditions set forth in such Opinion of Counsel. The Special Servicer, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders), shall dispose of any REO Property held by the Trust Fund prior to the last day of such period (taking into account extensions) by which such REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.18 hereof. The Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a)). With respect to any REO Property with respect to the ShopKo Portfolio Mortgage Loan, the Special Servicer shall coordinate with the CGCMT 2006-C4 Special Servicer to ensure, including obtaining any applicable extension, that such REO Property shall be disposed of within the required time limits.

            (b) The Special Servicer shall have full power and authority, subject only to the Servicing Standard and the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which the Special Servicer manages and operates similar property owned or managed by the Special Servicer or any of its Affiliates, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders and, in connection therewith, the Special Servicer shall agree to the payment of management fees that are consistent with general market standards. Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such REO Property any "net income from foreclosure property," within the meanings of Section 860G(c) of the Code, which is subject to tax under the REMIC Provisions, only if it has determined, and has so advised the Trustee in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) than an alternative method of operation or rental of such REO Property that would not be subject to such a tax.

            The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an "REO Account"), each of which shall be an Eligible Account and shall be entitled "LaSalle Bank National Association, as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD3 Commercial Mortgage Pass-Through Certificates REO Account." With respect to an REO Property securing a Serviced Whole Loan, the Special Servicer shall establish an REO Account solely with respect to such property (each such account, a "Serviced Whole Loan REO Account"), each of which shall be an Eligible Account and shall be entitled "LaSalle Bank National Association, as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD3 Commercial Mortgage Pass-Through Certificates and the related Serviced Companion Loan Noteholders REO Account," to be held for the benefit of the Certificateholders and the related Serviced Companion Loan Noteholders. The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account or a Serviced Whole Loan REO Account to the extent provided in Section 3.07(b). The Special Servicer shall deposit or cause to be deposited REO Proceeds in the REO Account or the applicable Serviced Whole Loan REO Account within one Business Day after receipt of such REO Proceeds, and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

            (i) all insurance premiums due and payable in respect of any REO Property;

            (ii) all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon;

            (iii) all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property including, if applicable, the payments of any ground rents in respect of such REO Property; and

            (iv) any taxes imposed on the Lower-Tier REMIC in respect of net income from foreclosure property in accordance with Section 4.05.

            To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iii) above, the Master Servicer shall or, on an emergency basis, in accordance with Section 3.24(b), the Special Servicer may, make such Advance unless the Master Servicer or the Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that such Property Advance would constitute a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.24(d)) and if the Master Servicer does not make any such Advance, the Trustee, to the extent the Trustee has actual knowledge of the Master Servicer's failure to make such Advance, shall make such Advance, unless in each case, the Special Servicer, the Master Servicer or the Trustee, as applicable, determines that such Advance would be a Nonrecoverable Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Special Servicer or the Master Servicer, as applicable, that an Advance, if made, would be a Nonrecoverable Advance. The Trustee, when making an independent determination whether or not a proposed Advance would be a Nonrecoverable Advance, shall be subject to the standards applicable to the Master Servicer hereunder. The Special Servicer, Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent permitted by Section 3.06. The Special Servicer shall withdraw from each REO Account or Serviced Whole Loan REO Account, as applicable, and remit to the Master Servicer for deposit into its Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, on a monthly basis prior to or on the related Due Date the Net REO Proceeds received or collected from each REO Property, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in each REO Account or Serviced Whole Loan REO Account, as applicable, reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.

            Notwithstanding the foregoing, the Special Servicer shall not:

            (i) permit any New Lease to be entered into, renewed or extended, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

            (ii) permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

            (iii) authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

            (iv) Directly Operate or allow any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer and the Trustee (which opinion shall be an expense of the Trust Fund) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

            The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund (and, in the case of the Serviced Whole Loans, first of the related Serviced B Loan Noteholder, if any, and second, to the extent such expense remains unpaid, the Mortgage Loan (or in the case of a Serviced Whole Loan with a Pari Passu Companion Loan, to the holders related Mortgage Loan and Pari Passu Companion Loan on a pro rata basis in accordance with their outstanding principal balances)) and payable out of REO Proceeds, for the operation and management of any REO Property, within 90 days of the Trust Fund's acquisition thereof (unless the Special Servicer shall have provided the Trustee with an Opinion of Counsel that the operation and management of any REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Code Section 860G(a)(8)) (which opinion shall be an expense of the Trust Fund) provided that:

            (i) the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

            (ii) any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than 30 days following the receipt thereof by such Independent Contractor;

            (iii) none of the provisions of this Section 3.17(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund, the Trustee on behalf of the Certificateholders or, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders, with respect to the operation and management of any such REO Property; and

            (iv) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

            The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

            (c) Promptly following any acquisition by the Special Servicer of an REO Property on behalf of the Trust Fund, the Special Servicer shall notify the Master Servicer thereof, and, upon receipt of such notice, the Special Servicer shall obtain an Updated Valuation thereof, but only in the event that any Updated Valuation with respect thereto is more than 12 months old and the Special Servicer has no actual knowledge of any material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Updated Appraisal, in order to determine the fair market value of such REO Property and shall notify the Depositor and the Master Servicer and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, if any, of the results of such Appraisal. Any such Appraisal shall be conducted in accordance with Appraisal Institute standards and the cost thereof shall be an expense of the Trust Fund (allocated, to the Principal Balance Certificates in reverse-sequential order) and, in the case of the Serviced Whole Loans, first to the related Serviced B Loan Noteholders, if any, and second, to the extent such cost remains unpaid, to the Mortgage Loan (or in the case of a Serviced Whole Loan with a Pari Passu Companion Loan, to the holders related Mortgage Loan and Pari Passu Companion Loan on a pro rata basis in accordance with their outstanding principal balances). The Special Servicer shall obtain a new Updated Valuation or a letter update every 12 months thereafter until the REO Property is sold.

            (d) When and as necessary, the Special Servicer shall send to the Trustee a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.17(a) and 3.17(b).

            (e) Upon the disposition of any REO Property in accordance with this
Section 3.17, the Special Servicer shall calculate the Excess Liquidation Proceeds allocable to a Mortgage Loan or the applicable Serviced Whole Loan, if any, realized in connection with such sale.

            Section 3.18 Sale of Specially Serviced Loans and REO Properties.
(a) Each of the Controlling Class Representative and the Special Servicer (in that order) may sell or purchase, or permit the sale or purchase of, a Mortgage Loan (other than the ShopKo Portfolio Mortgage Loan) only on the terms and subject to the conditions set forth in this Section 3.18 or as otherwise expressly provided in or contemplated by Section 2.03(d) and Section 9.01 or in an applicable Co-Lender Agreement.

            (b) Within 60 days after a Mortgage Loan (and, with respect to the Ala Moana Portfolio Mortgage Loan, the related Serviced Companion Loans) becomes a Defaulted Mortgage Loan (or, in the case of a Balloon Loan, if a payment default shall have occurred with respect to the related Balloon Payment, then after a Servicing Transfer Event shall have occurred with respect to such Balloon Payment default), the Special Servicer shall determine the fair value of such Mortgage Loan (and, with respect to the Ala Moana Portfolio Mortgage Loan, the related Serviced Companion Loans) in accordance with the Servicing Standard; provided, however, that such determination shall be made without taking into account any effect the restrictions on the sale of such Mortgage Loan (and, with respect to the Ala Moana Portfolio Mortgage Loan, the related Serviced Companion Loans) contained herein may have on the value of such Defaulted Mortgage Loan; provided, further, that if the Special Servicer is then in the process of obtaining a new Appraisal with respect to the related Mortgaged Property, the Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within 30 days) after its receipt of such new Appraisal. The Special Servicer shall recalculate, from time to time, but not less often than every 90 days, its determination of the fair value of a Defaulted Mortgage Loan (and, with respect to the Ala Moana Portfolio Mortgage Loan, the related Serviced Companion Loans) based upon changed circumstances, new information or otherwise, in accordance with the Servicing Standard. The Special Servicer shall notify the Trustee, the Master Servicer, each Rating Agency and the Controlling Class Representative (and with respect to the Serviced Whole Loans, the Directing Certificateholder and each Serviced Companion Loan Noteholder or if such Serviced Companion Loan has been securitized, the applicable Serviced Companion Loan Trustee (who shall promptly notify, in writing, the Directing Certificateholder (as defined in the related Serviced Companion Loan Securitization Agreement) of that securitization or an analogous party) promptly upon its fair value determination and any adjustment thereto and provide to each such party a reasonable explanation of how it made the subject fair value determination together with all reasonably requested backup information and supporting documentation. In determining the fair value of any Defaulted Mortgage Loan, the Special Servicer shall take into account, among other factors, the period and amount of the delinquency on such Mortgage Loan or Serviced Whole Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the expected recovery from the Mortgage Loan if the Special Servicer were to pursue a workout strategy, and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property. In addition, the Special Servicer shall refer to all other relevant information obtained by it or otherwise contained in the Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer's reasonable judgment, materially affect the value of the related Mortgaged Property reflected in the most recent related Appraisal. Furthermore, the Special Servicer may consider available objective third party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The Special Servicer may, to the extent it is reasonable to do so in accordance with the Servicing Standard, conclusively rely on any opinions or reports of qualified Independent experts in real estate or commercial mortgage loan matters with at least five years' experience in valuing or investing in loans similar to the subject Specially Serviced Loan, selected with reasonable care by the Special Servicer, in making such determination. All reasonable costs and expenses incurred by the Special Servicer pursuant to this Section 3.18(b) shall constitute, and be reimbursable as, Property Advances. The other parties to this Agreement shall cooperate with all reasonable requests for information made by the Special Servicer in order to allow the Special Servicer to perform its duties pursuant to this Section 3.18(b).

            (c) Subject to the terms set forth in Section 2.03 and with respect to any Whole Loan, subject to the purchase option of the related B Loan holder in accordance with the related Co-Lender Agreement, if any, and subject to any purchase option that a mezzanine lender may have in accordance with the related mezzanine intercreditor agreement, in the event a Mortgage Loan becomes a Defaulted Mortgage Loan, the Controlling Class Representative and the Special Servicer (but only if the Controlling Class Representative or the Special Servicer, as applicable, is not an affiliate of the related Mortgage Loan Seller) (in that order) shall have an assignable option (a "Purchase Option") to purchase such Defaulted Mortgage Loan (but not any Serviced Companion Loan) from the Trust Fund at a price (the "Option Price") equal to (i) the Repurchase Price, if the Special Servicer has not yet determined the fair value of the Defaulted Mortgage Loan, or (ii) the fair value of the Defaulted Mortgage Loan as determined by the Special Servicer in the manner described in Section 3.18(b) and in accordance with the Servicing Standard, if the Special Servicer has made such fair value determination. Any holder of a Purchase Option may sell, transfer, assign or otherwise convey its Purchase Option with respect to any Defaulted Mortgage Loan to any party (other than a Person whose purchase of such Defaulted Loan would violate the terms of any related Co-Lender Agreement or mezzanine intercreditor agreement (and, with respect to the Mortgage Loan known as "High Point Furniture," other than a Person whose purchase of such Defaulted Loan would violate the terms of the related Loan Agreement)) at any time after the related Mortgage Loan becomes a Defaulted Mortgage Loan. The transferor of any Purchase Option shall notify the Trustee, the Special Servicer and the Master Servicer of such transfer and such notice shall include the transferee's name, address, telephone number, facsimile number and appropriate contact person(s) and shall be acknowledged in writing by the transferee. Notwithstanding the foregoing, the Controlling Class Representative shall have the right to exercise its Purchase Option prior to any exercise of the Purchase Option by the Special Servicer; provided, however, if the Purchase Option is not exercised by the Controlling Class Representative or any assignee thereof within 60 days of a Mortgage Loan becoming a Defaulted Mortgage Loan, then the Special Servicer shall have the right to exercise its Purchase Option prior to any exercise by the Controlling Class Representative and the Special Servicer or its assignee may exercise such Purchase Option at any time during the 15-day period immediately following the expiration of such 60-day period. Following the expiration of such 15-day period, the Controlling Class Representative shall again have the exclusive right to exercise the Purchase Option. If not exercised earlier, the Purchase Option with respect to any Defaulted Mortgage Loan will automatically terminate (i) once the related Defaulted Mortgage Loan is no longer a Defaulted Mortgage Loan; provided, however, that if such Mortgage Loan subsequently becomes a Defaulted Mortgage Loan, the related Purchase Option shall again be exercisable after a new fair value calculation is made pursuant to clause (b) above, (ii) upon the acquisition, by or on behalf of the Trust Fund, of title to the related Mortgaged Property through foreclosure or deed in lieu of foreclosure, (iii) the modification or pay-off, in full or at a discount, of such Defaulted Mortgage Loan in connection with a workout, (iv) upon a repurchase of a Defaulted Mortgage Loan by the applicable Mortgage Loan Seller due to the Mortgage Loan Seller's breach of a representation or document defect with respect to such Defaulted Mortgage Loan and (v) the purchase of any B Loan holder or mezzanine lender in accordance with the related Co-Lender Agreement, or mezzanine intercreditor agreement, as applicable.

            (d) Upon receipt of notice from the Special Servicer indicating that a Mortgage Loan has become a Defaulted Mortgage Loan, the holder (whether the original grantee of such option or any subsequent transferee) of the Purchase Option may exercise the Purchase Option by providing the Master Servicer, the Special Servicer and the Trustee at least five days prior written notice thereof (the "Purchase Option Notice"), in the form of Exhibit N attached hereto, which notice shall identify the Person that, on its own or through an Affiliate, will acquire the related Mortgage Loan upon closing and shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 3.18(c). The exercise of any Purchase Option pursuant to this clause (d) shall be irrevocable.

            (e) If the Special Servicer or, if the Controlling Class Representative is an affiliate of the Special Servicer, the Controlling Class Representative or any of their respective Affiliates is identified in the Purchase Option Notice as the Person expected to acquire the related Mortgage Loan, the Master Servicer shall determine (or, if the Special Servicer has made such determination, shall confirm) the fair value and must obtain a Third Party Appraiser to perform an Appraisal (at the expense of the Trust Fund), as soon as reasonably practicable after the Master Servicer has received the written notice, of whether the Option Price represents fair value for the Defaulted Mortgage Loan; provided that, if the Master Servicer requests the Third Party Appraiser to perform a new Appraisal with respect to the related Mortgaged Property, then the Third Party Appraiser retained by the Master Servicer shall make its fair value determination with respect to such Mortgage Loan as soon as reasonably practicable (but in any event within forty-five (45) days) after the completion of such new Appraisal. Such fair value determination made by the Master Servicer shall be made in accordance with the Servicing Standard; provided that, absent manifest error, the Master Servicer may conclusively rely on the opinion of the Third Party Appraiser in making such determination; provided that, in choosing such Third Party Appraiser the Master Servicer shall use reasonable care in accordance with the Servicing Standard. In determining the fair value of any Defaulted Mortgage Loan, the Third Party Appraiser retained by the Master Servicer shall take into account, among other factors, the period and amount of the delinquency on such Mortgage Loan or Serviced Whole Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the expected recovery from the Mortgage Loan if a workout strategy were pursued and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property. In addition, the Third Party Appraiser retained by the Master Servicer shall refer to the Servicing Standard and all other relevant information delivered to it by the Master Servicer or otherwise contained in the Mortgage File; provided that the Third Party Appraiser retained by the Master Servicer shall take account of any known change in circumstances regarding the related Mortgaged Property that has occurred subsequent to, and that would, in its reasonable judgment, materially affect the value of the related Mortgaged Property. Furthermore, the Third Party Appraiser retained by the Master Servicer shall consider all available objective third-party information obtained from generally available sources, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The Third Party Appraiser retained by the Master Servicer may rely on the opinion and reports of other parties in making such determination and on the most current Appraisal obtained for the related Mortgaged Property pursuant to this Agreement. The costs of the Third Party Appraiser and all appraisals, inspection reports and broker opinions of value, reasonably incurred by such Third Party Appraiser or otherwise incurred pursuant to this subsection shall be advanced by the Master Servicer and shall constitute, and be reimbursable as Property Advances (or if such advance is deemed to be a Nonrecoverable Advance such costs shall be reimbursable as Trust Fund expenses from its Collection Account pursuant to Section 3.06(b)) or the applicable Serviced Whole Loan Collection Account pursuant to Section 3.06(c). The other parties to this Agreement shall cooperate with all reasonable requests for information.

            (f) Unless and until the Purchase Option with respect to a Defaulted Mortgage Loan is exercised, the Special Servicer shall pursue such other resolution strategies available hereunder with respect to such Defaulted Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate consistent with the Servicing Standard; provided, however, the Special Servicer will not be permitted to sell the Defaulted Mortgage Loan other than in connection with the exercise of the related Purchase Option, or in connection with a repurchase under Section 2.03 by the related Mortgage Loan Seller, or, with respect to a Serviced Whole Loan or any Mortgage Loan or Serviced Whole Loan with a related mezzanine loan, the exercise of the purchase option, if any, set forth in the related Co-Lender Agreement or mezzanine intercreditor agreement, as applicable, by the holder of the related B Loan or mezzanine lender. In connection with the foregoing, the Special Servicer may charge prospective bidders, and may retain, fees that approximate the Special Servicer's actual costs in the preparation and delivery of information pertaining to such sales or evaluating bids without obligation to deposit such amounts into the Collection Account or in the case of any Serviced Whole Loan, the applicable Serviced Whole Loan Collection Account or the REO Accounts.

            (g) The Special Servicer shall use reasonable efforts to solicit offers for each REO Property in such manner as will be reasonably likely to realize a fair price within the time period provided for by Section 3.17(a). The Special Servicer (with the consent of the Directing Certificateholder) shall accept the first (and, if multiple bids are contemporaneously received, highest) cash bid received from any Person that constitutes a fair price for such REO Property. If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any REO Property within the time constraints imposed by Section 3.17(a), then the Special Servicer (with the consent of the Directing Certificateholder) shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash bid, regardless of from whom received.

            The Special Servicer shall give the Trustee, the Master Servicer and the Directing Certificateholder, not less than ten Business Days' prior written notice of its intention to sell any REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any REO Property pursuant hereto.

            (h) Whether any cash bid constitutes a fair price for any REO Property, as the case may be, for purposes of Section 3.18(g), shall be determined by the Special Servicer, if the highest bidder is a Person other than the Special Servicer or an Affiliate of the Special Servicer, and by the Trustee, if the highest bidder is the Special Servicer or an Affiliate of the Special Servicer; provided, however, that no bid from an Interested Person shall constitute a fair price unless (i) it is the highest bid received and (ii) at least two other bids are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such REO Property, the Trustee shall be supplied with and shall rely on the most recent appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 12-month period or in the absence of any such appraisal, on a narrative appraisal prepared by an appraiser selected by the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to an REO Property (or by the Master Servicer if the Special Servicer is making such an offer). The cost of any such narrative appraisal shall be covered by, and shall be reimbursable as, a Property Advance. In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any such REO Property, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 12 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such REO Property, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the occupancy level and physical condition of the Mortgaged Property or REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.17(a). The Repurchase Price (which, in connection with the administration of an REO Property related to a Serviced Whole Loan, shall be construed and calculated as if the loans in such Serviced Whole Loan together constitute a single Mortgage Loan thereunder) for any REO Property shall in all cases be deemed a fair price.

            (i) Subject to subsections (g) and (h) above, the Special Servicer shall act on behalf of the Trustee in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, and the applicable collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer's actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account or in the case of the Serviced Whole Loans, the applicable Serviced Whole Loan Collection Account. Any sale of an REO Property shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor or the Trustee shall have any liability to any Certificateholder or Serviced Companion Loan Noteholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

            (j) Any sale of an REO Property shall be for cash only.

            (k) Notwithstanding any of the foregoing paragraphs of this Section 3.18, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines, in its reasonable and good faith judgment, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan, in the best interests of the related Serviced Companion Loan Noteholders, as a collective whole, and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable) and, in the case of any Serviced Whole Loan, in the best interests of the related Serviced Companion Loan Noteholders, as a collective whole.

            (l) Notwithstanding anything herein to the contrary, the Purchase Option shall not apply to any Ala Moana Portfolio Companion Loan.

            (m) With respect to any Serviced Whole Loan, upon the related Mortgage Loan becoming a Defaulted Mortgage Loan and with respect to the Spectrum Centre Mortgage Loan if an event of default enumerated in Section 8(a) of the Spectrum Centre Intercreditor Agreement occurs, the Trustee shall promptly notify, in writing, the holder of each related B Loan and Pari Passu Companion Loan. The Purchase Option with respect to any Serviced Whole Loan shall be subject to the purchase rights of the holder of the related B Loan in accordance with the terms of and as set forth in the related Co-Lender Agreement.

            Section 3.19 Additional Obligations of The Master Servicer and Special Servicer; Inspections. (a) The Master Servicer (at its own expense) (or, with respect to Specially Serviced Loans and REO Properties, the Special Servicer) shall inspect or cause to be inspected each Mortgaged Property securing a Mortgage Loan that it is servicing at such times and in such manner as is consistent with the Servicing Standard, but in any event shall inspect each Mortgaged Property with an Allocated Loan Amount of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in 2007 (or at such decreased frequency as each Rating Agency shall have confirmed in writing to the Master Servicer will not result a downgrade, qualification or withdrawal of the then-current ratings assigned to any Class of the Certificates or Companion Loan Securities); provided, however, that if any Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan, the Special Servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable but in no event less than 60 days after the Mortgage Loan remains a Specially Serviced Loan; provided, further, that a Master Servicer will not be required to inspect a Mortgaged Property that has been inspected in the previous six months. The reasonable cost of each such inspection performed by the Special Servicer will be paid by the Master Servicer as a Property Advance or if such Property Advance would not be recoverable, as an Additional Trust Fund Expense. The Master Servicer or the Special Servicer, as applicable, will be required to prepare a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property securing a Mortgage Loan that it is servicing and specifying the existence of any material vacancies in such Mortgaged Property, any sale, transfer or abandonment of such Mortgaged Property of which it has actual knowledge, any material adverse change in the condition of the Mortgaged Property, or any visible material waste committed on applicable Mortgaged Property. The Master Servicer or Special Servicer, as applicable, shall send to the Rating Agencies and, upon request, to the Underwriters within 20 days of completion, each inspection report, unless the Rating Agencies, any related Serviced Companion Loan Noteholders and, upon request, the Underwriters, as applicable, notify the Master Servicer or Special Servicer, as applicable, that it does not want such reports.

            (b) With respect to each Mortgage Loan or Serviced Whole Loan, the Master Servicer (or the Special Servicer, in the case of a Specially Serviced
Loan) shall enforce the Trustee's rights with respect to the Manager under the related Loan Documents and Management Agreement, if any.

            (c) With respect to any Mortgage Loan (other than a Specially Serviced Loan) that has been subject to a Principal Prepayment and a Prepayment Interest Shortfall (other than at the request of or with the consent of the Controlling Class Representative), the Master Servicer shall deliver to the Trustee on each Servicer Remittance Date for deposit in the Lower-Tier Distribution Account, without any right of reimbursement therefor, a cash payment (a "Servicer Prepayment Interest Shortfall"), in an amount equal to the lesser of (x) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with Principal Prepayments received in respect of the Mortgage Loans (other than a Specially Serviced Loan) during the related Collection Period, and
(y) the aggregate of (A) that portion of its Servicing Fees equal to a rate of 0.01% per annum that is being paid in such Collection Period with respect to the Mortgage Loans (other than a Specially Serviced Loan) and (B) all Prepayment Interest Excess received during the related Collection Period on the Mortgage Loans (other than a Specially Serviced Loan); provided, however, that the rights of the Certificateholders to offset of the aggregate Prepayment Interest Shortfalls shall not be cumulative. Notwithstanding the foregoing, with respect to any Prepayment Interest Shortfall on the 1111 Marcus Avenue Mortgage Loan as a result of a mandatory prepayment caused by a purchase of the related Mortgaged Property (or the ownership interest in the related Mortgage Loan Borrower) by the 1111 Marcus Avenue Tenant during the period of March 22, 2015 through March 31, 2015, inclusive, the Master Servicer's obligation to pay Servicer Prepayment Interest Shortfalls with respect to the 1111 Marcus Avenue Mortgage Loan shall not be limited by, and shall be paid without regard to, the aggregate Servicing Fees received by the Master Servicer during the applicable Collection Period.. Notwithstanding the previous sentence, if any Mortgage Loan (other than a Specially Serviced Loan) has been subject to a Principal Prepayment and a Prepayment Interest Shortfall other than (i) as a result of the payment of insurance proceeds or condemnation proceeds, (ii) subsequent to a default under the related Mortgage Loan Documents (provided that the Master Servicer at the direction of the Special Servicer accepted such prepayment), (iii) pursuant to applicable law or a court order or (iv) at the request or with the consent of the Special Servicer or the Controlling Class Representative, the portion of the Servicing Fee described in clause (A) of the preceding sentence shall be construed to mean (x) the entire Servicing Fee paid in such Collection Period with respect to the Mortgage Loans serviced by it (other than Specially Serviced Loans) and (y) the amount of any net investment income earned by the Master Servicer on the related Principal Prepayment while on deposit in the Collection Account.

            (d) The Master Servicer shall, as to each Mortgage Loan or Serviced Whole Loan that is secured by the interest of the related Borrower under a ground lease, promptly (and in any event within 60 days) after the Closing Date notify the related ground lessor of the transfer of such Mortgage Loan or Serviced Whole Loan to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the Master Servicer.

            (e) The Master Servicer shall, to the extent consistent with the Servicing Standard and permitted by the related Loan Documents, not apply any funds with respect to a Mortgage Loan or Serviced Whole Loan (whether arising in the form of a holdback, earnout reserve, cash trap or other similar feature) to the prepayment of the related Mortgage Loan or Serviced Whole Loan prior to an event of default or imminent event of default with respect to such Mortgage Loan or Serviced Whole Loan. Prior to an event of default or imminent event of default any such amounts described in the immediately preceding sentence shall be held by the Master Servicer as additional collateral for the related Mortgage Loan or Serviced Whole Loan.

            Section 3.20 Authenticating Agent. The Trustee may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Depositor and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Trustee shall serve as the initial Authenticating Agent and the Trustee hereby accepts such appointment.

            Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

            The Authenticating Agent may at any time resign by giving at least 30 days' advance written notice of resignation to the Trustee, the Depositor and the Master Servicer. The Trustee may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent, the Depositor and the Master Servicer. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 3.20, the Trustee may appoint a successor Authenticating Agent, which shall be acceptable to the Master Servicer and the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 3.20.

            The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Trustee. Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Trustee.

            Section 3.21 Appointment of Custodians. The Trustee shall be the initial Custodian hereunder. The Trustee may appoint one or more Custodians to hold all or a portion of the Mortgage Files on behalf of the Trustee and otherwise perform the duties set forth in Article II, by entering into a Custodial Agreement with any Custodian who is not the Trustee or the Depositor. The Trustee agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders. The Trustee shall not be liable for any act or omission of the Custodian under the Custodial Agreement. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least "BBB" from S&P and "Baa" from Moody's and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. Each Custodial Agreement may be amended only as provided in
Section 11.07. Any compensation paid to the Custodian shall be an unreimbursable expense of the Trustee. If the Custodian is an entity other than the Trustee, the Custodian shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement. The Custodian shall be deemed to have complied with this provision if one of its Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian. In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.21 shall be issued by a Qualified Insurer.

            Section 3.22 [Reserved].

            Section 3.23 Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts. The Master Servicer shall administer each Lock-Box Account, Cash Collateral Account, Escrow Account and Reserve Account in accordance with the related Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lock-Box Agreement, if any relating to the Mortgage Loans it is servicing.

            Section 3.24 Property Advances. (a) The Master Servicer (or, to the extent provided in Section 3.24(c), the Trustee) to the extent specifically provided for in this Agreement, shall make any Property Advances as and to the extent otherwise required pursuant to the terms hereof with respect to the Mortgage Loans or Serviced Whole Loans that it is servicing. For purposes of distributions to Certificateholders and compensation to the Master Servicer, the Special Servicer or the Trustee, Property Advances shall not be considered to increase the Stated Principal Balance of any Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so provide.

            (b) Notwithstanding anything in this Agreement to the contrary, the Special Servicer shall give the Master Servicer not less than five Business Days' written notice with respect to any Property Advance to be made on any Specially Serviced Loan, before the date on which the Master Servicer is required to make such Property Advance with respect to such Specially Serviced Loan or REO Loan; provided, however, that the Special Servicer shall be required to provide the Master Servicer with only two Business Days' written notice in respect of Property Advances required to be made on an urgent or emergency basis (which may include, without limitation, Property Advances required to make tax or insurance payments). In addition, in the event that the Property Advance must be made sooner than the two Business Days referred to in the previous sentence, the Special Servicer may make such Property Advances on an emergency basis with respect to any Specially Serviced Loan or REO Loan.

            (c) The Master Servicer shall notify the Trustee in writing promptly upon, and in any event within one Business Day after, becoming aware that it will be unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it is to be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if the date for payment has passed or if no such date is specified, then within five Business Days following such notice, the Trustee, subject to the provisions of Section 3.24(d), shall pay the amount of such Property Advance in accordance with such information and instructions.

            (d) The Special Servicer shall promptly furnish any party required to make Property Advances hereunder with any information in its possession regarding the Specially Serviced Loans and REO Properties as such party required to make Property Advances may reasonably request for purposes of making recoverability determinations. Any request by the Special Servicer that the Master Servicer make a Property Advance shall be deemed to be a determination by the Special Servicer that such requested Property Advance is not a Nonrecoverable Property Advance.

            Notwithstanding anything herein to the contrary, no Property Advance shall be required hereunder if the Person otherwise required to make such Property Advance determines that such Property Advance would, if made, constitute a Nonrecoverable Property Advance. In addition, a Master Servicer shall not make any Property Advance to the extent that it has received written notice that the Special Servicer has determined that such Property Advance would, if made, constitute a Nonrecoverable Property Advance. In making such recoverability determination, such Person will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicer, the Special Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Property Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed and (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan (or the related Serviced Whole Loan, as applicable) as it may have been modified, (iii) consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the applicable Servicing Standard in the case of the Master Servicer or the Special Servicer) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (iv) estimate and consider (among other things) future expenses (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) and (v) estimate and consider (among other things) the timing of recoveries.

            The Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior Property Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed Property Advances. If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 12 month period (and the Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (and, in the case of any Serviced Whole Loan, first of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, of the Mortgage Loan (or in the case of a Serviced Whole Loan with a Pari Passu Companion Loan, to the holders of the related Mortgage Loan and the Pari Passu Companion Loan on pro rata basis in accordance with their outstanding principal balances).

            Any determination by a Master Servicer, the Special Servicer or the Trustee that it has made a Nonrecoverable Property Advance or that any proposed Property Advance, if made, would constitute a Nonrecoverable Property Advance shall be evidenced in the case of the Master Servicer or the Special Servicer by a certificate of a Servicing Officer delivered to the other, to the other Master Servicer, to the Trustee and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Master Servicer and the Special Servicer, which in each case sets forth such nonrecoverability determination and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, however, that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any Property Advance previously made or proposed to be made is nonrecoverable and shall deliver to the Master Servicer and the Trustee notice of such determination. Any such determination shall be conclusive and binding on the Master Servicer, the Special Servicer and the Trustee.

            Any such Person may update or change its recoverability determinations at any time (but not reverse any other Person's determination that a Property Advance is a Nonrecoverable Advance) and (consistent with the applicable Servicing Standard in the case of the Master Servicer or the Special Servicer) may obtain, at the expense of the Trust (and, in the case of any Serviced Whole Loan, first of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, of the Trust Fund (or in the case of a Serviced Whole Loan with a Pari Passu Companion Loan, to the holders related Mortgage Loan and Pari Passu Companion Loan on a pro rata basis in accordance with their outstanding principal balances)), any analysis, Appraisals or market value estimates or other information for such purposes. Absent bad faith, any such determination as to the recoverability of any Property Advance shall be conclusive and binding on the Certificateholders and the Serviced Companion Loan Noteholders.

            Notwithstanding the above, (i) the Trustee shall be entitled to rely conclusively on any determination by the Master Servicer or the Special Servicer, as applicable, that a Property Advance, if made, would be a Nonrecoverable Property Advance and (ii) the Master Servicer will be entitled to rely conclusively on any nonrecoverability determination of the Special Servicer. The Trustee, in determining whether or not a Property Advance previously made is, or a proposed Property Advance, if made, would be, a Nonrecoverable Property Advance shall be subject to the standards applicable to the Master Servicer hereunder.

            With respect to the payment of insurance premiums and delinquent tax assessments, in the event that a Master Servicer determines that a Property Advance of such amounts would constitute a Nonrecoverable Advance, the Master Servicer shall deliver notice of such determination to the Trustee and the Special Servicer. Upon receipt of such notice, the Special Servicer shall determine (with the reasonable assistance of the Master Servicer) whether the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loans, the related Serviced Companion Loan Noteholders, as a collective whole. If the Special Servicer determines that the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loans, the related Serviced Companion Loan Noteholders, the Special Servicer shall direct the Master Servicer in writing to make such payment and the Master Servicer shall make such payment, to the extent of available funds, from amounts in its Collection Account or, if a Serviced Whole Loan is involved, from amounts in the applicable Serviced Whole Loan Collection Account.

            Notwithstanding anything to the contrary contained in this Section 3.24, a Master Servicer may elect (but shall not be required) to make a payment out of its Collection Account to pay for certain expenses specified in this sentence notwithstanding that the Master Servicer has determined that a Property Advance with respect to such expenditure would be a Nonrecoverable Property Advance (unless, with respect to Specially Serviced Loans or REO Loans, the Special Servicer has notified the Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan; provided that in each instance, the Master Servicer determines in accordance with the Servicing Standard (as evidenced by a certificate of a Servicing Officer delivered to the Trustee) that making such expenditure is in the best interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders), all as a collective whole. The Master Servicer may elect to obtain reimbursement of Nonrecoverable Property Advances from the Trust Fund in accordance with Section 3.06.

            (e) The Master Servicer, the Special Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Property Advances made by any of them to the extent permitted pursuant to Section 3.06, if applicable, of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances, and the Master Servicer, the Special Servicer and the Trustee each hereby covenants and agrees to promptly seek and effect the reimbursement of such Property Advances from the related Borrowers to the extent permitted by applicable law and the related Loan Documents.

            Section 3.25 Appointment of Special Servicer. (a) J.E. Robert Company, Inc. is hereby appointed as the initial Special Servicer to service each Specially Serviced Loan (other than the ShopKo Portfolio Mortgage Loan if it becomes a Specially Serviced Loan).

            With respect to the ShopKo Portfolio Mortgage Loan, the CGMCT 2006-C4 Special Servicer will specially service such Mortgage Loan under and in accordance with the CGMCT 2006-C4 Pooling and Servicing Agreement.

            (b) The Directing Certificateholder (other than the Directing Certificateholder with respect to the Fair Lakes Office Portfolio Whole Loan) shall be entitled to remove (at its own expense if such removal is without cause) the Special Servicer with or without cause and to appoint a successor Special Servicer with respect to all of the Specially Serviced Loans (including each Specially Serviced Loan that is a Serviced Whole Loan); provided, that in the event that the Directing Certificateholder is not the Controlling Class Representative, such Directing Certificateholder may only terminate and appoint a replacement Special Servicer with respect to the applicable Serviced Whole Loan. With respect to the Fair Lakes Office Portfolio Whole Loan, the Controlling Class Representative, and not the Directing Certificateholder, shall have the right to remove the Special Servicer with respect to such Whole Loan. If there is a Special Servicer Event of Default, the Special Servicer shall be removed and replaced pursuant to Sections 7.01(c) and 7.02. The Trustee shall, promptly after receiving any such removal notice, so notify each Rating Agency. If the replacement designated in such notice is consented to by the Trustee (such consent not to be unreasonably withheld), the termination of the Special Servicer and appointment of a successor Special Servicer pursuant to this
Section 3.25(b) shall not be effective until (i) each Rating Agency confirms to the Trustee in writing that such appointment, in and of itself, would not cause a downgrade, qualification or withdrawal of the then-current ratings assigned to any Class of Certificates or any class of Companion Loan Securities, (ii) the successor special servicer has assumed all of its responsibilities, duties and liabilities hereunder pursuant to a writing reasonably satisfactory to the Trustee and (iii) receipt by the Trustee of an Opinion of Counsel to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement and (z) this Agreement will be enforceable against such replacement in accordance with its terms. Any successor Special Servicer shall make the representations and warranties provided for in Section 2.04(b) mutatis mutandis. In addition, any replacement Special Servicer that will service any Serviced Whole Loan shall meet any requirements specified in the related Co-Lender Agreement.

            The existing Special Servicer shall be deemed to have been removed simultaneously with such designated Person's becoming the Special Servicer hereunder; provided, however, that the Special Servicer removed pursuant to this Section shall be entitled to receive, and shall have received, all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation and it shall continue to be entitled to any rights that accrued prior to the date of such resignation (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate with respect to any unpaid Property Advances made by such Special Servicer with respect to periods prior to the date of such removal and the right to receive any Workout Fee specified in Section 3.12(c) in the event that the Special Servicer is terminated and any indemnification rights that the Special Servicer is entitled to pursuant to Section 6.03(a)) notwithstanding any such removal. Such removed Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer's responsibilities and rights hereunder, including without limitation the transfer within two Business Days to the successor Special Servicer for administration by it of all cash amounts that are thereafter received with respect to the Mortgage Loans.

            (c) The appointment of any such successor Special Servicer shall not relieve the Master Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, the Master Servicer shall not be liable for any actions or any inaction of such successor Special Servicer. Any termination fee payable to the terminated Special Servicer (and it is acknowledged that there is no such fee payable in the event of a termination for breach of this Agreement) shall be paid by the Certificateholders or the Directing Certificateholder, as applicable, so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund or any Serviced Companion Loan Noteholder (unless such Serviced Companion Loan Noteholder is the Directing Certificateholder).

            Section 3.26 Transfer of Servicing Between the Master Servicer and the Special Servicer; Record Keeping; Asset Status Report. (a) Upon the occurrence of any event specified in the definition of Specially Serviced Loan with respect to any Mortgage Loan or Serviced Whole Loan of which the Master Servicer has notice, the Master Servicer shall promptly give notice thereof to the Special Servicer, the Trustee, the related Mortgage Loan Seller, the Controlling Class Certificateholders and, if applicable, the related Serviced Companion Loan Noteholders and shall use commercially reasonable efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan or Serviced Whole Loan, as applicable, and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a sub-servicer. The Master Servicer shall use commercially reasonable efforts to comply with the preceding sentence within five Business Days of the date it has notice of the occurrence of any event specified in the definition of Specially Serviced Loan with respect to any Serviced Whole Loan but shall continue to act as Master Servicer and administrator of such Mortgage Loan or Serviced Whole Loan until the Special Servicer has commenced the servicing of such Mortgage Loan or Serviced Whole Loan, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. With respect to each Mortgage Loan or Serviced Whole Loan that becomes a Specially Serviced Loan, the Master Servicer shall instruct the related Borrower to continue to remit all payments in respect of such Mortgage Loan or Serviced Whole Loan to the Master Servicer. The Master Servicer shall forward any notices it would otherwise send to the Borrower of a Specially Serviced Loan to the Special Servicer who shall send such notice to the related Borrower.

            Upon determining that a Specially Serviced Loan has become a Corrected Mortgage Loan, the Special Servicer shall immediately give notice thereof to the Master Servicer, and upon giving such notice, such Mortgage Loan or Serviced Whole Loan shall cease to be a Specially Serviced Loan in accordance with the first proviso of the definition of Specially Serviced Loan, the Special Servicer's obligation to service such Mortgage Loan or Serviced Whole Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan or Serviced Whole Loan as a Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan shall resume.

            (b) In servicing any Specially Serviced Loan, the Special Servicer shall provide to the Custodian originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower, and the Special Servicer shall promptly provide copies of all of the foregoing to the Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

            (c) Not later than two Business Days preceding each date on which the Master Servicer is required to furnish a report under Section 3.13(a) to the Trustee, the Special Servicer shall deliver to the Trustee, with a copy to the Master Servicer, a written statement describing, on a loan by loan basis, (i) the amount of all payments on account of interest received on each Specially Serviced Loan, the amount of all payments on account of principal, including Principal Prepayments, on each Specially Serviced Loan, the amount of Net Insurance Proceeds and Net Liquidation Proceeds received with respect to each Specially Serviced Loan, and the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to the REO Property relating to each applicable Specially Serviced Loan, in each case in accordance with Section 3.17 (it being understood and agreed that to the extent this information is provided in accordance with Section 3.13(f), this Section 3.26(c) shall be deemed to be satisfied) and (ii) such additional information relating to the Specially Serviced Loans as the Master Servicer or the Trustee reasonably request, to enable it to perform its duties under this Agreement. Such statement and information shall be furnished to the Master Servicer in writing and/or in such electronic media as is acceptable to the Master Servicer.

            (d) Notwithstanding the provisions of the preceding Section 3.26(c), the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans relating to a Mortgage Loan that it is servicing and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement. The Special Servicer shall provide the Master Servicer with any information reasonably required by the Master Servicer to perform its duties under this Agreement.

            (e) [Reserved.]

            (f) No later than 30 days after a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan, the Special Servicer shall deliver to each Rating Agency, the Master Servicer, the Controlling Class Representative, each related Serviced Companion Loan Noteholder, and upon request, the Underwriters, a report (the "Asset Status Report") with respect to such Mortgage Loan or Serviced Whole Loan and the related Mortgaged Property; provided, however, the Special Servicer shall not be required to deliver an Asset Status Report to the Controlling Class Representative if the Special Servicer and the Controlling Class Representative are the same entity. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

            (i) date of transfer of servicing of such Mortgage Loan or Serviced Whole Loan to the Special Servicer;

            (ii) summary of the status of such Specially Serviced Loan and any negotiations with the related Borrower;

            (iii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan or Serviced Whole Loan and whether outside legal counsel has been retained;

            (iv) the most current rent roll and income or operating statement available for the related Mortgaged Property;

            (v) the Special Servicer's recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any work-out, restructure or debt forgiveness) and returned to the Master Servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Mortgage Loan or REO Property);

            (vi) a copy of the last obtained Appraisal of the Mortgaged Property; and

            (vii) such other information as the Special Servicer deems relevant in light of the Servicing Standard.

            If within 10 Business Days of receiving an Asset Status Report, the Controlling Class Representative (subject to Section 3.31 or 3.34, as applicable) does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that such Special Servicer may not take any action that is contrary to applicable law, this Agreement, the Servicing Standard (taking into consideration the best interests of all the Certificateholders and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders, as a collective whole) or the terms of the applicable Loan Documents. If the Controlling Class Representative disapproves such Asset Status Report within such 10 Business Day period, the Special Servicer will revise such Asset Status Report and deliver to the Controlling Class Representative, each related Serviced Companion Loan Noteholder, the Rating Agencies and the Master Servicer a new Asset Status Report as soon as practicable, but in no event later than 30 Business Days after such disapproval. The Special Servicer shall revise such Asset Status Report as described above in this Section 3.26(f) until the Controlling Class Representative fails to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes a determination consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and the related Serviced Companion Loan Noteholders, if applicable, as a collective whole. In any event, if the Controlling Class Representative does not approve an Asset Status Report within 60 Business Days from the first submission of an Asset Status Report, the Special Servicer may act upon the most recently submitted form of Asset Status Report where required to comply with the Servicing Standard. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section, and in particular, shall modify and resubmit such Asset Status Report to the Controlling Class Representative (with a copy to the Trustee) if (i) the estimated sales proceeds, foreclosure proceeds, work-out or restructure terms or anticipated debt forgiveness varies materially from the amount on which the original report was based or (ii) the related Borrower becomes the subject of bankruptcy proceedings. Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a 10 Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders and, if any Serviced Whole Loan is involved, the related Serviced Companion Loan Noteholders, as a collective whole, and it has made a reasonable effort to contact the Controlling Class Representative and, if any Serviced Whole Loan is involved, the related Serviced Companion Loan Noteholders and (ii) in any case, shall determine whether such affirmative disapproval is not in the best interests of all the Certificateholders and, if any Serviced Whole Loan is involved, the related Serviced Companion Loan Noteholders (as a collective whole) pursuant to the Servicing Standard, and, upon making such determination, shall implement the recommended action outlined in the Asset Status Report. The Asset Status Report is not intended to replace or satisfy any specific consent or approval right which the Controlling Class Representative may have. Notwithstanding the foregoing, with respect to any Serviced Whole Loan for which the related Co-Lender provides for the delivery of an Asset Status Report, the Directing Certificateholder (excluding, in the case of the Spectrum Centre Whole Loan, the holder of the related Spectrum Centre B
Loan) shall be entitled to a comparable asset status report and the related approval rights (and the Controlling Class Representative shall not have any approval rights with respect to the Asset Status Report except as Directing Certificateholder), but the procedure and timing for approval by the Directing Certificateholder of the related asset status report shall be governed by the terms set forth in Section 3.31 as applicable to the related Serviced Whole Loan; provided, that if the related Co-Lender Agreement does not provide for the delivery of an Asset Status Report, the Asset Status Report specified above shall be delivered to the Directing Certificateholder and the Directing Certificateholder will have the time period specified above to approve or disapprove of any action set forth therein.

            The Special Servicer shall have the authority to meet with the Borrower for any Specially Serviced Loan and take such actions consistent with the Servicing Standard and the related Asset Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard, this Agreement, applicable law or the related Loan Documents.

            No direction of the Directing Certificateholder shall (a) require, permit or cause the Special Servicer to violate the terms of a Specially Serviced Loan, applicable law or any provision of this Agreement, including, but not limited to, Section 3.09, Section 3.18, Section 3.20 and Section 3.29 and the Special Servicer's obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of the Lower-Tier REMIC and the Upper-Tier REMIC, or (b) result in the imposition of a "prohibited transaction" or "contribution" tax under the REMIC Provisions, or (c) expose the Master Servicer, the Special Servicer, the Depositor, the Mortgage Loan Sellers, the Trust Fund, the Trustee or their respective officers, directors, employees or agents to any material claim, suit or liability or (d) materially expand the scope of the Special Servicer's, Trustee's or either Master Servicer's responsibilities under this Agreement. The Special Servicer shall not be required to follow any direction of the Directing Certificateholder that would have any of the effects described in clauses (a)-(d) of this paragraph.

            Section 3.27 [Reserved].

            Section 3.28 Limitations on and Authorizations of the Master Servicer and Special Servicer with Respect to Certain Mortgage Loans. (a) Prior to taking any action with respect to a Mortgage Loan or a Serviced Whole Loan secured by Mortgaged Properties located in a "one-action" state, the Master Servicer or Special Servicer, as applicable, shall consult with legal counsel, the fees and expenses of which shall be an expense of the Trust Fund (and, in the case of any Serviced Whole Loan, first of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, from the applicable Serviced Whole Loan Collection Account from amounts allocable to the related Mortgage Loan).

            (b) The Master Servicer shall send written notice to each Borrower and the related Manager relating to a Mortgage Loan that it is servicing that, if applicable, it and/or the Trustee has been appointed as the "Designee" of the "Lender" under any related Lock-Box Agreement.

            (c) [Reserved.]

            (d) The Master Servicer (together with its employees, officer and directors) shall not utilize the proprietary and nonpublic information that it becomes aware of in servicing the Mortgage Loans to render advice in connection with, solicit, or otherwise participate in the refinancing of any Mortgage Loans or Serviced Whole Loans (whether at maturity or otherwise, unless the related Mortgage Loan Seller confirms in writing that it will not pursue the refinancing of such Mortgaged Property). Neither a Master Servicer nor the Special Servicer shall make its mortgage loan servicing system available to the Master Servicer's or the Special Servicer's affiliates engaged in the commercial mortgage origination business for the purpose of soliciting additional lending business.

            (e) Without limiting the obligations of the Master Servicer hereunder with respect to the enforcement of a Borrower's obligations under the related Loan Documents, the Master Servicer agrees that it shall, in accordance with the Servicing Standard, enforce the provisions of the Loan Documents relating to the Mortgage Loans that it is servicing with respect to the collection of Prepayment Premiums and Yield Maintenance Charges.

            (f) In the event that a Rating Agency shall charge a fee in connection with providing confirmation hereunder that a proposed action will not result in the downgrade, withdrawal, or qualification of any rating assigned to any Class of Certificates, the Master Servicer shall require the related Borrower to pay such fee to the full extent permitted under the applicable Loan Documents or, if the related Borrower is not required to pay such fee pursuant to the applicable Loan Documents, the Master Servicer will use best efforts to collect such fees from the related Borrower. In the event that such fee remains unpaid, such fee shall be an expense of the Trust Fund (allocated as an Additional Trust Fund Expense in the same manner as Realized Losses as set forth in Section 4.01(f)), the costs of which may be advanced as a Property Advance.

            (g) The Master Servicer shall, in accordance with the Servicing Standard, enforce the right of the Trust to recover any amounts owed by the Serviced Companion Loan Noteholders to the Trust Fund pursuant to the related Co-Lender Agreement (but in the case of any Serviced B Loan, subject to Section 1.03). The cost of such enforcement on behalf of the Trust shall be paid and reimbursable as a Property Advance.

            (h) With respect to a Mortgage Loan or Serviced Whole Loan with a Stated Principal Balance equal to or greater than $20,000,000 to the extent not inconsistent with the related Mortgage Loan or Serviced Whole Loan, a Master Servicer shall not consent to a change of franchise affiliation with respect to a Mortgaged Property or the property manager with respect to a Mortgaged Property unless the Master Servicer obtains written confirmation from Moody's and S&P that such consent would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates.

            Section 3.29 Certain Rights and Obligations of the Special Servicer.
(a) In addition to its rights and obligations with respect to Specially Serviced Loans, the Special Servicer has the right to approve any modification, whether or not the applicable Mortgage Loan is a Specially Serviced Loan, to the extent described under Section 3.30 (subject to Sections 3.31 or 3.34, as applicable) and to approve any waivers of due-on-sale or due-on-encumbrance clauses as described above under Section 3.09, whether or not the applicable Mortgage Loan is a Specially Serviced Loan. With respect to non Specially Serviced Loans, the Master Servicer shall notify the Special Servicer of any request for approval (a "Request for Approval") received relating to the Special Servicer's above-referenced approval rights and forward to the Special Servicer its written recommendation, analysis and any other information or documents reasonably requested by the Special Servicer (to the extent such information or documents are in each the Master Servicer's possession). The Special Servicer shall have 10 Business Days (from the date that the Special Servicer receives the information it requested from the Master Servicer) to analyze and make a recommendation with respect to a Request for Approval with respect to a non Specially Serviced Loan and, immediately following such 10 Business Day period, is required to notify the Controlling Class Representative of such Request for Approval and its recommendation with respect thereto. Following such notice, the Controlling Class Representative shall have five Business Days from the date it receives the Special Servicer recommendation and any other information it may reasonably request (or, with respect to any Serviced Whole Loan, such longer time period as may be provided in the related Co-Lender Agreement) to approve any recommendation of the Special Servicer relating to any Request for Approval. In any event, if the Controlling Class Representative does not respond to a Request for Approval within the required 5 Business Days, the Special Servicer may deem its recommendation approved by the Controlling Class Representative and if the Special Servicer does not respond to a Request for Approval within the required 15 Business Days, the Master Servicer may deem its recommendation approved by the Special Servicer. With respect to a Specially Serviced Loan, the Special Servicer must notify the Controlling Class Representative of any Request for Approval received relating to the Controlling Class Representative's above-referenced approval rights and its recommendation with respect thereto. The Controlling Class Representative shall have 10 Business Days (after receipt of all information reasonably requested) to approve any recommendation of the Special Servicer relating to any such Request for Approval. In any event, if the Controlling Class Representative does not respond to any such Request for Approval within the required 10 Business Days, the Special Servicer may deem its recommendation approved by the Controlling Class Representative. Notwithstanding the foregoing, (i) with respect to any Serviced Whole Loan, the Directing Certificateholder shall be entitled to a Request for Approval in lieu of the Controlling Class Representative, but the procedure and timing for approval by the Directing Certificateholder of the related Request for Approval shall be governed by the terms set forth in the related Intercreditor Agreement and (ii) if the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole) it need not wait for a response from the Controlling Class Representative or Directing Certificateholder, as applicable.

            (b) Neither the Master Servicer nor the Special Servicer shall be required to take or refrain from taking any action pursuant to instructions from the Directing Certificateholder that would cause any one of them to violate applicable law, this Agreement, including the Servicing Standard, or the REMIC Provisions.

            (c) The Master Servicer and the Special Servicer, as applicable, shall discuss with the Controlling Class Representative, on a monthly basis, the performance of any Mortgage Loan or Serviced Whole Loan that is a Specially Serviced Loan, which is delinquent, has been placed on a "Watch List" or has been identified by the Master Servicer or Special Servicer as exhibiting deteriorating performance.

            Section 3.30 Modification, Waiver, Amendment and Consents. (a) Subject to Sections 3.29, 3.30(n), 3.31, 3.32 and 3.34, the Master Servicer or the Special Servicer, as applicable, may agree to any modification, waiver or amendment of any term of, forgive or defer interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing any Mortgage Loan and/or permit the release of the Borrower on or any guarantor of any Mortgage Loan and/or permit any change in the management company or franchise with respect to any Mortgaged Property without the consent of the Trustee, any Certificateholder (other than the Directing Certificateholder), to the extent provided in Section 3.26, subject, however, to each of the following limitations, conditions and restrictions:

            (i) other than as provided in Sections 3.03 and 3.09 and except with respect to any Penalty Charges that the Master Servicer or Special Servicer, as applicable, may be entitled to as additional compensation under this Agreement, neither the Master Servicer nor the Special Servicer shall agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.30(a) (and, with respect to the Serviced Whole Loans, Section 3.31, 3.32 or 3.34, as applicable) with respect to, any Mortgage Loan or Serviced Whole Loan, as applicable, that would affect the amount or timing of any related payment of principal, interest or other amount payable thereunder or, in the Master Servicer's or the Special Servicer's, as applicable, good faith and reasonable judgment, in accordance with the Servicing Standard, materially impair the security for such Mortgage Loan or Serviced Whole Loan, as applicable, or reduce the likelihood of timely payment of amounts due thereon or materially alter, substitute or increase the security for such Mortgage Loan or Serviced Whole Loan, as applicable (other than the alteration or construction of improvements thereon), or any guaranty or other credit enhancement with respect thereto (other than the substitution of a similar commercially available credit enhancement contract); provided, however, that the Special Servicer may agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.30(a) (and, with respect to the Serviced Whole Loans, Section 3.31, 3.32 or 3.34, as applicable) with respect to a Specially Serviced Loan that would have any such effect, but only if, in the Special Servicer's reasonable and good faith judgment, in accordance with the Servicing Standard, a material default on such Specially Serviced Loan has occurred or a default in respect of payment on such Specially Serviced Loan is reasonably foreseeable, and such modification, waiver, amendment or other action is reasonably likely to produce a greater recovery to Certificateholders (and, in the case of any Serviced Whole Loan, the related Serviced Companion Loan Noteholders), on a present value basis, than would liquidation. Any such action taken by the Special Servicer shall be accompanied by an Officers' Certificate to such effect and to which is attached the present value calculation which establishes the basis for such determination, a copy of which shall be delivered to the Trustee and to the Rating Agencies;

            (ii) the Special Servicer may not extend the Maturity Date of any Specially Serviced Loan beyond the date that is the date occurring later than the earlier of (A) two years prior to the Rated Final Distribution Date and (B) in the case of a Specially Serviced Loan secured by the related Borrower's interest in a ground lease, the date that is 20 years prior to the expiration date of such ground lease (or 10 years prior to the expiration date of such lease with the consent of the Directing Certificateholder if the Special Servicer gives due consideration to the remaining term of such ground lease);

            (iii) the Special Servicer may not agree to or permit any modification, waiver or amendment of any term of any Mortgage Loan or Serviced Loan Combination that is not in default or with respect to which default is not reasonably foreseeable unless it provides the Trustee with an opinion of counsel (at the expense of the related Borrower or such other person requesting such modification or, if such expense cannot be collected from the related Borrower or such other person, to be paid by the Master Servicer as a Servicing Advance) to the effect that the contemplated waiver, modification or amendment (A) would not be a "significant modification" of such Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (B) will not cause (x) either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC for purposes of the Code or (y) either the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to any tax under the REMIC Provisions; and

            (iv) neither the Master Servicer nor the Special Servicer shall permit any Borrower to add or substitute any collateral for an outstanding Mortgage Loan or Serviced Whole Loan, which collateral constitutes real property, unless (A) the Master Servicer or the Special Servicer, as applicable, shall have first determined, in its reasonable and good faith judgment, in accordance with the Servicing Standard, based upon a Phase I environmental assessment (and such additional environmental testing as the Master Servicer or the Special Servicer, as applicable, deems necessary and appropriate) prepared by an Independent Person who regularly conducts environmental assessments (and such additional environmental testing), at the expense of the related Borrower, that such additional or substitute collateral is in compliance with applicable environmental laws and regulations and that there are no circumstances or conditions present with respect to such new collateral relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then-applicable environmental laws and/or regulations, and (B) such addition and/or substitution would not result in the downgrade, qualification or withdrawal of the rating then assigned by any Rating Agency to any Class of Certificates (as confirmed in writing by each Rating Agency at the expense of the related Borrower);

provided that notwithstanding clauses (i) through (iv) above, neither the Master Servicer nor the Special Servicer shall be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a Borrower if in its reasonable and good faith judgment such opposition would not ultimately prevent the confirmation of such plan or one substantially similar. Neither the Master Servicer nor the Special Servicer shall extend the Maturity Date on any Mortgage Loan except pursuant to Section 3.26(g) or this Section 3.30(a) and with respect to a Serviced Whole Loan, Section 3.31, Section 3.32 or Section 3.34, as applicable, or as otherwise required under the related Loan Documents.

            (b) Neither the Master Servicer nor the Special Servicer shall have any liability to the Trust Fund, the Certificateholders or, if applicable, Serviced Companion Loan Noteholders or any other Person if its analysis and determination that the modification, waiver, amendment or other action contemplated by Section 3.30(a) is reasonably likely to produce a greater recovery to Certificateholders and, if applicable, Serviced Companion Loan Noteholders, as a collective whole, on a present value basis than would liquidation, should prove to be wrong or incorrect, so long as the analysis and determination were made on a reasonable basis in good faith and in accordance with the Servicing Standard by the Master Servicer or the Special Servicer, as applicable, and the Master Servicer or the Special Servicer, as applicable, was not negligent in ascertaining the pertinent facts.

            (c) Any payment of interest, which is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders or, if applicable, Serviced Companion Loan Noteholders, be added to the unpaid principal balance of the related Mortgage Loan or Serviced Whole Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Whole Loan or such modification, waiver or amendment so permit.

            (d) Except for waivers of penalty charges and notice periods, all material modifications, waivers and amendments of the Mortgage Loans or any Serviced Whole Loan entered into pursuant to this Section 3.30 (and, with respect to the Serviced Whole Loans, Section 3.31, Section 3.32 or Section 3.34, as applicable) shall be in writing.

            (e) The Master Servicer or the Special Servicer, as applicable, shall notify the Trustee and any related Serviced Companion Loan Noteholder in writing, of any modification, waiver, material consent or amendment of any term of any Mortgage Loan or Serviced Whole Loan and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 Business Days) following the execution thereof.

            (f) The Master Servicer or the Special Servicer may (subject to the Servicing Standard), as a condition to granting any request by a Borrower for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Serviced Whole Loan and is permitted by the terms of this Agreement and applicable law, require that such Borrower pay to it (i) as additional servicing compensation, a reasonable and customary fee for the additional services performed in connection with such request (provided that the charging of such fee would not constitute a "significant modification" of the related Mortgage Loan or Serviced Whole Loan, within the meaning of Treasury Regulations Section 1.860G-2(b)), and (ii) any related costs and expenses incurred by it. In no event shall the Master Servicer or the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Borrower.

            (g) The Directing Certificateholder shall have the rights set forth in Sections 3.26 and 3.29 hereof with respect to any modification, waiver, amendment or other action contemplated by Section 3.30(a) (and with respect to a Serviced Whole Loan, the rights set forth in Section 3.31, Section 3.32 or
Section 3.34, as applicable). The Controlling Class Representative shall have no duty to act in the interests of any Class other than the Controlling Class.

            (h) Notwithstanding the foregoing, the Master Servicer shall not permit the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan (or any portion thereof) or Serviced Whole Loan, if any, unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8) and satisfies the conditions set forth in Section 3.09(f).

            (i) Notwithstanding anything herein or in the related Loan Documents to the contrary, the Master Servicer may permit the substitution of direct, non-callable "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan (or any portion thereof) or Serviced Whole Loan in lieu of the defeasance collateral specified in the related Loan Documents or, if applicable, the Serviced Whole Loan; provided that, the Master Servicer reasonably determines that allowing their use would not cause a default or event of default under the related Loan Documents to become reasonably foreseeable and the Master Servicer receives an Opinion of Counsel (at the expense of the Borrower to the extent permitted under the Loan Documents) to the effect that such use would not be and would not constitute a "significant modification" of such Mortgage Loan or Serviced Whole Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise endanger the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or result in the imposition of a tax upon the Lower-Tier REMIC, the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on "net income from foreclosure property") and provided, further, that the requirements set forth in Section 3.09(f) are satisfied.

            (j) If required under the related Loan Documents or if otherwise consistent with the Servicing Standard, the Master Servicer shall establish and maintain one or more accounts (the "Defeasance Accounts"), into which all payments received by the Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Loan Documents. Each Defeasance Account shall at all times be an Eligible Account. Notwithstanding the foregoing, in no event shall the Master Servicer permit such amounts (other than a nominal amount) to be maintained in the Defeasance Account for a period in excess of 365 days, unless such amounts are reinvested by the Master Servicer in "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8). To the extent not required or permitted to be placed in a separate account, the Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into its Collection Account or, if the Serviced Whole Loan is involved, the Serviced Whole Loan Collection Account and treat any such payments as payments made on the Mortgage Loan or Serviced Whole Loan, as applicable, in advance of its Due Date in accordance with clause (a) of the definition of Principal Distribution Amount, and not as a prepayment of the related Mortgage Loan or Serviced Companion Loan. Notwithstanding anything herein to the contrary, in no event shall the Master Servicer permit such amounts to be maintained in its Collection Account or, if the Serviced Whole Loan is involved, the Serviced Whole Loan Collection Account for a period in excess of 365 days.

            (k) In the event the Master Servicer or Special Servicer determines that a refusal to consent by the Directing Certificateholder or any advice from the Directing Certificateholder would cause the Master Servicer or Special Servicer, as applicable, to violate applicable law, the terms of the applicable Loan Documents, the REMIC Provisions or the terms of this Agreement, including without limitation, the Servicing Standard, the Master Servicer or Special Servicer shall disregard such refusal to consent or advice and notify the Directing Certificateholder, the Trustee and the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor.

            (l) Any modification, waiver or amendment of or consents or approvals relating to a Mortgage Loan or Serviced Whole Loan that is a Specially Serviced Loan or REO Loan shall be performed by the Special Servicer and not the Master Servicer, and to the extent provided in this Agreement and/or the applicable Co-Lender Agreement, shall be subject to the consent of the Directing Certificateholder or the Controlling Class Representative, as applicable.

            (m) With respect to certain Mortgage Loans originated or acquired by GACC and subject to defeasance, GACC has transferred to a third party, the right to establish or designate the successor borrower and to purchase or cause to be purchased the related defeasance collateral ("GACC Defeasance Rights and Obligations"). In the event the Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan that provides for GACC Defeasance Rights and Obligations, the Master Servicer shall provide, upon receipt of such notice, written notice of such defeasance request to GACC or its assignee. Until such time as GACC provides written notice to the contrary, notice of a defeasance of a Mortgage Loan with GACC Defeasance Rights and Obligations shall be delivered to CDHC, LLC, c/o Defeasance Holding Company, LLC, 11121 Carmel Commons Blvd., Suite 250, Charlotte, North Carolina 28226, Attention: Legal Department, Tel:
(704) 731-6252; Fax: (704) 759-9156.

            (n) For any Mortgage Loan and Serviced Whole Loan (other than a Specially Serviced Loan), subject to the rights of the Special Servicer set forth in this Section 3.30, and further subject to the rights of the Directing Certificateholder set forth herein, including in Sections 3.31, 3.32 and 3.34 and, with respect to any Serviced Whole Loan, further subject to the rights of the related Serviced Companion Loan Noteholder(s) under the related Co-Lender Agreement, the Master Servicer, without the consent of the Special Servicer or the Directing Certificateholder, as applicable, shall be responsible for any request by a Mortgagor for the consent or approval of the mortgagee with respect to:

            (i) approving routine leasing activity with respect to any lease for less than the lesser of (A) 30,000 square feet and (B) 25% of the related Mortgaged Property;

            (ii) approving any waiver affecting the timing of receipt of financial statements from any Borrower; provided that such financial statements are delivered no less than quarterly and within 60 days of the end of the calendar quarter;

            (iii) approving annual budgets for the related Mortgaged Property; provided that no such budget (A) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (B) provides for the payment of any material expenses to any affiliate of the Borrower (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date);

            (iv) subject to other restrictions herein regarding Principal Prepayments, waiving any provision of a Mortgage Loan requiring a specified number of days notice prior to a Principal Prepayment;

            (v) approving modifications, consents or waivers (except as provided for in Sections 3.30(a)(i)-(v)) in connection with a defeasance permitted by the terms of the related Mortgage Loan or Serviced Whole Loan if the Master Servicer receives an Opinion of Counsel (which Opinion of Counsel shall be an expense of the Borrower) to the effect that such modification, waiver or consent would not cause either Trust REMIC to fail to qualify as a REMIC under the Code or result in a "prohibited transaction" under the REMIC Provisions;

            (vi) approving consents with respect to non-material rights-of-way and non-material easements and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such non-material rights-of-way or easements; and

            (vii) any non-material modifications, waivers or amendments not provided for in clauses (i) through (vi) above, which are necessary to cure any ambiguities or to correct scrivener's errors in the terms of the related Mortgage Loan.

provided, however, in the case of any Serviced Whole Loan, the Master Servicer shall provide written notice of such action to the related Serviced Companion Loan Noteholder(s); and provided, further, that the Master Servicer shall promptly notify the Special Servicer of any requests not subject to this Section 3.30(n) for which the Special Servicer is responsible pursuant to this Section
3.30 and shall deliver to the Special Servicer (which delivery may be by electronic transmission in a format acceptable to the Master Servicer and Special Servicer) a copy of the request, and all information in the possession of the Master Servicer that the Special Servicer may reasonably request related thereto. For the avoidance of doubt, and without limiting the generality of the foregoing, any request for the disbursement of earnouts or holdback amounts with respect to any Mortgage Loan listed on Exhibit X received by the Master Servicer shall be submitted to the Special Servicer for approval (which approval shall be deemed given if the request is not denied by the Special Servicer in writing to the Master Servicer within ten (10) Business Days of the Special Servicer's receipt of such request). For purposes of this Agreement, "disbursement of earnouts or holdback amounts" shall mean the disbursement or funding to a borrower of previously unfunded, escrowed or otherwise reserved portions of the loan proceeds of the applicable Mortgage Loan until certain conditions precedent thereto relating to the satisfaction of performance-related criteria (i.e., project reserve thresholds, lease-up requirements, sales requirements, etc.), as set forth in the applicable loan documents, have been satisfied.

            Section 3.31 Rights of Holders of the Serviced Whole Loans. (a) The Master Servicer and Special Servicer acknowledge and agree that each Serviced Whole Loan is subject to the terms and provisions of the related Co-Lender Agreement and each agrees to service the Serviced Whole Loan in accordance with the related Co-Lender Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the related Co-Lender Agreement and performing the obligations of the holder of the Mortgage Loan thereunder; provided that, with respect to the Spectrum Centre Whole Loan, Section 3.34 shall apply and not this Section
3.31. Notwithstanding anything to the contrary in this Agreement, the Master Servicer and Special Servicer agree not to take any action with respect to Serviced Whole Loan or the related Mortgaged Property without the prior consent of the applicable Companion Loan Noteholder or group of Companion Loan Noteholders, to the extent that the related Co-Lender Agreement provides that such Companion Loan Noteholder or group of Companion Loan Noteholders is entitled or required to consent or object to such action, and further to the extent that any such action or inaction based on the consent or objection, as the case may be, of such Companion Loan Noteholder or group of Companion Loan Noteholders does not cause a violation of the related Mortgage Loan Documents, applicable law or the Servicing Standard, and to deliver such reports, documents, information and summaries as required by the related Co-Lender Agreement. Each of the Master Servicer and Special Servicer acknowledges and agrees that certain of such Companion Loan Noteholders have the right to cure certain defaults with respect to the related Mortgage Loan and to purchase the related Mortgage Loan, in each case pursuant to the terms and conditions of the related Co-Lender Agreement, and shall take all reasonable actions necessary or appropriate to permit the applicable Companion Loan Noteholder(s) to exercise those rights.

            (b) Subject to the related Mortgage Loan Documents, notwithstanding anything to the contrary contained herein (but subject to the last paragraph of this Section 3.31(b)), (i) the Special Servicer shall be required to consult with the Directing Certificateholder (or, if applicable, all Persons that could comprise the Directing Certificateholder) upon the occurrence of any event of default under the related Mortgage Loan Documents, to consider alternative actions recommended by the Directing Certificateholder and to consult with the Directing Certificateholder (or, if applicable, all Persons that could comprise the Directing Certificateholder) with respect to determinations made pursuant to
Section 3.10 or Section 3.18 that require the consent of the Directing Certificateholder and (ii) at any time (whether or not an event of default has occurred) the Master Servicer and the Special Servicer shall be required to (A) consult with the Directing Certificateholder (or, if applicable, all Persons that could comprise the Directing Certificateholder) (1) with respect to proposals to take any significant action with respect to the related Serviced Whole Loan and the related Mortgaged Property and to consider alternative actions recommended by the Directing Certificateholder and (2) to the extent that the related Whole Loan documents grant the lender the right to approve budgets for the related Mortgaged Property, prior to approving any such budget and (B) prior to taking any of the actions set forth in the relevant sections in the related Co-Lender Agreement relating to actions of the servicer and the approval thereof by the Directing Certificateholder, to notify in writing the Directing Certificateholder (or, if applicable, all Persons that could comprise the Directing Certificateholder) of any proposal to take any of such actions (and to provide such Directing Certificateholder (or, if applicable, all Persons that could comprise the Directing Certificateholder) with such non-proprietary information reasonably requested by such Directing Certificateholder as may be necessary in the reasonable determination of such Directing Certificateholder in order make a judgment, the expense of providing such information to be an expense of the requesting party) and to receive the prior written approval of such Directing Certificateholder (which approval may be withheld in its sole discretion if the related Co-Lender Agreement so provides); provided, if the Directing Certificateholder fails to notify the Special Servicer or the Master Servicer, as applicable, of its approval or disapproval of any such proposed action requiring its consent within ten Business Days of delivery to the Directing Certificateholder (or, if applicable, all Persons that could comprise the Directing Certificateholder) by the Special Servicer or the Master Servicer, as applicable, of written notice of such a proposed action, together with the information reasonably requested by the Directing Certificateholder pursuant to this Section 3.31(b), such action by the Special Servicer or Servicer, as applicable, shall be deemed to have been approved by the Directing Certificateholder pursuant to the Co-Lender Agreement and this Section 3.31(b).

            In connection with any action or determination or proposed action or determination by the Special Servicer referred to in this Section 3.31(b), the Special Servicer shall prepare a summary of such proposed action or determination and an analysis of whether or not such action is reasonably likely to produce a greater recovery on a present value basis than not taking such action or making such determination and shall provide to the Directing Certificateholder (or, if applicable, all Persons that could comprise the Directing Certificateholder) such summary and such information as is in its possession or control and is reasonably requested by the Directing Certificateholder as may be necessary in the reasonable judgment of the Directing Certificateholder in order make a determination with respect to each of the matters contained in this Section 3.31(b) and in the relevant sections of the related Co-Lender Agreement.

            The Master Servicer or Special Servicer shall provide to the Directing Certificateholder (or, if applicable, all Persons that could comprise the Directing Certificateholder) by hard copy or by electronic means concurrently with the delivery thereof to the related mortgagor, copies of any notice of an event of default under the related Whole Loan Documents and any other material notices sent to such mortgagor or with respect to foreclosure or other exercise of remedies or enforcement, modification or waiver with respect to the related Serviced Whole Loan or the related Mortgaged Property.

            Subject to the provisions of the related Co-Lender Agreement, notwithstanding the foregoing, (i) if the Master Servicer or Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that immediate action is necessary to protect the interest of the Certificateholders and the related Companion Loan Holders (as a collective whole), then the Master Servicer or Special Servicer, as applicable may take any such action without waiting for the response of the holder of the related Directing Certificateholder, and (ii) in no event will the Master Servicer or the Special Servicer to take any action at the request of the related Directing Certificateholder or refrain from taking any action to the extent that taking such action or refraining from taking such action would not be in accordance with the Servicing Standard.

            (c) The Master Servicer or Special Servicer, as applicable, shall provide to each Companion Loan Noteholder any reports and information related to the related Serviced Whole Loan, the Mortgaged Property and/or the related Borrower required to be provided to Companion Loan Noteholders under the related Co-Lender Agreement.

            (d) In the event of any inconsistency between this Agreement and the Co-Lender Agreement relating to servicing, consents or approvals for any Serviced Whole Loan, such Co-Lender Agreement shall control, and this Agreement shall in no event limit, reduce or impair any rights of a Serviced Companion Loan Noteholder under any Co-Lender Agreement.

            (e) With respect to any action relating to Serviced Whole Loans that the Master Servicer or Special Servicer, as applicable, is required to obtain written confirmation from each Rating Agency that the then current rating assigned to any of the Certificates that are currently being rated by such Rating Agency will not be qualified, downgraded or withdrawn in connection with or as a result of such action, it shall also obtain such a written confirmation from each Rating Agency for any Companion Loan Securities.

            Section 3.32 Certain Intercreditor Matters Relating to the Whole Loans. (a) With respect to the Serviced Whole Loans, except for those duties to be performed by, and notices to be furnished by, the Trustee under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall perform such duties and furnish such notices, reports and information on behalf of the Trust Fund as may be the obligation of the Trust under the related Co-Lender Agreement.

            (b) The Master Servicer shall maintain a register (the "Serviced Companion Loan Noteholder Register") on which the Master Servicer shall record the names and addresses of the Serviced Companion Loan Noteholders and wire transfer instructions for such Serviced Companion Loan Noteholders from time to time, to the extent such information is provided in writing to the Master Servicer by a Serviced Companion Loan Noteholder. The initial Serviced Companion Loan Noteholder Register is attached hereto as Exhibit Z.

            In no event shall the Master Servicer be obligated to pay any party the amounts payable to a Serviced Companion Loan Noteholder hereunder other than the Person listed as the applicable Serviced Companion Loan Noteholder on the Serviced Companion Loan Noteholder Register. In the event that a Serviced Companion Loan Noteholder transfers the related Serviced Companion Loan without notice to the Master Servicer, the Master Servicer shall have no liability whatsoever for any misdirected payment on such Serviced Companion Loan and shall have no obligation to recover and redirect such payment.

            The Master Servicer shall promptly provide the names and addresses of any Serviced Companion Loan Noteholder to any party hereto, any related Companion Loan Noteholder or any successor thereto upon written request, and any such party or successor may, without further investigation, conclusively rely upon such information. The Master Servicer shall have no liability to any Person for the provision of any such names and addresses.

            Upon prior written request, any Serviced Companion Loan Noteholder may obtain any reasonable information in the Master Servicer's or Special Servicer's possession relating to the related Serviced Whole Loan.

            (c) The Directing Certificateholder shall not owe any fiduciary duty to the Trustee, the Master Servicer, any Special Servicer or any Certificateholder (including the Controlling Class Representative, if applicable), as applicable. The Directing Certificateholder will not have any liability to the Certificateholders (including the Controlling Class Representative, if applicable) for any action taken, or for refraining from the taking of any action or the giving of any consent, pursuant to this Agreement, or for errors in judgment. By its acceptance of a Certificate, each Certificateholder will be deemed to have confirmed its understanding that the Directing Certificateholder may take or refrain from taking actions that favor the interests of the Directing Certificateholder over the Certificateholders, and that such Directing Certificateholder may have special relationships and interests that conflict with the interests of the Certificateholders and will be deemed to have agreed to take no action against such Directing Certificateholder or any of its officers, directors, employees, principals or agents as a result of such a special relationship or conflict, and that such Directing Certificateholder shall not be liable by reason of its having acted or refrained from acting solely in the interests of the Directing Certificateholder.

            (d) With respect to any Serviced Whole Loan, the Directing Certificateholder shall be entitled to exercise the consent rights, cure rights, purchase rights and the right to appoint/remove the Special Servicer with respect to its Serviced Whole Loan, as applicable, to the extent set forth in the applicable Co-Lender Agreement, in accordance with the terms of the related Co-Lender Agreement and this Agreement.

            (e) Anything in this Agreement to the contrary notwithstanding, no Serviced Companion Loan Noteholder shall be required to reimburse the Trust Fund or any other Person for payment of any taxes imposed on any REMIC or Grantor Trust or Advances therefor or for any Advance Interest thereon or for deficits in other items of disbursement or income resulting from the use of funds for payment of any such taxes, nor shall any disbursement or payment otherwise distributable to such Serviced Companion Loan Noteholder be reduced to offset or make-up any such payment or deficit.

            (f) With respect to the Fair Lakes Portfolio Whole Loan, if the Fair Lakes Portfolio Mortgage Loan is removed from the Trust Fund due to repurchase, while the Fair Lakes Portfolio Companion Loan remains in the securitization trust related to the Goldman Sachs 2006-GG8 transaction, until a replacement pooling agreement has been entered into and confirmation from each Rating Agency confirming that the servicing of such Whole Loan will not cause a downgrade, withdrawal or qualification of the Companion Loan Securities has been obtained, the Master Servicer shall cause the Fair Lakes Portfolio Whole Loan to be serviced in accordance with the Servicing Standard as if this Agreement was still in full force and effect with respect to such Whole Loan.

            (g) With respect to the Ala Moana Portfolio Whole Loan, if the Ala Moana Portfolio Mortgage Loan is removed from the Trust Fund due to repurchase, while the Ala Moana Portfolio Companion Loans remain in the respective securitization trust related to a companion loan securitization transaction, until a replacement pooling agreement has been entered into and confirmation from each Rating Agency confirming that the servicing of such Whole Loan will not cause a downgrade, withdrawal or qualification of the Companion Loan Securities has been obtained, the Master Servicer shall cause the Ala Moana Portfolio Whole Loan to be serviced in accordance with the Servicing Standard as if this Agreement was still in full force and effect with respect to such Whole Loan.

            (h) All provisions required by any Co-Lender Agreement to be included herein (to the extent not already set forth herein) are incorporated herein by reference and made a part hereof.

            Section 3.33 [Reserved]

            Section 3.34 Rights of Holders of the Spectrum Centre Whole Loan. The Master Servicer and Special Servicer acknowledges and agrees that the Spectrum Centre Whole Loan is subject to the terms and provisions of the Spectrum Centre Intercreditor Agreement and each agrees to service the Spectrum Centre Whole Loan in accordance with the Spectrum Centre Intercreditor Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the Spectrum Centre Intercreditor Agreement and performing the obligations of the "Note A Holder" thereunder. Notwithstanding anything to the contrary in this Agreement, each of the Master Servicer and the Special Servicer agrees not to take any action with respect any of the Spectrum Centre Whole Loan or the related Mortgaged Property without the prior consent of the applicable Companion Loan Noteholder to the extent that the Spectrum Centre Intercreditor Agreement provides that such Companion Loan Noteholder is entitled or required to consent to such action, to the extent such action or inaction does not cause a violation of the terms of the related Mortgage Loan Documents, applicable law or the Servicing Standard, and agree to deliver such reports and summaries as required by the Spectrum Centre Intercreditor Agreement. Each of the Master Servicer and Special Servicer acknowledges and agrees that such Companion Loan Noteholder has the right to purchase the related Mortgage Loan pursuant to the terms and conditions of the Spectrum Centre Intercreditor Agreement.

            Further, pursuant to the terms of the Spectrum Centre Intercreditor Agreement, it is contemplated that the related Borrower under the Spectrum Centre Whole Loan will remit payments on the Spectrum Centre Mortgage Loan to the Master Servicer, and for the Spectrum Centre B Loan (regardless of whether it has been securitized or is securitized in the future), the related Borrower will remit payments on the Spectrum Centre B Loan directly to the servicer for such B Loan; provided, however, that under the circumstances identified in the Spectrum Centre Intercreditor Agreement, the related Borrower under the Spectrum Centre B Loan (even after the Spectrum Centre B Loan has been securitized) will be required to remit payments on the Spectrum Centre B Loan directly to the Master Servicer or the Special Servicer under this Agreement.

            Additionally, if at any time with respect to the Spectrum Centre Whole Loan an event of default enumerated in Section 8(a) of the Spectrum Centre Intercreditor Agreement occurs and the Spectrum Centre Mortgage Loan becomes subject to a purchase option, as described under Section 8 of the Spectrum Centre Intercreditor Agreement, the related Spectrum Centre B Loan Noteholder will have the right to purchase the Spectrum Centre Mortgage Loan at the defaulted mortgage loan purchase price described therein.

            Notwithstanding anything to the contrary in this Agreement but subject to the initial paragraph of this Section 3.34, the Master Servicer or the Special Servicer, as applicable, shall be required to obtain the prior written consent of the Spectrum Centre B Loan Noteholder with respect to any amendment, deferral, extension, waiver or other modification of the Spectrum Centre Whole Loan enumerated in, and under the circumstances described in,
Section 16(a) of the Spectrum Centre Intercreditor Agreement.

            With respect to the Spectrum Centre Whole Loan, the Master Servicer or Special Servicer, as applicable, shall, when provided or available to it from time to time, deliver to the Spectrum Centre B Loan Noteholder (i) a summary of the current status of principal and interest payments on such Serviced Whole Loan, (ii) copies of all financial statements and reports required pursuant to the related Mortgage Loan Documents, to the extent in the Master Servicer's or Special Servicer's, as applicable, possession, (iii) current information, if any, as to the value of the related Mortgage Property, to the extent in the Master Servicer's or Special Servicer's, as applicable, possession, (iv) a copy of any other agreements that govern the administration of such Serviced Whole Loan, (v) copies of any default or acceleration notices sent to the related Borrower, (vi) copies of each other report provided under this Agreement to the Certificateholders and/or the Trustee, including, without limitation, the CMSA reports, (vii) copies of all requests and material correspondence relating to such Serviced Whole Loan and (viii) other information with respect to the Borrower or such Serviced Whole Loan, reasonably requested by the Spectrum Centre B Loan Noteholder, to the extent in the Master Servicer's or Special Servicer's, as applicable, possession. Notwithstanding anything to the contrary in this paragraph, the Master Servicer may deliver any information required by this paragraph by making it available on its website.

            Notwithstanding any provision of this Agreement to the contrary, consistent with the Servicing Standard, the servicing rights and obligations of the Special Servicer with respect to the Spectrum Centre B Loan will be limited pursuant to the terms of the Spectrum Centre Intercreditor Agreement prior to, or after the discontinuance of, a "Material Default" (as defined in Section 3(b) of the Spectrum Centre Intercreditor Agreement).

            Section 3.35 Litigation Control.

            (a) The Special Servicer shall, (1) direct, manage, prosecute and/or defend any action brought by a Mortgagor against the Trust and (2) represent the interests of the Trust in any litigation relating to the rights and obligations of the Mortgagor or Mortgagee, or the enforcement of the obligations of a Borrower, under the Mortgage Loan Documents ("Trust-Related Litigation"). To the extent the Master Servicer is named in Trust-Related Litigation, in order to effectuate the role of the Special Servicer, the Master Servicer shall (1) notify the Special Servicer of such Trust Related Litigation within ten (10) days of the Master Servicer receiving notice of such Trust Related Litigation;
(2) provide monthly status reports to the Special Servicer regarding such Trust-Related Litigation; and (3) act at the direction of the Special Servicer in representing the interests of the Trust with respect to decisions and resolutions related to such Trust-Related Litigation, including but not limited to the selection of counsel, provided however, if there are claims against the Master Servicer and the Master Servicer has not determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to Master Servicer. Notwithstanding the foregoing, nothing in this section shall limit the Master Servicer's right to make final and binding determinations relating to claims against the Master Servicer. Further, nothing in this section shall require the Master Servicer to take or fail to take any action which, in the Master Servicer's good faith and reasonable judgment, may (1) result in an Adverse REMIC Event or (2) subject the Master Servicer to material liability or materially expand the scope of the Master Servicer's obligations under this Agreement. The Special Servicer shall have the right at any time to direct the Master Servicer to settle any claims brought against the Trust, provided that such settlement does not require any admission of liability or wrongdoing on the part of the Master Servicer, the cost of such settlement is paid by the Trust, and the Master Servicer is indemnified pursuant to Section 6.03 hereof for all costs and expenses of the Master Servicer incurred in defending and settling the Trust Related Litigation. The foregoing paragraph shall not apply in the event the Special Servicer authorizes, and the Master Servicer agrees (both authority and agreement to be in writing), to make certain decisions or control certain litigation on behalf of the Trust.

            (b) Notwithstanding the foregoing, (i) in the event that any action, suit, litigation or proceeding names the Trustee in its individual capacity, or in the event that any judgment is rendered against the Trustee in its individual capacity, the Trustee, upon prior written notice to the Master Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim),
(ii) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor or guarantor under the related Mortgage Loan documents or otherwise relating to a Mortgage Loan or Mortgaged Property, neither the Master Servicer nor the Special Servicer shall, without the prior written consent of the Trustee, (A) initiate any action, suit, litigation or proceeding in the name of the Trustee, whether in such capacity or individually,
(B) engage counsel to represent the Trustee, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state, and (iii) in the event that any court finds that the Trustee is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan, the Trustee shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interest (but not to otherwise direct, manage or prosecute such litigation or claim).

                                   ARTICLE IV

                       DISTRIBUTIONS TO CERTIFICATEHOLDERS

            Section 4.01 Distributions. (a) (i) [Reserved]

            (ii) Principal and interest amounts, reimbursement of Realized Losses and Additional Trust Fund Expenses and timing of distributions on each Lower-Tier REMIC Regular Interest will be identical to such amounts, reimbursements and timing on the related Corresponding Certificates and in the case of distributions of principal or reimbursement of Realized Losses and Additional Trust Fund Expenses on

      (a) the Class A-1 Certificates, first to the Lower-Tier REMIC Regular Interest LA-1-1, second to the Lower-Tier REMIC Regular Interest LA-1-2, third to the Lower-Tier REMIC Regular Interest LA-1-3 and then to the Lower-Tier REMIC Regular Interest LA-1-4, in each case, until reduced to zero;

      (b) the Class A-D Certificates, first to the Lower-Tier REMIC Regular Interest LA-D-1, second to the Lower-Tier REMIC Regular Interest LA-D-2, third to the Lower-Tier REMIC Regular Interest LA-D-3 and then to the Lower-Tier REMIC Regular Interest LA-D-4, in each case, until reduced to zero;

      (c) the Class A-2 Certificates, first to the Lower-Tier REMIC Regular Interest LA-2-1, second to the Lower-Tier REMIC Regular Interest LA-2-2, third to the Lower-Tier REMIC Regular Interest LA-2-3, fourth to the Lower-Tier REMIC Regular Interest LA-2-4, fifth to the Lower-Tier REMIC Regular Interest LA-2-5 and then to the Lower-Tier REMIC Regular Interest LA-2-6, in each case, until reduced to zero;


      (d) the Class A-4 Certificates, first to the Lower-Tier REMIC Regular Interest LA-4-1, and then to the Lower-Tier REMIC Regular Interest LA-4-2, in each case, until reduced to zero;

      (e) the Class A-5 Certificates, first to the Lower-Tier REMIC Regular Interest LA-5-1, second to the Lower-Tier REMIC Regular Interest LA-5-2, third to the Lower-Tier REMIC Regular Interest LA-5-3, fourth to the Lower-Tier REMIC Regular Interest LA-5-4, fifth to the Lower-Tier REMIC Regular Interest LA-5-5, and then to the Lower-Tier REMIC Regular Interest LA-5-6, in each case, until reduced to zero;

      (f) the Class A-1A Certificates, first to the Lower-Tier REMIC Regular Interest LA-1A-1, second to the Lower-Tier REMIC Regular Interest LA-1A-2, third to the Lower-Tier REMIC Regular Interest LA-1A-3, fourth to the Lower-Tier REMIC Regular Interest LA-1A-4, fifth to the Lower-Tier REMIC Regular Interest LA-1A-5, sixth to the Lower-Tier REMIC Regular Interest LA-1A-6, seven, to the Lower-Tier REMIC Regular Interest LA-1A-7, eighth to the Lower-Tier REMIC Regular Interest LA-1A-8, ninth to the Lower-Tier REMIC Regular Interest LA-1A-9, tenth to the Lower-Tier REMIC Regular Interest LA-1A-10, eleventh to the Lower-Tier REMIC Regular Interest LA-1A-11, twelfth to the Lower-Tier REMIC Regular Interest LA-1A-12, thirteenth to the Lower-Tier REMIC Regular Interest LA-1A-13, fourteenth, to the Lower-Tier REMIC Regular Interest LA-1A-14 and then to the Lower-Tier REMIC Regular Interest LA-1A-15, in each case, until reduced to zero;

      (g) the Class A-1S Certificates, first to the Lower-Tier REMIC Regular Interest LA-1S-1, second to the Lower-Tier REMIC Regular Interest LA-1S-2, third to the Lower-Tier REMIC Regular Interest LA-1S-3, fourth to the Lower-Tier REMIC Regular Interest LA-1S-4, fifth to the Lower-Tier REMIC Regular Interest LA-1S-5, sixth to the Lower-Tier REMIC Regular Interest LA-1S-6, seven, to the Lower-Tier REMIC Regular Interest LA-1S-7, eighth to the Lower-Tier REMIC Regular Interest LA-1S-8, ninth to the Lower-Tier REMIC Regular Interest LA-1S-9, tenth to the Lower-Tier REMIC Regular Interest LA-1S-10, eleventh to the Lower-Tier REMIC Regular Interest LA-1S-11, twelfth to the Lower-Tier REMIC Regular Interest LA-1S-12, thirteenth to the Lower-Tier REMIC Regular Interest LA-1S-13, fourteenth, to the Lower-Tier REMIC Regular Interest LA-1S-14 and then to the Lower-Tier REMIC Regular Interest LA-1S-15, in each case, until reduced to zero;

      (h) the Class D Certificates, first to the Lower-Tier REMIC Regular Interest LD-1 and then to the Lower-Tier REMIC Regular Interest LD-2, in each case, until reduced to zero;

      (i) the Class E Certificates, first to the Lower-Tier REMIC Regular Interest LE-1 and then to the Lower-Tier REMIC Regular Interest LE-2, in each case, until reduced to zero;

      (j) the Class F Certificates, first to the Lower-Tier REMIC Regular Interest LF-1 and then to the Lower-Tier REMIC Regular Interest LF-2, in each case, until reduced to zero;

      (k) the Class G Certificates, first to the Lower-Tier REMIC Regular Interest LG-1, second to the Lower-Tier REMIC Regular Interest LG-2 and then to the Lower-Tier REMIC Regular Interest LG-3, in each case, until reduced to zero;

      (l) the Class H Certificates, first to the Lower-Tier REMIC Regular Interest LH-1, second to the Lower-Tier REMIC Regular Interest LH-2 and then to the Lower-Tier REMIC Regular Interest LH-3, in each case, until reduced to zero;

      (m) the Class J Certificates, first to the Lower-Tier REMIC Regular Interest LJ-1 and then to the Lower-Tier REMIC Regular Interest LJ-2, in each case, until reduced to zero;

      (n) the Class K Certificates, first to the Lower-Tier REMIC Regular Interest LK-1, and then to the Lower-Tier REMIC Regular Interest LK-2, in each case, until reduced to zero; and

      (o) the Class L Certificates, first to the Lower-Tier REMIC Regular Interest LL-1, and then to the Lower-Tier REMIC Regular Interest LL-2, in each case, until reduced to zero;

except that, solely for this purpose, all calculations of interest with respect to the Corresponding Lower-Tier REMIC Regular Interests shall be made as though the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A, Class A-1S, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificate Pass-Through Rates were equal to the Weighted Average Net Mortgage Pass Through Rate and as though the Class XS and Class XP Notional Amounts were zero at all times and such that the amounts and timing of interest distributions on each Corresponding Lower-Tier REMIC Regular Interest represent the aggregate of the corresponding amounts on each Class of Corresponding Certificates (or portion thereof) and its related Component or Components of the Class XS and Class XP Certificates; provided that
(A) interest shall be deemed distributed on such Lower-Tier REMIC Regular Interest only in the same priority and to the extent actually distributable on such related Class of Corresponding Certificates (and pro rata among such Lower-Tier REMIC Regular Interests corresponding to a related Class of Corresponding Certificates) or related Component and (B) interest distributable on a Class of Class X Certificates shall be distributable pro rata among the related Components.

            All distributions of reimbursements of Realized Losses and Additional Trust Fund Expenses made in respect of any Class of Principal Balance Certificates on each Distribution Date pursuant to Section 4.01(b) shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest.

            On each Distribution Date, the Trustee shall apply amounts related to each Prepayment Premium and Yield Maintenance Charge then on deposit in the Lower-Tier Distribution Account and received during or prior to the related Collection Period to the Lower-Tier Regular Interests in proportion to the amount of principal distributed to each Class of Lower-Tier Regular Interests on such Distribution Date pursuant to this Section 4.01(a)(ii).

            The Trustee shall be deemed to deposit the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and any Yield Maintenance Charges distributed to the Upper-Tier REMIC pursuant to this Section 4.01(a)(ii) into the Upper-Tier Distribution Account. Any amount in respect of the Mortgage Pool that remains in the Lower-Tier Distribution Account on each Distribution Date after distribution of the Lower-Tier Distribution Amount and distribution of Prepayment Premiums and Yield Maintenance Charges in respect of the Mortgage Pool shall be distributed to the Holders of the Class LR Certificates (but only to the extent of such amount for such Distribution Date remaining in the Lower-Tier Distribution Account, if any).

            (b) On each Distribution Date occurring prior to the Crossover Date, the Trustee shall withdraw from the Upper-Tier Distribution Account the amounts deposited in the Upper-Tier Distribution Account in respect of such Distribution Date pursuant to Section 4.01(a)(ii), and distribute such amount to Certificateholders in the amounts and in the order of priority set forth below:

            (i) First, concurrently (A) to the Class A-1A Certificates, the Class A-1A Group 2 Interest Distribution Amount, (B) to the Class A Combined Certificates, the Class A Combined Interest Distribution Amount with such amount allocated (x) first, to the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-5 Certificates from amounts attributable to Mortgage Loans in Loan Group 1, and to the Class A-1S Certificates from Mortgage Loans in Loan Group 2, pro rata, then, to the Class A-M Certificates from amounts attributable to Mortgage Loans in Loan Group 1 and then, to the Class A-J Certificates from amounts attributable to Mortgage Loans in Loan Group 1, in each case, up to an amount equal to the aggregate Interest Accrual Amount for those Classes in accordance with their respective interest entitlements, and (C) on the Class XS and Class XP Certificates, pro rata, from the Available Funds for such Distribution Date up to an amount equal to the Interest Accrual Amount for each such Class; provided, however, if on any Distribution Date, the Available Funds (or applicable portion thereof) are insufficient to pay in full the total amount of interest to be paid to any of the Classes described in this clause First, the Available Funds for such Distribution Date will be allocated pro rata among the Class A Combined Certificates, Class A-1A and Class X Certificates with the amount allocated to the Class A Combined Certificates being applied first, to the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5 and Class A-1S Certificates, pro rata, second, to the Class A-AM Certificates and last, to the Class A-J Certificates, in accordance with their respective interest entitlements;

            (ii) Second, to the Class A Combined Certificates, the Class A-1A Certificates and the Class X Certificates, with the amount allocated to the Class A Combined Certificates being applied first, to the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S and Class A-1A Certificates, pro rata, then, to the Class A-M Certificates and then to the Class A-J Certificates, in respect of interest, up to an amount equal to the aggregate unpaid Interest Shortfalls previously allocated to such Classes;

            (iii) Third, in reduction of the Certificate Balances thereof concurrently, to:

                  (A) the Class A-1A Certificates, an amount equal to the Class
            A-1A Group 2 Principal Distribution Amount for such Distribution Date and, after the Class A Combined Certificates are reduced to zero, the Group 1 Principal Distribution Amount after payments to the Class A Combined Certificates have been made on such Distribution Date, until the Class A-1A Certificates have been reduced to zero;

                  (B)(X) to the Class A Combined Certificates (other than the
            Class A-M and Class A-J Certificates) in the following order:

                  (i) first, to the Class A-1S Certificates, in an amount equal to the Class A Combined Group 2 Principal Distribution Amount, and after the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-5 Certificates have been reduced to zero, the Group 1 Principal Distribution Amount remaining after payments to the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-5 Certificates have been made on such Distribution Date, until the Class A-1S Certificates have been reduced to zero;

                  (ii) then, to the Class A-AB Certificates, in an amount up to the Group 1 Principal Distribution Amount for such Distribution Date and, after the Class A-1S Certificates have been reduced to zero, the Class A Combined Group 2 Principal Distribution Amount after payments to the Class A-1S Certificates have been made on such Distribution Date, until the Certificate Balance of the Class A-AB Certificates has been reduced to the Planned Principal Balance as set forth on Annex A-3 for such Distribution Date,

                  (iii) then, to the Class A-1 and Class A-1D Certificates, pro rata, in an amount equal to the Group 1 Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-AB Certificates pursuant to clause (ii) above) for such Distribution Date and, after the Class A-1S has been reduced to zero, the Class A Combined Group 2 Principal Distribution Amount remaining after payments to the Class A-1S Certificates and payments to the Class A-AB Certificates pursuant to clause (i) above have been made on such Distribution Date, until the Class A-1 and Class A-1D Certificates have been reduced to zero,

                  (iv) then, to the Class A-2 Certificates, in an amount equal to the Group 1 Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-1D and Class A-AB Certificates pursuant to the prior clauses above) for such Distribution Date and, after the Class A-1S Certificates have been reduced to zero, the Class A Combined Group 2 Principal Distribution Amount remaining after payments to the Class A-1S, Class A-1 and Class A-1D Certificates and payments to the Class A-AB Certificates pursuant to clause (i) above have been made on such Distribution Date, until the Class A-2 Certificates have been reduced to zero,

                  (v) then, to the Class A-3 Certificates, in an amount equal to the Group 1 Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1, Class A-1D and Class A-2 Certificates and distributions on the Class A-AB Certificates pursuant to clause (ii) above) for such Distribution Date and, after the Class A-1S Certificates have been reduced to zero, the Class A Combined Group 2 Principal Distribution Amount remaining after payments to the Class A-1S, Class A-1, Class A-1D and Class A-2 Certificates and payments to the Class A-AB Certificates pursuant to clause (i) above have been made on such Distribution Date, until the Class A-3 Certificates have been reduced to zero,

                  (vi) then, to the Class A-AB Certificates, in an amount equal to the Group 1 Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1, Class A-1D, Class A-2 and Class A-3 Certificates and distributions on the Class A-AB Certificates pursuant to clause (ii) above) for such Distribution Date and, after the Class A-1S Certificates have been reduced to zero, the Class A Combined Group 2 Principal Distribution Amount remaining after payments to the Class A-1S, Class A-1, Class A-1D, Class A-2 and Class A-3 Certificates and payments to the Class A-AB Certificates pursuant to clause (i) above have been made on such Distribution Date, until the Class A-AB Certificates have been reduced to zero,

                  (vii) then, to the Class A-4 Certificates, in an amount equal to the Group 1 Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1, Class A-1D, Class A-2, Class A-3 and Class A-AB Certificates and distributions on the Class A-AB Certificates pursuant to clause (ii) above) for such Distribution Date and, after the Class A-1S Certificates have been reduced to zero, the Class A Combined Group 2 Principal Distribution Amount remaining after payments to the Class A-1S, Class A-1, Class A-1D, Class A-2 and Class A-3 Certificates and payments to the Class A-AB Certificates pursuant to clause (i) above have been made on such Distribution Date, until the Class A-4 Certificates have been reduced to zero,

                  (viii) then, to the Class A-5 Certificates, in an amount equal to the Group 1 Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates and distributions on the Class A-AB Certificates pursuant to clause (ii) above) for such Distribution Date and, after the Class A-1S Certificates have been reduced to zero, the Class A Combined Group 2 Principal Distribution Amount remaining after payments to the Class A-1S, Class A-1, Class A-1D, Class A-2, Class A-3 and Class A-4 Certificates and payments to the Class A-AB Certificates pursuant to clause (i) above have been made on such Distribution Date, until the Class A-5 Certificates have been reduced to zero,

            (B)(Y) to the Class A-M Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Group 1 Principal Distribution Amount for such Distribution Date after the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5 and Class A-1S Certificates have been reduced to zero and after the Class A-1S, Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-5 Certificates have been reduced to zero, the Class A Combined Group 2 Principal Distribution Amount remaining after payments to the Class A-1S, Class A-1, Class A-1D,Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-5 Certificates have been made on such Distribution Date, until the Certificate Balance of such Class is reduced to zero; and

            (B)(Z) to the Class A-J Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Group 1 Principal Distribution Amount for such Distribution Date after the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S and Class A-M Certificates have been reduced to zero and after the Class A-1S, Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5 and Class A-M Certificates have been reduced to zero, the Class A Combined Group 2 Principal Distribution Amount remaining after payments to the Class A-1S, Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5 and Class A-M Certificates have been made on such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

            (iv) Fourth, to the Class A Combined Certificates and the Class A-1A Certificates, pro rata, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class, with the amount of Realized Losses allocated to the Class A Combined Certificates being applied first to the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-1S Certificates, pro rata, second, to the Class A-M Certificates and last to the Class A-J Certificates;

            (v) Fifth, to the Class B Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (vi) Sixth, to the Class B Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (vii) Seventh, to the Class B Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (viii) Eighth, to the Class B Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (ix) Ninth, to the Class C Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (x) Tenth, to the Class C Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xi) Eleventh, to the Class C Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xii) Twelfth, to the Class C Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xiii) Thirteenth, to the Class D Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xiv) Fourteenth, to the Class D Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xv) Fifteenth, to the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xvi) Sixteenth, to the Class D Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xvii) Seventeenth, to the Class E Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xviii) Eighteenth, to the Class E Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xix) Nineteenth, to the Class E Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount, less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xx) Twentieth, to the Class E Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxi) Twenty-first, to the Class F Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxii) Twenty-second, to the Class F Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxiii) Twenty-third, to the Class F Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xxiv) Twenty-fourth, to the Class F Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxv) Twenty-fifth, to the Class G Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxvi) Twenty-sixth, to the Class G Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxvii) Twenty-seventh, to the Class G Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xxviii) Twenty-eighth, to the Class G Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxix) Twenty-ninth, to the Class H Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxx) Thirtieth, to the Class H Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxxi) Thirty-first, to the Class H Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xxxii) Thirty-second, to the Class H Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxxiii) Thirty-third, to the Class J Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxxiv) Thirty-fourth, to the Class J Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxxv) Thirty-fifth, to the Class J Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xxxvi) Thirty-sixth, to the Class J Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxxvii) Thirty-seventh, to the Class K Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxxviii) Thirty-eighth, to the Class K Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxxix) Thirty-ninth, to the Class K Certificates in reduction of the Certificate Balances thereof, an amount equal to the Principal Distribution Amount less amounts of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xl) Fortieth, to the Class K Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xli) Forty-first, to the Class L Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xlii) Forty-second, to the Class L Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xliii) Forty-third, to the Class L Certificates in reduction of the Certificate Balances thereof, an amount equal to the Principal Distribution Amount less amounts of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xliv) Forty-fourth, to the Class L Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xlv) Forty-fifth, to the Class M Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xlvi) Forty-sixth, to the Class M Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xlvii) Forty-seventh, to the Class M Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xlviii) Forty-eighth, to the Class M Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xlix) Forty-ninth, to the Class N Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (l) Fiftieth, to the Class N Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (li) Fifty-first, to the Class N Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (lii) Fifty-second, to the Class N Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (liii) Fifty-third, to the Class O Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (liv) Fifty-fourth, to the Class O Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lv) Fifty-fifth, to the Class O Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (lvi) Fifty-sixth, to the Class O Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (lvii) Fifty-seventh, to the Class P Certificates, in respect of interest, up to an amount equal to the Interest Accrual Amount of such Class;

            (lviii) Fifty-eighth, to the Class P Certificates, in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lix) Fifty-ninth, to the Class P Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses until the Certificate Balance of such Class is reduced to zero;

            (lx) Sixtieth, to the Class P Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (lxi) Sixty-first, to the Class Q Certificates, in respect of interest, up to an amount equal to the Interest Accrual Amount of such Class;

            (lxii) Sixty-second, to the Class Q Certificates, in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lxiii) Sixty-third, to the Class Q Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses until the Certificate Balance of such Class is reduced to zero;

            (lxiv) Sixty-fourth, to the Class Q Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (lxv) Sixty-fifth, to the Class S Certificates, in respect of interest, up to an amount equal to the Interest Accrual Amount of such Class;

            (lxvi) Sixty-sixth, to the Class S Certificates, in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lxvii) Sixty-seventh, to the Class S Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses until the Certificate Balance of such Class is reduced to zero;

            (lxviii) Sixty-eighth, to the Class S Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class; and

            (lxix) Sixty-ninth, to the Class R and Class LR Certificates.

            All references to "pro rata" in the preceding clauses with respect to interest and Class Interest Shortfalls shall mean pro rata based on the amount distributable pursuant to such clauses, with respect to distribution of principal other than for unreimbursed Realized Losses shall mean pro rata based on Certificate Balance and with respect to distributions with respect to unreimbursed Realized Losses shall mean pro rata based on the amount of unreimbursed Realized Losses previously allocated to the applicable Classes.

            Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, the Principal Distribution Amount will be distributed to the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A and Class A-1S Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such Class is reduced to zero.

            (c) On each Distribution Date, following the distribution from the Lower-Tier Distribution Account in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a)(ii), the Trustee shall make distributions of any Prepayment Premiums and Yield Maintenance Charges received in the related Collection Period from amounts deposited in the Upper-Tier Distribution Account pursuant to Section 3.05(g), as follows:

            (i) Prepayment Premiums, Yield Maintenance Charges received with respect to Group 1 Mortgage Loans shall be distributed to the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates, in an amount equal to the product of (a) a fraction, not greater than one, the numerator of which is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (c) the aggregate amount of Prepayment Premiums or Yield Maintenance Charges, as applicable, collected on such Principal Prepayment during the related Due Period. Any Yield Maintenance Charges or Prepayment Premiums collected during the related Collection Period remaining after such distributions prior to the Distribution Date in November 2013 will be distributed 90% to the holders of the Class XS Certificates and 10% to the holders of the Class XP Certificates. After the Distribution Date occurring in October 2013, 100% of all Yield Maintenance Charges and Prepayment Premiums collected during the related Collection Period remaining after such distributions will be distributed to the Class X-S Certificates. No Prepayment Premiums or Yield Maintenance Charges in respect of the Group 1 Mortgage Loans will be distributed to holders of any other Class of Certificates; and

            (ii) Prepayment Premiums and Yield Maintenance Charges received with respect to the Group 2 Mortgage Loans shall be distributed to the Class A-1S and Class A-1A Certificates, pro rata, in an amount equal to the product of (a) a fraction, not greater than one, the numerator of which is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Class A-1S and Class A-1A Certificates on such Distribution Date,
      (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (c) the aggregate amount of Prepayment Premiums or Yield Maintenance Charges, as applicable, collected on such Principal Prepayment during the related Due Period. Any Yield Maintenance Charges or Prepayment Premiums collected during the related Collection Period remaining after such distributions prior to the Distribution Date in November 2013 will be distributed 90% to the holders of the Class XS Certificates and 10% to the holders of the Class XP Certificates. After the Distribution Date occurring in October 2013, 100% of all Yield Maintenance Charges and Prepayment Premiums collected during the related Collection Period remaining after such distributions will be distributed to the Class X-S Certificates. No Prepayment Premiums or Yield Maintenance Charges in respect of the Group 2 Mortgage Loans will be distributed to holders of any other Class of Certificates.

            Following the reduction of the Certificate Balances of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A, Class A-1S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates to zero, the Trustee shall distribute any Yield Maintenance Charges or Prepayment Premiums collected during the related Collection Period remaining after such distributions prior to the Distribution Date in November 2013 shall be distributed 90% to the holders of the Class XS Certificates and 10% to the holders of the Class XP Certificates. After the Distribution Date occurring in October 2013, 100% of all Yield Maintenance Charges and Prepayment Premiums collected during the related Collection Period remaining after such distributions will be distributed to the Class X-S Certificates.

            Any Yield Maintenance Charge that is to be distributed to the Regular Certificates on any Distribution Date shall be deemed distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Corresponding Lower-Tier Regular Interest(s) then receiving a principal distribution, pro rata.

            (d) [Reserved]

            (e) On each Distribution Date, the Trustee shall withdraw amounts from the Excess Liquidation Proceeds Account (or sub-account thereof) and shall distribute such amounts in the following manner:

            (i) (A) from amounts in the Excess Liquidation Proceeds Account allocable to a Mortgage Loan (other than the Serviced Whole Loan), to reimburse the Holders of the Principal Balance Certificates (in the order set forth in Section 4.01(b)) up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to them and unreimbursed after application of Available Funds for such Distribution Date and (B) from amounts in the Excess Liquidation Proceeds Account allocable to the Serviced Whole Loans, to reimburse the Holders of the Principal Balance Certificates (in the order set forth in Section 4.01(b)) and any related Pari Passu Companion Loans, with respect to amounts allocable to the Serviced Whole Loans on a pro rata basis based on the Mortgage Loan's Stated Principal Balance, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to them and unreimbursed after application of Available Funds for such Distribution Date and any remaining amounts to the related Serviced B Loans, if any; and

            (ii) any amounts remaining in the Excess Liquidations Proceeds Account after such distributions on any Distribution Date that (a) are allocable to the Mortgage Loans, shall be applied to offset future Realized Losses and Additional Trust Fund Expenses and, upon termination of the Trust Fund, any amounts remaining in the Excess Liquidations Proceeds Account (other than amounts allocable to the Serviced Whole Loans) shall be distributed by the Trustee to the Class LR Certificates; and (b) are allocable to the Serviced Companion Loans, shall be remitted within one Business Day after each such Distribution Date by the Trustee to the Master Servicer (which shall remit to the Serviced Companion Loan Noteholders in accordance with Section 3.05(i)).

      Amounts paid with respect to the Mortgage Loans from the Excess Liquidation Proceeds Account pursuant to the preceding clauses (i) and
      (ii) shall first be deemed to have been distributed to the Lower-Tier Regular Interests in reimbursement of Realized Losses and Additional Trust Fund Expenses previously allocated thereto in the same manner as provided in Section 4.01(f). Amounts paid from the Excess Liquidation Proceeds Account will not reduce the Certificate Balances of the Principal Balance Certificates receiving such distributions.

            (f) On each Distribution Date, immediately following the distributions to be made on such date pursuant to this Section 4.01(b), the Trustee shall calculate the amount, if any, of Realized Losses. Any allocation of Realized Losses to a Class of Principal Balance Certificates shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Realized Losses allocated to a Class of Principal Balance Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. The allocation of Realized Losses shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund. Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates in respect of which any such reimbursement is made. To the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Class or Classes of Certificates that previously were allocated Realized Losses, in sequential order, in each case up to the amount of the unreimbursed Realized Losses allocated to such Class. If the Certificate Balance of any Class is so increased, the amount of unreimbursed Realized Losses of such Class shall be decreased by such amount.

            The Certificate Balances of each Class of Principal Balance Certificates will be reduced without distribution on any Distribution Date as a write-off to the extent of any Realized Losses allocated to such Class with respect to such date. Any such write-offs will be applied to Classes of Principal Balance Certificates in the following order, in each case until the Certificate Balance of such Class is reduced to zero: first, to the Class S Certificates, second, to the Class Q Certificates; third, to the Class P Certificates; fourth, to the Class O Certificates; fifth, to the Class N Certificates; sixth, to the Class M Certificates; seventh, to the Class L Certificates; eighth, to the Class K Certificates; ninth, to the Class J Certificates; tenth, to the Class H Certificates; eleventh, to the Class G Certificates; twelfth, to the Class F Certificates; thirteenth, to the Class E Certificates; fourteenth, to the Class D Certificates; fifteenth, to the Class C Certificates; sixteenth, to the Class B Certificates, seventeenth, to the Class A Combined Certificates and the Class A-1A Certificates, pro rata, with the amount allocated to the Class A Combined Certificates being applied first, to the Class A-J Certificates; second, to the Class A-M Certificates; and finally, to the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A and Class A-1S Certificates, pro rata, based on their respective Certificate Balances. Any amounts recovered in respect of amounts previously written off as Realized Losses shall be distributed to the Classes of Principal Balance Certificates described above in reverse order of allocation of Realized Losses thereto in accordance with Section 4.01(b). Additional Trust Fund Expenses and shortfalls in Available Funds due to extraordinary expenses of the Trust Fund (including indemnification expenses), a reduction in the Mortgage Rate on a Mortgage Loan by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers, or otherwise, shall be treated as and allocated in the same manner as Realized Losses.

            Realized Losses, Additional Trust Fund Expenses and such other amounts described above which are applied to each Class of Principal Balance Certificates will be allocated to reduce the Lower-Tier Principal Balance(s) of the Corresponding Lower-Tier Regular Interests in the same manner as principal is allocated thereto pursuant to Section 4.01(a)(ii); and revenues are applied to the Corresponding Lower-Tier Interests in a similar manner.

            (g) All amounts distributable to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            (h) Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Trustee shall, as soon as reasonably practicable within the month preceding the month in which the final distribution with respect to any Class of Certificates is expected to be made, mail to each Holder of such Class of Certificates on such date a notice to the effect that:

                  (A) the Trustee reasonably expects based upon information
            previously provided to it that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Trustee therein specified, and

                  (B) if such final distribution is made on such Distribution
            Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided, however, that the Class R and Class LR Certificates shall remain outstanding until there is no other Class of Certificates or Lower-Tier Regular Interests outstanding.

            Any funds not distributed to any Holder or Holders of such Classes of Certificates on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this
Section 4.01(h) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Holders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Holders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Holders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee hereunder and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Holder on any amount held in trust hereunder or by the Trustee as a result of such Holder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(h). Any such amounts transferred to the Trustee may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

            (i) Shortfalls in Available Funds resulting from Excess Prepayment Interest Shortfalls shall be allocated to, and Servicer Prepayment Interest Shortfalls shall be deemed distributed to, each Class of Regular Certificates, pro rata, based upon the Interest Accrual Amount distributable to each such Class prior to reduction by such Excess Prepayment Interest Shortfalls. Servicer Prepayment Interest Shortfalls shall be deposited by the Master Servicer into its Collection Account (or Serviced Whole Loan Collection Account with respect to Serviced Whole Loans) fon or prior to the Servicer Remittance Date.

            (j) On each Distribution Date, any Excess Interest received with respect to the Mortgage Loans during the related Collection Period shall be distributed to the Holders of the Class T Certificates from the Grantor Trust Distribution Account established pursuant to Section 3.05(c). Any Excess Interest remaining in the Grantor Trust Distribution Account on the final Distribution Date shall be distributed to the Holders of the Class T Certificates.

            (k) On the final Servicer Remittance Date, the Master Servicer shall withdraw from its Collection Account and deliver to the Trustee who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing transferred from the Loss of Value Reserve Fund to the Collection Account on the immediately preceding Servicer Remittance Date in accordance with Section 3.06(f)(v).

            Section 4.02 Statements to Certificateholders; Reports by Trustee; Other Information Available to the Holders and Others. (a) On each Distribution Date, the Trustee shall make available to the general public a statement (substantially in the form set forth as Exhibit K attached hereto and based on the information set forth in (i) the CMSA Reporting Package prepared by the Master Servicer (other than the Reconciliation of Funds Report and the CMSA Special Servicer Defaulted Loan File) and the other reports prepared by the Master Servicer and Special Servicer relating to such Distribution Date, including the CMSA Special Servicer Defaulted Loan File, upon which information the Trustee may conclusively rely, in accordance with CMSA guidelines and (ii) the Reconciliation of Funds Report prepared by the Trustee) as to distributions made on such Distribution Date (each, a "Distribution Date Statement") setting forth (with respect to each Class of Certificates) the following information:

            (i) the Record Date, Interest Accrual Period, and Determination Date for such Distribution Date;

            (ii) the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates (other than the Class T, Class XS, Class XP, Class R and Class LR Certificates) applied to reduce the respective Certificate Balance thereof;

            (iii) the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates allocable to (A) the Interest Accrual Amount and/or (B) Prepayment Premiums;

            (iv) the aggregate amount of Advances made in respect of the Distribution Date and the amount on interest paid on Advances since the prior Distribution Date (including, to the extent material, the general use of funds advanced and general source of funds for reimbursements);

            (v) the aggregate amount of compensation paid to the Trustee and servicing compensation paid to the Master Servicer and the Special Servicer for the related Determination Date and any other fees or expenses accrued and paid from the Trust Fund;

            (vi) the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans outstanding immediately before and immediately after the Distribution Date;

            (vii) the number (as of the related and the next preceding Determination Date), and the aggregate principal balance, weighted average remaining term to maturity and weighted average mortgage rate (and interest rates by distributional groups or ranges) of the Mortgage Loans as of the related Determination Date;

            (viii) the number and aggregate Stated Principal Balance of the Mortgage Loans or Serviced Whole Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (c) delinquent 90 days or more, (D) that are Specially Serviced Loans that are not delinquent, or (E) current, but not Specially Serviced, as to which foreclosure proceedings have been commenced, but not REO Property;

            (ix) the Available Funds for such Distribution Date, and any other cash flows received on the mortgage loans and applied to pay fees and expenses (including the components of the Available Funds, or such other cash flows);

            (x) the amount of the distribution on the Distribution Date to the holders of any class of Certificates allocable to Prepayment Premiums or Yield Maintenance Charges;

            (xi) the accrued Interest Accrual Amount in respect of each Class of Certificates for such Distribution Date;

            (xii) the Pass-Through Rate for each class of Certificates for the Distribution Date and the next succeeding Distribution Date;

            (xiii) the Principal Distribution Amount for the Distribution Date;

            (xiv) the aggregate Certificate Balance or aggregate Notional Balance, as the case may be, of each Class of Certificates, before and after giving effect to the distributions made on such Distribution Date, separately identifying any reduction in the aggregate Certificate Balance (or, if applicable, the aggregate Notional Balance) of each such Class due to Realized Losses and/or Additional Trust Fund Expenses;

            (xv) the fraction, expressed as a decimal carried to at least eight places, the numerator of which is the then related Certificate Balance, and the denominator of which is the related initial aggregate Certificate Balance, for each class of Certificates (other than the Class T, Class R and Class LR Certificates) immediately following the Distribution Date;

            (xvi) the amount of any Appraisal Reduction Amounts allocated during the related Collection Period on a loan-by-loan basis; the total Appraisal Reduction Amounts allocated during the related Collection Period; and the total Appraisal Reduction Amounts as of such Distribution Date on a loan-by-loan basis;

            (xvii) the number and related Stated Principal Balance of any Mortgage Loans modified, extended or waived during the related Collection Period, on a loan-by-loan basis (including a description of any material modifications, extensions or waivers to Mortgage Loan terms, fees, penalties or payments during the Collection Period or that have cumulatively become material over time);

            (xviii) the amount of any remaining unpaid Interest Shortfalls for each Class of Certificates as of the Distribution Date;

            (xix) a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment (other than Liquidation Proceeds and Insurance Proceeds) during the related Collection Period and the amount of Principal Prepayment occurring, together with the aggregate amount of Principal Prepayments made during the related Collection Period and any Excess Prepayment Interest Shortfall for such Distribution Date;

            (xx) a loan-by-loan listing of each Mortgage Loan which was defeased during the related Collection Period;

            (xxi) the amount of the distribution to the holders of each class of Certificates on the Distribution Date attributable to reimbursement of Realized Losses;

            (xxii) as to any Mortgage Loan repurchased by a Mortgage Loan Seller or otherwise liquidated or disposed of during the related Collection Period, (A) the Loan Number of the related Mortgage Loan and (B) the amount of proceeds of any repurchase of a Mortgage Loan, Liquidation Proceeds and/or other amounts, if any, received thereon during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date;

            (xxiii) the amount on deposit in each of the Interest Reserve Account and the Excess Liquidation Proceeds Account before and after giving effect to the distribution made on such Distribution Date (and any material account activity since the prior Distribution Date) provided, however, with respect to any account not maintained by the Trustee, only to the extent the Trustee has received such information and instructions to report such information from the party maintaining such account;

            (xxiv) the original and then current credit support levels for each class of Certificates;

            (xxv) the then current ratings for each class of Certificates;

            (xxvi) with respect to any REO Loan as to which the related Mortgaged Property became an REO Property during the preceding calendar month, the city, state, property type, latest Debt Service Coverage Ratio, the current Stated Principal Balance and the Stated Principal Balance of such Mortgage Loan as of the date each became an REO Loan;

            (xxvii) with respect to any REO Property included in the Trust Fund at the close of business on the related Due Date (A) the Loan Number of the related Mortgage Loan, (B) the value of such REO Property based on the most recent Appraisal or valuation;

            (xxviii) with respect to any REO Property sold or otherwise disposed of during the related Collection Period and for which a Final Recovery Determination has been made, (A) the Loan Number of the related Mortgage Loan, (B) the Realized Loss attributable to such Mortgage Loan, (C) the amount of sale proceeds and other amounts, if any, received in respect of such REO Property during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date, (D) the date of the Final Recovery Determination and (E) the balance of the Excess Liquidations Proceeds Account for such Distribution Date; and

            (xxix) the amount of the distribution on the Distribution Date to the holders of the Class T and Residual Certificates;

            (xxx) material breaches of mortgage loan representations and warranties of which the Trustee, Master Servicers or the Special Servicer has received written notice; and

            (xxxi) the amount of Realized Losses, Additional Trust Fund Expenses and Class Interest Shortfalls, if any, incurred with respect to the Mortgage Loans during the related Collection Period and in the aggregate for all prior Collection Periods (except to the extent reimbursed or paid).

            In the case of information furnished pursuant to subclauses (i),
(ii), (iii), (vi) and (xix) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per $1,000 of original Certificate Balance or Notional Balance, as the case may be.

            On each Distribution Date, the Trustee shall make available to each Holder of a Class R or Class LR Certificate a copy of the reports made available to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R or Class LR Certificates on such Distribution Date. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

            Within a reasonable period of time after the end of each calendar year, upon request, the Trustee shall furnish to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to clauses (i) and (ii) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as may be required to enable such Certificateholders to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates held by Persons other than Holders exempted from the reporting requirements and information regarding the expenses of the Trust Fund. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

            (b) [Reserved]

            (c) On each Distribution Date, the Trustee shall make available to the general public via its internet website located at "www.etrustee.net" (i) the related Distribution Date Statement (in the form of Exhibit K, attached hereto), (ii) to the extent received from the Master Servicer, the CMSA Loan Periodic Update File (including the Advance Recovery Report), CMSA Loan Setup File, CMSA Bond Level File and CMSA Collateral Summary File, (iii) as a convenience (and not in furtherance of the distribution thereof under the securities laws), the Prospectus and this Agreement and any other information requested by the Depositor and (iv) any reports on Forms 10-D, 10K and 8-K that have been filed with respect to the Trust through the EDGAR system (to the extent prepared by the Trustee and within one Business Day of filing).

            (d) On each Distribution Date beginning in November 2006, the Trustee shall make available to any Privileged Person via its internet website (as described above), to the extent received from the Master Servicer, to any Privileged Person, the Underwriters and the Initial Purchasers via its internet website, the CMSA Supplemental Servicer Reports, the CMSA Property File, the CMSA Financial File and any other information requested by the Depositor. The information that pertains to Specially Serviced Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Master Servicer four Business Days prior to the related Servicer Remittance Date.

            (e) The information contained in the reports in the preceding paragraph of this Section 4.02 shall be made available to the Trustee electronically by the Master Servicer, if applicable, in the form of, or reflected in, the CMSA Reporting Package and the CMSA Reports, and the Trustee will make such reports and the Reconciliation of Funds Report available via its internet website (as described above); provided, however, that the Trustee will provide Certificateholders with a written copy of such reports upon request in the manner described in such preceding paragraph.

            (f) The Trustee makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on its Internet website and assumes no responsibility therefor. In addition, the Trustee may disclaim responsibility for any information distributed by it for which it is not the original source. The Trustee shall not be responsible for the accuracy or completeness of any information supplied to it by a Master Servicer or Special Servicer that is included in any reports, statements, materials or information prepared or provided by the Master Servicer or Special Servicer, as applicable, and the Trustee shall be entitled to conclusively rely upon the Master Servicer's reports and the Special Servicer's reports without any duty or obligation to recompute, verify or re-evaluate any of the amounts or other information stated therein. In connection with providing access to the Trustee's Internet website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall not be liable for the dissemination of information in accordance herewith.

            (g) The Master Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website (in addition to making information available as provided herein) the CMSA Reporting Package (including the Reconciliation of Funds Report and the CMSA Special Servicer Defaulted Loan File prepared by the Trustee and the Special Servicer respectively) and any other reports or other information the Master Servicer is required or permitted to provide to any party to this Agreement, the Rating Agencies, any Serviced Companion Loan Noteholder or any Certificateholder or prospective Certificateholder to the extent such action does not conflict with the terms of this Agreement, the terms of the Mortgage Loans or applicable law. In connection with providing access to its Internet website, the Master Servicer shall take reasonable measures to ensure that only such parties listed above may access such information including, without limitation, requiring registration, a confidentiality agreement and acceptance of a disclaimer. Neither Master Servicer shall be liable for dissemination of this information in accordance with this Agreement, provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports. The Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report. Notwithstanding anything herein to the contrary, the Master Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website any reports or other information the Master Servicer is required or permitted to provide to any Borrower with respect to such Borrower's Mortgage Loan to the extent such action does not conflict with the terms of this Agreement, the terms of the Mortgage Loans or applicable law. If the Master Servicer is required to deliver any statement, report or other information under any provision of this Agreement, then, the Master Servicer may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format, or (z) making such statement, report or information available on its website, unless this Agreement expressly specifies a particular method of delivery; provided that all reports required to be delivered to the Trustee shall be delivered in accordance with clause (x) or
(y).

            (h) The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the Master Servicer) provide the Master Servicer with such information in its possession regarding the Specially Serviced Loans and REO Properties as may be reasonably necessary for the Master Servicer to prepare each report and any supplemental information to be provided by the Master Servicer to the Trustee. Neither the Trustee nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the Master Servicer. Unless the Trustee has actual knowledge that any report or file received from the Master Servicer contains erroneous information, the Trustee is authorized to rely thereon in calculating and making distributions to Certificateholders and allocating Realized Losses to the Certificates in accordance with Section 4.01 and preparing the statements to Certificateholders required by Section 4.02(a).

            (i) As soon as reasonably practicable, upon the written request of and at the expense of any Certificateholder, the Trustee shall provide the requesting Certificateholder with such information that is in the Trustee's possession or can reasonably be obtained by the Trustee as is requested by such Certificateholder, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar nor the Trustee shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

            (j) The Trustee shall make available at its offices, during normal business hours, upon not less than two Business Day's prior notice, for review by any Certificateholder, any prospective investor in a Certificate or any Serviced Companion Loan Noteholder (or any registered holder or beneficial owner of Companion Loan Securities) (with respect to items (iv) - (vii), only to the extent such information relates to the related Serviced Companion Loan), the Depositor, the Master Servicer, the Special Servicer, any Rating Agency and any other Person to whom the Depositor in its sole judgment, deems that such disclosure is appropriate, originals or copies of documents relating to the Mortgage Loans and any related REO Properties to the extent in its possession, including, without limitation, the following items (except to the extent prohibited by applicable law or under any of the related Loan Documents): (i) this Agreement and any amendments thereto; (ii) all Distribution Date Statements delivered to the Certificateholders and any Companion Loan Noteholder since the Closing Date; (iii) all annual Officer's Certificates and all accountants' reports delivered by the Master Servicer and the Special Servicer to the Trustee since the Closing Date regarding compliance with the relevant agreements; (iv) the most recent property inspection report prepared by or on behalf of the Master Servicer or the Special Servicer in respect of each Mortgaged Property and delivered to the Trustee; (v) the most recent annual (or more frequent, if available) operating statements, rent rolls (to the extent such rent rolls have been made available by the related Borrower) and/or lease summaries and retail sales information, if any, collected by or on behalf of the Master Servicer or the Special Servicer in respect to each Mortgaged Property; (vi) any and all modifications, waivers and amendments of the terms of a Mortgage Loan or Serviced Whole Loan entered into by the Master Servicer and/or the Special Servicer and delivered to the Trustee; and (vii) any and all Officer's Certificates and other evidence delivered to or by the Trustee to support the Master Servicer's or the Special Servicer's, as the case may be, determination that any Advance, if made, would be a Nonrecoverable Advance. Copies of any and all of the foregoing items will be available from the Trustee upon request. The Trustee will be permitted to require payment by the requesting party (other than a Rating Agency) of a sum sufficient to cover the reasonable costs and expenses of making such information available and providing any copies thereof. The Trustee's obligation under this Section 4.02(j) to make available any document is subject to the Trustee's receipt of such document.

            (k) On or within two Business Days following each Distribution Date, the Trustee shall prepare and make available or furnish via its internet website at "www.etrustee.net" to the Financial Market Publisher and each Underwriter, the following information regarding each Mortgage Loan and any other information reasonably requested by each Underwriter and available to the Trustee:

            (i) the Loan Number;

            (ii) each related Mortgage Rate; and

            (iii) the Stated Principal Balance as of such Distribution Date.

The Trustee shall only be obligated to deliver the statements, reports and information contemplated by Section 4.02 to the extent it receives the necessary underlying information from the Master Servicer or the Special Servicer and shall not be liable for any failure to deliver any thereof on the prescribed due dates, to the extent caused by failure to receive timely such underlying information. Nothing herein shall obligate the Trustee, the Master Servicer or the Special Servicer to violate any applicable law prohibiting disclosure of information with respect to any Borrower and the failure of the Trustee, the Master Servicer or the Special Servicer to disseminate information for such reason shall not be a breach hereof.

            Section 4.03 Compliance with Withholding Requirements. Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest or original issue discount that the Paying Agent reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for any such withholding. The Paying Agent agrees that it will not withhold with respect to payments of interest or original issue discount in the case of a Holder that is a non-U.S. Person that has furnished or caused to be furnished (i) an effective Form W-8BEN, Form W-8IMY or Form W-9 or an acceptable substitute form or a successor form and who is not a "10-percent shareholder" within the meaning of Code Section 871(h)(3)(B) or a "controlled foreign corporation" described in Code Section 881(c)(3)(c) with respect to the Trust Fund or the Depositor, or (ii) an effective Form W-8ECI or an acceptable substitute form or a successor form. In the event the Paying Agent or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder. Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

            Section 4.04 REMIC Compliance. (a) The parties intend that the Lower-Tier REMIC and the Upper-Tier REMIC shall constitute, and that the affairs of each of the Lower-Tier REMIC and the Upper-Tier REMIC shall be conducted so as to qualify it as, a "real estate mortgage investment conduit" as defined in, and in accordance with, the REMIC Provisions at all times any Certificates are outstanding, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Trustee shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each such REMIC and shall on behalf of each such REMIC:

            (i) make an election, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC to be treated as a REMIC on Form 1066 for its first taxable year, in accordance with the REMIC Provisions;

            (ii) prepare and file, or cause to be prepared and filed, all required Tax Returns for the Lower-Tier REMIC and the Upper-Tier REMIC, using a calendar year as the taxable year for each of such REMIC as required by the REMIC Provisions and other applicable federal, state or local income tax laws;

            (iii) prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions of the Code;

            (iv) if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this
      Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC or is otherwise required by the Code, prepare and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law;

            (v) within 30 days of the Closing Date, obtain a taxpayer identification number for each of Lower-Tier REMIC and the Upper-Tier REMIC on IRS Form SS-4 and (in the case of the Upper-Tier REMIC only), furnish or cause to be furnished to the IRS, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the person that the Certificateholders may contact for tax information relating thereto (and the Trustee shall act as the representative of the Upper-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Master Servicer, the Special Servicer or the Trustee and necessary to make such filing); and

            (vi) maintain such records relating to the Lower-Tier REMIC and the Upper-Tier REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

            The Holder of the largest Percentage Interest in the Class R Certificates shall be the tax matters person of the Upper-Tier REMIC, and the Holder of the largest Percentage Interest in the Class LR Certificates shall be the tax matters persons of the Lower-Tier REMIC pursuant to Treasury Regulations
Section 1.860F-4(d). The Trustee shall sign all Tax Returns and other reports required by this Section 4.04 and promptly either file them or do as otherwise provided by this Section. If more than one Holder shall hold an equal Percentage Interest in the Class R or Class LR Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R or Class LR Certificates shall be such tax matters person. The Trustee shall act as attorney-in-fact and agent for the tax matters person of the Lower-Tier REMIC and the Upper-Tier REMIC, and each Holder of a Percentage Interest in the Class R or Class LR Certificates, by acceptance hereof, is deemed to have consented to the Trustee's appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Trustee in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund.

            The Trustee shall not intentionally take any action or intentionally omit to take any action if, in taking or omitting to take such action, the Trustee knows that such action or omission (as the case may be) would cause the termination of the REMIC status of the Lower-Tier REMIC or the Upper-Tier REMIC or the imposition of tax on the Lower-Tier REMIC or the Upper-Tier REMIC (other than a tax on income expressly permitted to be received by the terms of this Agreement). Notwithstanding any provision of this paragraph to the contrary, the Trustee shall not be required to take any action that the Trustee in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Trustee be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Trustee shall have no responsibility or liability with respect to any act or omission of the Depositor, the Master Servicer or the Special Servicer which does not enable the Trustee to comply with any of clauses
(i) through (vi) of the first paragraph of this Section 4.04(a) or which results in any action contemplated by clauses (i) or (ii) of the next succeeding sentence. In this regard the Trustee shall (i) exercise reasonable care not to allow the occurrence of any "prohibited transactions" within the meaning of Code
Section 860F(a), unless the party seeking such action shall have delivered to the Trustee an Opinion of Counsel (at such party's expense) that such occurrence would not (A) result in a taxable gain, (B) otherwise subject the Lower-Tier REMIC or the Upper-Tier REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (c) cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow the Trust Fund to receive any contributions, or any income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause). The Master Servicer, the Special Servicer and the Depositor shall not be responsible or liable (except in connection with any act or omission referred to in the two preceding sentences or the following sentence) for any failure by the Trustee to comply with the provisions of this Section 4.04. The Depositor, the Master Servicer and the Special Servicer shall cooperate in a timely manner with the Trustee in supplying any information within the Depositor's, the Master Servicer's or the Special Servicer's control (other than any confidential information) that is reasonably necessary to enable the Trustee to perform its duties under this Section 4.04.

            (b) The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans will prepay in accordance with the Prepayment Assumption; (ii) none of the Sole Certificateholder, the Master Servicer, the Special Servicer and the Certificateholder owning a majority of the Percentage Interests in the Controlling Class will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased by a Mortgage Loan Seller pursuant to Article II hereof.

            Section 4.05 Imposition of Tax on the Trust Fund. In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Upper-Tier REMIC or the Lower-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates; provided, that any taxes imposed on any net income from foreclosure property pursuant to Code Section 860G(d) or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Proceeds with respect to the REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from amounts in the REO Account (and, in the case of any Serviced Whole Loans, from amounts in the Serviced Whole Loan REO Account) allocable to the Mortgage Loans and transfer to the Trustee amounts reasonably determined by the Trustee to be necessary to pay such taxes, which the Trustee shall maintain in a separate, non-interest-bearing account, and the Trustee shall send to the Special Servicer for deposit in the REO Account (or, if applicable, the Serviced Whole Loan REO Account) the excess determined by the Trustee from time to time of the amount in such account over the amount necessary to pay such taxes) and shall be paid therefrom; provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Available Funds as provided in Section 3.06(b)(xiii) or, in the case of any Serviced Whole Loans, in Section 3.06(c)(xiii), and the next sentence. Except as provided in the preceding sentence, the Trustee is hereby authorized to and shall retain or cause to be retained from Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by the applicable REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund that (any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Trustee is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income allocable to the Mortgage Loans from any "prohibited transaction" under Code Section 860F(a) or
(ii) the amount of any contribution to the Lower-Tier REMIC or the Upper-Tier REMIC after the Startup Day that is subject to tax under Code Section 860G(d) and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the Collection Account , the Lower-Tier Distribution Account or the Upper-Tier Distribution Account, as the case may
be). To the extent that any such tax is paid to the IRS, the Trustee shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R or the Class LR Certificates, as the case may be, and shall distribute such retained amounts to the Holders of Regular Certificates, or the Trustee as Holder of the Lower-Tier Regular Interests, until they are fully reimbursed and then to the Holders of the Class R Certificates or the Class LR Certificates, as applicable. Neither the Master Servicer, the Special Servicer nor the Trustee shall be responsible for any taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC except to the extent such tax is attributable to a breach of a representation or warranty or the gross negligence or willful misconduct of the Master Servicer, the Special Servicer or the Trustee or an act or omission of the Master Servicer, the Special Servicer or the Trustee in contravention of this Agreement, provided, further, that such breach, act or omission could result in liability under Section 6.03, in the case of either Master Servicer or Section 4.04 or 8.01, in the case of the Trustee. Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicer or the Special Servicer shall not be responsible for Trustee's breaches, acts or omissions, and the Trustee shall not be responsible for the breaches, acts or omissions of the Master Servicer or the Special Servicer.

            Section 4.06 Remittances. (a) "Applicable Monthly Payment" shall mean, for any Mortgage Loan with respect to any month, (A) if such Mortgage Loan is delinquent as to its Balloon Payment (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the related Assumed Scheduled Payment, and (B) if such Mortgage Loan is not described in clause (A) above (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the Monthly Payment (after giving effect to any modification other than as described in (A) above); provided, however, that for purposes of calculating the amount of any P&I Advance required to be made by the Master Servicer or the Trustee, notwithstanding the amount of such Applicable Monthly Payment, interest shall be calculated at the Net Mortgage Pass-Through Rate (plus the Trustee Fee Rate). The Applicable Monthly Payment shall be reduced, for purposes of P&I Advances, by any modifications pursuant to Section 3.31, Section 3.32 or Section 3.34, as applicable, or otherwise and by any reductions by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers.

            (b) On the Servicer Remittance Date immediately preceding each Distribution Date, the Master Servicer with respect to the Mortgage Loans that it is servicing shall:

            (i) remit to the Trustee for deposit in the Lower-Tier Distribution Account an amount equal to Prepayment Premiums and Yield Maintenance Charges, and for deposit in accordance with Section 3.05(j) Excess Liquidation Proceeds, in each case received by the Master Servicer in its Collection Period preceding such Distribution Date;

            (ii) remit to the Trustee for deposit in the Lower-Tier Distribution Account an amount equal to the aggregate of the Available Funds for such Distribution Date; and

            (iii) remit to the Trustee for deposit in the Grantor Trust Distribution Account an amount equal to the Excess Interest for the benefit of the Class T Certificateholders received by the Master Servicer in the Collection Period preceding such Distribution Date.

            Section 4.07 P&I Advances. (a) On or before 1:00 p.m. (New York City time) on each Servicer Remittance Date, the Master Servicer shall in the case of all Mortgage Loans (including, for this purpose, the ShopKo Portfolio Mortgage
Loan) either (i) remit to the Trustee for deposit into the Lower-Tier Distribution Account from its own funds an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date,
(ii) apply amounts held in its Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances; provided that such amounts in the applicable Serviced Whole Loan Collection Account shall only be applied up to the related Mortgage Loan's pro rata share of the amounts held therein on such date or (iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the Master Servicer. Any amounts held in the Collection Account or any Serviced Whole Loan Collection Account, as applicable, for future distribution and so used to make P&I Advances shall be appropriately reflected in the Master Servicer's records and replaced by the Master Servicer by deposit in the Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, on or before the next succeeding P&I Advance Determination Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made). The Master Servicer shall notify the Trustee of (i) the aggregate amount of P&I Advances for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances for such Distribution Date, on or before the P&I Advance Determination Date. If the Master Servicer fails to make a required P&I Advance by 1:00 p.m. (New York City time) on any Servicer Remittance Date, then the Trustee shall make such P&I Advance pursuant to Section 7.06 by 12:00 noon (New York City time) on the related Distribution Date, in each case unless the Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee) by 11:00 a.m. (New York City time) on such Distribution Date or the Trustee determines that such P&I Advance, if made, would be a Nonrecoverable Advance. Neither the Master Servicer nor the Trustee shall be required to make P&I Advances on any Companion Loan.

            (b) Subject to Sections 4.07(c) and 4.07(e) below, the aggregate amount of P&I Advances to be made by the Master Servicer with respect to any Distribution Date shall equal the aggregate of: (i) all Monthly Payments (in each case, net of related Servicing Fees) other than Balloon Payments, that were due during the related Collection Period and delinquent as of the close of business on the P&I Advance Determination Date (or not advanced by the Master Servicer or any sub-servicer on behalf of the Master Servicer) with respect to the Mortgage Loans that it is servicing and (ii) with respect to each Mortgage Loan that the Master Servicer is servicing and as to which the related Balloon Payment was due during or prior to the related Collection Period and was delinquent (including any applicable grace period) as of the end of the related Collection Period (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to subsection (c) below, the obligation of the Master Servicer to make such P&I Advances, with respect to the Mortgage Loans that it is servicing, is mandatory, and with respect to any applicable Mortgage Loan or REO Loan, shall continue until the Distribution Date on which Liquidation Proceeds or REO Proceeds, if any, are to be distributed.

            (c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required hereunder if the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. In addition, the Master Servicer shall not make any P&I Advance to the extent that it has received written notice that the Special Servicer has determined that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. In making such recoverability determination, the Master Servicer, the Special Servicer and the Trustee, as applicable, will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the P&I Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed and (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan (or the related Serviced Whole Loan, as applicable) as it may have been modified, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the applicable Servicing Standard in the case of the Master Servicer and the Special Servicer) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (consistent with the applicable Servicing Standard in the case of the Master Servicer and the Special Servicer) (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries.

            The Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior P&I Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed P&I Advances. None of the Master Servicer or Trustee shall make any P&I Advances with respect to delinquent amounts due on any Companion Loan. If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 12 month period (and the Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (and, in the case of any Serviced Whole Loan, first of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, of the Trust Fund and Pari Passu Companion Loan in accordance with the related Co-Lender Agreement). At the request of the Serviced Companion Loan Noteholders, the Master Servicer, Special Servicer or Trustee, as applicable, shall send such Appraisal demonstrating nonrecoverability to the related Serviced Companion Loan Noteholders.

            Any such determination by the Master Servicer or the Trustee that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance shall be evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Special Servicer, the related Serviced Companion Loan Noteholders and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Master Servicer and the Special Servicer, which in each case sets forth such nonrecoverability determination and the considerations of the Master Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the Master Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, however, that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is nonrecoverable and shall deliver to the Master Servicer, the Trustee and the related Serviced Non-Trust Companion Noteholders notice of such determination, together with a certificate of a Servicing Officer and the supporting information described above. Any such determination shall be conclusive and binding on the Master Servicer, the Special Servicer and the Trustee.

            Any such Person may update or change its recoverability determinations at any time (but not reverse any other Person's determination that a P&I Advance is a Nonrecoverable Advance) and (consistent with the applicable Servicing Standard in the case of the Master Servicer or the Special Servicer) may obtain, at the expense of the Trust Fund (and, in the case of any Serviced Whole Loan, first of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, of the Trust Fund and Pari Passu Companion Loan in accordance with the related Co-Lender Agreement), any analysis, Appraisals or market value estimates or other information for such purposes. Absent bad faith, any such determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders.

            Notwithstanding the above, (i) the Trustee shall be entitled to rely conclusively on any determination by the Master Servicer or the Special Servicer, as applicable, that a P&I Advance, if made, would be a Nonrecoverable P&I Advance and (ii) the Master Servicer will be entitled to rely conclusively on any nonrecoverability determination of the Special Servicer. The Trustee, in determining whether or not a P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a Nonrecoverable P&I Advance shall be subject to the standards applicable to the Master Servicer hereunder. The Special Servicer shall promptly furnish the Master Servicer and the Trustee with any information in its possession regarding the Specially Serviced Loans and REO Properties as each such party may reasonably request for purposes of making recoverability determinations.

            (d) In connection with the recovery of any P&I Advance out of the Collection Account pursuant to Section 3.06(b) or any Serviced Whole Loan Collection Account pursuant to Section 3.06(c), the Master Servicer shall be entitled to pay itself or the Trustee, as the case may be (in reverse of such order with respect to any Mortgage Loan or REO Property), out of any amounts then on deposit in its Collection Account or the applicable Serviced Whole Loan Collection Account (to the extent amounts therein relate to the Mortgage Loans, taking into account the related Co-Lender Agreement), as applicable, interest at the Advance Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement (or if such P&I Advance was made prior to the end of any grace period applicable to the subject delinquent Monthly Payment, for so long as such P&I Advance is outstanding following the end of such grace period) with respect to the Mortgage Loan that the Master Servicer is servicing. The Master Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding P&I Advance as soon as practicably possible after funds available for such purpose are deposited in its Collection Account or the applicable Serviced Whole Loan Collection Account with respect to the Mortgage Loan that the Master Servicer is servicing.

            Notwithstanding the foregoing, (i) neither the Master Servicer nor the Trustee shall make an advance for Excess Interest, Yield Maintenance Charges or Penalty Charges and (ii) the amount of any P&I Advance with respect to a Mortgage Loan as to which there has been an Appraisal Reduction will be an amount equal to the product of (i) the amount required to be advanced without giving effect to this proviso and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the immediately preceding Determination Date less any Appraisal Reduction Amount applicable to such Mortgage Loan and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of such Determination Date. All P&I Advances for any Mortgage Loans that have been modified shall be calculated on the basis of their terms as modified.

            The portion of any Insurance Proceeds and Net Liquidation Proceeds in respect of a Mortgage Loan or any REO Loan allocable to principal shall equal the total amount of such proceeds minus (i) any portion thereof payable to the Master Servicer, the Special Servicer or the Trustee pursuant to this Agreement and (ii) a portion thereof equal to the interest component of the Monthly Payment(s), as accrued at the related Net Mortgage Rate from the date as to which interest was last paid by the Borrower up to but not including the Due Date in the Collection Period in which such proceeds are received; provided, however, in the event that the interest portion(s) of one or more P&I Advances with respect of such Mortgage Loan or REO Loan, as applicable, were reduced as a result of an Appraisal Reduction Event, the amount of the Net Liquidation Proceeds to be applied to interest shall be reduced by the aggregate amount of such reductions and the portion of such Net Liquidation Proceeds to be applied to principal shall be increased by such amount, and if the amount of the Net Liquidation Proceeds to be applied to principal has been applied to pay the principal of such Mortgage Loan or REO Loan in full, any remaining Net Liquidation Proceeds shall then be applied to pay any remaining accrued and unpaid interest of such Mortgage Loan or REO Loan.

            (e) The Master Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of P&I Advances it makes to the extent permitted pursuant to Section 3.06 of this Agreement together with any related Advance Interest Amount in respect of such P&I Advances to the extent permitted pursuant to Section 3.06 and the Master Servicer and the Special Servicer each hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the related Borrowers to the extent permitted by applicable law and the related Mortgage Loan and this Agreement.

            Section 4.08 Grantor Trust Reporting. The parties intend that the portions of the Trust Fund consisting of Excess Interest and proceeds thereof in the Grantor Trust Distribution Account shall be treated as a "grantor trust" under the Code, and the provisions thereof shall be interpreted consistently with this intention. In furtherance of such intention, the Bond Administrator shall file or cause to be filed with the IRS Form 1041 or such other form as may be applicable and shall furnish or cause to be furnished to the Holders of the Class T Certificates their allocable share of income with respect to Excess Interest as such amounts are received. In addition, the Trustee shall maintain adequate books and records to account for the separate entitlements of the Lower-Tier REMIC and the Grantor Trust.

            Section 4.09 Statements to Serviced Companion Loan Holders.

            (a) With respect to each Serviced Whole Loan, to the extent the required information is provided to the Master Servicer in a timely manner by the Special Servicer, the Master Servicer shall prepare, or cause to be prepared, on an ongoing basis a statement setting forth, to the extent applicable to the Serviced Whole Loan:

            (i) For each Serviced Companion Loan Holder, (A) the amount of the distribution from the related Serviced Whole Loan Collection Account allocable to principal and (B) separately identifying the amount of scheduled principal payments, Balloon Payments, Principal Prepayments made at the option of the Mortgagor or other Principal Prepayments (specifying the reason therefor), net liquidation proceeds and foreclosure proceeds included therein and information on distributions made with respect to the related Mortgage Loan and the related Serviced Companion Loan;

            (ii) For each Serviced Companion Loan Holder, the amount of the distribution from the related Serviced Whole Loan Custodial Account allocable to interest and the amount of Default Interest allocable to the related Mortgage Loan and the related Serviced Companion Loan;

            (iii) If the distribution to a Serviced Companion Loan Holder is less than the full amount that would be distributable to such Serviced Companion Loan Holder if there were sufficient amounts available therefor, the amount of the shortfall and the allocation thereof between interest and principal and the amount of the shortfall, if any, under the related Mortgage Loan or the related Serviced Companion Loan;

            (iv) The principal balance of the related Mortgage Loan and the related Serviced Companion Loan, as applicable, after giving effect to the distribution of principal on such Distribution Date; and

            (v) The amount of the servicing fees paid to the Master Servicer and the Special Servicer with respect to such Distribution Date, showing separately the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

            Not later than the earlier of (x) the Servicer Remittance Date and
(y) the applicable servicer remittance date under any applicable Serviced Companion Loan Securitization Agreement, the Master Servicer shall make the foregoing statement available (i) to the Depositor, the Rating Agencies, the Trustee and the Special Servicer by any electronic means agreed upon by the Master Servicer and the Person receiving such statement and (ii) to the Serviced Companion Loan Holders by electronic means.

            On the Business Day after each Determination Date, the Special Servicer shall forward to the Master Servicer for each Serviced Whole Loan that is a Specially Serviced Mortgage Loan, the CMSA Special Servicer Loan File and any other information the Master Servicer requires to meet its reporting obligations hereunder to the extent such file or information relates to the related Serviced Whole Loan. The Master Servicer shall incorporate the CMSA Special Servicer Loan File and any other information provided by the Special Servicer into the reports it delivers to the Serviced Companion Loan Noteholders.

            (b) With respect to each Serviced Whole Loan, the Master Servicer shall also make available to each Serviced Companion Loan Holder by electronic means (commencing on the date such item is delivered to the Trustee) the following reports (to the extent applicable to the Serviced Whole Loan): (i) the CMSA Financial File, CMSA Loan Periodic Update File, CMSA Loan Set-Up File, CMSA Property File, CMSA Comparative Financial Status Report, CMSA NOI Adjustment Worksheet, CMSA Servicer Watch List and CMSA Operating Statement Analysis Report delivered to the Trustee and (ii) the CMSA Delinquent Loan Status Report, CMSA Historical Liquidation Report, CMSA Historical Loan Modification and Corrected Mortgage Loan Report or CMSA REO Status Report.

            (c) The Serviced Companion Loan Holders shall be entitled to receive, upon request, a copy of any notice or report required to be delivered (upon request or otherwise) to the Trustee with respect to the related Mortgage Loan or any related REO Property by any other party hereto. Any such other party shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies.

                                   ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. (a) The Certificates consist of the Class A-1 Certificates, the Class A-1D Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-AB Certificates, the Class A-4 Certificates, the Class A-5 Certificates, the Class A-1A Certificates, the Class A-1S Certificates, the Class XS Certificates, the Class XP Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates, the Class O Certificates, the Class P Certificates, the Class Q Certificates, the Class S Certificates, the Class T Certificates, the Class R Certificates and the Class LR Certificates.

            The Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, the Class A-5 Certificates, Class A-1A, Class A-1S, Class XS, Class XP, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-30, as set forth in the Table of Exhibits hereto. The Certificates of each Class will be issuable in registered form only, in minimum denominations of authorized Certificate Balance or Notional Balance, as applicable, as described in the succeeding table, and multiples of $l in excess thereof (or such lesser amount if the Certificate Balance or Notional Balance, as applicable, is not a multiple of $1). With respect to any Certificate or any beneficial interest in a Certificate, the "Denomination" thereof shall be (i) the amount (A) set forth on the face thereof or (B) in the case of any Global Certificate, set forth on a schedule attached thereto or, in the case of any beneficial interest in a Global Certificate, the amount set forth on the books and records of the related Depository Participant or Indirect Participant, as applicable, (ii) expressed in terms of Certificate Balance or Notional Balance, as applicable, and (iii) be in an authorized denomination, as set forth below.

                         Aggregate
                        Denomination
                           of all
          Minimum       Certificates
Class   Denomination      of Class
-----   ------------   --------------
A-1          $10,000      $78,000,000
A-1D         $10,000      $55,000,000
A-2          $10,000      $23,700,000
A-3          $10,000      $97,400,000
A-AB         $10,000      $89,230,000
A-4          $10,000     $127,000,000
A-5          $10,000   $1,410,219,000
A-1A         $10,000     $204,985,000
A-1S         $10,000     $204,985,000
XS        $1,000,000   $3,571,360,872
XP        $1,000,000   $3,504,824,000
A-M          $10,000     $335,076,000
A-J          $10,000     $276,438,000
B            $25,000      $22,394,000
C            $25,000      $53,746,000
D            $25,000      $31,351,000
E            $25,000      $22,394,000
F            $25,000      $26,873,000
G            $25,000      $44,788,000
H            $25,000      $40,309,000
J            $25,000      $40,310,000
K            $25,000      $40,309,000
L            $25,000      $13,436,000
M            $25,000       $8,958,000
N            $25,000      $13,456,000
O            $25,000       $4,479,000
P            $25,000      $13,436,000
Q            $25,000       $4,479,000
S            $25,000      $40,309,872

            Each Certificate will share ratably in all rights of the related Class. The Class T, Class R and Class LR Certificates will each be issuable in one or more registered, definitive physical certificates in minimum denominations of 5% Percentage Interests and integral multiples of a 1% Percentage Interest in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.

            The Global Certificates shall be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Beneficial Owners shall hold interests in the Global Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations and Classes as set forth above.

            The Global Certificates shall in all respects be entitled to the same benefits under this Agreement as Individual Certificates authenticated and delivered hereunder.

            (b) Except insofar as pertains to any Individual Certificate, the Trust Fund, the Paying Agent and the Trustee may for all purposes (including the making of payments due on the Global Certificates and the giving of notice to Holders thereof) deal with the Depository as the authorized representative of the Beneficial Owners with respect to the Global Certificates for the purposes of exercising the rights of Certificateholders hereunder; provided, however, that, for purposes of providing information pursuant to Section 3.22 or transmitting communications pursuant to Section 5.05(a), to the extent that the Depositor has provided the Trustee with the names of Beneficial Owners (even if such Certificateholders hold their Certificates through the Depository) the Trustee shall provide such information to such Beneficial Owners directly. The rights of Beneficial Owners with respect to Global Certificates shall be limited to those established by law and agreements between such Certificateholders and the Depository and Depository Participants. Except as set forth in Section 5.01(e) below, Beneficial Owners of Global Certificates shall not be entitled to physical certificates for the Global Certificates as to which they are the Beneficial Owners. Requests and directions from, and votes of, the Depository as Holder of the Global Certificates shall not be deemed inconsistent if they are made with respect to different Beneficial Owners. Subject to the restrictions on transfer set forth in this Section 5.02 and Applicable Procedures, the holder of a beneficial interest in a Private Global Certificate may request that the Trustee cause the Depository (or any Agent Member) to notify the Certificate Registrar and the Certificate Custodian in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Upon receipt of such a request and payment by the related Beneficial Owner of any attendant expenses, the Depositor shall cause the issuance and delivery of such Individual Certificates. The Certificate Registrar may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and give notice to the Depository of such record date. Without the written consent of the Certificate Registrar, no Global Certificate may be transferred by the Depository except to a successor Depository that agrees to hold the Global Certificates for the account of the Beneficial Owners.

            (c) Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

            (d) The Global Certificates (i) shall be delivered by the Certificate Registrar to the Depository or, pursuant to the Depository's instructions on behalf of the Depository to, and deposited with, the Certificate Custodian, and in either case shall be registered in the name of Cede & Co. and
(ii) shall bear a legend substantially to the following effect:

            "Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein."

            The Global Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

            (e) If (i) the Depository advises the Trustee in writing that the Depository is no longer willing, qualified or able properly to discharge its responsibilities as Depository, and the Depositor is unable to locate a qualified successor, (ii) the Depositor, at its sole option, elects to terminate the book-entry system through the Depository with respect to all or any portion of any Class of Certificates or (iii) after the occurrence of an Event of Default, Beneficial Owners owning not less than a majority in Certificate Balance or Notional Balance, as applicable, of the Global Certificate for any Class then outstanding advise the Trustee and the Depository through Depository Participants in writing that the continuation of a book-entry system through the Depository is no longer in the best interests of the Beneficial Owner or Owners of such Global Certificate, the Trustee shall notify the affected Beneficial Owner or Owners through the Depository of the occurrence of such event and the availability of Individual Certificates to such Beneficial Owners requesting them. Upon surrender to the Trustee of Global Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Trustee shall issue the Individual Certificates. Neither the Trustee, the Certificate Registrar, the Master Servicer, the Special Servicer nor the Depositor shall be liable for any actions taken by the Depository or its nominee, including, without limitation, any delay in delivery of such instructions. Upon the issuance of Individual Certificates, the Trustee, the Certificate Registrar and the Master Servicer shall recognize the Holders of Individual Certificates as Certificateholders hereunder.

            (f) If the Trustee, its agents or the Master Servicer or Special Servicer have instituted or have been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee, the Master Servicer or the Special Servicer have been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee, the Master Servicer or the Special Servicer to obtain possession of the Certificates, the Trustee, the Master Servicer or the Special Servicer may in their sole discretion determine that the Certificates represented by the Global Certificates shall no longer be represented by such Global Certificates. In such event, the Trustee or the Authenticating Agent will execute and authenticate and the Certificate Registrar will deliver, in exchange for such Global Certificates, Individual Certificates (and if the Trustee or the Certificate Custodian has in its possession Individual Certificates previously executed, the Authenticating Agent will authenticate and the Certificate Registrar will deliver such Certificates) in a Denomination equal to the aggregate Denomination of such Global Certificates.

            (g) If the Trust Fund ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Trustee shall make available to each Holder of a Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O, Class P, Class Q, Class S, Class T, Class R or Class LR Certificate, upon request of such a Holder, information, to the extent such information is in its possession, substantially equivalent in scope to the information currently filed by the Master Servicer with the Commission pursuant to the Exchange Act, plus such additional information required to be provided for securities qualifying for resales under Rule 144A under the Act, all of which information referred to in this paragraph shall be provided on a timely basis to the Trustee by the Master Servicer.

            For so long as the Class R or Class LR Certificates remain outstanding, none of the Depositor, the Trustee or the Certificate Registrar shall take any action which would cause the Trust Fund to fail to be subject to
Section 15(d) of the Exchange Act.

            (h) Each Certificate may be printed or in typewritten or similar form, and each Certificate shall, upon original issue, be executed and authenticated by the Trustee or the Authenticating Agent and delivered to the Depositor. All Certificates shall be executed by manual or facsimile signature on behalf of the Trustee or Authenticating Agent by an authorized officer or signatory. Certificates bearing the signature of an individual who was at any time the proper officer or signatory of the Trustee or Authenticating Agent shall bind the Trustee or Authenticating Agent, notwithstanding that such individual has ceased to hold such office or position prior to the delivery of such Certificates or did not hold such office or position at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication in the form set forth in Exhibits A-1 through A-28 executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

            (i) If, in connection with any Distribution Date, the Trustee shall have reported the amount of an anticipated distribution to the Depository based on the expected receipt of any monthly payment based on information set forth in any report of the Master Servicer or the Special Servicer, or any other monthly payment, Balloon Payment or prepayment expected to be paid on the last two Business Days preceding such Distribution Date, and the related Borrower fails to make such payments at such time, the Trustee shall use commercially reasonable efforts to cause the Depository to make the revised distribution on a timely basis on such Distribution Date. Any out-of-pocket costs incurred by the Trustee as a consequence of a Borrower failing to make such payments shall be reimbursable to the Trustee as an expense of the Trust Fund.

            Section 5.02 Registration, Transfer and Exchange of Certificates.
(a) The Trustee shall keep or cause to be kept at its offices books (the "Certificate Register") for the registration, transfer and exchange of Certificates (the Trustee, in such capacity, being the "Certificate Registrar"). The Depositor, the Master Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register. The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of the individual Participants holding beneficial interests in the Trust Fund through the Depository. The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Depositor, Certificate Registrar, the Master Servicer, Special Servicer, the Trustee, the Trustee, any Paying Agent and any agent of any of them shall not be affected by any notice or knowledge to the contrary. An Individual Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements of Sections 5.01(h) and 5.02(c), (d),
(e), (f), (g), (h) and (i). Upon request of the Trustee, the Certificate Registrar shall provide the Trustee with the names, addresses and Percentage Interests of the Holders.

            (b) Upon surrender for registration of transfer of any Individual Certificate, subject to the requirements of Sections 5.02(c), (d), (e), (f),
(g), (h) and (i), the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Individual Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e). Each Certificate surrendered for registration of transfer shall be canceled and subsequently destroyed by the Certificate Registrar. Each new Certificate issued pursuant to this Section 5.02 shall be registered in the name of any Person as the transferring Holder may request, subject to the provisions of Sections 5.01(h) and 5.02(c), (d), (e), (f), (g), (h) and (i).

            (c) In addition to the provisions of Sections 5.01(h) and 5.02(d),
(e), (f), (g), (h) and (i) and the rules of the Depository, the exchange, transfer and registration of transfer of Individual Certificates or beneficial interests in the Private Global Certificates shall be subject to the following restrictions:

            (i) Transfers between Holders of Individual Certificates. With respect to the transfer and registration of transfer of an Individual Certificate representing an interest in the Class T, Class R or Class LR Certificates to a transferee that takes delivery in the form of an Individual Certificate:

                  (A) The Certificate Registrar shall register the transfer of an Individual Certificate if the requested transfer is being made by a transferee who has provided the Certificate Registrar with an Investment Representation Letter substantially in the form of Exhibit D-1 hereto (an "Investment Representation Letter"), to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A;

                  (B) The Certificate Registrar shall register the transfer of an Individual Certificate pursuant to Regulation S after the expiration of the Restricted Period if (1) the transferor has provided the Certificate Registrar with a Regulation S Transfer Certificate substantially in the form of Exhibit G hereto (a "Regulation S Transfer Certificate"), and (2) the transferee furnishes to the Certificate Registrar an Investment Representation Letter; or

                  (C) The Certificate Registrar shall register the transfer of an Individual Certificate if prior to the transfer such transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter to the effect that the transfer is being made to an Institutional Accredited Investor or to an Affiliated Person in accordance with an applicable exemption under the Act, and (2) an opinion of counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act;

      and, in each case, the Certificate Registrar shall register the transfer of an Individual Certificate only if prior to the transfer the transferee furnishes to the Certificate Registrar a written undertaking by the transferor to reimburse the Trust Fund for any costs incurred by it in connection with the proposed transfer. In addition, the Certificate Registrar may, as a condition of the registration of any such transfer, require the transferor to furnish such other certificates, legal opinions or other information (at the transferor's expense) as the Certificate Registrar may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

            (ii) Transfers within the Private Global Certificates. Notwithstanding any provision to the contrary herein, so long as a Private Global Certificate remains outstanding and is held by or on behalf of the Depository, transfers within the Private Global Certificates shall only be made in accordance with this Section 5.02(c)(ii).

                  (A) Rule 144A Global Certificate to Regulation S Global
            Certificate During the Restricted Period. If, during the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such Beneficial Owner may, in addition to complying with all applicable rules and procedures of the Depository and Clearstream or Euroclear applicable to transfers by their respective participants (the "Applicable Procedures"), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(A). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit H hereto given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the ease may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

                  (B) Rule 144A Global Certificate to Regulation S Global
            Certificate After the Restricted Period. If, after the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(B). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit I hereto given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

                  (C) Regulation S Global Certificate to Rule 144A Global
            Certificate. If the Beneficial Owner of an interest in a Regulation S Global Certificate wishes at any time to transfer its beneficial interest in such Regulation S Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Rule 144A Global Certificate, such Beneficial Owner may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Rule 144A Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(C). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Rule 144A Global Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be, to be debited for, such beneficial interest, and
            (3) with respect to a transfer of a beneficial interest in a Regulation S Global Certificate for a beneficial interest in the related Rule 144A Global Certificate (i) during the Restricted Period, a certificate in the form of Exhibit J hereto given by the holder of such beneficial interest or (ii) after the Restricted Period, an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, and, concurrently with such reduction, to increase the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Rule 144A Global Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Global Certificate was reduced upon such transfer.

            (iii) Transfers from the Private Global Certificates to Individual Certificates. Any and all transfers from a Private Global Certificate to a transferee wishing to take delivery in the form of an Individual Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Individual Certificate described in a legend set forth on the face of such Certificate substantially in the form of Exhibit F as attached hereto (the "Securities Legend"), and such transferee agrees that it will transfer such Individual Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this Section 5.02(c)(iii).

                  (A) Transfers of a beneficial interest in a Private Global
            Certificate to an Institutional Accredited Investor will require delivery in the form of an Individual Certificate and the Certificate Registrar shall register such transfer only upon compliance with the provisions of Section 5.02(c)(i)(c).

                  (B) Transfers of a beneficial interest in a Private Global
            Certificate to a Qualified Institutional Buyer or a Regulation S Investor wishing to take delivery in the form of an Individual Certificate will be registered by the Certificate Registrar only upon compliance with the provisions of Sections 5.02(c)(i)(A) and
            (B), respectively.

                  (C) Notwithstanding the foregoing, no transfer of a beneficial interest in a Regulation S Global Certificate to an Individual Certificate pursuant to Subparagraph (B) above shall be made prior to the expiration of the Restricted Period.

      Upon acceptance for exchange or transfer of a beneficial interest in a Private Global Certificate for an Individual Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Private Global Certificate (or on a continuation of such schedule affixed to such Private Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Private Global Certificate equal to the Denomination of such Individual Certificate issued in exchange therefor or upon transfer thereof. Unless determined otherwise by the Certificate Registrar and the Depositor in accordance with applicable law, an Individual Certificate issued upon transfer of or exchange for a beneficial interest in the Private Global Certificate shall bear the Securities Legend.

            (iv) Transfers of Individual Certificates to the Private Global Certificates. If a Holder of an Individual Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate or the related Rule 144A Global Certificate, such transfer may be effected only in accordance with the Applicable Procedures and this Section 5.02(c)(iv). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (l) the Individual Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a),
      (2) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to a specified Agent Member's account a beneficial interest in such Regulation S Global Certificate or such Rule 144A Global Certificate, as the case may be, in an amount equal to the Denomination of the Individual Certificate to be so transferred, (3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of any transfer pursuant to Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with such beneficial interest, and (4) (x) an Investment Representation Letter from the transferee and, if delivery is to be taken in the form of a beneficial interest in the Regulation S Global Certificate, a Regulation S Transfer Certificate from the transferor or (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer if delivery is to be taken in the form of a beneficial interest in the Rule 144A Global Certificate, the Certificate Registrar shall cancel such Individual Certificate, execute and deliver a new Individual Certificate for the Denomination of the Individual Certificate not so transferred, registered in the name of the Holder or the Holder's transferee (as instructed by the Holder), and the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to increase the Denomination of the Regulation S Global Certificate or the Rule 144A Global Certificate, as the case may be, by the Denomination of the Individual Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions who, in the case of any increase in the Regulation S Global Certificate during the Restricted Period, shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be, a corresponding Denomination of the Rule 144A Global Certificate or the Regulation S Global Certificate, as the case may be.

      It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Private Global Certificate.

            (v) All Transfers. An exchange of a beneficial interest in a Private Global Certificate for an Individual Certificate or Certificates, an exchange of an Individual Certificate or Certificates for a beneficial interest in a Private Global Certificate and an exchange of an Individual Certificate or Certificates for another Individual Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Private Global Certificates, so long as the Private Global Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures.

            (d) If Certificates are issued upon the transfer, exchange or replacement of Certificates not bearing the Securities Legend, the Certificates so issued shall not bear the Securities Legend. If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing the Securities Legend, or if a request is made to remove the Securities Legend on a Certificate, the Certificates so issued shall bear the Securities Legend, or the Securities Legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an opinion of counsel (at the expense of the party requesting the removal of such legend) familiar with United States securities laws, as may be reasonably required by the Certificate Registrar, that neither the Securities Legend nor the restrictions on transfers set forth therein are required to ensure that transfers of any Certificate comply with the provisions of Rule 144A or Rule 144 under the Act or that such Certificate is not a "restricted security" within the meaning of Rule 144 under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall execute and deliver a Certificate that does not bear the Securities Legend.

            (e) Subject to the restrictions on transfer and exchange set forth in Section 5.01(i) and in this Section 5.02, the Holder of any Individual Certificate may transfer or exchange the same in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the office of the Trustee or at the office of any transfer agent appointed as provided under this Agreement, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange, in the case of exchange. Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at such office of the Trustee or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at the office of the Trustee or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first-class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the office of the Trustee or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

            (f) An Individual Certificate (other than an Individual Certificate issued in exchange for a beneficial interest in a Global Certificate pursuant to
Section 5.01) or a beneficial interest in a Private Global Certificate may only be transferred to Eligible Investors, as described herein. In the event that a Responsible Officer of the Certificate Registrar becomes aware that such an Individual Certificate or beneficial interest in a Private Global Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Individual Certificate or beneficial interest in a Private Global Certificate to an Eligible Investor within fourteen days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

            (g) Subject to the provisions of this Section 5.02 regarding transfer and exchange, transfers of the Global Certificates shall be limited to transfers of such Global Certificates in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor's nominee.

            (h) No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 other than for transfers to Institutional Accredited Investors, as provided herein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            (i) Subject to Section 5.02(e), transfers of the Class T, Class R and Class LR Certificates may be made only in accordance with this Section 5.02(i). The Certificate Registrar shall register the transfer of a Class T, Class R or Class LR Certificate only if (x) the transferor has advised the Certificate Registrar in writing that such Certificate is being transferred to a Qualified Institutional Buyer, an Affiliated Person or an Institutional Accredited Investor and (y) prior to such transfer the transferee furnishes to the Certificate Registrar an Investment Representation Letter. In addition, the Certificate Registrar may as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information (at the transferor's expense) as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

            (j) Neither the Depositor, the Master Servicer, the Trustee nor the Certificate Registrar are obligated to register or qualify the Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R or Class LR Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification. Any Certificateholder desiring to affect such a transfer shall, and does hereby agree to, indemnify the Depositor, the Master Servicer, the Trustee and the Certificate Registrar, against any loss, liability or expense that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

            (k) No transfer of any Class L, Class M, Class N and Class O, Class P, Class Q, Class S, Class T, Class R or Class LR Certificate (each, a "Restricted Certificate") shall be made to (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, or Section 4975 of the Code, or a governmental plan, as defined in Section 3(32) of ERISA, subject to any federal, state or local law ("Similar Law") which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a "Plan") or
(ii) a collective investment fund in which a Plan is invested, an insurance company that is using the assets of any insurance company separate account or general account in which the assets of any such Plan are invested (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) to acquire any such Restricted Certificate or any other Person acting on behalf of any Plan or using the assets of any Plan to acquire any such Restricted Certificate, other than (with respect to transfer of Restricted Certificates other than the Class T Certificates and the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such transfer to such insurance company would be exempt from the "prohibited transaction" provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law. Each prospective transferee of a Restricted Certificate shall either (i) deliver to the Depositor, the Certificate Registrar and the Trustee, a transfer or representation letter, substantially in the form of Exhibit D-2 hereto, stating that the prospective transferee is not a Person referred to in (i) or (ii) above or (ii) in the event the transferee is such an entity specified in (i) or (ii) above (except in the case of a Class T Certificate or a Residual Certificate, which may not be transferred unless the transferee represents it is not such an entity), such entity shall provide any opinions of counsel, officers' certificates or agreements as may be required by, and in form and substance satisfactory to, the Depositor, the Trustee and the Certificate Registrar, to the effect that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Sections 406 and 407 of ERISA and Section 4975 of the Code, and will not subject the Master Servicer, the Special Servicer, the Depositor, the Trustee or the Certificate Registrar to any obligation or liability. None of the Trustee or the Certificate Registrar shall register a Class T, Class R or Class LR Certificate in any Person's name unless such Person has provided the letter referred to in clause (i) of the preceding sentence. The transferee of a beneficial interest in a Global Certificate that is a Restricted Certificate shall be deemed to represent that it is not a Plan or a Person acting on behalf of any Plan or using the assets of any Plan to acquire such interest other than (with respect to transfers of beneficial interests in Global Certificates which are Restricted Certificates other than the Class T Certificates and the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such transfer to such insurance company would be exempt from the "prohibited transaction" provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law. Any transfer of a Restricted Certificate that would violate or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or Similar Law shall be deemed absolutely null and void ab initio.

            (l) Each Person who has or acquires any Ownership Interest shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Ownership Interest are expressly subject to the following provisions:

            (i) Each Person acquiring or holding any Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.02(l) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Ownership Interest as fully as possible.

            (ii) No Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require delivery to it in form and substance satisfactory to it, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor an affidavit in substantially the form attached as Exhibit C-1 (a "Transferee Affidavit") of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (i) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (ii) the proposed transferee understands that, as the holder of an Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest,
      (iii) the proposed transferee intends to pay taxes associated with holding the Ownership Interest as they become due, (iv) the proposed transferee will not transfer the Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, (v) the proposed transferee will not cause income from the Class R or Class LR Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the proposed transferee or any other U.S. Person and (vi) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.02(l) and
      (y) other than in connection with the initial issuance of the Class R and Class LR Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit C-2 (the "Transferor Letter"), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee's statements in the preceding clauses (x)(B)(i) or (iii) are false.

            (iii) Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee.

            Neither the Trustee nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction or transfer imposed under Article V of this Agreement or under applicable law with respect to any transfer of any Certificate, or any interest therein, other than to require delivery of the certification(s) and/or opinions of counsel described in Article V applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register. The Trustee and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or Beneficial Owners made in violation of applicable restrictions.

            Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee, or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Ownership Interest, or such agent, the Certificate Registrar and the Trustee agree to furnish to the IRS and the transferor of such Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R or Class LR Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar and the Trustee, the Certificate Registrar and the Trustee may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

            Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If
(i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it, the Trustee and the Master Servicer harmless, then, in the absence of actual knowledge by a Responsible Officer of the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Trustee or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like tenor and Percentage Interest. Upon the issuance of any new Certificate under this Section 5.03, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership of the corresponding interest in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.04 Appointment of Paying Agent. The Trustee may appoint a paying agent for the purpose of making distributions to Certificateholders pursuant to Section 4.01. The Trustee shall cause such Paying Agent, if other than the Trustee or the Master Servicer, to execute and deliver to the Master Servicer and the Trustee an instrument in which such Paying Agent shall agree with the Master Servicer and the Trustee that such Paying Agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein. The initial Paying Agent shall be the Trustee. Except for the Trustee, as the initial Paying Agent, the Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least "A+" by S&P and "A1" by Moody's, or shall be otherwise acceptable to each Rating Agency.

            Section 5.05 Access to Certificateholders' Names and Addresses. (a) If any Certificateholder (for purposes of this Section 5.05, an "Applicant") applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders, the Certificate Registrar shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date, at the expense of the Applicant.

            (b) Every Certificateholder, by receiving and holding its Certificate, agrees with the Trustee that the Trustee and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 5.06 Actions of Certificateholders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, when required, to the Master Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee and the Master Servicer, if made in the manner provided in this Section.

            (b) The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.

            (c) Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee or the Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

            (d) The Trustee or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.06 as it shall deem necessary.

                                   ARTICLE VI

           THE DEPOSITOR, THE MASTER SERVICER AND THE SPECIAL SERVICER

            Section 6.01 Liability of the Depositor, the Master Servicer and the Special Servicer. The Depositor, the Master Servicer and the Special Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

            Section 6.02 Merger or Consolidation of either Master Servicer. Subject to the following paragraph, the applicable Master Servicer will keep in full effect its existence, rights and good standing (i) as a corporation under the laws of the State of California (with respect to the Capmark Finance Inc.) or (ii) as a national banking association under the laws of the United States (with respect to Wachovia Bank, National Association) and will not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties securing the Mortgage Loans that it is servicing are located or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans that it is servicing and to perform its respective duties under this Agreement.

            The Master Servicer, the Special Servicer or the Depositor may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business, shall be the successor of the Master Servicer, the Special Servicer or the Depositor hereunder, and shall be deemed to have assumed all of the liabilities of the Master Servicer, the Special Servicer or the Depositor hereunder, if each of the Rating Agencies has confirmed in writing that such merger or consolidation or transfer of assets and succession, in and of itself, will not cause a downgrade, qualification or withdrawal of the then-current ratings assigned by such Rating Agency to any Class of Certificates. Notwithstanding the foregoing, prior to the date upon which the Trust's Exchange Act reporting obligation is suspended by the filing of the Form 15 as contemplated by Section 10.10, no Master Servicer or Special Servicer may remain the Master Servicer or Special Servicer under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or
(y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) the Master Servicer or Special Servicer is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.

            Section 6.03 Limitation on Liability of the Depositor, the Master Servicer and Others. (a) Neither the Depositor, the Master Servicer nor the Special Servicer nor any of the directors, officers, employees, members, managers or agents (including sub-servicers) of the Depositor, the Master Servicer or the Special Servicer shall be under any liability to the Trust Fund, the Certificateholders or any Serviced Companion Loan Noteholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement (including actions taken or not taken at the direction of the Directing Certificateholder), or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer or the Special Servicer, or any member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, the Master Servicer or the Special Servicer, against any breach of warranties or representations made herein, or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith, fraud or negligence (or in the case of the Master Servicer or Special Servicer, by reason of any specific liability imposed hereunder for a breach of the Servicing Standard) in the performance of duties or by reason of negligent disregard of obligations or duties hereunder. The Depositor, the Master Servicer, the Special Servicer, and any member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, the Master Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. The Depositor, the Master Servicer, the Special Servicer and any member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, the Master Servicer or the Special Servicer shall be indemnified and held harmless by the Trust Fund out of the Collection Account in accordance with Section 3.06(b) (or, if and to the extent that such matter relates directly to any Serviced Whole Loan, first out of the applicable Serviced Whole Loan Collection Account; provided that such expenses will first be allocated to the related Serviced B Loan, if any, and then will be allocated to the related Mortgage Loan (or in the case of a Serviced Whole Loan with a Pari Passu Companion Loan, to the holders related Mortgage Loan and Pari Passu Companion Loan on a pro rata basis in accordance with their outstanding principal balances), and then, if funds therein are insufficient, out of the Collection Accounts in accordance with Section 3.06, provided, that with respect to the Spectrum Centre Whole Loan, (i) such allocation first to the related B Loan shall only apply during the occurrence and continuance of a material default under the Mortgage Loan Documents related to the Spectrum Centre Whole Loan as defined in Section 3(b) of the Spectrum Centre Intercreditor Agreement and (ii) the Depositor and its members, managers, directors, officers, employees and agents will not be entitled to such reimbursement out of funds allocated to the Spectrum Centre B
Loan) against any loss, liability or expense (including legal fees and expenses) incurred in connection with any claim or legal action relating to this Agreement or the Certificates, other than any loss, liability or expense (i) incurred by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties hereunder or by reason of negligent disregard of obligations or duties hereunder, in each case by the Person being indemnified or (ii) in the case of the Depositor and any of its directors, officers, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities laws. For the avoidance of doubt, such losses or liabilities shall not be deemed to relate solely to a Serviced B Loan for the sole reason that the related legal action was instituted by or against the Serviced B Loan Noteholder.

            None of the Depositor, the Master Servicer or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and in its opinion does not expose it to any expense or liability; provided, however, that the Depositor, the Master Servicer or the Special Servicer may in its discretion undertake any action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund (or, if and to the extent such action action and/or liability directly relates to) any Serviced Whole Loan, first out of amounts allocated to the related B Loan, if any, out of the related Serviced Whole Loan Collection Account, provided, that with respect to the Spectrum Centre B Loan, such allocation first to the related B Loan shall only apply during the occurrence and continuance of a material default under the Mortgage Loan Documents related to the Spectrum Centre Whole Loan as defined in Section 3(b) of the Spectrum Centre Intercreditor Agreement and the Depositor will not be entitled to such reimbursement, and then such amounts will be allocated to the related Mortgage Loan, and then if funds therein are insufficient, out of the Collection Accounts in accordance with Section 3.06). For the avoidance of doubt, such losses or liabilities shall not be deemed to relate solely to the Serviced B Loan for the sole reason that the related legal action was instituted by or against the Serviced B Loan Noteholder.

            The terms of this Section 6.03 shall survive the termination of any party hereto or of this Agreement.

            (b) The Directing Certificateholder shall have no liability whatsoever to the Trust Fund or any Certificateholder (except that if the Directing Certificateholder is the Controlling Class Representative, the Directing Certificateholder shall have no liability to any Controlling Class Certificateholder for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that, with respect to Controlling Class Certificateholders, the Controlling Class Representative shall not be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties). By its acceptance of a Certificate, each Certificateholder confirms its understanding that the Directing Certificateholder may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificates or one or more Companion Loan Noteholders over Certificateholders or other Companion Loan Noteholders, and that the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates or other Companion Loan Noteholders, that the Directing Certificateholder may act solely in its own interest (and if the Directing Certificateholder is the Controlling Class Representative, the interests of the Holders of the Controlling Class), that the Directing Certificateholder does not have any duties to the Holders of any Class of Certificates or other Companion Loan Noteholders (and if the Directing Certificateholder is the Controlling Class Representative, other than the Controlling Class), that the Directing Certificateholder that is not the Controlling Class Representative may take actions that favor its own interest over the interests of the Certificateholders or other Companion Loan Noteholders (and if the Directing Certificateholder is the Controlling Class Representative, such Directing Certificateholder may favor the interests of the Holders of the Controlling Class over the interests of the Holders of one or more other classes of Certificates), that the Directing Certificateholder that is not the Controlling Class Representative, absent willful misfeasance, bad faith or negligence, shall not be deemed to have been negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance, by reason of its having acted solely in its own interests (and if the Directing Certificateholder is the Controlling Class Representative, in the interests of the Holders of the Controlling Class), and that the Directing Certificateholder shall have no liability whatsoever for having so acted, and no Certificateholder or Companion Loan Noteholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal thereof for having so acted.

            Section 6.04 Limitation on Resignation of either Master Servicer and the Special Servicer; Termination of either Master Servicer and the Special Servicer. (a) The Master Servicer and the Special Servicer may assign their respective rights and delegate their respective duties and obligations under this Agreement in connection with the sale or transfer of a substantial portion of their mortgage servicing or asset management portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution, organized and doing business under the laws of any state of the United States or the District of Columbia, authorized under such laws to perform the duties of the Master Servicer or Special Servicer or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02, (B) shall be acceptable to each Rating Agency as confirmed by a letter from each Rating Agency delivered to the Trustee that such assignment or delegation will not cause a downgrade, withdrawal or qualification of the then-current ratings of the Certificates and Companion Loan Securities, (C) shall execute and deliver to the Trustee an agreement that contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer or Special Servicer, as applicable under this Agreement from and after the date of such agreement and (D) shall not be a Prohibited Party; (ii) as confirmed by a letter from each Rating Agency delivered to the Trustee, each Rating Agency's rating or ratings of the Certificates and Companion Loan Securities in effect immediately prior to such assignment, sale or transfer will not be qualified, downgraded or withdrawn as a result of such assignment, sale or transfer; (iii) the Master Servicer or the Special Servicer shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; and (iv) the rate at which the Servicer Compensation or Special Servicer Compensation, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Master Servicer or Special Servicer, as applicable, hereunder.

            (b) Except as provided in Section 6.02 and this Section 6.04, the Master Servicer and the Special Servicer shall not resign from its respective obligations and duties hereby imposed on it except upon determination that such duties hereunder are no longer permissible under applicable law. Any such determination permitting the resignation of a Master Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master Servicer's or Special Servicer's expense) to such effect delivered to the Trustee.

            (c) The Trustee shall be permitted to remove either Master Servicer or the Special Servicer upon a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable. Without limiting the generality of the succeeding paragraph, no such removal shall be effective unless and until (i) the Master Servicer or the Special Servicer has been paid any unpaid Servicer Compensation or Special Servicer Compensation, as applicable, unreimbursed Advances (including Advance Interest Amounts thereon to which it is entitled) and all other amounts to which the Master Servicer or the Special Servicer is entitled hereunder to the extent such amounts accrue prior to such effective date and (ii) with respect to a resignation by the Master Servicer, the successor Master Servicer has deposited into the Investment Accounts from which amounts were withdrawn to reimburse the terminated Master Servicer, an amount equal to the amounts so withdrawn, to the extent such amounts would not have been permitted to be withdrawn except pursuant to this paragraph, in which case the successor Master Servicer shall, immediately upon deposit, have the same right of reimbursement or payment as the terminated Master Servicer had immediately prior to its termination without regard to the operation of this paragraph.

            No resignation or removal of either Master Servicer or the Special Servicer as contemplated by the preceding paragraphs shall become effective until the Trustee or a successor Master Servicer or Special Servicer shall have assumed the resigning or terminated Master Servicer's or the Special Servicer's responsibilities, duties, liabilities and obligations hereunder. If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer or Special Servicer would have been entitled, additional amounts payable to such successor Master Servicer or Special Servicer shall be treated as Realized Losses.

            Section 6.05 Rights of the Depositor and the Trustee in Respect of the Master Servicer and the Special Servicer. The Master Servicer and the Special Servicer shall afford the Depositor, the Underwriters, the Trustee and the Rating Agencies, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations. Upon request, the Master Servicer and/or the Special Servicer, as applicable, shall furnish to the Depositor, the Master Servicer, Special Servicer and the Trustee its most recent publicly available financial statements (or, with respect to the Master Servicer, those of its ultimate parent) and such other non-proprietary information as the Master Servicer or Special Servicer, as the case may be, shall determine in its sole and absolute discretion as it possesses, which is relevant to the performance of its duties hereunder and which it is not prohibited by applicable law or contract from disclosing. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise its rights hereunder, provided that the Master Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. In the event the Depositor or its designee undertakes any such action, it will be reimbursed by the Trust Fund from the Collection Accounts (or with respect to a Serviced Whole Loan, to the extent such reimbursement is allocable to such Serviced Whole Loan Collection Account, as applicable, provided, that with respect to the Spectrum Centre Whole Loan, the Depositor will not be entitled to such reimbursement), as provided in Section 3.06 and Section 6.03(a) hereof to the extent not recoverable from the Master Servicer or Special Servicer, as applicable. Neither the Depositor nor the Trustee and neither the Master Servicer, with respect to the Special Servicer, or the Special Servicer, with respect to the Master Servicer, shall have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and neither such Person is obligated to monitor or supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise. Neither the Master Servicer nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

Section 6.06 The Master Servicer or Special Servicer as Owners of a
Certificate. The Master Servicer or an Affiliate of the Master Servicer, or the Special Servicer or an Affiliate of the Special Servicer, may become the Holder (or with respect to a Global Certificate, Beneficial Owner) of any Certificate with the same rights it would have if it were not a Master Servicer or the Special Servicer or an Affiliate thereof. If, at any time during which either Master Servicer or the Special Servicer or an Affiliate of either Master Servicer or the Special Servicer is the Holder or Beneficial Owner of any Certificate, the Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in the Master Servicer's or the Special Servicer's good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in the Master Servicer's or the Special Servicer's good faith judgment, be considered by other Persons to violate the Servicing Standard, the Master Servicer or the Special Servicer may but need not seek the approval of the Certificateholders to such action by delivering to the Trustee a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer, and (iii) describes in reasonable detail the action that the Master Servicer or the Special Servicer proposes to take. The Trustee, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Trustee shall reasonably determine. If at any time Certificateholders holding a majority of the Voting Rights of all Certificateholders and the Controlling Class Representative (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates, as applicable) shall have consented in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Trustee shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Trustee incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.

                                  ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default. (a) "Master Servicer Event of Default," wherever used herein, means any one of the following events, provided, that the Master Servicer Events of Default enumerated below in this Section 7.01 shall apply to each of the General Master Servicer and Master Servicer No. 2, but the occurrence of a Master Servicer Event of Default with respect to one Master Servicer shall not be a Master Servicer Event of Default with respect to the other Master Servicer:

            (i) (A) any failure by the Master Servicer to make any deposit required to its Collection Account on the day and by the time such deposit was first required to be made under the terms of this Agreement, which failure is not remedied within one Business Day or (B) any failure by the Master Servicer to deposit into, or remit to the Trustee for deposit into, any Distribution Account any amount required to be so deposited or remitted (including, without limitation, any required P&I Advance, unless the Master Servicer determines such P&I Advance is a Nonrecoverable Advance), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the Master servicer does not timely make such remittance to the Trustee, the Master Servicer shall pay the Trustee for the account of the Trustee interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or any failure by the Master Servicer to remit to any holder of a Serviced Companion Loan, as and when required by this Agreement or any related Co-Lender Agreement, any amount required to be so remitted;

            (ii) any failure on the part of the Master Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days (15 days in the case of the Master Servicer's failure to make a Property Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the Master Servicer pursuant to the Pooling and Servicing Agreement or in any event such shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage if the Master Servicer had prior notice or knowledge of the related borrower's failure to pay such taxes, assessments or insurance premium) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer, by any other party hereto, with a copy to each other party to this Agreement by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Serviced Companion Loan Noteholder; provided, however, if such failure is capable of being cured and the Master Servicer is diligently pursuing such cure, such 30- or 45-day period, as applicable, will be extended an additional 30 days;

            (iii) any breach on the part of the Master Servicer of any representation or warranty contained in Section 2.04(a) which materially and adversely affects the interests of any Class of Certificateholders or Serviced Companion Loan Noteholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer by the Depositor or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Serviced Companion Loan Noteholder; provided, however, if such breach is capable of being cured and the Master Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

            (iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

            (v) the Master Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or of or relating to all or substantially all of its property;

            (vi) the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

            (vii) the Master Servicer has been removed from S&P's Select Servicer List as a U.S. Commercial Mortgage Master Servicer;

            (viii) a servicing officer of the Master Servicer obtains actual knowledge that Moody's has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates and/or, if applicable, one or more classes of the Companion Loan Securities, or (ii) has placed one or more Classes of Certificates and/or, if applicable, one or more classes of the Companion Loan Securities, on "watch status" in contemplation of a ratings downgrade or withdrawal (and such "watch status" placement shall not have been withdrawn by Moody's within 60 days of the date such servicing officer obtained such actual knowledge) and, in the case of either of clauses (i) or (ii), cited servicing concerns with the Master Servicer as the sole or material factor in such rating action;

            (ix) at any time that any Companion Loan Securities are rated by Fitch, the Master Servicer fails to be rated at least "CMS3" by Fitch as a master servicer and that rating is not restored within 60 days after the subject downgrade or withdrawal;

            (x) at any time that any Companion Loan Securities are rated by Fitch, one or more ratings assigned by Fitch to one or more classes of Companion Loan Securities have been qualified, downgraded or withdrawn or otherwise made the subject of a "negative" credit watch that remains in effect for at least 60 days, which action Fitch has determined, and provided notification in writing or electronically, including by public announcement, is solely or in material part a result of the Master Servicer acting in such capacity; or

            (xi) subject to Section 10.16(c), the Master Servicer shall fail to deliver any Exchange Act reporting items required to be delivered by such servicer under Article X (other than items to be delivered by a Loan Seller Sub-Servicer) by the time required under Article X after any applicable grace periods) (but that with respect to any primary servicer, sub-servicer or Servicing Function Participant (such entity, the "Sub-Servicing Entity") retained by the Master Servicer (but excluding any Loan Seller Sub-Servicer) the Sub-Servicing Entity will be automatically terminated if it defaults in accordance with the provision of this clause
      (ix) and the Master Servicer will be required to provide the reports required by the Sub-Servicing Entity and if the Master Servicer fails to do so (beyond the applicable grace period) it shall be an event of default with respect to the Master Servicer.

Then, and in each and every such case, so long as a Master Servicer Event of Default shall not have been remedied, the Trustee may (and shall at the written direction of the Depositor with respect to clause (ix) above), and at the written direction of the Holders of at least 51% of the aggregate Voting Rights of all Certificates (or, with respect to an Event of Default specified in clause
(vii) above, 25% of the aggregate Voting Rights of all the Certificates or the Controlling Class Representative) shall terminate all of the rights and obligations of the Master Servicer (other than the rights to indemnification provided in Section 6.03 and compensation provided in Section 3.12). In the case of clauses (vii) and (viii) above, the Trustee shall be required to notify Certificateholders of the Master Servicer Event of Default and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Noteholders favor such termination.

            In the event that either Master Servicer is also the Special Servicer and the Master Servicer is terminated as provided in this Section 7.01, then the Master Servicer shall also be terminated as Special Servicer.

            (b) "Special Servicer Event of Default," wherever used herein, means any one of the following events:

            (i) any failure by the Special Servicer to deposit into the REO Account, or to remit to the Master Servicer for deposit into, the related Collection Account (or, in the case of a Serviced Whole Loan, the related Serviced Whole Loan Collection Account) any amount required to be so deposited or remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; provided, however, that the failure of the Special Servicer to remit such amount to the Master Servicer shall not be an Event of Default if such failure is remedied within one Business Day and if the Special Servicer has compensated the Master Servicer for any loss of income on such amount suffered by the Master Servicer due to and caused by the late remittance of the Special Servicer and reimburse the Trust for any resulting advance interest due to the Master Servicer; or

            (ii) any failure on the part of the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Special Servicer, by any other party hereto, with a copy to each other party to this Agreement by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Serviced Companion Loan Noteholder; provided, however, if such failure is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30- or 45-day period, as applicable, will be extended an additional 30 days;

            (iii) any breach on the part of the Special Servicer of any representation or warranty contained in Section 2.04(b) which materially and adversely affects the interests of any Class of Certificateholders or Serviced Companion Loan Noteholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Special Servicer by the Depositor or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Serviced Companion Loan Noteholder; provided, however, if such breach is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

            (iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

            (v) the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Special Servicer or of or relating to all or substantially all of its property;

            (vi) the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

            (vii) the Special Servicer has been removed from S&P's Select Servicer List as a U.S. Commercial Mortgage Special Servicer;

            (viii) a servicing officer of the Special Servicer obtains actual knowledge that Moody's has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates and/or, if applicable, Companion Loan Securities, or (ii) has placed one or more Classes of Certificates and/or, if applicable, Companion Loan Securities on "watch status" in contemplation of a ratings downgrade or withdrawal (and such "watch status" placement shall not have been withdrawn by Moody's within 60 days of the date such servicing officer obtained such actual knowledge) and, in the case of either of clauses (i) or (ii), cited servicing concerns with the Special Servicer as the sole or material factor in such rating action;

            (ix) at any time that any Companion Loan Securities are rated by Fitch, the Special Servicer fails to be rated at least "CMS3" by Fitch as a special servicer and that rating is not restored within 60 days after the subject downgrade or withdrawal;

            (x) at any time that any Companion Loan Securities are rated by Fitch, one or more ratings assigned by Fitch to one or more classes of Companion Loan Securities have been qualified, downgraded or withdrawn or otherwise made the subject of a "negative" credit watch that remains in effect for at least 60 days, which action Fitch has determined, and provided notification in writing or electronically, including by public announcement, is solely or in material part a result of the Special Servicer acting in such capacity;

            (xi) subject to Section 10.16(c) and 10.16(d), the Special Servicer shall fail to deliver any Exchange Act reporting items required to be delivered by such servicer under Article X by the time required under
      Article X (after any applicable notice, grace and cure periods) but that with respect to any primary servicer, sub-servicer or Servicing Function Participant (such entity, the "Sub-Servicing Entity") retained by the Special Servicer (but excluding one which the Special Servicer has been directed to retain by a Sponsor or Mortgage Loan Seller) the Sub-Servicing Entity will be automatically terminated if it defaults in accordance with the provision of this clause (ix) and the Special Servicer will be required to provide the reports required by the Sub-Servicing Entity and if the Special Servicer fails to do so (beyond the applicable grace period) it shall be an event of default with respect to the Special Servicer.

Then, and in each and every such case, so long as a Special Servicer Event of Default shall not have been remedied, the Trustee may (and shall at the written direction of the Depositor with respect to clause (ix) above), and at the written direction of the Holders of at least 51% of the aggregate Voting Rights of all Certificates or, to the extent contemplated by Section 7.01(d), any affected Serviced Companion Loan Noteholder shall terminate all of the rights and obligations of the Special Servicer (other than the rights to indemnification provided in Section 6.03(a) and compensation provided in Section 3.12(c)). In the case of clauses (vii) and (viii) above, the Trustee shall be required to notify Certificateholders and Serviced Companion Loan Noteholders of such Special Servicer Event of Default and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Noteholders, favor such termination.

            (c) In the event that a Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee (the "Terminating Party") shall, by notice in writing to the Master Servicer or the Special Servicer, as the case may be (the "Terminated Party"), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than any rights the Terminated Party may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 notwithstanding any such termination, and with respect to (i) the Master Servicer (or its third party assignee) it shall also be entitled to the Excess Servicing Strip and (ii) the Special Servicer, shall also be entitled to receive any Workout Fee subsequent to its termination as Special Servicer, pursuant to Section 3.12(c) and any successor Special Servicer shall not be entitled to such Workout Fee received by the terminated Special Servicer). On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder), the Mortgage Loans, the Serviced Companion Loans, or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer and the Special Servicer each agree in the event it is terminated pursuant to this Section 7.01 to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Terminating Party with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or Special Servicer or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer or the Special Servicer to its Collection Account, the applicable Serviced Whole Loan Collection Account, any REO Account, any Excess Liquidation Proceeds Account, Lock-Box Account or Cash Collateral Account or which shall thereafter be received with respect to the Mortgage Loans, and shall promptly provide the Terminating Party or such successor Master Servicer or successor Special Servicer (which may include the Trustee) all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Master Servicer or Special Servicer shall reasonably request (including electromagnetic form), to enable it to assume the Master Servicer's or Special Servicer's function hereunder. All reasonable costs and expenses of the Terminating Party or the successor Master Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Master Servicer or Special Servicer and amending this Agreement to reflect such succession as successor Master Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Terminating Party or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses. If and to the extent that the Terminated Party has not reimbursed such costs and expenses, the Terminating Party shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust Fund.

            (d) Notwithstanding Section 7.01(a), (b) and (c) and Section 7.05:
(1) if any Event of Default on the part of the Master Servicer occurs that affects a Serviced Companion Loan Noteholder or any class of Companion Loan Securities, and if the Master Servicer is not otherwise terminated in accordance with Section 7.01(a), (b) and (c), then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Noteholder; and (2) if any Event of Default on the part of the Master Servicer occurs that affects solely a Serviced Companion Loan Noteholder or any class of Companion Loan Securities, then the Master Servicer may not be terminated by the Trustee; provided, however, in the case of (1) or (2), at the request of such affected Serviced Companion Loan Noteholder, subject to the terms of the related Co-Lender Agreement, the Trustee on behalf of the Trust shall require the Master Servicer to appoint, within 30 days of the Trustee's request, a Sub-Servicer (or, if the related Serviced Whole Loan is currently being sub-serviced, to replace, within 30 days of the Trustee's request, the then-current Sub-Servicer with a new Sub-Servicer) with respect to the related Serviced Whole Loan; provided, that if the Master Servicer does not replace the then-current Sub-Servicer with a new Sub-Servicer, the Serviced Companion Loan Noteholder shall do so in accordance with this Agreement. In connection with the appointment of a Sub-Servicer in accordance with this Section 7.01(d), the Master Servicer shall obtain, at its own expense, written confirmation from each Rating Agency (and, if applicable, Fitch) that such appointment will not result in a downgrade, withdrawal or qualification with respect to any Class of Certificates or, if applicable, any related class of Companion Loan Securities rated by such rating agency. The related Sub-Servicing Agreement shall provide that any Sub-Servicer appointed in accordance with this Section 7.01(d) shall be responsible for all duties, and shall be entitled to all compensation, of the Master Servicer under this Agreement with respect to the subject Serviced Whole Loan, except that the Master Servicer shall be entitled to retain that portion of the Master Servicing Fee for the Mortgage Loan or REO Loan included in the subject Serviced Whole Loan that accrues at a rate equal to 0.01% per annum. Such Sub-Servicing Agreement shall also provide that such Sub-Servicer shall agree to become the master servicer under a separate servicing agreement (as contemplated by the related Co-Lender Agreement) in the event that the subject Serviced Whole Loan is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the subject Serviced Whole Loan and the related Mortgaged Property shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. If any Sub-Servicer appointed in accordance with this Section 7.01(d) shall at any time resign or be terminated, then (subject to the related Co-Lender Agreement) the Master Servicer shall be required to promptly appoint a substitute Sub-Servicer, which appointment shall not result in a downgrade, withdrawal or qualification with respect to any Class of Certificates or, if applicable, any related class of Companion Loan Securities rated by either Rating Agency or, if applicable, Fitch (as evidenced in a writing obtained by the Master Servicer, at its own expense, from each applicable rating agency). In the event that a successor Master Servicer is acting hereunder and such successor Master Servicer desires to terminate the Sub-Servicer appointed under this Section 7.01(d), the terminated Master Servicer that was responsible for the Event of Default that led to the appointment of such Sub-Servicer shall be responsible for all costs incurred in connection with such termination, including the payment of any termination fee.

            Further notwithstanding Section 7.01(b) and Section 7.05, if any Event of Default on the part of the Special Servicer occurs that affects a Serviced Companion Loan Noteholder, and the Special Servicer is not otherwise terminated in accordance with Section 7.01(b), then such Serviced Companion Loan Noteholder may require the Trustee on behalf of the Trust to terminate the duties and obligations of the Special Servicer with respect to the related Serviced Whole Loan only, but as to no other Mortgage Loan; and, in such event, subject to any applicable consultation rights of any particular related Serviced Companion Loan Noteholder under the related Co-Lender Agreement, the appropriate party shall appoint in accordance with this Agreement, within 30 days of such Serviced Companion Loan Noteholder's request, a replacement special servicer with respect to the subject Serviced Whole Loan. In connection with the appointment of a replacement special servicer with respect to the subject Serviced Whole Loan at the request of a related Serviced Companion Loan Noteholder in accordance with this Section 7.01(d), the Special Servicer shall obtain written confirmation from each Rating Agency (and, if applicable, Fitch) that such appointment will not result in a downgrade, qualification or withdrawal with respect to any Class of Certificates or, if applicable, any related class of Companion Loan Securities rated by such rating agency (such rating confirmation to be an expense of the terminated Special Servicer or, if not paid thereby, an expense of the requesting Serviced Companion Loan Noteholder). Any replacement special servicer appointed at the request of a Serviced Companion Loan Noteholder in accordance with this Section 7.01(d) shall be responsible for all duties, and shall be entitled to all compensation, of the Special Servicer under this Agreement with respect to the subject Serviced Whole Loan. Any replacement special servicer appointed at the request of a Serviced Companion Loan Noteholder in accordance with this Section 7.01(d) hereby agrees to become, upon request, the special servicer under a separate servicing agreement (as contemplated by the related Co-Lender Agreement) in the event that the subject Serviced Whole Loan is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the subject Serviced Whole Loan and the related Mortgaged Property shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. If any replacement special servicer appointed at the request of a Serviced Companion Loan Noteholder in accordance with this Section 7.01(d) shall at any time resign or be terminated, then (subject to any applicable consultation rights of any particular related Serviced Companion Loan Noteholder under the related Co-Lender Agreement) the appropriate party in accordance with this Agreement shall be required to promptly appoint a substitute replacement special servicer, which appointment shall not result in a downgrade, qualification or withdrawal (as evidenced in writing by each Rating Agency and, if applicable, Fitch) with respect to any Class of Certificates or, if the subject Serviced Whole Loan includes a Specially Designated Securitized Non-Mortgage Loan, with respect to any related class of Companion Loan Securities.

            In no event shall any waiver of an Event of Default pursuant to
Section 7.04 affect the rights of any Serviced Companion Loan Noteholder under this Section 7.01(d).

            Section 7.02 Trustee to Act; Appointment of Successor. On and after the time the Master Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.01, the Terminating Party (subject to Sections 7.01(c)) shall be its successor in all respects in its capacity as a Master Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Master Servicer or Special Servicer by the terms and provisions hereof, provided, however, that (i) the Terminating Party shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Master Servicer or Special Servicer and
(ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party's failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a default by such successor hereunder. The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided to the Master Servicer or Special Servicer, as applicable, under this Agreement prior to the Master Servicer's or the Special Servicer's termination. The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or Special Servicer which may have arisen prior to its termination as a Master Servicer or Special Servicer. The Terminating Party shall not be liable for any of the representations and warranties of the Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Master Servicer pursuant to Section 3.07 hereunder nor shall the Trustee be required to purchase any Mortgage Loan or any Serviced Companion Loan hereunder. As compensation therefor, the Terminating Party as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Compensation (subject to the Master Servicer's (or its third party assignee) right to the Excess Servicing Strip in accordance with Section 3.12) or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans or the Serviced Companion Loans that accrue after the date of the Terminating Party's succession to which such predecessor Master Servicer or Special Servicer would have been entitled if such predecessor Master Servicer or Special Servicer, as applicable, had continued to act hereunder. In the event any Advances made by the Master Servicer or the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall (i) if it is unable to so act, (ii) if the Holders of Certificates entitled to at least 25% of the aggregate Voting Rights or an affected Serviced Companion Loan Noteholder so request in writing to the Trustee or if the Trustee is not an "approved" servicer by any of the Rating Agencies for mortgage pools similar to the Trust Fund, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which will not result in a downgrade, qualification or withdrawal of the then-current rating or ratings assigned to any Class of Certificates or Companion Loan Securities, evidenced in writing by each Rating Agency, as the successor to the Master Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder. No appointment of a successor to the Master Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the Master Servicer's or Special Servicer's responsibilities, duties and liabilities hereunder. Pending appointment of a successor to the Master Servicer (or the Special Servicer if the Special Servicer is also a Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as hereinabove provided. Pending the appointment of a successor to the Special Servicer, the Trustee shall act in such capacity. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans, Serviced Companion Loans, or otherwise as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted to the Terminated Party hereunder, provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder after consultation with the Controlling Class Representative or if such default relates solely to a Serviced Whole Loan, the Directing Certificateholder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses. The Depositor, the Trustee, the Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

            Section 7.03 Notification to Certificateholders and Other Persons.
(a) Upon any termination pursuant to Section 7.01 above or appointment of a successor to the Master Servicer or the Special Servicer, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, to each Rating Agency and to each Serviced Companion Loan Noteholder at its address appearing in the Serviced Companion Loan Noteholder Register.

            (b) Within 30 days after the occurrence of any Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to all Holders of Certificates, each Rating Agency, each Serviced Companion Loan Noteholder notice of such Event of Default, unless such Event of Default shall have been cured or waived.

            Section 7.04 Other Remedies of Trustee. During the continuance of any Servicer Event of Default or a Special Servicer Event of Default, so long as the Master Servicer Event of Default or Special Servicer Event of Default, if applicable, shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name as Trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and, in the case of any Serviced Companion Loan, of the related Serviced Companion Loan Noteholder (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund (and, if and to the extent that such action and/or liability directly relates to any Serviced Whole Loan, first of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, of the Trust Fund (or in the case of a Serviced Whole Loan with a Pari Passu Companion Loan, of the Trust Fund and any related Pari Passu Companion Loan on a pro rata basis based their outstanding principal balances; provided, that with respect to the Spectrum Centre Whole Loan, such allocation first to the related Serviced B Loan Noteholders shall only apply during the occurrence and continuance of a material default under the Mortgage Loan Documents related to the Spectrum Centre Whole Loan as defined in Section 3(b) of the Spectrum Centre Intercreditor Agreement) and the Trustee shall be entitled to be reimbursed therefor from the Collection Account (and, if applicable, the applicable Serviced Whole Loan Collection Account) as provided in Section 3.06). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Event of Default or Special Servicer Event of Default, if applicable.

            Section 7.05 Waiver of Past Events of Default; Termination. The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates may, together with each affected Serviced Companion Loan Noteholder (to the extent they are adversely affected by such Event of Default), on behalf of all Holders of Certificates may waive any default by either Master Servicer or Special Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits (including, with respect to the Master Servicer, P&I Advances) to or payments from its Collection Account, any Serviced Whole Loan Collection Account or the Lower-Tier Distribution Account, in remitting payments as received or providing the items required by Section 10.08, 10.11, 10.12, 10.13, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

            Section 7.06 Trustee as Maker of Advances. In the event that the Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five Business Days of the Event of Default resulting from such failure by the Master Servicer with respect to Property Advances to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Property Advances and (y) by 12:00 noon (New York City time) on the related Distribution Date with respect to P&I Advances pursuant to the Trustee's notice of failure pursuant to Section 4.07(a) unless the Trustee has received notice that such failure has been cured by 11:00 a.m. on such Distribution Date. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Master Servicer's rights with respect to Advances hereunder, including, without limitation, the Master Servicer's rights of reimbursement and interest on each Advance at the Advance Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Property Advance, as the case may be (without regard to any impairment of any such rights of reimbursement caused by the Master Servicer's default in its obligations hereunder); provided, however, that if Advances made by the Trustee and the Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance or any determination of nonrecoverability in connection therewith by the Master Servicer hereunder.

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

            Section 8.01 Duties of Trustee. (a) The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty. During the continuance of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Sections 7.02 and 7.05 shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            (b) The Trustee, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided, however, that, the Trustee shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee shall request the provider of such instrument to have the instrument corrected, and if the instrument is not corrected to the Trustee's reasonable satisfaction, the Trustee will provide notice thereof to the Certificateholders.

            (c) Neither the Trustee nor any of its officers, directors, employees, agents or "control" persons within the meaning of the Act shall have any liability arising out of or in connection with this Agreement, provided, that, subject to Section 8.02, no provision of this Agreement shall be construed to relieve the Trustee, or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

            (i) The Trustee's duties and obligations shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee that conform on their face to the requirements of this Agreement to the extent set forth herein without responsibility for investigating the contents thereof;

            (ii) The Trustee shall not be personally liable for an error of judgment made in good faith by a Responsible Officer of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

            (iii) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than a majority of the Percentage Interests (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement;

            (iv) Neither the Trustee nor any of its directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not an Affiliate of the Trustee and that is selected other than by the Trustee, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicer, Special Servicer, the Depositor or any other Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

            (v) The Trustee shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties as Trustee in accordance with this Agreement (and, if it does, all legal expenses and costs of such action shall be expenses and costs of the Trust Fund and, in the case of any Serviced Whole Loan, first of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, of the Trust Fund (or in the case of a Serviced Whole Loan with a Pari Passu Companion Loan, of the Trust Fund and any related Pari Passu Companion Loan on a pro rata basis based their outstanding principal balances and Pari Passu Companion Loan in accordance with the related Co-Lender Agreement; provided, that with respect to the Spectrum Centre Whole Loan, such allocation first to the related Serviced B Loan Noteholders shall only apply during the occurrence and continuance of a material default under the Mortgage Loan Documents related to the Spectrum Centre Whole Loan as defined in Section 3(b) of the Spectrum Centre Intercreditor Agreement), and the Trustee shall be entitled, as provided in Section 3.06 hereof, to be reimbursed therefor from amounts on deposit in the Collection Account and with respect to the Serviced Whole Loans, the related Serviced Whole Loan Collection Account and identified on the Trust Ledger, unless such legal action arises out of the negligence or bad faith of the Trustee or any breach of an obligation, representation, warranty or covenant of the Trustee contained herein; and

            (vi) The Trustee shall not be charged with knowledge of any act, failure to act or breach of any Person upon the occurrence of which the Trustee may be required to act, unless a Responsible Officer of the Trustee obtains actual knowledge of such failure. The Trustee shall not be deemed to have actual knowledge of either Master Servicer's or the Special Servicer's failure to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee pursuant to this Agreement.

            None of the provisions contained in this Agreement shall require either the Trustee, in its capacity as Trustee to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer or the Special Servicer under this Agreement, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, either Master Servicer or the Special Servicer in accordance with the terms of this Agreement. The Trustee shall not be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement. Notwithstanding any other provision hereof, however, whenever acting as or instead of a Master Servicer or Special Servicer hereunder or the Trustee shall comply with the Servicing Standard.

            Section 8.02 Certain Matters Affecting the Trustee. (a) Except as otherwise provided in Section 8.01:

            (i) The Trustee may request and/or rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee shall not have responsibility to ascertain or confirm the genuineness of any such party or parties;

            (ii) The Trustee may consult with counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

            (iii) (A) The Trustee shall not be under any obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby, provided that nothing contained herein shall relieve the Trustee of the obligations, upon the occurrence of an Event of Default (which has not been cured or waived) of which a Responsible Officer of the Trustee has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs; and (B) the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of any such act;

            (iv) Neither the Trustee nor any of its directors, officers, employees, Affiliates, agents or "control" persons within the meaning of the Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (v) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% (or such other percentage as is specified herein) of the Percentage Interests of any affected Class; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Master Servicer or the Special Servicer if an Event of Default shall have occurred and be continuing relating to the Master Servicer, or the Special Servicer, respectively, and otherwise by the Certificateholders requesting the investigation; and

            (vi) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of the obligations hereunder, provided, however, that the Trustee may not perform any duties hereunder through any Person that is a Prohibited Party.

            (b) Following the Startup Day, the Trustee shall not, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC, or the Grantor Trust to fail to qualify as a grantor trust, at any time that any Certificates are outstanding, or subject the Lower-Tier REMIC or the Upper-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances, or cause the Grantor Trust not to be treated as a grantor trust.

            (c) All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

            The Trustee shall not have a duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by any Mortgage Loan Seller pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

            Section 8.03 Trustee Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Master Servicer, or the Special Servicer and the Trustee, the Master Servicer and the Special Servicer assume no responsibility for their correctness. The Trustee, the Master Servicer and the Special Servicer make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any prospectus used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan, or related document. The Trustee shall not at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement. Without limiting the foregoing, the Trustee shall not be liable or responsible for: (i) the existence, condition and ownership of any Mortgaged Property; (ii) the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of either Master Servicer or the Special Servicer pursuant to Section 7.02) or the enforceability thereof; (iii) the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of either Master Servicer or the Special Servicer pursuant to Section 7.02); (iv) the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; (v) the completeness of any Mortgage File; the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of either Master Servicer or the Special Servicer pursuant to Section 7.02); (vi) the compliance by the Depositor, the Master Servicer or the Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee's receipt of notice or other discovery of any non-compliance therewith or any breach thereof; (vii) any investment of monies by or at the direction of either Master Servicer or any loss resulting therefrom, the acts or omissions of any of the Depositor, the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of either Master Servicer or Special Servicer pursuant to Section 7.02) or any sub-servicer or any Borrower; any action of the Master Servicer or Special Servicer (other than if the Trustee shall assume the duties of either Master Servicer or Special Servicer pursuant to Section 7.02) or any sub-servicer taken in the name of the Trustee, except to the extent such action is taken at the express written direction of the Trustee;
(viii) the failure of either Master Servicer or the Special Servicer or any sub-servicer to act or perform any duties required of them on behalf of the Trust Fund or the Trustee hereunder; or (ix) any action by or omission of the Trustee taken at the instruction of either Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of either Master Servicer or the Special Servicer pursuant to Section 7.02) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee of its obligation to perform its duties as specifically set forth in this Agreement. The Trustee shall not be accountable for the use or application by the Depositor, the Master Servicer or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Accounts, any Serviced Whole Loan Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Grantor Trust Distribution Account, the Lock-Box Account, the Cash Collateral Account, the Reserve Accounts, the Interest Reserve Account, any REO Account or any Excess Liquidation Proceeds Account or any other account maintained by or on behalf of the Master Servicer or the Special Servicer, other than any funds held by the Trustee. The Trustee shall not have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Master Servicer) or to record this Agreement. In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate "to the extent permitted by applicable law," the Trustee shall assume that such payment is so permitted unless a Responsible Officer of the Trustee has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect, that such payment is not permitted by applicable law. The Depositor is not obligated to monitor or supervise the performance of the Trustee under this Agreement or otherwise.

            Section 8.04 Trustee May Own Certificates. The Trustee and any agent of the Trustee in its individual capacity or any other capacity may become the owner or pledgee of Certificates, and may deal with the Depositor, the Master Servicer, the Special Servicer, the Initial Purchasers and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee or such agent, as the case may be.

            Section 8.05 Payment of Trustee's Fees and Expenses; Indemnification. (a) On each Distribution Date, prior to the distribution of amounts to the Certificateholders, the Trustee shall be entitled to pay itself the Trustee Fee as reasonable compensation from amounts remitted to the Lower-Tier Distribution Account (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder at the Trustee Fee Rate.

            (b) In the event that the Trustee assumes the servicing responsibilities of either Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (other than the rights of the Special Servicer to receive any Workout Fee specified in Section 3.12(c) in the event that the Special Servicer is terminated).

            (c) The Trustee shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), which, to the extent not previously paid pursuant to Section 3.06(d), the Trustee will be entitled to withdraw from the Distribution Accounts prior to the distribution to Certificateholders to the extent set forth herein and to the extent such payments are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(iii) except any such expense, disbursement or advance as may arise from its negligence or bad faith; provided, however, that, subject to the last paragraph of Section 8.01, the Trustee shall not refuse to perform any of its duties hereunder solely as a result of the failure to be paid the Trustee Fee and the Trustee's expenses. The term "unanticipated expenses incurred by the REMIC" shall include any fees, expenses and disbursement of any separate Trustee or co-Trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date and are attributable to the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust and the losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees) incurred or advanced by an Indemnified Party in connection with any litigation arising out of this Agreement attributable to the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust, including, without limitation, under
Section 2.03, Section 3.10, the third paragraph of Section 3.11, Section 4.05 and Section 7.01.

            The Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable expenses, disbursements and advances incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Master Servicer or Special Servicer (except in the case of removal of the Special Servicer without cause), as applicable, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the negligence or bad faith of the Trustee.

            (d) Each of the Paying Agent, the Certificate Registrar, the Custodian, the Depositor, the Master Servicer and the Special Servicer (each, in such context, an "Indemnifying Party") shall indemnify the Trustee (both in its capacity as Trustee and individually) and its Affiliates and each of the directors, officers, employees and agents of the Trustee and its Affiliates (each, in such context, an "Indemnified Party"), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to each such Indemnifying Party's respective willful misconduct, bad faith, fraud or negligence in the performance of each of its respective duties hereunder or by reason of reckless disregard of its respective obligations and duties hereunder (including in the case of the Master Servicer, any agent of the Master Servicer or sub-servicer).

            (e) The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all losses, liabilities, damages, claims or unanticipated expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement, the Mortgage Loans or the Certificates other than (i) those resulting from the negligence, fraud, bad faith or willful misconduct of the Indemnified Party and (ii) those as to which such Indemnified Party is entitled to indemnification pursuant to Section 8.05(d). The right of reimbursement of the Indemnified Parties under this Section 8.05(e) shall be senior to the rights of all Certificateholders.

            (f) Notwithstanding anything herein to the contrary, this Section
8.05 shall survive the termination or maturity of this Agreement or the resignation or removal of the Trustee, as the case may be, regarding rights accrued prior to such resignation or removal and (with respect to any acts or omissions during its respective tenures) the resignation, removal or termination of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar or the Custodian.

            (g) This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

            (h) The Trustee (the "Indemnifying Party") shall indemnify the Master Servicer and the Special Servicer and their respective Affiliates and each of the directors, officers, employees and agents of the Master Servicer and the Special Servicer and their respective Affiliates (each, in such context, an "Indemnified Party"), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to the Indemnifying Party's willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of reckless disregard of its obligations and duties hereunder.

            Section 8.06 Eligibility Requirements for Trustee. The Trustee hereunder shall at all times (i) be a corporation or association organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, (iii) have a combined capital and surplus of at least $50,000,000, (iv) have its long-term unsecured debt obligations rated at least "A+" by S&P and "Aa3" by Moody's, and have its short-term unsecured debt obligations rated at least "A-1" by S&P or, in each case, such other ratings acceptable to the Rating Agencies, (v) be subject to supervision or examination by federal or state authority and shall not be an Affiliate of either Master Servicer (except during any period when the Trustee has assumed the duties of a Master Servicer pursuant to Section 7.02) and (vi) not be a Prohibited Party. Notwithstanding the foregoing, if the Trustee meets the provisions of clauses (i) through (iii), (v) and (vi) above, but does not meet the provisions of clause (iv) above, the Trustee shall be deemed to meet the provisions of such clause (iv) if it appoints a fiscal agent as a back-up liquidity provider, provided that such fiscal agent meets the provisions of clause (iv) above and shall have assumed in writing all obligations of the Trustee to make Advances under this Agreement as and when required of the Trustee. If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If the place of business from which the Trustee administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of either Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax and continue as Trustee or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in
Section 8.07.

            Section 8.07 Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Trustee, the Depositor, the Master Servicer, the Special Servicer and each Rating Agency. Upon such notice of resignation from the Trustee, the Master Servicer shall promptly appoint a successor trustee, the appointment of which is subject to the requirements contained in Section 8.06. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or either Master Servicer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee (or of its property) shall be appointed, or any public officer shall take charge or control of the Trustee (or of its property or affairs) for the purpose of rehabilitation, conservation or liquidation, then the Depositor or either Master Servicer may remove the Trustee and the Depositor or either Master Servicer shall promptly appoint a successor trustee by written instrument, which shall be delivered to the Trustee so removed and to the successor trustee.

            The Holders of Certificates entitled to at least a majority of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in seven originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Master Servicer and Special Servicer, one complete set to the Trustee so removed, and one complete set to the successor trustee.

            In addition, if the Trustee is terminated without cause, the terminating party shall pay all of the expenses of the Trustee necessary to affect the transfer of its responsibilities to the successor trustee.

            In the event that the Trustee is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal).

            Section 8.08 Successor Trustee. (a) Any successor trustee shall execute, acknowledge and deliver to the Depositor, the Master Servicer and to the predecessor Trustee, as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee herein, provided that such successor trustee shall satisfy the requirements contained in Section 8.06. The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder, and the Depositor and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties and obligations. No successor trustee shall accept appointment as provided in this
Section 8.08 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.06.

            Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

            (b) Any successor trustee appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

            Section 8.09 Merger or Consolidation of Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided that such corporation shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 8.10 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trustee) as co-Trustee or co-Trustees, jointly with the Trustee, or separate Trustee or separate Trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-Trustee or separate Trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder. No co-Trustee or separate Trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-Trustee(s) or separate Trustee(s) shall be required under Section 8.08 hereof.

            In the case of any appointment of a co-Trustee or separate Trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate Trustee or co-Trustee jointly (it being understood that such separate Trustee or co-Trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate Trustee or co-Trustee solely at the direction of the Trustee.

            No Trustee under this Agreement shall be personally liable by reason of any act or omission of any other Trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate Trustee or co-Trustee, or if the separate Trustee or co-Trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate Trustee or co-Trustee.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate Trustees and co-Trustees, as effectively as if given to each of them. Every instrument appointing any separate Trustee or co-Trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate Trustee and co-Trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate Trustee or co-Trustee be entitled to any provision relating to the conduct of, affecting the liability of or affording protection to such separate Trustee or co-Trustee that imposes a standard of conduct less stringent than that imposed by the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

            Any separate Trustee or co-Trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate Trustee or co-Trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

                                   ARTICLE IX

                                   TERMINATION

            Section 9.01 Termination. (a) The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor and the Trustee created hereby with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as hereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders, the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and the Master Servicer, as the case may be, required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with
Section 9.01(c); (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to this Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            For purposes of this Section 9.01, the Sole Certificateholder shall have the first option to terminate the Trust Fund, pursuant to subsection (g), and then the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer and the Special Servicer, in that order, pursuant to subsection (c).

            (b) The Trust Fund, the Upper-Tier REMIC and the Lower-Tier REMIC shall be terminated and the assets of the Trust Fund shall be sold or otherwise disposed of in connection therewith, only pursuant to a "plan of complete liquidation" within the meaning of Code Section 860F(a)(4)(A) providing for the actions contemplated by the provisions hereof and pursuant to which the applicable Notice of Termination is given, and requiring that the Trust Fund, the Upper-Tier REMIC and the Lower-Tier REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation. For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Master Servicer in the final federal income tax returns of the Upper-Tier REMIC and the Lower-Tier REMIC. Notwithstanding the termination of the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund, the Trustee shall be responsible for filing the final Tax Returns for each such REMIC and for the Grantor Trust for the period ending with such termination, and shall retain books and records with respect to such REMICs and the Grantor Trust for the same period of retention for which it maintains its own tax returns or such other reasonable period. The Trustee shall sign all Tax Returns and other reports required by this Section.

            (c) The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the General Master Servicer and if the General Master Servicer does not exercise such option, Master Servicer No. 2 and if Master Servicer No. 2 does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i) the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each
            Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with
            interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In the event that the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer purchases all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund in accordance with this Section 9.01(c), the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer, as applicable, shall deposit in the Lower-Tier Distribution Account not later than the Servicer Remittance Date relating to the Anticipated Termination Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a), which portion shall be deposited in the Collection Account ). In addition, the Master Servicer shall transfer to the Trustee for deposit in the Lower-Tier Distribution Account all amounts required to be transferred thereto on the Servicer Remittance Date from its Collection Account, together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposits have been made, the Trustee shall, release or cause to be released to the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by such purchasing party as shall be necessary to effectuate transfer of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Article IX.

            As a condition to the purchase of the assets of the Trust Fund pursuant to this Section 9.01(c), the purchaser shall deliver to the Trustee an Opinion of Counsel, which shall be at the expense of such purchaser, stating that such termination will be a "qualified liquidation" under Section 860F(a)(4)(A) of the Code. All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this
Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to this subsection (c).

            (d) If the Trust Fund has not been previously terminated pursuant to subsection (c) of this Section 9.01, the Trustee shall determine as soon as practicable the Distribution Date on which the Trustee reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Regular Certificates, and to the Trustee in respect of outstanding Lower-Tier Regular Interests, notwithstanding that such distribution may be insufficient to distribute in full the Certificate Balance or Lower-Tier Principal Balance of each Class of Certificates or Lower-Tier Regular Interest, respectively, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01(a), (b), or (c) and (ii) if no such Classes of Certificates are then outstanding, to the Holders of the Class LR Certificates of any amount remaining in the Collection Accounts, the Excess Liquidation Proceeds Account or the Lower-Tier Distribution Account, and to the Holders of the Class R Certificates of any amount remaining in the Upper-Tier Distribution Account.

            (e) Notice of any termination of the Trust Fund pursuant to this
Section 9.01 shall be mailed by the Trustee to affected Certificateholders with a copy to the Master Servicer and each Rating Agency at their addresses shown in the Certificate Registrar as soon as practicable after the Trustee shall have received, given or been deemed to have received a Notice of Termination but in any event not more than 30 days, and not less than ten days, prior to the Anticipated Termination Date. The notice mailed by the Trustee to affected Certificateholders shall:

            (i) specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

            (ii) specify the amount of any such final distribution, if known;
      and

            (iii) state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified.

If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Trustee shall promptly mail notice thereof to each affected Certificateholder.

            (f) Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee hereunder and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01. Any amounts remaining in the Grantor Trust Distribution Account representing Excess Interest shall be distributed to the Class T Certificates.

            (g) Following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1A, Class A-1S, Class A-M, Class A-J, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange; provided, that such Certificateholder pay the Trustee an amount equal to from and including one Business Day prior to such final Distribution Date to but excluding such final Distribution Date of interest calculated at the Prime Rate on the aggregate Certificate Balance of the Principal Balance Certificates as of the first day of the current calendar month. In the event that the Sole Certificateholder elects to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Collection Account , or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.06(b) or that may be withdrawn from the Distribution Accounts pursuant to Section 3.06(a), but only to the extent that such amounts are not already on deposit in the Collection Account . In addition, the Master Servicer shall transfer all amounts required to be transferred to the Trustee for deposit in the Lower-Tier Distribution Account on such Servicer Remittance Date from its Collection Account pursuant to Section 3.05. Upon confirmation that such final deposits have been made and following the surrender of all its Certificates (other than the Class T, Class R and Class LR Certificates) on the final Distribution Date, the Trustee shall, upon receipt of a Request for Release from the Master Servicer, release or cause to be released to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Article IX. The remaining Mortgage Loans and REO Properties are deemed distributed to the Sole Certificateholder in liquidation of the Trust Fund pursuant to this Article IX. Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of its Certificates (other than the Class T, Class R and Class LR Certificates), plus accrued, unpaid interest with respect thereto, and the Trustee shall credit such amounts against amounts distributable in respect of the Lower-Tier Regular Interests and such Certificates.

                                   ARTICLE X

               EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

            Section 10.01 Intent of the Parties; Reasonableness.

            (a) Except with respect to Section 10.08, Section 10.11, Section 10.13, Section 10.14, Section 10.15, Section 10.16 and Section 10.17 the parties hereto acknowledge and agree that the purpose of Article X of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Depositor nor the Trustee shall exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties to this Agreement acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff and agree to comply with reasonable requests made by the Depositor or the Trustee in reasonable good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB. In connection with the Deutsche Mortgage & Asset Receiving Corporation, Series CD 2006-CD3 transaction and any securitization transaction subject to Regulation AB involving any Serviced Companion Loans, subject to the preceding sentence, each of the parties to this agreement shall cooperate fully with the Depositor, the Trustee and any other depositor or trustee of any securitization involving the Serviced Companion Loans, as applicable, to deliver or make available to the Depositor or the Trustee and any other depositor or trustee of any securitization involving the Serviced Companion Loans, as applicable (including any of their assignees or designees), any and all information in its possession and necessary in the reasonable good faith determination of the Depositor or the Trustee and any other depositor or trustee of any securitization involving the Serviced Companion Loans, as applicable, to permit the Depositor (or any other depositor of any securitization involving any Serviced Companion Loan) to comply with the provisions of Regulation AB, together with such disclosure relating to either Master Servicer, the Special Servicer and the Trustee, as applicable, and any Servicing Function Participant, or the Servicing of the Mortgage Loans, reasonably believed by the Depositor or the Trustee and any other depositor or trustee of any securitization involving the Serviced Companion Loans, as applicable, in good faith to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 10.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor or the Trustee, as applicable, to satisfy any related filing requirements.

            (b) In connection with the requirements contained in this Article X that provide for the delivery of information and other items to, and the cooperation with, the depositor and trustee of any securitization subject to Regulation AB involving the Serviced Companion Loans, no party hereunder shall be obligated to provide any such items to or cooperate with such depositor or trustee until the depositor of such securitization has provided each party hereto with a written notice that such other securitization is subject to Regulation AB and that the subject securitization trust is subject to Exchange Act reporting. Any reasonable cost and expense of the Master Servicer, Special Servicer and the Trustee in cooperating with such depositor or trustee of such other securitization trust shall be the responsibility of such other securitization trust. The parties hereto shall have the right to negotiate in good faith with the depositor of such securitization as to whether Regulation AB requires the delivery of the items identified in this Article X to the depositor and trustee of the other securitization; provided that any such depositor's reasonable judgment shall control. The parties hereunder shall also have the right to require that such depositor provide them with the contact details of the depositor, the trustee and any other parties to the securitization agreement memorializing such securitization trust.

            Section 10.02 [Reserved]

            Section 10.03 Information to be Provided by the Master Servicer and the Special Servicer. (a) For so long as the Trust is subject to the reporting requirements of the Exchange Act and for so long as any other securitization trust relating to any securitized Serviced Companion Loan is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 10.09) in connection with the succession to a Master Servicer and Special Servicer or any Servicing Function Participant (if such Servicing Function Participant is a servicer as contemplated by Item 1108(a)(2) of Regulation AB) as servicer or Sub-Servicer under this Agreement or any Companion Loan Noteholder Securitization Agreement by any Person (i) into which a Master Servicer and Special Servicer or such Servicing Function Participant may be merged or consolidated, (ii) which may be appointed as a sub-servicer by a Master Servicer or Special Servicer, or (iii) that is appointed as a successor Master Servicer or successor Special Servicer pursuant Section 7.02, the Master Servicer or the Special Servicer (with respect to the foregoing clauses (i) and (ii)) or the successor Master Servicer or the successor Special Servicer (with respect to the foregoing clause (iii)) shall provide to the Depositor and to any other depositor related to any other securitization trust relating to any securitized Serviced Companion Loan, at least 5 calendar days (other than a succession or appointment pursuant to Section 7.01(b) for which notice shall be delivered as soon as reasonably practicable) prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise immediately following such effective date, but in no event later than the time required pursuant to Section 10.09, (x) written notice to the Trustee and the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Trustee and the Depositor (or any other trustee and depositor of any securitization involving any Serviced Companion Loan), all information relating to such successor reasonably requested by the Depositor (or such other depositor) so that it may comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates or Companion Loan Securities.

            Section 10.04 Information to be Provided by the Trustee. (a) For so long as the Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 10.06), in connection with the succession to the Trustee as Trustee or co-Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, (ii) which may be appointed as a co-Trustee or separate Trustee pursuant to Section 8.10, or (iii) that is appointed as a successor Trustee pursuant Section 8.08, the Trustee (with respect to the foregoing clauses (i) and (ii)) or the successor Trustee (with respect to the foregoing clause (iii)) shall provide to the Depositor, at least 5 calendar days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise immediately following such effective date, but in no event later than the time required pursuant to Section 10.09, (x) written notice to the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information reasonably requested by the Depositor so that it may comply with its reporting obligation under Item
6.02 of Form 8-K with respect to any Class of Certificates.

            Section 10.05 Filing Obligations. The Master Servicer, the Special Servicer and the Trustee shall and the Master Servicer, the Special Servicer and the Trustee, as applicable, shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to reasonably cooperate with the Trustee and the Depositor (and any other trustee or depositor related to any other securitization trust relating to any securitized Serviced Companion Loan) in connection with the Trustee's and Depositor's (or such other trustee's and depositor's) good faith efforts to satisfy the Trust's (or such other securitization trust's) reporting requirements under the Exchange Act.

            Section 10.06 Form 10-D Filings. Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act) (the "10-D Filing Deadline"), the Trustee shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act and the rules and regulations of the Commission thereunder, in form and substance as required by the Exchange Act and such rules and regulations. A duly authorized representative of the Depositor shall sign each Form 10-D filed on behalf of the Trust. The Trustee shall file each Form 10-D with a copy of the related Monthly Certificateholder's Report attached thereto. Any disclosure in addition to the Monthly Certificateholder's Report that is required to be included on Form 10-D ("Additional Form 10-D Disclosure") shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule III and directed to the Depositor and the Trustee for approval by the Depositor. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure (other than such Additional Form 10-D Disclosure which is to be reported by it as set forth on Schedule III) absent such reporting, direction and approval.

            For so long as the Trust is subject to the reporting requirements of the Exchange Act and for so long as any other securitization trust relating to any securitized Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, within 5 calendar days after the related Distribution Date,
(i) the parties listed on Schedule III hereto shall be required to provide to the Trustee and the Depositor (and to any other trustee or depositor related to any other securitization trust relating to any securitized Serviced Companion
Loan), to the extent a Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Trustee and the Depositor (or such other trustee and depositor) and such party, the form and substance of the Additional Form 10-D Disclosure described on Schedule III applicable to such party, (ii) include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit V and (iii) the Trustee shall, at any time prior to filing the related Form 10-D, provide prompt notice to the Depositor to the extent that the Trustee is notified of an event reportable on Form 10-D for which it has not received the necessary Additional Form 10-D Disclosure from the applicable party. No later than the 7th calendar day after the Distribution Date, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D; provided that if the Trustee does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-D Disclosure. Other than to the extent provided for in clause
(iii) above, the Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule III of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Trustee in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

            After preparing the Form 10-D, the Trustee shall forward electronically a copy of the Form 10-D to the Depositor for review and approval; provided that the Trustee shall use its reasonable best efforts to provide such copy to the Depositor by the 8th day after the Distribution Date. No later than the end of business on the 4th Business Day prior to the filing date, the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D, and no later than the 2nd Business Day prior to the filing, a duly authorized representative of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Trustee. The Trustee shall file such Form 10-D, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 pm (New York City time) on the 15th calendar day after the related Distribution Date or
(ii) such other time as the Depositor and the Trustee mutually agree is permitted by the Commission for the filing such Form 10-D. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trustee will follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Trustee shall, pursuant to Section 4.02(c), make available on its internet website a final executed copy of each Form 10-D. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section 10.06 related to the timely preparation and filing of Form 10-D is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.06. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare or file such Form 10-D where such failure results from the Trustee's inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

            Section 10.07 Form 10-K Filings. Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the "10-K Filing Deadline") (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2007, the Trustee shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trustee within the applicable time frames set forth in this Agreement:

            (i) an annual compliance statement for each applicable Certifying Servicer, as described under Section 10.11;

            (ii) (A) the annual reports on assessment of compliance with servicing criteria for each applicable Reporting Servicer, as described under Section 10.12, and (B) if any Reporting Servicer's report on assessment of compliance with servicing criteria described under Section
      10.12 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any Reporting Servicer's report on assessment of compliance with servicing criteria described under
      Section 10.12 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included;

            (iii) (A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 10.13, and (B) if any registered public accounting firm attestation report described under
      Section 10.13 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included; and

            (iv) a Sarbanes-Oxley Certification as described in Section 10.8.

            Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K ("Additional Form 10-K Disclosure") shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule IV hereto to the Depositor and the Trustee (and to any other depositor or other trustee related to any other securitization trust relating to any securitized Serviced Companion Loan) and approved by the Depositor (and such other depositor), and the Trustee (or such other trustee) will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure (other than such Additional Form 10-K Disclosure which is to be reported by it as set forth on Schedule IV) absent such reporting and approval.

            Not later than the end of each fiscal year for which the Trust (or any other securitization trust relating to a Serviced Companion Loan) is required to file a Form 10-K, the Master Servicer, the Special Servicer and the Trustee shall provide the other parties to this Agreement (or the other parties to any Companion Loan Securitization Agreement) with written notice of the name and address of each Servicing Function Participant retained by such party.

            For so long as the Trust (or any other securitization trust relating to a Serviced Companion Loan) is subject to the reporting requirements of the Exchange Act, by March 15th, commencing in March 2007 (i) the parties listed on
Schedule IV hereto shall be required to provide to the Trustee and the Depositor (and to any other depositor or other trustee related to any other securitization trust relating to any securitized Serviced Companion Loan), to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than with respect to Items 1117 and 1119(a) of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format), or in such other form as otherwise agreed upon by the Trustee and the Depositor (or such other trustee and depositor) and such party, the form and substance of the Additional Form 10-K Disclosure described on Schedule IV applicable to such party, (ii) include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as
Exhibit V and (iii) the Trustee shall, at any time prior to filing the related Form 10-K, provide prompt notice to the Depositor to the extent that the Trustee is notified of an event reportable on Form 10-K for which it has not received the necessary Additional Form 10-K Disclosure from the applicable party. No later than March 15th, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K; provided that if the Trustee does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-K Disclosure. Other than to the extent provided for in clause (iii) above, the Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on
Schedule IV of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Trustee in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

            After preparing the Form 10-K, on or prior to the 6th Business Day prior to the 10-K Filing Deadline, the Trustee shall forward electronically a copy of the Form 10-K to the Depositor for review and approval. Within three Business Days after receipt of such copy, but no later than March 24th, the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approved of such Form 10-K. No later than 5:00 p.m. New York City time on the 4th Business Day prior to the 10-K Filing Deadline, a senior officer in charge of securitization of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Trustee. The Trustee shall file such Form 10-K, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 pm (New York City time) on the 10-K Filing Deadline or (ii) such other time as the Depositor and the Trustee mutually agree is permitted by the Commission for the filing such Form 10-K, of each year in which a report on Form 10-K is required to be filed by the Trust. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trustee will follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Trustee shall, pursuant to
Section 4.02(c), make available on its internet website a final executed copy of each Form 10-K. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section 10.07 related to the timely preparation and filing of Form 10-K is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Article X. The Trustee shall have no liability with respect to any failure to properly prepare or file such Form 10-K resulting from the Trustee's inability or failure to receive from any other party any information needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct.

            Section 10.08 Sarbanes-Oxley Certification. Each Form 10-K shall include a certification (the "Sarbanes-Oxley Certification"), as set forth in Exhibit Y attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act. Each Reporting Servicer shall, and each Reporting Servicer shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to provide to the Person who signs the Sarbanes-Oxley Certification for the Trust or any other securitization trust that includes a Serviced Companion Loan (the "Certifying Person"), by March 15th (with no grace period) of each year in which the Trust is subject to the reporting requirements of the Exchange Act and of each year in which any other securitization trust relating to any Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, a certification (each, a "Performance Certification"), in the form attached hereto as Exhibit M, O, P or Q, as applicable, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity's officers, directors and Affiliates (collectively with the Certifying Person, "Certification Parties") can reasonably rely. The senior officer in charge of securitization of the Depositor shall serve as the Certifying Person on behalf of the Trust. The Certifying Person at the Depositor can be contacted at Deutsche Mortgage & Asset Receiving Corporation at 60 Wall Street, New York, New York 10005, Attention:
Lainie Kaye, with a copy to Jay Straus, Esq. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement, as the case may be, such Reporting Servicer shall provide a Performance Certification to the Certifying Person pursuant to this
Section 10.08 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing agreement, as the case may be.

            Each Performance Certification shall include a reasonable reliance provision enabling the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 10.11, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section
10.12 and (iii) registered public accounting firm attestation report provided pursuant to Section 10.13.

            Section 10.09 Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure (the "8-K Filing Deadline") under Form 8-K (each a "Reportable Event"), to the extent it receives the Form 8-K Disclosure Information described below, the Trustee shall prepare and, at the direction of the Depositor, file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K ("Form 8-K Disclosure Information") shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule V to which such Reportable Event relates and such Form 8-K Disclosure Information shall be delivered to the Depositor and the Trustee (and to any other depositor and other trustee related to any other securitization trust relating to any securitized Serviced Companion Loan) and approved by the Depositor. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information (other than such Form 8-K Disclosure Information which is to be reported by it as set forth on Schedule V) absent such reporting and approval.

            For so long as the Trust (or any other securitization trust relating to a Serviced Companion Loan) is subject to the reporting requirements of the Exchange Act, the parties listed on Schedule V hereto shall, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (or any officer thereof with respect to Items 1117 and 1119 or Regulation AB as to such party), use their reasonable efforts to provide to the Depositor and the Trustee (or any other depositor and trustee relating to a Serviced Companion Loan) within 1 Business Day after the occurrence of the Reportable Event, but shall provide in no event later than noon (New York City time) on the 2nd Business Day after the occurrence of the Reportable Event, the form and substance of the Form 8-K Disclosure Information described on Schedule V as applicable to such party, in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Trustee and the Depositor (and such other trustee and depositor) and such party and accompanied by an Additional Disclosure Notification in the form attached hereto as Exhibit V. The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K by the end of business on the 2nd Business Day after the Reportable Event; provided that if the Trustee does not receive a response from the Depositor by such time as required under this Agreement the Depositor will be deemed to have consented to such Form 8-K Disclosure Information. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on
Schedule V of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information; provided that to the extent that the Trustee is notified of such Reportable Event and it does not receive the necessary Form 8-K Disclosure Information, it shall notify the Depositor that it has not received such information and, provided, further, that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Trustee or any party that the Trustee has engaged to perform its obligations under this Agreement. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Trustee in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph.

            After preparing the Form 8-K, the Trustee shall, no later than the end of the Business Day (New York City time) on the 3rd Business Day after the Reportable Event, forward electronically a copy of the Form 8-K to the Depositor for review and approval and the Depositor shall promptly notify the Trustee in writing (which may be furnished electronically) of any changes to the Form 8-K. No later than noon on the 4th Business Day (New York City time) after the Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Trustee. The Trustee shall file such Form 8-K, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 pm (New York City time) on the 4th Business Day following the reportable event or (ii) such other time as the Depositor and the Trustee mutually agree is permitted by the Commission for the filing such Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trustee will follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Trustee will, pursuant to
Section 4.02(c), make available on its internet website a final executed copy of each Form 8-K. The parties to this Agreement acknowledge that the performance by the Trustee of its duties under this Section 10.9 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.9. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Trustee's inability or failure to receive approved Form 8-K Disclosure Information within the applicable timeframes set forth in this Section 10.09 and not resulting from the Trustee's own negligence, bad faith or willful misconduct (provided that to the extent that the Trustee is notified of such Reportable Event and it does not receive the necessary Form 8-K Disclosure Information, it will notify the Depositor that it has not received such information and further provided that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Trustee or any party that the Trustee has engaged to perform its obligations under this Agreement).

            Section 10.10 Form 15 Filing; Incomplete Exchange Act Filings; Amendments to Exchange Act Reports. (a)..On or before January 30 of the first year in which the Trustee is able to do so under applicable law, the Trustee shall prepare and file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act. With respect to any reporting period occurring after the filing of Form 15, the obligations of the parties to this Agreement under Sections 10.01, 10.03, 10.06, 10.07, 10.08 and 10.09 shall be suspended.

            (b) If the Trustee is unable to timely file with the Commission all or any required portion of any Form 8-K, Form 10-D or Form 10-K required to be filed by this Agreement because required disclosure information either was not delivered to it or was delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Trustee shall promptly notify (which notice (which may be sent by fax or by email notwithstanding the provisions of Section 11.04) shall include the identity of those Reporting Servicers who either did not deliver such information or delivered such information to it after the delivery deadlines set forth in this Agreement) the Depositor and each Reporting Servicer that failed to make such delivery. In the case of Form 10-D and Form 10-K, each such Reporting Servicer shall cooperate with the Depositor and the Trustee to prepare and file a Form 12b-25 and a Form 10-D/A and Form 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Trustee shall, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D that is required to be filed on behalf of the Trust. In the event that any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Trustee shall notify the Depositor and such other parties as needed and such parties shall cooperate to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by the Depositor. The parties to this agreement acknowledge that the performance by the Trustee of its duties under this Section 10.10 related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicer, the Special Servicer and the Depositor performing their duties under this Section. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            Section 10.11 Annual Compliance Statements. The Master Servicer, the Special Servicer, the Trustee and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i),
(ii) or (iii) of Regulation AB) (each a "Certifying Servicer") shall and the Master Servicer, the Special Servicer and the Trustee shall use commercially reasonable efforts to cause each Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) (other than (x) any party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to deliver to the Depositor and the Trustee (and other than with respect to the Trustee's obligation to deliver any such reports, to any depositor and trustee for any other securitization trust relating to a Serviced Companion Loan) on or before March 15th (with no grace period) with respect to the Master Servicer, the Special Servicer, any Additional Servicer or the Trustee, of each year, commencing in March 2007, an Officer's Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer's activities during the preceding calendar year or portion thereof and of such Certifying Servicer's performance under this Agreement, or the applicable sub-servicing agreement in the case of an Additional Servicer, has been made under such officer's supervision and (B) that, to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Promptly after receipt of each such Officer's Certificate, the Depositor (and such other depositor) shall have the right to review such Officer's Certificate and, if applicable, consult with each Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, in the fulfillment of any of the Certifying Servicer's obligations hereunder or under the applicable sub-servicing agreement. None of the Certifying Servicers or any Additional Servicer or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such Officer's Certificate until April 15, in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            Section 10.12 Annual Reports on Assessment of Compliance with Servicing Criteria. By March 15th (with no grace period) of each year, commencing in March 2007, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage
Loan), the Trustee, and each Servicing Function Participant, each at its own expense, shall furnish, (and each of the preceding parties, as applicable, shall use commercially reasonable efforts to cause, by March 15th, each Servicing Function Participant (other than (x) a party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans to the Trustee and the Depositor (and other than with respect to the Trustee's obligation to deliver any such reports, to any depositor and trustee for any other securitization trust relating to a Serviced Companion Loan) a report on an assessment of compliance with the Relevant Servicing Criteria with respect to commercial mortgage backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 10.07, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria as of and for such period.

            No later than the end of each fiscal year for the Trust (and any other securitization trust relating to a Serviced Companion Loan) for which a Form 10-K is required to be filed, the Master Servicer, the Special Servicer and Trustee shall each forward to the Trustee and the Depositor (and other than with respect to the Trustee's obligation to deliver any such reports, to any depositor and trustee for any other securitization trust relating to a Serviced Companion Loan) the name and contact information of each Servicing Function Participant engaged by it and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicer, the Special Servicer, the Trustee and each Servicing Function Participant submit their respective assessments by March 15, as applicable, to the Trustee (and such other trustee), each such party shall also at such time, if it has received the assessment (and attestation pursuant to Section 10.13) of each Servicing Function Participant engaged by it, include such assessment (and attestation) in its submission to the Trustee (and such other trustee).

            Promptly after receipt of each such report on assessment of compliance, (i) the Depositor (and any depositor for any other securitization trust relating to a Serviced Companion Loan) shall have the right to review each such report and, if applicable, consult with the Master Servicer, the Special Servicer, the Trustee and any Servicing Function Participant as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by the Master Servicer, the Special Servicer, the Trustee or any Servicing Function Participant, and (ii) the Trustee shall confirm that the assessments, taken individually address the Relevant Servicing Criteria for each party as set forth on Schedule II and notify the Depositor (and any depositor for any other securitization trust relating to a Serviced Companion Loan) of any exceptions. None of the Master Servicer, the Special Servicer, the Trustee or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such reports until April 15 in any given year so long as it has received written confirmation from the Depositor (and any other depositor related to a securitization for a Serviced Companion Loan) that a Form 10-K is not required to be filed in respect of the Trust (or, in the case of a securitized Serviced Companion Loan, the related securitization trust) for the preceding calendar year.

            The parties hereto acknowledge that a material instance of noncompliance with the Relevant Servicing Criteria reported on an assessment of compliance pursuant to this Section 10.12 by a Master Servicer, the Special Servicer or the Trustee shall not, as a result of being so reported, in and of itself, constitute a breach of such parties' obligations, as applicable, under this Agreement unless otherwise provided for in this Agreement.

            Section 10.13 Annual Independent Public Accountants' Servicing Report. By March 15th, of each year, commencing in March 2007, the Master Servicer, the Special Servicer and the Trustee, each at its own expense, shall use reasonable efforts to cause, and each of the preceding parties, as applicable, shall use commercially reasonable efforts to cause, by March 1 (subject to a 15 calendar day grace period), each Servicing Function Participant (other than (x) a party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause, each at its own expense), a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Trustee, such Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee and the Depositor (and other than with respect to the Trustee's obligation to deliver any such reports, to any depositor and trustee for any other securitization trust relating to a Serviced Companion Loan) to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer's compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria. If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language.

            Promptly after receipt of such report from the Master Servicer, the Special Servicer, the Trustee, any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement), (i) the Depositor (and any other depositor related to a securitization involving any Serviced Companion Loan) shall have the right to review the report and, if applicable, consult with the Master Servicer, the Special Servicer, the Trustee, any such Servicing Function Participant as to the nature of any material instance of noncompliance by the Master Servicer, the Special Servicer, the Trustee or any such Servicing Function Participant with the Servicing Criteria applicable to such person, as the case may be, in the fulfillment of any of the Master Servicer's, the Special Servicer's, the Trustee's or the applicable Servicing Function Participant's obligations hereunder or under any applicable sub-servicing agreement, and (ii) the Trustee shall confirm that each assessment submitted pursuant to Section
10.12 is coupled with an attestation meeting the requirements of this Section and notify the Depositor (and any other depositor related to a securitization involving any Serviced Companion Loan) of any exceptions. None of the Master Servicer, the Special Servicer, the Trustee nor any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, such reports until April 15 in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust (or, in the case of a securitized Serviced Companion Loan, the related securitization trust) for the preceding fiscal year.

            Section 10.14 Exchange Act Reporting Indemnification. Each of the Master Servicer, the Special Servicer and the Trustee shall indemnify and hold harmless each Certification Party, the Depositor (and any other depositor related to a securitization involving any Serviced Companion Loan), their respective directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of the failure to perform its obligations to the Depositor (and any other depositor related to a securitization involving any Serviced Companion
Loan) or Trustee (and any other trustee related to a securitization involving any Serviced Companion Loan) under this Article X by the time required after giving effect to any applicable grace or cure period.

            The Master Servicer, the Special Servicer and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans to indemnify and hold harmless each Certification Party from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable Sub-Servicing Agreement, as applicable.

            If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the Master Servicer, the Special Servicer, the Trustee, each Additional Servicer or other Servicing Function Participant (the "Performing Party") shall and the Master Servicer, the Special Servicer and the Trustee shall use reasonable efforts to cause each Servicing Function Participant with which it has entered into a servicing relationship (other than (x) a party to this Agreement or (y) any Loan Seller Sub-Servicer) with respect to the Mortgage Loans to contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party's obligations pursuant to this Article X. The Master Servicer, the Special Servicer and the Trustee shall use reasonable efforts to cause each Servicing Function Participant (other than Loan Seller Sub-Servicers) with which it has entered into a servicing relationship with respect to the Mortgage Loans to agree to the foregoing indemnification and contribution obligations.

            Section 10.15 Amendments. This Article X may be amended by the written consent of all the parties hereto pursuant to Section 11.07 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage backed securities market without, in each case, any Opinions of Counsel, Officer's Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided that no such amendment without Certificateholder consent shall eliminate the reports or statements required under Section 10.11 or Section 10.13.

            Section 10.16 Exchange Act Report Signatures; Delivery of Notices; Interpretation of Grace Periods. (a) Each Form 8-K report, Form 10-D report and Form 10-K report shall be signed by the Depositor in accordance with procedures to be agreed upon by the Depositor and the Trustee. The signing party at the Depositor can be contacted at Deutsche Mortgage & Asset Receiving Corporation at 60 Wall Street, New York, New York 10005, Attention: Lainie Kaye, with a copy to Jay Straus, Esq.

            (b) Notwithstanding anything in Section 11.04 to the contrary, any notice required to be delivered to the Depositor under this Article X shall be properly given if sent by facsimile to (212) 797-4487, Attention: Lainie Kaye, with a copy to (212) 504-6666, Attention: Anna Glick (or such other number as the Depositor may instruct) and by email to Lainie.Kaye@db.com, with a copy to Anna.Glick@cwt.com (or such other email address as the Depositor may instruct).

            (c) For the avoidance of doubt:

            (i) No Master Servicer or Special Servicer shall be subject to a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable, pursuant to either the last clause of the definition of Master Servicer Event of Default or the last clause of the definition of Special Servicer Event of Default, as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in this Article X, provided, that if any such party fails to comply with the delivery requirements of this Article X by the expiration of any applicable grace period such failure shall constitute a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable; and

            (ii) No Master Servicer or Special Servicer shall be subject to a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable, pursuant to either the last clause of the definition of Master Servicer Event of Default or the last clause of the definition of Special Servicer Event of Default, as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article X by the time required hereunder with respect to any reporting period for which the Trust is not required to file Exchange Act reports (which reporting periods will include any occurring after the Trustee files the Form 15 relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act).

            Section 10.17 Termination of the Trustee. (a) Notwithstanding anything to the contrary contained in this Agreement, the Depositor may immediately terminate the Trustee if the Trustee fails to comply with any of its obligations under this Article X; provided that (a) such termination shall not be effective until a successor trustee shall have accepted the appointment, (b) the Trustee may not be terminated if it cannot perform its obligations due to its failure to properly prepare or file on a timely basis any Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 where such failure results from the Trustee's inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, (c) if, following the Trustee's failure to comply with any of such obligations under Sections 10.06, 10.07, 10.09, 10.11, 10.12 or 10.13 on or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections the Trustee subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 10.17 and (d) the Trustee may not be terminated if the Trustee's failure to comply does not cause it to fail in its obligations to timely file the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D or Form 10-K, then the Depositor shall cease to have the right to terminate the Trustee under this Section 10.17 on the date on which such Form 8-K, Form 10-D or Form 10-K is so filed.

            Section 10.18 Deliveries in Connection with Securitization of a Serviced Non-Trust Mortgage Loan.

            (a) Each of the Master Servicer and the Special Servicer shall, upon reasonable written request, permit a related Serviced Companion Loan Noteholder to use such party's description contained in the Prospectus Supplement (updated as appropriate by the Master Servicer or the Special Servicer, as applicable) for inclusion in the disclosure materials relating to any securitization of a Serviced Companion Loan.

            (b) The Master Servicer and the Special Servicer shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party) to the depositor and any underwriters with respect to the securitization of any Serviced Companion Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in Section 10.18(a) with respect to such party, substantially identical to those, if any, delivered by the Master Servicer or the Special Servicer, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus Supplement and/or any other disclosure materials relating to the CD 2006-CD3 securitization transaction. Neither the Master Servicer nor the Special Servicer shall be obligated to deliver any such item with respect to the securitization of a Serviced Companion Loan if it did not deliver a corresponding item with respect to the CD 2006-CD3 securitization transaction.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

            Section 11.01 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 11.02 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, or entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, and nothing herein set forth, or contained in the terms of the Certificates, shall be construed so as to constitute the Certificateholders from time to time as partners or members of an association; and no Certificateholder shall be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder or any Serviced Companion Loan Noteholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless such Certificateholder or such Serviced Companion Loan Noteholder, as applicable, previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also such Serviced Companion Loan Noteholder or the Certificateholders representing Percentage Interests of at least 25% of each affected Class of Certificates, as applicable, have (or in the case of the Serviced Companion Loan Noteholder, has) made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and have (or in the case of the Serviced Companion Loan Noteholder, has) offered to the Trustee such reasonable security or indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, shall have failed or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by the Serviced Companion Loan Noteholder and by each Certificateholder with every other Certificateholder and the Trustee, that no Serviced Companion Loan Noteholder or one or more Certificateholder of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of Serviced Companion Loan Noteholder or the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Companion Loan Noteholder or Certificateholder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Companion Loan Noteholders and Holders of Certificates of such Class, as applicable. For the protection and enforcement of the provisions of this Section, each and every Companion Loan Noteholder, Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 11.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 11.04 Notices. Unless otherwise specified in this Agreement, all demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders of Class R and Class LR Certificates or Holders of any Class of Certificates no longer held through a Depository and instead held in registered, definitive form shall be deemed to have been given upon being sent by first-class mail, postage prepaid or by overnight courier) as follows:

       If to the Trustee or Paying Agent, to:

             LaSalle Bank National Association
             135 South LaSalle Street
             Suite 1625
             Chicago, Illinois 60603
             Attention: Global Securities and Trust Services Group-CD 2006-CD3

       If to the Depositor, to:

             Deutsche Mortgage & Asset Receiving Corporation
             60 Wall Street
             New York, New York  10005
             Attention: Helaine M. Kaplan

             with a copy to:

             Cadwalader, Wickersham & Taft LLP
             One World Financial Center
             New York, New York  10281
             Attention: Anna H. Glick

       If to the General Master Servicer, to:

             Capmark Finance Inc.
             200 Witmer Road
             Horsham, PA  19044
             Attention: Servicing Manager Director
             Telecopy No.: (215) 328-3478

             with a copy to:

             Capmark Finance Inc.
             200 Witmer Road
             Horsham, PA  19044
             Attention: General Counsel
             Telecopy No.: (215) 328-3478

       If to Master Servicer No. 2, to:

             Wachovia Bank, National Association
             8739 Research Drive, URP4
             Charlotte, NC 28262-1075
             Attention: CD 2006-CD3
             Telecopy No.: (704) 715-0036

             with a copy to:

             Alston & Bird
             101 S. Tryon Street, Suite 4000
             Charlotte, NC 28280
             Attention: Attn: Paul S. Donohue
             Telecopy No.: (704) 444-1111

       If to the Special Servicer, to:

             J.E. Robert Company, Inc.
             15455 N. Dallas Parkway, Suite 600
             Addison, Texas, 75001
             Attention: Mike Cocanougher
             Phone No.: (972) 764-5293
             Telecopy No.: (972) 692-5161

             with a copy to:

             J.E. Robert Company, Inc.
             1650 Tyson Blvd.
             Suite 1600
             McLean, Virginia
             22102-4846
             Attention: Keith W. Belcher
             Phone No.: (703) 714-8022
             Telecopy No.: (703) 336-8352

       If to the German American Capital Corporation, to:

             German American Capital Corporation
             60 Wall Street
             New York, New York  10005
             Attention: Lainie Kaye

       If to Citigroup Global Markets Realty Corp., as Mortgage Loan Seller, to:

             Citigroup Global Markets Realty Corp.
             388 Greenwich Street, 11th Floor
             New York, New York 10013
             Attention: Angela Vleck
             Telecopy No.: (212) 816-8307

       If to Capmark Finance Inc., as Mortgage Loan Seller, to:

             Capmark Finance Inc.
             200 Witmer Road
             Horsham, Pennsylvania 19044
             Attn: David Lazarus
             (215) 328-3167 (phone)
             (215) 328-3605 (fax)

       If to the Underwriters, to:

             Deutsche Bank Securities, Inc.
             Commercial Mortgage-Backed Securities
             60 Wall Street
             New York, New York  10005
             Attention: Lainie Kaye

             Citigroup Global Markets, Inc.
             388 Greenwich Street, 11th Floor
             New York, New York 10013
             Attention: Angela Vleck
             Telecopy No.: (212) 816-8307

       If to any Certificateholder, to:

             the address set forth in the Certificate Register,

       If to the initial Controlling Class Representative

             JER Investors Trust Inc.
             1650 Tyson Blvd.
             Suite 1600
             McLean, Virginia
             22102-4846
             Attention: Keith W. Belcher
             Phone No.: (703) 714-8022
             Telecopy No.: (703) 336-8352

             J.E. Robert Company, Inc.
             15455 N. Dallas Parkway, Suite 600
             Addison, Texas, 75001
             Attention: Mike Cocanougher
             Phone No.: (972) 764-5293
             Telecopy No.: (972) 692-5161;

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

            Section 11.05 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 11.06 Notice to the Depositor and Each Rating Agency. (a) The Trustee shall use its best efforts to promptly provide notice (and, in the case of subsection (vii), promptly furnish or make available) to the Depositor, the Underwriters, the Controlling Class Representative and each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

            (i) any material change or amendment to this Agreement;

            (ii) the occurrence of any Event of Default that has not been cured;

            (iii) the merger, consolidation, resignation or termination of either Master Servicer, the Special Servicer or the Trustee;

            (iv) the repurchase of Mortgage Loans pursuant to Section 2.03(d);

            (v) the final payment to any Class of Certificateholders;

            (vi) any change in the location of a Collection Account, the Serviced Whole Loan Collection Account, the Distribution Accounts, the Interest Reserve Account, or the Excess Liquidation Proceeds Account; and

            (vii) each report to Certificateholders described in Section 4.02,
      Section 3.13 and Section 3.22.

            (b) The Master Servicer shall promptly furnish to each Rating Agency copies of the following:

            (i) each of its annual statements as to compliance described in
      Section 10.11;

            (ii) each of its annual independent public accountants' servicing reports described in Section 10.13;

            (iii) a copy of each rent roll and each operating and other financial statement and occupancy reports, to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 3.03;

            (iv) a copy of any notice with respect to a breach of a representation or warranty with respect to any Mortgage Loan;

            (v) any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Master Servicer;

            (vi) any change in the lien priority of a Mortgage Loan;

            (vii) any new lease of an anchor or a termination of an anchor lease at a retail Mortgaged Property;

            (viii) any material damage to a Mortgaged Property; and

            (ix) any amendment, modification, consent or waiver to or of any provision of a Mortgage Loan.

            (c) The Trustee, the Master Servicer and the Special Servicer, as applicable, shall furnish to each Rating Agency with respect to the Trust Fund, a Mortgaged Property, a Borrower and a Specially Serviced Loan such information as the Rating Agency and the Depositor shall reasonably request and which the Trustee, the Master Servicer or the Special Servicer, can reasonably provide in accordance with applicable law and without violating the terms of this Agreement or any Loan Documents. The Rating Agencies shall not be charged any fee or expense in connection therewith. Each party hereto shall send copies to the Depositor of any information that it provided to any Rating Agency. Notwithstanding anything to the contrary herein, nothing in this Section 11.06 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items.

            (d) Notices to each Rating Agency shall be addressed as follows:

                  Standard & Poor's Ratings Services
                  55 Water Street
                  New York, New York  10041
                  Attention: Commercial Mortgage Surveillance Group
                  Telecopy: (212) 438-2657

                  Moody's Investors Services, Inc.
                  99 Church Street, 4th Floor
                  New York, New York  10041
                  Attention: Commercial Mortgage Surveillance Group
                  Telecopy: (212) 553-0300

or in each case to such other address as either Rating Agency shall specify by written notice to the parties hereto.

            Section 11.07 Amendment. This Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus, the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or this Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision hereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of this Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            This Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under this Agreement;

            (iii) alter the Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of each affected Serviced Companion Loan Noteholder; or

            (iv) amend any section hereof which relates to the amendment of this Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Master Servicer, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend this Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            In the event that neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 11.07 shall be effective with the consent of the Trustee, the Master Servicer and the Special Servicer, in writing, and to the extent required by this Section 11.07, the Certificateholders and Serviced Companion Loan Noteholders. Promptly after the execution of any amendment, the Master Servicer shall forward to the Trustee and the Special Servicer, and the Trustee shall furnish written notification of the substance of such amendment to each Certificateholder, each Serviced Companion Loan Noteholder and each Rating Agency.

            It shall not be necessary for the consent of Certificateholders under this Section 11.07 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders and, if applicable, Serviced Companion Loan Noteholders, shall be subject to such reasonable regulations as the Trustee may prescribe; provided, however, that such method shall always be by affirmation and in writing.

            Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless the Trustee has received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i), (ii) or (iii) of the first sentence of this Section, then at the expense of the Trust Fund; provided that with respect to such amounts attributable to a Serviced Whole Loan, after any allocation to the related B Loans to the extent permitted under the related Co-Lender Agreement, to the effect that such amendment is permitted hereunder and such amendment will not cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, or cause the Grantor Trust to fail to qualify as a Grantor Trust, or cause a tax to be imposed on the Trust Fund, any such REMIC or the Grantor Trust.

            Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Special Servicer and the Master Servicer may request and shall be entitled to rely conclusively upon an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in the first sentence of this Section 11.07 (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee), then at the expense of the Trust
Fund) stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee may, but shall not be obligated to, enter into any such amendment which affects the Trustee's own rights, duties or immunities under this Agreement.

            Notwithstanding any contrary provision contained in this Agreement, no amendment shall be made to this Agreement which shall affect the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            Section 11.08 Confirmation of Intent. It is the express intent of the parties hereto that the conveyance of the Trust Fund (including the Mortgage Loans) by the Depositor to the Trustee on behalf of Certificateholders as contemplated by this Agreement and the sale by the Depositor of the Certificates be, and be treated for all purposes as, a sale by the Depositor of the undivided portion of the beneficial interest in the Trust Fund represented by the Certificates. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust Fund by the Depositor to the Trustee to secure a debt or other obligation of the Depositor. However, in the event that, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Depositor then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Depositor to the Trustee on behalf of Certificateholders of a first priority security interest in all of the Depositor's right, title and interest in and to the Trust Fund and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Accounts, any Serviced Whole Loan Collection Account, the Distribution Accounts, the Interest Reserve Account, any REO Account and any Excess Liquidation Proceeds Account whether in the form of cash, instruments, securities or other property; (c) the possession by the Trustee (or the Custodian on its behalf) of Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-313 of the Delaware Uniform Commercial Code; and
(d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Trustee pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby. The Depositor shall, and upon the request of either Master Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust Fund), take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans or Serviced Whole Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. It is the intent of the parties that such a security interest would be effective whether any of the Certificates are sold, pledged or assigned.

            Section 11.09 No Intended Third-Party Beneficiaries. Except as specified in Section 11.12, no Person other than a party to this Agreement, any Mortgage Loan Seller or any Certificateholder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Without limiting the foregoing, the parties to this Agreement specifically state that no Borrower, Manager or other party to a Mortgage Loan is an intended third-party beneficiary of this Agreement.

            Section 11.10 [Reserved]

            Section 11.11 Entire Agreement. This Agreement and with respect to each Serviced Companion Loan Noteholder, the related Co-Lender Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersedes any course of performance or usage of the trade inconsistent with any of the terms hereof.

            Section 11.12 Third Party Beneficiaries. (a) Each of the Trustee and the Master Servicer acknowledges that each holder of a Serviced Companion Loan is an intended third party beneficiary in respect of the rights afforded it under this Agreement and may directly enforce such rights.

            IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Paying Agent have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

                                         DEUTSCHE MORTGAGE & ASSET
                                         RECEIVING CORPORATION,
                                         as Depositor


                                         By: /s/ Helaine M. Kaplan
                                            ------------------------------------
                                            Name: Helaine M. Kaplan
                                            Title: President


                                         By: /s/ John C. Griffin
                                            ------------------------------------
                                            Name: John C. Griffin
                                            Title: Vice President


                                         CAPMARK FINANCE INC.,
                                         as Master Servicer


                                         By: /s/ Monica Barsamella
                                            ------------------------------------
                                            Name: Monica Barsamella
                                            Title: Vice President


                                         WACHOVIA BANK, NATIONAL ASSOCIATION,
                                         as Master Servicer


                                         By: /s/ Cynthia L. Schwartz
                                            ------------------------------------
                                            Name: Cynthia L. Schwartz
                                            Title: Vice President


                                         J.E. ROBERT COMPANY, INC., as Special
                                            Servicer


                                         By: /s/ Keith W. Belcher
                                            ------------------------------------
                                            Name: Keith W. Belcher
                                            Title: Managing Director


                                         LASALLE BANK NATIONAL ASSOCIATION,
                                         as Trustee and Paying Agent


                                         By: /s/ Alyssa C. Stahl
                                            ------------------------------------
                                            Name: Alyssa C. Stahl
                                            Title: First Vice President

STATE OF NEW YORK       )
                        : ss.:
COUNTY OF NEW YORK      )

            On the 26th day of October in the year 2006, before me, the undersigned, personally appeared Helaine M. Kaplan, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.


                                          /s/ Karen D. Bernsohn
                                        ----------------------------------------
                                          Notary Public

                                          [Notary Seal]

This instrument prepared by:

Name:    Cadwalader, Wickersham & Taft LLP
Address: One World Financial Center
         New York, New York 10281

STATE OF PENNSYLVANIA   )
                        : ss.:
COUNTY OF MONTGOMERY    )

            On the 27th day of October in the year 2006, before me, the undersigned, personally appeared Monica Barsamella, Vice President, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.


                                          /s/ Jean Reese
                                        ----------------------------------------
                                          Notary Public

                                          [Notary Seal]


This instrument prepared by:

Name:    Cadwalader, Wickersham & Taft LLP
Address: One World Financial Center
         New York, New York 10281

STATE OF NORTH CAROLINA )
                        : ss.:
COUNTY OF MECKLENBURG   )

            On the 25th day of October in the year 2006, before me, the undersigned, personally appeared Cynthia L. Schwartz, personally known to me to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.


                                          /s/ Amber M. Neil
                                        ----------------------------------------
                                          Notary Public

                                          [Notary Seal]

This instrument prepared by:

Name:    Cadwalader, Wickersham & Taft LLP
Address: One World Financial Center
         New York, New York 10281

STATE OF VIRGINIA       )
                        : ss.:
COUNTY OF FAIRFAX       )

            On the 25th day of October in the year 2006, before me, the undersigned, personally appeared Keith Belcher, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.


                                          /s/ Claire Batley
                                        ----------------------------------------
                                          Notary Public

                                          [Notary Seal]

This instrument prepared by:

Name:    Cadwalader, Wickersham & Taft LLP
Address: One World Financial Center
         New York, New York 10281

STATE OF ILLINOIS       )
                        : ss.:
COUNTY OF COOK          )

            On this 26th day of October 2006, before me, Diane O'Neal, a notary public in and for said State, personally appeared Alyssa C. Stahl, known to me to be a First Vice President of LaSalle Bank National Association, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                 /s/ Diane O'Neal
                                ----------------------------------------
                                Diane O'Neal
                                Notary Public, State of Illinois, County of Cook My commission expires: September 22, 2009


[Notarial Seal]

                                 EXHIBIT A-1

                 FORM OF CLASS [A-1][A-1D] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS A-1

Class [A-1][A-1D] Pass-Through Rate:           CUSIP:
[5.454][4.181]%
                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class [A-1][A-1D] Certificates:            this Certificate:
$[23,000,000][55,000,000]                      $[23,000,000][55,000,000]

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: [A-1][A-1D]
September 15, 2011

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class [A-1][A-1D], Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class A-1 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class [A-l][A-1D] Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class [A-1][A-1D] Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-1 Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class A-l Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                 EXHIBIT A-2

                     FORM OF CLASS A-2 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS A-2

Class A-2 Pass-Through Rate: 5.560%            CUSIP:

                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-2 Certificates: $338,000,000       this Certificate: $338,000,000

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: A-2-1
February 15, 2012

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-3, Class AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class A-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-2 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class CS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-2 Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class A-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                 EXHIBIT A-3

                     FORM OF CLASS A-3 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS A-3

Class A-3 Pass-Through Rate: 5.607%            CUSIP:

                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-3 Certificates: $97,400,000        this Certificate: $97,400,000

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: A-3-1
October 15, 2013

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class A-3 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-3 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-3 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-3 Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class A-3 Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                             Authorized Signatory

                                 EXHIBIT A-4

                    FORM OF CLASS A-AB GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                    PASS-THROUGH CERTIFICATES, CLASS A-AB

Class A-AB Pass-Through Rate: 5.608%           CUSIP:

                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-AB Certificates: $89,260,000       this Certificate: $89,260,000

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: A-AB-1
April 15, 2015

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-AB Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-4, Class A-5, Class A-1S, Class A-1B, Class A-X, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class A-AB Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-AB Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-AB Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-AB Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class A-AB Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                 EXHIBIT A-5

                     FORM OF CLASS A-4 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS A-4

Class A-4 Pass-Through Rate: 5.658%            CUSIP:

                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-4 Certificates: $127,000,000       this Certificate: 127,000,000

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: A-4-1
December 15, 2015

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-4 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class A-4 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-4 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-4 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-4 Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class A-4 Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                 EXHIBIT A-6

                     FORM OF CLASS A-5 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS A-5

Class A-5 Pass-Through Rate: 5.617%            CUSIP:

                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-4 Certificates: $1,412,355,000     this Certificate: 1,412,355,000

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: A-5-1
September 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-4 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class A-5 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-5 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-4 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-5 Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class A-5 Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                 EXHIBIT A-7

                    FORM OF CLASS A-1S GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                    PASS-THROUGH CERTIFICATES, CLASS A-1S

Class A-1S Pass-Through Rate: 5.614%           CUSIP:

                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-1S Certificates: $154,970,000      this Certificate: $154,970,000

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: A-1S
September 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1S Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A. Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class A-1S Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-1S Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class S and Class XS Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-1S Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class A-1S Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                 EXHIBIT A-8

                     FORM OF CLASS A-M GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

THIS CLASS A-1B CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS A-M

Class A-M Pass-Through Rate: 5.648%            CUSIP:

                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-1B Certificates: $328,240,000      this Certificate: $328,240,000

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: A-M
October 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1B Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class A-M Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-1B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-M Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class A-M Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                  Authorized Office

                                 EXHIBIT A-9

                     FORM OF CLASS A-J GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS A-J

Class A-J Pass-Through Rate: 5.688%            CUSIP:

                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-J Certificates: $270,800,000       this Certificate: $270,800,000

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: A-J-1
November 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-J Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class AB, Class A-4, Class A-5, Class A-1S, Class A-1B, Class X, Class A-M, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class A-J Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent.

             To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-J Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-J Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-J Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class A-J Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                 EXHIBIT A-10

                    FORM OF CLASS A-1A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                    PASS-THROUGH CERTIFICATES, CLASS A-1A

Class A-1A Pass-Through Rate: 5.634%           CUSIP:

                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-1A Certificates: $255,000,000      this Certificate: $255,000,000

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: A-1A-1
November 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-M Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class A-1A Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1A Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-M Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class A-1A Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class A-1A Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                 EXHIBIT A-11

                            FORM OF CLASS [XS][XP]
                    [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS X CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS X CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL BALANCE OF THE CLASS X CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)



----------------------------
(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                  PASS-THROUGH CERTIFICATES, CLASS [XS][XP]

Class X Pass-Through Rate: Variable            CUSIP:

                                               ISIN:

Original Aggregate Notional Balance of the     Initial Notional Balance of this
Class [XS][XP] Certificates:                   Certificate: [3,571,360,872]
$[3,571,360,872][3,504,824,000]                [3,504,824,000]

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: [XS][XP]-[__]
N/A

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class [XS][XP] Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent.

            To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class [XS][XP] Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, Yield Maintenance Charges and the Yorktowne Plaza Yield Maintenance Amount as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class X Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class [XS][XP] Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class [XS][XP] Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                Class [XS][XP]
                                  Schedule A

                                            Remaining Notional
            Notional Balance                Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------  ------------------------------  ------------------------  ----------

----------  ------------------------------  ------------------------  ----------

----------  ------------------------------  ------------------------  ----------

----------  ------------------------------  ------------------------  ----------

----------  ------------------------------  ------------------------  ----------

----------  ------------------------------  ------------------------  ----------

----------  ------------------------------  ------------------------  ----------

----------  ------------------------------  ------------------------  ----------

----------  ------------------------------  ------------------------  ----------

----------  ------------------------------  ------------------------  ----------

----------  ------------------------------  ------------------------  ----------

----------  ------------------------------  ------------------------  ----------

----------  ------------------------------  ------------------------  ----------

                                 EXHIBIT A-12

                      FORM OF CLASS B GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS B

Class B Pass-Through Rate: 5.728%              CUSIP:

                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class B Certificates: $22,321,000          this Certificate: $22,321,000

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: B-1
November 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class-A1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class B Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent.

             To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class B Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class B Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                 EXHIBIT A-13

                      FORM OF CLASS C GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS C

Class C Pass-Through Rate: 5.748%              CUSIP:

                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class C Certificates: $53,571,000          this Certificate: $53,571,000

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: C-1
November 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class C Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent.

            To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class C Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class C Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class C Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class C Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                 EXHIBIT A-14

                      FORM OF CLASS D GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS D

Class D Pass-Through Rate: 5.748%              CUSIP:

                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class D Certificates: $31,249,000          this Certificate: $31,249,000

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: D-1
November 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class D Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class D Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class D Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class D Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                 EXHIBIT A-15

                      FORM OF CLASS E GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS E

Class E Pass-Through Rate: 5.817%              CUSIP:

                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class E Certificates: $22,321,000          this Certificate: $22,321,000

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: E-1
November 15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class A-M, Class A-J, Class B, Class C, Class D, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class E Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class E Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class E Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory



                        Certificate of Authentication
                        -----------------------------

            This is one of the Class E Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       ________________________________________
                                                Authorized Signatory

                                 EXHIBIT A-16

                               FORM OF CLASS F
                              GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS F CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)


----------------------------
(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS F

Class F Pass-Through Rate: 5.892%              CUSIP:

                                               ISIN:

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class F Certificates: $26,786,000          this Certificate: $26,786,000

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: F-1
May 15, 2021

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class F Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class F Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class F Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class F Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class F
                                  Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------  ------------------------------  ------------------------  ----------

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

                                 EXHIBIT A-17

                               FORM OF CLASS G
                    [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS G CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](3)


----------------------------
(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS G

Class G Pass-Through Rate: 5.99%               CUSIP: [_](2) [_] (1)

                                               ISIN: [_](2) [_] (1)

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class G Certificates: $44,642,000          this Certificate:
                                               [$_________](2) [$0]

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: G-1
May 15, 2021

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class G Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class G Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class G Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class G Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class G
                                  Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                 EXHIBIT A-18

                               FORM OF CLASS H
                    [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS H CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](4)


----------------------------
(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS H

Class H Pass-Through Rate: 6.126%              CUSIP: [_](2) [_]

                                               ISIN:  [_](2) [_]

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class H Certificates: $40,177,000          this Certificate: [__________]2
                                               [$0]

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: H-1
September 15, 2021

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class H Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class H Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class H Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class H Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class H Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class H Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class H
                                  Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------  ------------------------------  ------------------------  ----------

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
                                 EXHIBIT A-19

                               FORM OF CLASS J
                    [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS J CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](5)


----------------------------
(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS J

Class J Pass-Through Rate: 6.224%              CUSIP: [12513XAS1](2) [U1252RAE0]

                                               ISIN:  [US12513XAS18](2)
                                               [USU1252RAE00]

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class J Certificates: $40,178,000           this Certificate: [$_________]2
                                               [$0]

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: J-1
Mayr 15, 2021

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class J Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class J Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class J Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class J Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee Administrator has caused this Class J Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class J Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class J
                                  Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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
                                 EXHIBIT A-20

                               FORM OF CLASS K
                    [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS K CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](6)


----------------------------
(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS K

Class K Pass-Through Rate: 6.305%              CUSIP: [_](2) [_]

                                               ISIN: [_](2) [_]

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class K Certificates: $40,178,000          this Certificate:
                                               [$_________](2) [$0]

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: K-1
September 15, 2021

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class K Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class K Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class K Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class K Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class K Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class K Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class K
                                  Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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
                                 EXHIBIT A-21

                               FORM OF CLASS L
                    [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS L CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](7)


----------------------------
(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS L

Class L Pass-Through Rate: 5.330%              CUSIP: [_](2) [_]

                                               ISIN:  [_](2) [_]

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class L Certificates: $13,393,000          this Certificate:
                                               [$_________](2) [$0]

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: L-1
September 15, 2021

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class L Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class M, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class L Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2005 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class L Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class L Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class L Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class L Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class L
                                  Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------  ------------------------------  ------------------------  ----------

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
                                 EXHIBIT A-22

                               FORM OF CLASS M
                    [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS M CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](8)


----------------------------
(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS M

Class M Pass-Through Rate: 5.330%              CUSIP: [_](2) [_]

                                               ISIN:  [_](2) [_]

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class M Certificates: $8,928,000           this Certificate: [$_________]2
                                               [$0]

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: M-1
September 15, 2021

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class M Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class N, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class M Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class M Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class M Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class M Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class M Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class M
                                  Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------  ------------------------------  ------------------------  ----------

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
                                 EXHIBIT A-23

                               FORM OF CLASS N
                    [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS N CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](9)


----------------------------
(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS N

Class N Pass-Through Rate: 5.330%              CUSIP: [_](2) [_]

                                               ISIN:  [_](2) [_]

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class N Certificates: $13,393,000          this Certificate:
                                               [$_________](2) [$0]

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: N-1
September 15, 2021

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class N Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class O, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class N Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class N Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class N Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class N Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class N Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class N
                                  Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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
                                 EXHIBIT A-24

                               FORM OF CLASS O
                    [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS O CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](10)


----------------------------
(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS O

Class O Pass-Through Rate: 5.330%              CUSIP: [_](2) [_]

                                               ISIN: [_](2) [_]

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class O Certificates: $4,464,000           this Certificate:
                                               [$_________](2) [$0]

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: O-1
September, 2021

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class O Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class O Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class O Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class O Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class O Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class O Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class O
                                  Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------  ------------------------------  ------------------------  ----------

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

                                 EXHIBIT A-25

                               FORM OF CLASS P
                    [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS P CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](11)



----------------------------
(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS P

Class P Pass-Through Rate: 5.330%              CUSIP: [_](2) [_]

                                               ISIN: [_](2) [_]

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class P Certificates: $13,392,000          this Certificate:
                                               [$_________](2) [$0]

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: P-1
September 15, 2021

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class P Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q, Class S, Class T, Class R and Class LR Certificates (together with the Class P Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class P Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class P Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class P Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class P Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class P
                                  Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------  ------------------------------  ------------------------  ----------

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
                                 EXHIBIT A-26

                               FORM OF CLASS Q
                    [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS P CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](12)


----------------------------
(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS Q

Class Q Pass-Through Rate: 5.330%              CUSIP: [_](2) [_]

                                               ISIN: [_](2)[_]

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class Q Certificates: $4,465,000           this Certificate:
                                               [$_________](2) [$0]

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: Q-1
September 15, 2021

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class Q Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class S, Class T, Class R and Class LR Certificates (together with the Class Q Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class P Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class Q Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class Q Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class Q Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class Q
                                  Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------  ------------------------------  ------------------------  ----------

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
                                 EXHIBIT A-27

                               FORM OF CLASS S
                    [RULE 144A] [REG S] GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS P CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICERS, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](13)


----------------------------
(1) For Reg S Global Certificates only.

(2) For Rule 144A Global Certificates only.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS S

Class S Pass-Through Rate: 5.330%              CUSIP: [_](2) [_]

                                               ISIN:  [_](2)[_]

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class S Certificates: $40,177,872          this Certificate:
                                               [$_________](2) [$0]

First Distribution Date: November 17, 2006     Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in October 2006

Scheduled Final Distribution Date:             No.: S-1
February 15, 2033

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class Q Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class T, Class R and Class LR Certificates (together with the Class S Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class Q Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class S Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class S Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   Class S
                                  Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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


                                 EXHIBIT A-28

                         FORM OF CLASS T CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE OR ANY GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE ASSETS OF A PLAN.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS T

                    No.:  T     Percentage Interest: 100%

            This certifies that J.E. Robert Company, Inc. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class T Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class T Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Trustee has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Trustee, or the Paying Agent on behalf of the Trustee, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in November 2006 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of Excess Interest then distributable, if any, allocable to the Class T Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Bond Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of
(i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to Excess Interest, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Serviced Companion Loan Securities by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates or Serviced Companion Loan Securities that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates or any Serviced Companion Loan Securities, as applicable. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of the Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise its option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class T Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class T Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006



                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                 EXHIBIT A-29

                         FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(l) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST", AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE UPPER-TIER REMIC AND TO THE APPOINTMENT OF THE TRUSTEE AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A "TAX MATTERS PARTNER" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"),
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                       CD 2006-CD2 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS R

No.:    R-1                                         Percentage Interest: 100%



            This certifies that Citigroup Global Markets Inc. is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class R Certificateholder is not entitled to interest or principal distributions. The Class R Certificateholder will be entitled to receive the proceeds of the remaining assets of the Upper-Tier REMIC, if any, on the Final Scheduled Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero. It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC or Trust Fund on the Final Scheduled Distribution Date following the distributions on the Regular Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T and Class LR Certificates (together with the Class R Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class R Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION
                                       not in its individual capacity but
                                       solely as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class R Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                 EXHIBIT A-30

                         FORM OF CLASS LR CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICERS, THE SPECIAL SERVICER, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF A "RESIDUAL INTEREST" IN TWO "REAL ESTATE MORTGAGE INVESTMENT CONDUITS" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(l) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST", AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE LOWER-TIER REMIC AND TO THE APPOINTMENT OF THE TRUSTEE AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A "TAX MATTERS PARTNER" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3a-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"),
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                       CD 2005-CD2 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS LR

No.:     LR-1                                       Percentage Interest: 100%



            This certifies that Citigroup Global Markets Inc. is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class LR Certificateholder is not entitled to interest or principal distributions. The Class LR Certificateholder will be entitled to receive the proceeds of the remaining assets of the Lower-Tier REMIC, if any, on the Final Scheduled Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Lower-Tier Regular Interests to zero. It is not anticipated that there will be any assets remaining in the Lower-Tier REMIC or Trust Fund on the Final Scheduled Distribution Date following the distributions on the Lower-Tier Regular Interests. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Servicer. The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E, Class F, Class XS, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P Class Q, Class S Class T and Class R Certificates (together with the Class LR Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as servicer (the "Capmark Servicer") with respect to all of the Mortgage Loans other than the mortgage loans known as the Ala Moan Portfolio Loan and the Fair Lakes Office Portfolio Loan which are being serviced by Wachovia Bank, National Association (the "Wachovia Servicer" and collectively with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee, (the "Trustee") and Paying Agent. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Trustee under the Pooling and Servicing Agreement.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in April 2006, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Trustee may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Trustee all amounts distributable to the Holders thereof, and the Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee under the Pooling and Servicing Agreement and the transfer of such amounts to a successor trustee and
(ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Trustee may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein);
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable;
(ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Trustee shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicers, the Special Servicer, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Servicers, the Special Servicer and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the applicable Servicer, the Special Servicer and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby, or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the Servicing Standard or obligations of either
                  Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Serviced Companion Loan Noteholders.

            Further, the Depositor, the Servicers, the Special Servicer and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Capmark Servicer, and if the Capmark Servicer does not exercise such option, the Wachovia Servicer, and if the Wachovia Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing
                        Compensation, Trustee Fees and Trust Fund expenses;
                        and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1D, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-5, Class A-1S, Class A-M, Class A-J, Class A-1A, Class XP, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Servicer, the Special Servicer, the Depositor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee and applicable Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph
P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee has caused this Class LR Certificate to be duly executed.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION,
                                       N.A., not in its individual capacity
                                       but solely as Trustee



                                       By:____________________________________
                                                Authorized Signatory


                        Certificate of Authentication
                        -----------------------------

            This is one of the Class LR Certificates referred to in the Pooling and Servicing Agreement.

Dated: October 30, 2006


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT B-1

                             MORTGAGE LOAN SCHEDULE

                                   EXHIBIT B-2

                           SERVICING FEE RATE SCHEDULE

                                   EXHIBIT C-1

                          FORM OF TRANSFEREE AFFIDAVIT

                                                           AFFIDAVIT PURSUANT TO
                                                       SECTION 860E(e)(4) OF THE
                                                        INTERNAL REVENUE CODE OF
                                                                1986, AS AMENDED

STATE OF NEW YORK    )
                     ) ss:
COUNTY OF NEW YORK   )

            ________________________, being first duly sworn, deposes and says:

            1. That he/she is a _______________ of ______________ (the
"Purchaser"), a __________________ duly organized and existing under the laws of the State of on behalf of which he/she makes this affidavit.

            2. That the Purchaser's Taxpayer Identification Number is _________.

            3. That the Purchaser of the Commercial Mortgage Pass-Through Certificates, CD 2006-CD3, Class [R] [LR] (the "Class [R] [LR] Certificate") is a Permitted Transferee (as defined in Article I of the Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, Capmark Finance Inc., as servicer, with respect to all of the Mortgage Loans other than Ala Moana Portfolio loan and the Fair Lakes Office Portfolio Loan to the Depositor, Wachovia Bank, National Association, as servicer, with respect to the Ala Moana Portfolio loan and the Fair Lakes Office Portfolio Loan, J.E. Robert Company, Inc., as special servicer and LaSalle Bank National Association, as trustee and paying agent, or is acquiring the Class [R] [LR] Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

            4. That the Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class [R] [LR] Certificate as they become due.

            5. That the Purchaser understands that it may incur tax liabilities with respect to the Class [R] [LR] Certificate in excess of any cash flow generated by the Class [R] [LR] Certificate.

            6. That the Purchaser will not transfer the Class [R] [LR] Certificate to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this affidavit or as to which the Purchaser has actual knowledge that the requirements set forth in paragraph 3, paragraph 4 or paragraph 7 hereof are not satisfied or that the Purchaser has reason to know does not satisfy the requirements set forth in paragraph 4 hereof.

            7. That the Purchaser is not a Disqualified Non-U.S. Person and is not purchasing the Class [R] [LR] Certificate for the account of, or as an agent (including as a broker, nominee or other middleman) for, a Disqualified Non-U.S. Person.

            8. That the Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Class [R] [LR] Certificate to such a "disqualified organization," an agent thereof, or a person that does not satisfy the requirements of paragraph 4, paragraph 7 and paragraph 11 hereof.

            9. That, if a "tax matters person" is required to be designated with respect to the [the Upper-Tier REMIC] [the Lower-Tier REMIC and the Villas Parkmerced Loan REMIC], the Purchaser agrees to act as "tax matters person" and to perform the functions of "tax matters partner" of the [the Upper-Tier REMIC] [the Lower-Tier REMIC and the Villas Parkmerced Loan REMIC] pursuant to Section
4.04 of the Pooling and Servicing Agreement, and agrees to the irrevocable designation of the Trustee as the Purchaser's agent in performing the function of "tax matters person" and "tax matters partner."

            10. The Purchaser agrees to be bound by and to abide by the provisions of Section 5.02 of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of the Class [R] [LR] Certificate.

            11. The Purchaser agrees not to transfer the Class [R] [LR] Certificate such that the income therefrom would be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Person.

            12. Check the applicable paragraph:

      [_] The present value of the anticipated tax liabilities associated with holding the Class [R] [LR] Certificate, as applicable, does not exceed the sum of:

            (i) the present value of any consideration given to the Purchaser to acquire such Class [R] [LR] Certificate;

            (ii) the present value of the expected future distributions on such Certificate; and

            (iii) the present value of the anticipated tax savings associated with holding such Class [R] [LR] Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

      [_] The transfer of the Class [R] [LR] Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

            (i) the Purchaser is an "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class [R] [LR] Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Purchaser's two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Purchaser will transfer the Class [R] [LR] Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5)
                  of the U.S. Treasury Regulations; and

            (iv) the Purchaser determined the consideration paid to it to acquire the Class [R] [LR] Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

      [_]   None of the above.

            Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

            IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf by its __________________________________ this ____ day of _______, 20___.

                                      [Purchaser]

                                      By: ______________________________________
                                      Name:
                                      Title:

            Personally appeared before me the above-named
____________________________ , known or proved to me to be the same person who executed the foregoing instrument and to be the______________________________ of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Purchaser.

            Subscribed and sworn before me this ___ day of  _______, 20___.

__________________________________

NOTARY PUBLIC

COUNTY OF ____________________________

STATE OF _______________________________

My commission expires the _________ day of ______________, 200 .

                                   EXHIBIT C-2

                            FORM OF TRANSFEROR LETTER

                                     [Date]

LaSalle Bank National Association,
as Trustee and Paying Agent
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group - CD 2006-CD3

      Re: Commercial Mortgage Pass-Through Certificates, CD 2006-CD3, Class [R][LR]

Ladies and Gentlemen:

            [Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true or that [Transferee] is not a Permitted Transferee (as defined in the Pooling and Servicing Agreement defined in the attached affidavit) and has no actual knowledge or reason to know that the information contained in paragraphs 4, 7 and 11 thereof is not true.

                                  Very truly yours,

                                  [Transferor]

                                  By: _______________________________________
                                  Name:
                                  Title:

                                   EXHIBIT D-1

                    FORM OF INVESTMENT REPRESENTATION LETTER

LaSalle Bank National Association,
as Trustee and Paying Agent
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group - CD 2006-CD3

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York  10005

   Re: Transfer of Commercial Mortgage Pass-Through Certificates, CD 2006-CD3: Class [XS][G][H][J][K][L][M][N][O]
         [P][Q][S][T][R][LR]

Ladies and Gentlemen:

            This letter is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, Capmark Finance, Inc., as the servicer with respect to all of the Mortgage Loans other than the Ala Moana Portfolio Loan and the Fair Lakes Office Portfolio Loan to the Depositor (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Ala Moana Portfolio Loan and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee") and paying agent, on behalf of the holders of Commercial Mortgage Pass-Through Certificates, CD 2006-CD3 (the "Certificates") in connection with the transfer by (the "Seller") to the undersigned (the "Purchaser") of [$___ aggregate Certificate Balance][_% Percentage Interest] of Class [XS][G][H][J][K][L][M][N][O][P][Q][S][T][R][LR] Certificates, in certificated fully registered form (such registered interest, the "Certificate"). Terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

            In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

            [For Institutional Accredited Investors only] 1. The Purchaser is an institutional investor and an "accredited investor" (an entity meeting the requirements of Rule 501 (a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the "1933 Act")) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Certificate, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment. The Purchaser is acquiring the Certificate for its own account or for one or more accounts (each of which is an "institutional accredited investor") as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

            [For Qualified Institutional Buyers only] 1. The Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A ("Rule 144A") promulgated under the Securities Act of 1933, as amended (the "1933 Act"). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

            [For Affiliated Persons only]. 1. The Purchaser is a person involved in the organization or operation of the issuer or an affiliate of such a person, as defined in Rule 405 of the Securities Act of 1933, as amended (the "1933 Act").

            2. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account or (b) for resale to (i) "qualified institutional buyers" in transactions under Rule 144A, or (ii) institutional "accredited investors" meeting the requirements of Rule 501(a)(1), (2), (3) or
(7) of Regulation D promulgated under the 1933 Act, pursuant to any other exemption from the registration requirements of the 1933 Act, subject in the case of this clause (ii) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the 1933 Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the 1933 Act and other applicable laws, and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. It understands that the Certificate (and any subsequent Individual Certificate) has not been registered under the 1933 Act, by reason of a specified exemption from the registration provisions of the 1933 Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

            3. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the 1933 Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

            4. The Purchaser has reviewed the Private Placement Memorandum dated October 23, 2006 relating to the Certificates (the "Private Placement Memorandum") and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Private Placement Memorandum.

            5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of an Individual Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

            6. The Purchaser will not sell or otherwise transfer any portion of the Certificate, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

            7. Check one of the following:

      [_] The Purchaser is a "U.S. Person" and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

      [_] The Purchaser is not a "U.S. Person" and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to Distributions to be made on the Certificate(s). The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate(s) and states that such Purchaser is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment or (iii)]* two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the U.S. Securities is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8IMY or]* IRS Form W-8ECI[, as the case may be]*, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For this purpose, "U.S. Person" means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in or under the laws of the United States or any of its political subdivisions, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

Please make all payments due on the Certificates:**

      (a) by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

            Account number:________________________

            Institution:___________________________

      (b)   by mailing a check or draft to the following address:

            ________________________________________________

            ________________________________________________

            ________________________________________________

                                Very truly yours,

                                _____________________________________________
                                [The Purchaser]

                                By:__________________________________________
                                   Name:
                                   Title:

Dated:

----------

*     Delete for Class R and Class LR.

** Only to be filled out by Purchasers of Individual Certificates. Please select (a) or (b).

                                   EXHIBIT D-2

                       FORM OF ERISA REPRESENTATION LETTER

                                     [Date]

LaSalle Bank National Association,
as Trustee and Paying Agent
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group - CD 2006-CD3

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York  10005
Attention: Helaine M. Kaplan

   Re: Commercial Mortgage Pass-Through Certificates, CD 2006-CD3, Class [L][M][N][O][P][Q][S][T][R][LR]

Ladies and Gentlemen:

            ____________________________ (the "Purchaser") intends to purchase from (the "Seller") $ initial Certificate Balance or % Percentage Interest of Commercial Mortgage Pass-Through Certificates, CD 2006-CD3, Class [L][M][N][O][P][Q][S][T][R][LR], CUSIP No. [_________] (the "Certificates"),
issued pursuant to the Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, Capmark Finance, Inc., as the servicer with respect to all of the Mortgage Loans other than the Ala Moana Portfolio Loan and the Fair Lakes Office Portfolio Loan to the Depositor (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Ala Moana Portfolio Loan and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee"). All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement. The Purchaser hereby certifies, represents and warrants to, and covenants with, the Depositor, the Certificate Registrar and the Trustee that:

            1. The Purchaser is not (a) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4975 of the Code, a governmental plan, as defined in Section 3(32) of ERISA, or other plan subject to any federal, state or local law ("Similar Law") which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), or (b) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) or other Person acting on behalf of any such Plan or using the assets of any such Plan, other than (except in the case of the Class T, Class R and Class LR Certificates) an insurance company using the assets of its general account under circumstances whereby such purchase and the subsequent holding of such Certificate by such insurance company would be exempt from the prohibited transaction provisions of Section 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law; and

            2. The Purchaser understands that if the Purchaser is a Person referred to in 1(a) or 1(b) above, except in the case of the Class T, Class R or Class LR Certificates, which may not be transferred unless the transferee represents it is not such a Person, such Purchaser is required to provide to the Depositor, the Trustee and the Certificate Registrar any Opinions of Counsel, officers' certificates or agreements as may be required by such Persons, and which establishes to the satisfaction of the Depositor, the Trustee and the Certificate Registrar that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Section 406 and Section 407 of ERISA or
Section 4975 of the Code or any corresponding provision of any Similar Law, and will not subject the Depositor, the Trustee, the Servicers, the Special Servicer or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or Similar
Law), which Opinions of Counsel, officers' certificates or agreements shall not be at the expense of the Servicers, the Depositor, the Trustee or the Certificate Registrar.

            IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on this ____ day of _________, 20___.

                                Very truly yours,

                                [Purchaser]

                                By:____________________________________
                                   Name:
                                   Title:

                                    EXHIBIT E

                               REQUEST FOR RELEASE

                                                [Date]

LaSalle Bank National Association,
as Trustee and Paying Agent
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group - CD 2006-CD3

            Re: Commercial Mortgage Pass-Through Certificates, CD 2006-CD3

Dear __________________:

            In connection with the administration of the Mortgage Files held by, or on behalf of, you as Custodian under a certain Pooling and Servicing Agreement, dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), entered into by LaSalle Bank National Association, as trustee and paying agent, Deutsche Mortgage & Asset Receiving Corporation, as depositor, Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers") and J.E. Robert Company, Inc., as special servicer (the "Special Servicer") the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you as Custodian with respect to the following described Mortgage Loan for the reason indicated below:

            Mortgagor's Name:

            Address:

            Loan No.:

            If only particular documents in the Mortgage File are requested, please specify which:

            Reason for requesting file (or portion thereof):

            ________ 1. Mortgage Loan paid in full. Such [Capmark Servicer] [Wachovia Servicer] [Special Servicer] hereby certifies that all amounts received in connection with the Mortgage Loan have been or will be, following such [Capmark Servicer's] [Wachovia Servicer's] [Special Servicer's] release of the Mortgage File, credited to the Certificate Account pursuant to the Pooling and Servicing Agreement.

            ________ 2. The Mortgage Loan is being foreclosed.

            ________ 3. Other. (Describe)

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, or unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

            Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.

                                       [CAPMARK SERVICER] [WACHOVIA SERVICER]
                                          [SPECIAL SERVICER]

                                       By:______________________________________

                                          Name:_________________________________

                                          Title:________________________________

cc:   LaSalle Bank National Association,
      as Trustee and Paying Agent
      135 South LaSalle Street, Suite 1625
      Chicago, Illinois 60603
      Attention: Global Securities and Trust Services Group - CD 2006-CD3

                                    EXHIBIT F

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST TWO PAGES OF THIS CERTIFICATE.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

                                    EXHIBIT G

                    FORM OF REGULATION S TRANSFER CERTIFICATE

LaSalle Bank National Association,
as Trustee and Paying Agent
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group - CD 2006-CD3

      Re: Transfer of CD 2006- CD3, Commercial Mortgage Pass-Through Certificates, Class [__]

Ladies and Gentlemen:

            This certificate is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers") and J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee") and paying agent, on behalf of the holders of the CD 2006-CD3, Commercial Mortgage Pass-Through Certificates, Class [___] (the "Certificates") in connection with the transfer by the undersigned (the "Transferor") to ______________ (the "Transferee") of $___________________ Certificate Balance of
Certificates, in fully registered form (each, an "Individual Certificate"), or a beneficial interest of such aggregate Certificate Balance in the Regulation S Global Certificate (the "Global Certificate") maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the "Transferred Interest").

            In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Transferred Interest was not made to a person in the United States;

            [(2) at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States;]*

            [(2) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither there undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]*

            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicers and the Special Servicer.

                                       ______________________________________
                                         Transferor

                                       By:___________________________________
                                          Name:
                                          Title:

Dated: ________________, 20__

* Insert one of these two provisions, which come from the definition of "offshore transaction" in Regulation S.

                                    EXHIBIT H

                          FORM OF TRANSFER CERTIFICATE
                     FOR EXCHANGE OR TRANSFER FROM RULE 144A
                    GLOBAL CERTIFICATE TO REGULATION S GLOBAL
                    CERTIFICATE DURING THE RESTRICTED PERIOD

          (Exchanges or transfers pursuant to Section 5.02(c)(ii)(A) of the Pooling and Servicing Agreement)

LaSalle Bank National Association,
as Trustee and Paying Agent
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group - CD 2006-CD3

      Re: Transfer of CD 2006-CD3 Commercial Mortgage Pass-Through Certificates, Class [__]

            Reference is hereby made to the Pooling and Servicing Agreement dated as of October 1, 2006, (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers") and J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee") and paying agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $[______________] aggregate Certificate Balance of Certificates (the "Certificates") which are held in the form of Rule 144A Global Certificate (CUSIP No. _____________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest for an interest in the Regulation S Global Certificate (CUSIP No. ____________) to be held with [Euroclear] [Clearstream]* (Common Code) through the Depositary.

            In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the Transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and accordingly the Transferor does hereby certify that:

            (1) the offer of the Certificates was not made to a person in the United States,

----------

*     Select appropriate depositary.

            [(2) at the time the buy order was originated, the transferee was outside the United States or the Transferor and any persons acting on its behalf reasonably believed that the Transferee was outside the United States,]**

            [(2) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicers and the Special Servicer.

                                       [Insert Name of Transferor]

                                       By:______________________________________
                                          Name:
                                          Title:

Dated: ________________________, 20__

----------

* Insert one of these two provisions, which come from the definition of "offshore transaction" in Regulation S.

                                    EXHIBIT I

                          FORM OF TRANSFER CERTIFICATE
                     FOR EXCHANGE OR TRANSFER FROM RULE 144A
                    GLOBAL CERTIFICATE TO REGULATION S GLOBAL
                     CERTIFICATE AFTER THE RESTRICTED PERIOD

                       (Exchange or transfers pursuant to
         Section 5.02(c)(ii)(B) of the Pooling and Servicing Agreement)

LaSalle Bank National Association,
as Trustee and Paying Agent
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group - CD 2006-CD3

Attention: Corporate Trust Services, CD 2006-CD3

      Re: Transfer of CD 2006-CD3 Commercial Mortgage Pass-Through Certificates Class [__]

            Reference is hereby made to the Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers") and J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee") and paying agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            The letter relates to U.S. $[_____________] aggregate Certificate Balance of Certificates (the "Certificates") which are held in the form of the Rule 144A Global Certificate (CUSIP No. _________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation S Global Certificate (Common Code No. _____).

            In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Certificates was not made to a person in the United States,

            [(2) at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States,]*

            [(2) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicers and the Special Servicer.

                                       [Insert Name of Transferor]

                                       By:______________________________________
                                          Name:
                                          Title:

Dated: _______________, 20___

----------

* Insert one of these two provisions, which come from the definition of "offshore transaction" in Regulation S.

                                    EXHIBIT J

                          FORM OF TRANSFER CERTIFICATE
                FOR EXCHANGE OR TRANSFER FROM REGULATION S GLOBAL
                   CERTIFICATE TO RULE 144A GLOBAL CERTIFICATE

            (Exchange or transfers pursuant to Section 5.02(c)(ii)(C)
                     of the Pooling and Servicing Agreement)

LaSalle Bank National Association,
as Trustee and Paying Agent
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group - CD 2006-CD3

      Re: Transfer of CD 2006-CD3 Commercial Mortgage Pass-Through Certificates, Class [__]

            Reference is hereby made to the Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers") and J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee") and paying agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to U.S. $[____________] aggregate Certificate Balance of Certificates (the "Certificates") which are held in the form of the Regulation S Global Certificate (CUSIP No. ____________) with [Euroclear] [Clearstream]* (Common Code _________) through the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation 144A Global Certificate (CUSIP No. ___________).

            In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being transferred in accordance with (i) the transfer restrictions set forth in the Pooling and Servicing Agreement and (ii) Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account with respect to which the transferee exercises sole investment discretion and the transferee and any such account is "qualified institutional buyer" within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or an jurisdiction.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicers and the Special Servicer.

                                       [Insert Name of Transferor]

                                       By:______________________________________
                                          Name:
                                          Title:

Dated: ______________, 20__

----------

*     Select appropriate depository.

                                    EXHIBIT K

                       FORM OF DISTRIBUTION DATE STATEMENT

                                    EXHIBIT L

                         FORM OF INVESTOR CERTIFICATION

                                                      Dated:

LaSalle Bank National Association,
as Trustee and Paying Agent
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group - CD 2006-CD3

      Re:   Commercial Mortgage Pass-Through Certificates, Series CD 2006-CD3

            In accordance with the Pooling and Servicing Agreement, dated as of October 1, 2006 (the "Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers") and J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee") and paying agent with respect to the above-referenced certificates (the "Certificates"), the undersigned hereby certifies and agrees as follows:

            1. The undersigned is a beneficial owner or prospective purchaser of the Class __ Certificates.

            2. The undersigned is requesting access to the Trustee's internet website containing certain information (the "Information") and/or is requesting the information identified on the schedule attached hereto (also, the "Information") pursuant to the provisions of the Agreement.

            3. In consideration of the Trustee's disclosure to the undersigned of the Information, or access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part.

            4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or of the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to
Section 5 of the Securities Act.

            5. The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Servicers, the Special Servicer, the Trustee and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

            6. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                       _______________________________________
                                       [Certificate Owner or Prospective
                                       Purchaser]

                                       By:____________________________________

                                       Title:_________________________________

                                       Company:_______________________________

                                       Phone:

                                    EXHIBIT M

                    FORM OF SUB-SERVICER BACKUP CERTIFICATION

                    CD 2006-CD3 Mortgage Trust (the "Trust")

            As contemplated by Section 10.08 of that certain pooling and servicing agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor (the "Depositor"), Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers") and J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee") and paying agent, [identify the certifying individual], a [_______________ ] of [_____], a [_____] corporation (the "Sub-Servicer") as
Sub-Servicer in connection with the sub-servicing of one or more Mortgage Loans and/or Serviced Whole Loans under the Pooling and Servicing Agreement, on behalf of the Sub-Servicer, certify to [Name of Each Certifying Person for Sarbanes-Oxley Certification], the Depositor, the Servicers, the Trustee and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            (i) Based on our knowledge, with respect to the period ending December 31, 20[__] (the "Relevant Period"), all servicing information and all reports required to be submitted by the Sub-Servicer to the Trustee pursuant to the Pooling and Servicing Agreement (the "Servicer Reports") for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 8-K have been submitted by the Sub-Servicer to the Trustee for inclusion in these reports;

            (ii) Based on our knowledge, with respect to the Relevant Period, all servicing information and all reports required to be submitted by the Sub-Servicer to the [Capmark Master Servicer] [Wachovia Master Servicer] pursuant to the sub-servicing agreement between the Sub-Servicer and the [Capmark Master Servicer] [Wachovia Master Servicer] (the "Sub-Servicer Reports") have been submitted by the Sub-Servicer to the [Capmark Master Servicer] [Wachovia Master Servicer];

            (iii) Based on our knowledge, the information contained in the Servicer Reports and Sub-Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period ending December 31, 20[__];

            (iv) Based upon our knowledge and the annual compliance review performed as required under Section [__] of the Sub-Servicing Agreement, and except as disclosed in the compliance certificate delivered pursuant to Section [__] of the Sub-Servicing Agreement, the Sub-Servicer has fulfilled its obligations under the Sub-Servicing Agreement in all material respects;

            (v) [I am responsible for reviewing the activities performed by the Sub-Servicer under the Sub-Servicing Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements for inclusion on Form 10-K pursuant Item 1123 of Regulation AB with respect to the Sub-Servicer, and except as disclosed in the compliance certificate delivered by the Sub-Servicer under Section [__] of the Sub-Servicing Servicing Agreement, the Sub-Servicer has fulfilled its obligations under the Sub-Servicing Servicing Agreement in all material respects];

            (vi) I have disclosed to the accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Sub-Servicer with respect to the Trust's fiscal year _____ all information relating to the Sub-Servicer's assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

            (vii) All annual assessment reports required under Section [__] of the Sub-Servicing Agreement and their related annual attestation reports required to be provided to the [Capmark Master Servicer] [Wachovia Master Servicer], the Trustee and the Depositor by the Sub-Servicer or any Servicing Function Participant retained by the Sub-Servicer under or as contemplated by the Pooling and Servicing Agreement and the Sub-Servicing Agreement have been provided thereby. Based on my knowledge, all material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports, in each case based upon the annual attestation report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section [__]of the Sub-Servicing Agreement.

Capitalized terms used but not defined herein have the meanings set forth in the Sub-Servicing Agreement or, if not defined in the Sub-Servicing Agreement, then the meanings set forth in the Pooling and Servicing Agreement.

Date: _________________________

[NAME OF SUB-SERVICER]

By: ___________________________
    Name:
    Title:

                                    EXHIBIT N

                         FORM OF PURCHASE OPTION NOTICE

Capmark Finance Inc.
200 Witmer Road
Horsham, Pennsylvania 19044

Wachovia Bank, National Association
NC 1075, 8739 Research Drive URP4
Charlotte, North Carolina  28262-1075

LaSalle Bank National Association,
as Trustee and Paying Agent
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group - CD 2006-CD3

      Re:   CD 2006-CD3, Commercial Mortgage Pass-Through Certificates

Ladies and Gentlemen:

            The undersigned hereby acknowledges that it is the holder of an assignable option (the "Purchase Option") to purchase Mortgage Loan number ____ from the Trust Fund, pursuant to Section 3.18 of the pooling and servicing agreement (the "Pooling and Servicing Agreement") dated as of October 1, 2006, entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor (the "Depositor"), Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers") and J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee") and paying agent. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement.

            The undersigned, holder of the Purchase Option (the "Option Holder"), [is the Directing Certificateholder] [acquired its Purchase Option from the Directing Certificateholder on ___________] [is the Special Servicer] [acquired its Purchase Option from the Special Servicer].

            The undersigned Option Holder is exercising its Purchase Option at the cash price of $______________, which amount equals or exceeds the Option Price, as defined in Section 3.18(c) of the Pooling and Servicing Agreement. Within ten (10) Business Days of its receipt of the applicable Servicer's notice confirming that the exercise of its Purchase Option is effective, [the undersigned Option Holder] [______________, an Affiliate of the undersigned Option Holder] will deliver the Option Price to or at the direction of such Servicer in exchange for the release of the Mortgage Loan, the related Mortgaged Property and delivery of the related Mortgage File.

            The undersigned Option Holder agrees that it shall prepare and provide the applicable Servicer with such instruments of transfer or assignment, in each case without recourse, as shall be reasonably necessary to vest in it or its designee the ownership of Mortgage Loan [__], together with such other documents or instruments as such Servicer shall reasonably require to consummate the purchase contemplated hereby.

            The undersigned Option Holder acknowledges and agrees that its exercise of its Purchase Option Notice may not be revoked and, further, that upon receipt of the applicable Servicer's notice confirming that the exercise of its Purchase Option is effective, the undersigned Option Holder, or its designee, shall be obligated to close its purchase of Mortgage Loan ___ in accordance with the terms and conditions of this letter and of the Pooling and Servicing Agreement.

                                 Very truly yours,

                                 [Option Holder]

                                 By:____________________________________
                                    Name:
                                    Title:

            [By signing this letter in the space provided below, the [Directing Certificateholder] [Special Servicer] hereby acknowledges and affirms that it transferred its Purchase Option to the Option Holder identified above on [_________].

[_______________________]

By:______________________________
   Name:
   Title:]

                                    EXHIBIT O

                      FORM OF TRUSTEE BACKUP CERTIFICATION

                    CD 2006-CD3 Mortgage Trust (The "Trust")

The undersigned, __________, a __________ of LASALLE BANK NATIONAL ASSOCIATION., on behalf of LASALLE BANK NATIONAL ASSOCIATION, as Trustee (the "Trustee") and Paying Agent, under that certain pooling and servicing agreement, dated as of October 1, 2006, (the "Pooling and Servicing Agreement") entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor (the "Depositor"), Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers") and J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and the Trustee, certify to [_______], Deutsche Mortgage & Asset Receiving Corporation and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

      1. I have reviewed the annual report on Form 10-K for the fiscal year [20___] (the "Annual Report"), and all reports on Form 10-D containing statements to certificateholders filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

      2. To the best of my knowledge, any information in the Reports prepared or calculated by the Trustee (but not including any mortgage loan information provided to the Trustee by the applicable Servicer or Special Servicer that was used as a basis for such preparations or calculations), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by the Annual Report;

      3. To the best of my knowledge, all of the distribution, servicing and other information provided to the Trustee by the applicable Servicer and the Special Servicer under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

      4. I am responsible for reviewing the activities performed by the Trustee and based on my knowledge and the compliance reviews conducted in preparing the Trustee compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Reports, the Trustee has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

      5. All annual assessment reports required under Section 10.12 of the Pooling and Servicing Agreement and their related annual attestation reports required to be provided to the Trustee and the Depositor by the Trustee or any Servicing Function Participant retained by the Trustee under or as contemplated by the Pooling and Servicing Agreement have been provided thereby. Based on my knowledge, all material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports, in each case based upon the annual attestation report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section 10.13 of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date: _________________________

LASALLE BANK NATIONAL ASSOCIATION.

_______________________________
[Signature]
[Title]

                                    EXHIBIT P

                      FORM OF SERVICER BACKUP CERTIFICATION

                    CD 2006-CD3 Mortgage Trust (the "Trust")

I, [identify the certifying individual], a [_______________] of [CAPMARK FINANCE INC., a California corporation (the "Capmark Servicer")] [WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, (the "Wachovia Servicer")] as [Capmark Servicer] [Wachovia Servicer] under that certain pooling and servicing agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), among Deutsche Mortgage and Asset Receiving Corporation, as depositor (the "Depositor"), Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers") and J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee") and paying agent, on behalf of the [Capmark Servicer] [Wachovia Servicer], certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

      1. Based on my knowledge, with respect to the period ending December 31, 20[__] (the "Relevant Period"), and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period, all servicing information and all reports required to be submitted by the [Capmark Servicer] [Wachovia Servicer] to the Trustee pursuant to Sections 3.13(a) and 3.13(c) of the Pooling and Servicing Agreement (the "Servicer Reports") for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 8-K have been submitted by the [Capmark Servicer] [Wachovia Servicer] to the Trustee for inclusion in these reports;

      2. Based on my knowledge, and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period, the information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period ending December 31, 20[__];

      3. I am responsible for reviewing the activities performed by the [Capmark Master Servicer] [Wachovia Master Servicer] under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB with respect to the [Capmark Master Servicer] [Wachovia Master Servicer], and except as disclosed in the compliance certificate delivered by the [Capmark Master Servicer] [Wachovia Master Servicer] under Section 10.11. of the Pooling and Servicing Agreement, the [Capmark Master Servicer] [Wachovia Master Servicer] has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects;

      4. I have disclosed to the accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the [Capmark Master Servicer] [Wachovia Master Servicer] with respect to the Trust's fiscal year _____ all information relating to the [Capmark Master Servicer's] [Wachovia Master Servicer's] assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

      5. All annual assessment reports required under Section 10.12 of the Pooling and Servicing Agreement and their related annual attestation reports required to be provided to the Trustee and the Depositor by the [Capmark Master Servicer] [Wachovia Master Servicer] or any Servicing Function Participant retained by the [Capmark Master Servicer] [Wachovia Master Servicer] (other than a Loan Seller Sub-Servicer) under or as contemplated by the Pooling and Servicing Agreement have been provided thereby. Based on my knowledge, all material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports, in each case based upon the annual attestation report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section 10.13 of the Pooling and Servicing Agreement.

            Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

            Date: _________________________

[CAPMARK FINANCE INC.]

By: _____________________________
    Name:
    Title:

[WACHOVIA BANK, NATIONAL ASSOCIATION]

By: _____________________________
    Name:
    Title:

                                    EXHIBIT Q

                  FORM OF SPECIAL SERVICER BACKUP CERTIFICATION

                    CD 2006-CD3 Mortgage Trust (the "Trust")

I, [identify the certifying individual], a [_______________ ] of J.E. ROBERT COMPANY, INC. (the "Special Servicer") as Special Servicer under that certain pooling and servicing agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), among Deutsche Mortgage and Asset Receiving Corporation, as depositor (the "Depositor"), Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers") and J.E. Robert Company, Inc., as special servicer, and LaSalle Bank National Association, as trustee (the "Trustee") and paying agent, on behalf of the Special Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

      1. Based on my knowledge, with respect to the period ending December 31, 20[__] (the "Relevant Period"), all servicing information and all required reports required to be submitted by the Special Servicer to the applicable Servicer, the Depositor or Trustee pursuant to the Pooling and Servicing Agreement (the "Special Servicer Reports") for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 8-K have been submitted by the Special Servicer to the applicable Servicer, the Depositor or the Trustee, as applicable, for inclusion in these reports;

      2. Based on my knowledge, the information contained in the Special Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period ending December 31, 20[__];

      3. I am responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required in this report under Item 1123 of Regulation AB with respect to the Special Servicer, and except as disclosed in the compliance certificate delivered by the Special Servicer under Section 10.11. of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects;

      4. I have disclosed to the accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Trust's fiscal year _____ all information relating to the Special Servicer assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

      5. All annual assessment reports required under Section 10.12 of the Pooling and Servicing Agreement and their related annual attestation reports required to be provided to the Trustee and the Depositor by the Special Servicer or any Servicing Function Participant retained by the Special Servicer under or as contemplated by the Pooling and Servicing Agreement have been provided thereby. Based on my knowledge, all material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports, in each case based upon the annual attestation report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section 10.13 of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date: __________________________

J.E ROBERT COMPANY, INC.

By:_____________________________
Name:
Title:

                                    EXHIBIT R

                       FORM OF NOTIFICATION FROM CUSTODIAN

                                     [DATE]

To the Persons Listed on the attached Schedule A

      Re:   CD 2006-CD3

Ladies and Gentlemen:

            In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage and Asset Receiving Corporation, as depositor (the "Depositor"), Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers") and J.E. Robert Company, Inc., as special servicer (the "Special Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee") and paying agent, the undersigned, as Custodian, hereby notifies you that, based upon the review required under the Pooling and Servicing Agreement, the Mortgage File for each Mortgage Loan set forth on the attached defect schedule contains a document or documents which (i) has not been executed or received, (ii) has not been recorded or filed (if required), (iii) is unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, (iv) appears not to be what they purport to be or has been torn in any materially adverse manner or (v) is mutilated or otherwise defaced, in each case as more fully described on the attached defect schedule.

            The Custodian has no responsibility to determine, and expresses no opinion with respect thereto, whether any document or opinion is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                    LASALLE BANK NATIONAL ASSOCIATION,
                                    as Custodian

                                    By:_____________________________
                                    Name:
                                    Title:

                SCHEDULE A TO FORM OF NOTIFICATION FROM CUSTODIAN

LaSalle Bank National Association,
as Trustee and Paying Agent
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group - CD 2006-CD3

Capmark Finance Inc.
200 Witmer Road
Horsham, Pennsylvania 19044

Wachovia Bank, National Association
NC 1075, 8739 Research Drive URP4
Charlotte, North Carolina  28262-1075

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York  10005
Attention: Helaine M. Kaplan

J.E. Robert Company, Inc.
1650 Tysons Boulevard, Suirte 1600
McLean, Virginia

If to the German American Capital Corporation, as Mortgage Loan Seller, to:
German American Capital Corporation
60 Wall Street
New York, New York  10005
Attention: Helaine M. Kaplan

If to Citigroup Global Markets Realty Corp., as Mortgage Loan Seller, to:

Citigroup Global Markets Realty Corp.
388 Greenwich Street, 11th Floor
New York, New York 10013
Attention: Angela Vleck
Telecopy No.: (212) 816-8307

If to Capmark Finance Inc., as Mortgage Loan Seller, to:
Capmark Finance Inc.
200 Witmer Road
Horsham, Pennsylvania 19044
Attention: David Lazarus
Telecopy No.: (215) 328-1725

with a copy to:

Capmark Finance Inc.
200 Witmer Road
Horsham, Pennsylvania 19044
Attention: Legal Department
Telecopy No.: (215) 682-0962

If to Barclays Capital Inc., as Mortgage Loan Seller, to:
Barclays Capital Inc.
200 Park Avenue
New York, New York 10016
Attention: Kristen Rodriguez

With a copy to:

Barclays Capital Inc.
200 Park Avenue
New York, New York 10016
Attention: Ian Sterling, Esq. and Julie Grossman, Esq.

                                 DEFECT SCHEDULE

                                   EXHIBIT S-1

                   FORM OF CLOSING DATE TRUSTEE CERTIFICATION

                               October [__], 2006

Deutsche Bank Securities Inc.            Capmark Finance Inc.
60 Wall Street                           200 Witmer Road
New York, New York 10005                 Horsham, Pennsylvania 19044

Citigroup Global Markets Inc.            Barclays Capital Inc.
388 Greenwich Street, 10th Floor         200 Park Avenue, 4th Floor
New York, New York 10019                 New York, New York 10016

Wachovia Capital Markets, LLC            Banc of America Securities LLC
301 South College Street, DC-8           214 North Tryon Street
One Wachovia Center NC0166               NCI-027-22-03
Charlotte, North Carolina 28288          Charlotte, North Carolina  28255

Standard & Poor's Rating Services,       J.E. Robert Company, Inc.
a division of                            1650 Tysons Boulevard, Suite 1600
The McGraw-Hill Companies, Inc.          McLean, Virginia
55 Water Street
New York, New York 10004

Moody's Investors Service, Inc.          Capmark Securities Inc.
99 Church Street                         48 Wall Street, 17th Floor
New York, New York 10007                 New York, new York 10005

      Re:   Commercial Mortgage Pass-Through Certificates, Series CD 2006-CD3

            In accordance with Section 2.01(b) of the Pooling and Servicing Agreement, dated as of October 1, 2006 (the "Agreement") entered into by among Deutsche Mortgage and Asset Receiving Corporation, as depositor (the "Depositor"), Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers") and J.E. Robert Company, Inc., as special servicer, and LaSalle Bank National Association, as trustee (the "Trustee") and paying agent. The undersigned, as Trustee and Paying Agent, hereby certifies that, with respect to each Mortgage Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, (a) the Trustee has in its possession all Notes or an appropriate lost note affidavit, and (b) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by it or by a Custodian on its behalf and appear regular on their face, appear to be executed and relate to such Mortgage Loan.

            Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.

                                       LASALLE BANK NATIONAL ASSOCIATION
                                          as Trustee

                                          [____________________]
                                          Corporate Trust Officer

                SCHEDULE A TO CLOSING DATE TRUSTEE CERTIFICATION

                            (MORTGAGE LOAN SCHEDULE)

                                    EXHIBIT T

         FORM OF NOTICE TO THE TRUSTEE AND S&P FROM THE MASTER SERVICER
                     REGARDING DEFEASANCE OF MORTGAGE LOAN

 For Mortgage Loans having a Stated Principal Balance of $20,000,000 or less or having an aggregate Stated Principal Balance of 5% or less of all of the Mortgage Loans (whichever is less), so long as of the date hereof such Mortgage
 Loan is not one of the ten largest Mortgage Loans by Stated Principal Balance

To:   Standard & Poor's Ratings Services,
      a division of The McGraw-Hill Companies, Inc.
      55 Water Street
      New York, New York  10041
      Attn: Commercial Mortgage Surveillance

      LaSalle Bank National Association,
      as Trustee and Paying Agent
      135 South LaSalle Street, Suite 1625
      Chicago, Illinois 60603
      Attention: Global Securities and Trust Services Group - CD 2006-CD3

From: [Capmark Finance Inc. (referred herein as "Capmark Servicer")] [Wachovia Bank, National Association (referred herein as "Wachovia Servicer")] in its capacity as Master Servicer under the Pooling and Servicing Agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), among the [Capmark Servicer] [Wachovia Servicer], LaSalle Bank National Association, as Trustee, and certain other parties.

Date: _________, 20___

Re: Deutsche Mortgage & Asset Receiving Corporation, Commercial Mortgage Pass-Through Certificates Series CD 2006-CD3 Mortgage Loan (the "Mortgage Loan") heretofore secured by real property known as __________________.

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

THE STATEMENTS SET FORTH BELOW ARE MADE (A) TO THE BEST KNOWLEDGE OF THE UNDERSIGNED BASED UPON DUE DILIGENCE CONSISTENT WITH THE SERVICING STANDARD SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (THE "SERVICING STANDARD"), AND
(B) WITHOUT INTENDING TO WARRANT THE ACCURACY THEREOF OR UNDERTAKE ANY DUTY OR STANDARD OF CARE GREATER THAN THE DUTIES OF THE SERVICERS UNDER THE POOLING AND SERVICING AGREEMENT AND THE SERVICING STANDARD

We hereby notify you and confirm that each of the following is true, subject to those exceptions, if any, set forth on Exhibit A hereto, which exceptions the [Capmark Servicer] [Wachovia Servicer] has determined, consistent with the Servicing Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

            1. The Borrower has consummated a defeasance of the Mortgage Loan of the type checked below:

            ___ a full defeasance of the entire outstanding principal balance ($___________) of the Mortgage Loan; or

            ___ a partial defeasance of a portion ($________) of the Mortgage Loan that represents ___% of the entire principal balance of the Mortgage Loan ($_________);

            2. The defeasance was consummated on ____________, 20__.

            3. The defeasance was completed in all material respects in accordance with the conditions for defeasance specified in the Loan Documents and in accordance with the Servicing Standard.

            4. The defeasance collateral consists only of one or more of the following: (i) direct debt obligations of the U.S. Treasury, (ii) direct debt obligations of the Federal National Mortgage Association, (iii) direct debt obligations of the Federal Home Loan Mortgage Corporation, or (iv) interest-only direct debt obligations of the Resolution Funding Corporation. Such defeasance collateral consists of securities that (i) if they include a principal obligation, the principal due at maturity cannot vary or change, (ii) provide for interest at a fixed rate and (iii) are not subject to prepayment, call or early redemption.

            5. After the defeasance, the defeasance collateral will be owned by an entity (the "Defeasance Obligor") that: (i) is the original Borrower, (ii) is a Single-Purpose Entity (as defined in the S&P Criteria), (iii) is subject to restrictions in its organizational documents substantially similar to those contained in the organizational documents of the original Borrower with respect to bankruptcy remoteness and single purpose, (iv) has been designated as the Defeasance Obligor by the originator of the Mortgage Loan pursuant to the terms of the Loan Documents, or (v) has delivered a letter from Standard & Poor's confirming that the organizational documents of such Defeasance Obligor were previously approved by Standard & Poor's. The Defeasance Obligor owns no assets other than defeasance collateral and (only in the case of the original Borrower) real property securing one or more Mortgage Loans included in the pool under the Pooling and Servicing Agreement (the "Pool").

            6. If such Defeasance Obligor (together with its affiliates) holds more than one defeased loan, it does not (together with its affiliates) hold defeased loans aggregating more than $20 Million or more than five percent (5%) of the aggregate certificate balance of the Certificates as of the date of the most recent Paying Agent's Monthly Certificateholder Report received by the [Capmark Servicer] [Wachovia Servicer] (the "Current Report").

            7. The defeasance documents require that the defeasance collateral be credited to an eligible account (as defined in the S&P Criteria) that must be maintained as a securities account by a securities intermediary that is at all times an Eligible Institution (as defined in the S&P Criteria). The securities intermediary may reinvest proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement).

            8. The securities intermediary is obligated to pay from the proceeds of the defeasance collateral directly to the [Capmark Servicer's] [Wachovia Servicer's] collection account, all scheduled payments on the Mortgage Loan or, in a partial defeasance, not less than 125% of the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased (the "Scheduled Payments").

            9. The [Capmark Servicer] [Wachovia Servicer] received written confirmation from an independent certified public accountant stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date, (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, (iii) the defeasance collateral is not subject to prepayment, call or early redemption, and (iv) interest income from the defeasance collateral to the Defeasance Obligor in any tax year will not exceed such Defeasance Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year, other than in the year in which the Maturity Date or Anticipated Repayment Date will occur, when interest income will exceed interest expense.

            10. The [Capmark Servicer] [Wachovia Servicer] received opinions of counsel that, subject to customary qualifications, (i) the defeasance will not cause the Trust to fail to qualify as a REMIC for purpose of the Internal Revenue Code, (ii) the agreements executed by the Mortgagor and the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms, and (iii) the Trustee will have a perfected, first priority security interest in the defeasance collateral.

            11. The agreements executed in connection with the defeasance (i) prohibit subordinate liens against the defeasance collateral, (ii) provide for prepayment from sources other than the defeasance collateral of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expense of maintaining the existence of the Defeasance Obligor, (iii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor only after the Mortgage Loan has been paid in full, (iv) include representations and/or covenants of the Mortgagor and/or securities intermediary substantially as set forth on Exhibit B hereto, (v) provide for survival of such representations; and (vi) do not permit waiver of such representations and covenants.

            12. The outstanding principal balance of the Mortgage Loan immediately before the defeasance was less than $20,000,000 or less than 5% of the aggregate certificate balance of the Certificates as of the date of the Current Report. The Mortgage Loan is not one of the ten (10) largest loans in the pool.

            13. Copies of all material agreements, instruments, organizational documents, opinions of counsel, accountant's report and other items delivered in connection with the defeasance will be provided to you upon request.

            14. The individual executing this notice is an authorized officer or a servicing officer of the Servicer.

            IN WITNESS WHEREOF, the [Capmark Servicer] [Wachovia Servicer] has caused this notice to be executed as of the date captioned above.

                                       [CAPMARK FINANCE INC.]
                                       [WACHOVIA BANK, NATIONAL ASSOCIATION]:

                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT A

     Form of Notice and Certification Regarding Defeasance of Mortgage Loan

                              (List of Exceptions)

                                    EXHIBIT B

                   Perfected Security Interest Representations

General:

            [The defeasance agreements] create a valid and continuing security interest (as defined in the applicable UCC) in the [Collateral, Securities Account and Deposit Account] in favor of the [Secured Party], which security interest is prior to all other [Liens], and is enforceable as such as against creditors of and purchasers from [Debtor].

      Note that "Collateral" means securities, permitted investments and other assets credited to securities accounts.

            The [Deposit Account] constitutes a "deposit account" within the meaning of the applicable UCC.

            All of the [Collateral] has been and will have been credited to a [Securities Account]. The securities intermediary for the [Securities Account has agreed to treat all assets credited to the [Securities Account] as "financial assets" within the meaning of the UCC.

Creation:

            [Debtor] owns and has good and marketable title to the [Collateral, Securities Account and Deposit Account] free and clear of any [Lien], claim or encumbrance of any Person.

            [Debtor] has received all consents and approvals required by the terms of the [Collateral] to the transfer to the [Secured Party] of its interest and rights in the [Collateral] hereunder.

Perfection:

            [Debtor] has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted in the [Collateral, Securities Account and Deposit Account] to the [Secured Party] hereunder.

            [Debtor] has delivered to [Secured Party] a fully executed agreement pursuant to which the securities intermediary or the account bank has agreed to comply with all instructions originated by the [Secured Party] relating to the [Securities Account] or directing disposition of the funds in the [Deposit Account] without further consent by the [Debtor].

            [Debtor] has taken all steps necessary to cause the securities intermediary to identify in its records the [Secured Party] as the person having a security entitlement against the securities intermediary in the [Securities Account].

            [Debtor] has taken all steps necessary to cause [Secured Party] to become the account holder of the [Deposit Account].

Priority:

            Other than the security interest granted to the [Secured Party] pursuant to his Agreement, [Debtor] has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the [Collateral, Securities Account and Deposit Account]. [Debtor] has not authorized the filing of and is not aware of any financing statements against [Debtor] that include a description of collateral covering the [Collateral, Securities Account and Deposit Account] other than any financing statement relating to the security interest granted to the [Secured Party] hereunder or that has been terminated. Debtor is not aware of any judgment or tax lien filings against [Debtor].

                                    EXHIBIT U

                            INFORMATION REQUEST FORM

                                                   Date: [________] [__], 20[__]

[Address of party from
whom information is requested]

Attention:  Deutsche Mortgage Asset & Receiving Corporation, Commercial Mortgage
            Pass Through Certificates, CD 2006-CD3

      In accordance with the Pooling and Servicing Agreement, dated as of October 1, 2006 (the "Agreement"), entered into by among Deutsche Mortgage and Asset Receiving Corporation, as depositor (the "Depositor"), Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association, as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers") and J.E. Robert Company, Inc., as special servicer, (the "Special Servicer") and LaSalle Bank National Association, as trustee (the "Trustee") and paying agent, with respect to the above referenced certificates (the "Certificates"), the undersigned hereby certifies and agrees as follows:

1. The undersigned is a beneficial owner or prospective purchaser of the Class [__] Certificates.

2. The undersigned is requesting from [name of party from whom information is requested] certain information (the "Information") pursuant to the provisions of the Agreement.

3. In consideration of the [name of party from whom information is requested]'s disclosure to the undersigned of the Information, or access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information, will not, without the prior written consent of [name of party from whom information is requested], be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representative") in any manner whatsoever, in whole or in part.

4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to Section 5 of the Securities Act.

5. The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, [name of party from whom information is requested], the Trustee and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any its Representative.

6. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

      IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                    [___________________________________]

                                    Beneficial Owner or Prospective Purchaser

                                    By:__________________________________

                                    Title:_______________________________

                                    Company:_____________________________

                                    Phone:_______________________________

                                    EXHIBIT V

                       Additional Disclosure Notification

**SEND VIA FAX TO [_____] AND VIA EMAIL TO [ ] AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

LaSalle Bank National Association,
as Trustee and Paying Agent
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services Group - CD 2006-CD3

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

            In accordance with Section [_] of the Pooling and Servicing Agreement, dated as of October 1, 2006, among Deutsche Mortgage Asset & Receiving Corporation, as depositor, Capmark Finance Inc., as the servicer with respect to all of the Mortgage Loans other than Mortgage Loans known as the Ala Moana Portfolio Loan and the Fair Lakes Office Portfolio Loan (the "Capmark Servicer"), Wachovia Bank, National Association as the servicer with respect to the Mortgage Loans known as the Ala Moana Portfolio Loan and the Fair Lakes Office Portfolio Loan (the "Wachovia Servicer" and collectively, with the Capmark Servicer, the "Servicers"), J.E. Robert Company, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee and paying agent, the undersigned, as [__________], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

            Any inquiries related to this notification should be directed to [_______________________], phone number: [_________]; email address:
[___________________].

                                                [NAME OF PARTY],
                                                as [role]

                                                By:
                                                Name:
                                                Title:

                                    Exhibit W

                            Loan Seller Sub-Servicers

Wachovia Master Servicer
------------------------

Fair Lakes

Ala Moana

CVS - Watertown, MA

Capmark Master Servicer
-----------------------

124 Adams Street

GEMSA Loan Services, L.P.
-------------------------

Lakeview Office Center

Avondale Village

Bank of America Plaza

The Cascades

2296 Henderson Mill

North Park Place Apartments

Henrietta Shopping Center

516-544 Raymond Boulevard

The Shoppes at the Creek

GMAC Commercial Mortgage
------------------------

Village at Century

Laureate Capital, LLC
---------------------

Hampton Inn & Suites - Santa Ana

ITT Building Portfolio

Midland Loan Services
---------------------

Shopko Portfolio

Newmark (non-cashiering)
------------------------

Century City Central Plant

Atlanthub

Parkview Apartments

Broadmark

Wenatchee Manorhouse

NorthMarq Capital, Inc.
-----------------------

Circle Point

Delray Town Center

Dillards-Cincinnati

Sierra Court Shopping Center

St. Joseph Medical Plaza

Aztec Square

Post Shopping Center

17 Maple Drive

Pacific Southwest Realty Services
---------------------------------

Springs Industries Pool 3

Springs Industries Pool 1

Carmax

Borders Books - Montclair

                                    Exhibit X

Control                                   Holdback
#         Property Name    Loan Balance   Amount      Holdback Provisions
-------   --------------   ------------   ---------   -----------------------------
                                                      In order to receive a
                                                      release of the earnout, the
                                                      borrower must increase the
                                                      occupancy to 95%, maintain a
                                                      1.20X DSCR, and demonstrate
                                                      an NOI of $1,776,500, all on
                                                      a trailing three month
                                                      basis, within 12 months of
     37   Plaza Colonial     20,900,000     700,000   closing.

          Golden Wheel
          Manufactured
          Housing                                     Released if DSCR 1.20x and
     62   Community          13,000,000     400,000   occupancy is at least 90%.

                                                      The performance holdback
                                                      will be released to the
                                                      Borrower as follows: (i) 40%
                                                      of the holdback subject to
                                                      minimum 87% occupancy and
                                                      minimum 1.15x on an
                                                      interest-only basis and (ii)
                                                      remaining 60% of holdback
                                                      subject to minimum 90%
                                                      occupancy and minimum 1.20x
                                                      DSCR based on the gross loan
                                                      amount stressed with a
          Presbyterian                                30-year amortization
     63   Allen MOB II       12,080,000     240,000   constant.

                                                      The holdback may be released
                                                      on or prior to the date that
                                                      is 36 months from the
                                                      closing date. Requests for
                                                      releases are limited to one
                                                      time per calendar month and
                                                      in increments of not less
                                                      than $200,000. The property
                                                      must have achieved a debt
          Jetplex                                     service coverage ratio of
          Circle                                      not less than 1.20x based on
     65   Business Park      12,000,000     620,000   a 7.46% constant.

                                                      At closing, the Lender held
                                                      back $400,000. The Reserve
                                                      will be released when the
                                                      subject achieves a minimum,
                                                      interest-only DSCR of 1.20x,
                                                      based on the trailing 3
                                                      months of revenues
                                                      annualized, excluding Master
                                                      Lease income, less the
          Prescott                                    greater of trailing 12
          Lakes                                       months or underwritten
     69   Apartments         11,340,000     400,000   expenses.

                                                      At closing, the Lender held
                                                      back $200,000 which will be
                                                      released during the first 24
                                                      months of the loan term
                                                      provided (i) the subject
                                                      maintains a minimum
                                                      occupancy of 90%, and (ii)
                                                      provided Net Loan Amount
                                                      (Gross Loan less the
                                                      Holdback) achieves a minimum
                                                      DSCR of 1.20x (based on a
                                                      30-year amortizing constant
                                                      and the trailing 12-month
                                                      income less the greater of
          Mission                                     trailing 12-month or
          Battleground                                underwritten expenses, as
     70   Park               11,200,000     200,000   determined by Lender).

                                                      At closing, Lender collected
                                                      $735,000 as a debt service
                                                      holdback. Funds will be
                                                      released when the property
                                                      achieves 1.20 to 1.0 DSCR at
                                                      greater of actual constant
                                                      and 6.70%. A Letter of
                                                      credit may be substituted
                                                      for the cash deposit that
                                                      was taken at closing.
                                                      Borrower has five years from
          Avondale                                    closing to draw down the
     79   Village            10,000,000     735,000   holdback.

                                                      At closing, the Lender held
                                                      back loan proceeds in the
                                                      amount of $200,000. The hold
                                                      back will be released when
                                                      the subject achieves, for a
                                                      continuous six month period
                                                      beginning on or after
                                                      February 2007, the following
                                                      3 criteria: (i) actual gross
                                                      rent collections equal to or
                                                      exceeding $1,654,522; (ii) a
                                                      minimum DSCR of 1.20x based
                                                      on the annualized Trailing 6
                                                      months rents less the
                                                      Trailing 12 months or
                                                      underwritten expenses,
                                                      whichever is greater; and
                                                      (iii) pre-leasing of
                                                      units/beds for the 2007-2008
                                                      school year resulting in
                                                      minimum actual in-place
                                                      rents of $1,654,522. The
                                                      holdback may not be released
                                                      any earlier than August 2007
          University                                  (see the Escrow Information
          Plains                                      section of the Asset Summary
     83   Apartments          9,300,000     200,000   for details).

                                                      A Debt Service Coverage
                                                      Reserve was established and
                                                      the Lender held back
                                                      $100,000 which was deposited
                                                      into the reserve. The
                                                      Reserve will be released
                                                      when the subject (i) reaches
                                                      a minimum economic occupancy
          Forest Ridge                                of 90%, and (ii) attains a
     87   Apartments          9,000,000     100,000   minimum DSCR of 1.20x

                                                      Provided there are no events
                                                      of default, the Earnout
                                                      shall be released to the
                                                      Borrower upon achieving (a)
                                                      a minimum DSCR of 1.20X
                                                      based on 35-year
                                                      amortization and a maximum
                                                      LTV of 80% on the Loan
                                                      Amount, and (b) a minimum
          Rite Aid                                    "Economic Occupancy" of
     90   (Pittsburgh)        8,800,000   1,000,000   94%

                                                      A cash holdback of $500,000
                                                      was established at closing
                                                      and released when the
                                                      property achieves a 1.20X
                                                      DSC at the actual constant
                                                      of 7.49% on the full loan.
                    2296                              The borrower has three years
    100   Henderson Mill      7,500,000     500,000   to draw down the holdback.

                                                      At closing, the Lender
                                                      collected $475,000 for
                                                      TI/LCs on the Ground Floor
                                                      space. The holdback is
                                                      released for tenant
                                                      improvements and leasing
                                                      costs as leases are signed.
                                                      The spaces may be leased to
                                                      multiple tenants, but the
                                                      leases are subject to
                                                      reasonable approval by
                                                      Lender and must be bona fide
                                                      leases for minimum term of 3
                                                      years. Any excess money in
                                                      the Ground Floor reserve is
                                                      released if within the first
                                                      four years of the term,
                                                      tenant(s) in the Ground
                                                      Floor space are open, paying
                                                      rent and provide an estoppel
                                                      to lender and the property
    110   Namco Plaza         6,975,000     475,000   then meets a DSCR of 1.2:1.0.

                                                      At closing, the Borrower
                                                      posted a letter of credit
                                                      for $312,000. The letter of
                                                      credit must be released, if
                                                      at all, within three years
                                                      of the closing date. The
                                                      letter of credit will be
                                                      released when the property
                                                      has achieved a 95% occupancy
                                                      rate with a net cash flow of
                                                      at least $469,284 and a DSCR
    136   Rimrock Plaza       5,265,000     312,000   of at least 1.20x to 1.00x.

                                                      The holdback will be
                                                      released when the
                                                      underwritten DSCR on the
                                                      gross loan amount is 1.25x,
                                                      based on the Trailing
                                                      12-months revenue, less the
                                                      greater of Trailing
                                                      12-months or underwritten
                                                      expenses. The expenses will
                                                      be adjusted to reflect
                                                      actual real estate taxes
                                                      levied on the subject after
                                                      a decision is rendered on
                                                      the assessment challenge.
                                                      The hold back may be
          Crittenden                                  released during the first 24
    175   Garage              3,192,251     300,000   months of the loan term.

                                    Exhibit Y

                      FORM OF DEPOSITOR CERTIFICATION TO BE
                             PROVIDED WITH FORM 10-K

               Deutsche Mortgage and Asset Receiving Corporation,
                  Commercial Mortgage Pass-Through Certificates
                        Series CD 2006-CD3 (the "Trust")

            I, [identify the certifying individual], a [title] of Deutsche Mortgage and Asset Receiving Corporation, the depositor into the above-referenced Trust, certify that:

            (a) I have reviewed this annual report on Form 10-K, and all reports Form 10-D required to be filed in respect of periods included in the year covered by this annual report, of the Trust;

            (b) Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

            (c) Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

            (d) Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic report, the servicers have fulfilled their obligations under the pooling and servicing agreement; and

            (e) All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Capmark Finance Inc., Wachovia Bank, National Association, J.E. Robert Company, Inc., LaSalle Bank National Association and [list any sub-servicers]

Date:___________________________

[______________________]
Deutsche Mortgage and Asset Receiving Corporation.

                                    Exhibit Z

                     Serviced Companion Noteholder Register

            Loan Name                      B Note Holder Notice Address
---------------------------------     ------------------------------------------

            Ala Moana                    LaSalle Bank, Real Estate Capital
                                                      Markets
                                                135 LaSalle Street
                                                    Suite 3400
                                              Chicago, Illinois 60603
                                           Attention: Brian S. Fetterolf
                                             Facsimile: (312) 904-0900

                                                  With a copy to:
                                                    Dechert LLP
                                               30 Rockefeller Plaza
                                             New York, New York 10112
                                          Attention: Lawrence A. Ceriello
                                             Facsimile: (212) 698-3599

                                       Citigroup Global Markets Realty Corp.
                                               388 Greenwich Street
                                                    19th Floor
                                             New York, New York 10013
                                           Attention: Richard Schlenger
                                             Facsimile: (212) 816-8307

                                                  With a copy to:

                                                 Sidley Austin LLP
                                                787 Seventh Avenue
                                             New York, New York 10019
                                             Attention: Robert L. Boyd
                                             Facsimile: (212) 839-5599

---------------------------------     ------------------------------------------

           Two Gateway                         Capmark Finance Inc.
                                                  200 Witmer Road
                                            Horsham, Pennsylvania 19044
                                       Attn.: Servicing Accounting - Manager
                                                 Fax: 215-328-3478

                                                  With a copy to:
                                               Capmark Finance Inc.
                                                  200 Witmer Road
                                            Horsham, Pennsylvania 19044
                                             Attn.: PLG Asset Manager
                                                 Fax: 215-328-1190

---------------------------------     ------------------------------------------

1111 Marcus Avenue (Apollo IPark)                   SFT I, Inc.
                                             c/o iStar Financial Inc.
                                      1114 Avenue of the Americas, 27th Floor
                                             New York, New York 10036
                                           Attn: Chief Operating Officer
                                              Telephone: 212-930-9400
                                              Facsimile: 212-930-9494

                                                  With a copy to:
                                             c/o iStar Financial Inc.
                                      1114 Avenue of the Americas, 27th Floor
                                             New York, New York 10036
                                      Attn: Nina Matis, Esq./General Counsel
                                              Telephone: 212-930-9406
                                              Facsimile: 212-930-9492

                                                  With a copy to:
                                             iStar Asset Services Inc.
                                         180 lastonbury Blavd., Suite 201
                                          Glastonbury, Connecticut 06033
                                                  Attn: President
                                              Telephone: 860-815-5900
                                             Facsimilie: 860-815-5901

                                                  With a copy to:
                                            Katten Muchin Rosenman LLP
                                              525 West Monroe Street
                                           Chicago, Illinois 60661-3693
                                          Attn: Kenneth M. Jacobsen, Esq.
                                              Reference: 208972-00575
                                              Telephone: 312-902-5445
                                              Facsimile: 312-902-1061

---------------------------------     ------------------------------------------

         Spectrum Centre                CBA-Mezzanine Capital Finance, LLC
                                                  51 JFK Parkway
                                                 Fourth Floor East
                                               Short Hills, NJ 07078
                                      Attn: Martin T. Lanigan, President and
                                                        CEO
                                           Facsimile No.: (973) 467-9696

                                                  With a copy to:
                                        CBA-Mezzanine Capital Finance, LLC
                                                  51 JFK Parkway
                                                 Fourth Floor East
                                               Short Hills, NJ 07078
                                              Attn: Legal Department
                                           Facsimile No.: (973) 467-0635

---------------------------------     ------------------------------------------

            Fair Lakes                           Wells Fargo, N.A.
                                              9062 Old Annapolis Road
                                           Columbia, Maryland 21045-1951

                                        Wachovia Bank, National Association
                                         NC 1075, 8739 Research Drive URP4
                                          Charlotte, North Carolina 28262

                                   SCHEDULE I

                  CLASS A-AB PLANNED PRINCIPAL BALANCE SCHEDULE

  Date      Period   Balance Date      Date      Period   Balance Date
---------   ------   -------------   ---------   ------   -------------
10/1/2006        0   89,260,000.00   2/1/2011        52   89,260,000.00
11/1/2006        1   89,260,000.00   3/1/2011        53   89,260,000.00
12/1/2006        2   89,260,000.00   4/1/2011        54   89,260,000.00
1/1/2007         3   89,260,000.00   5/1/2011        55   89,260,000.00
2/1/2007         4   89,260,000.00   6/1/2011        56   89,260,000.00
3/1/2007         5   89,260,000.00   7/1/2011        57   89,260,000.00
4/1/2007         6   89,260,000.00   8/1/2011        58   89,260,000.00
5/1/2007         7   89,260,000.00   9/1/2011        59   89,260,000.00
6/1/2007         8   89,260,000.00   10/1/2011       60   89,260,000.00
7/1/2007         9   89,260,000.00   11/1/2011       61   89,260,000.00
8/1/2007        10   89,260,000.00   12/1/2011       62   89,260,000.00
9/1/2007        11   89,260,000.00   1/1/2012        63   89,260,000.00
10/1/2007       12   89,260,000.00   2/1/2012        64   89,239,205.55
11/1/2007       13   89,260,000.00   3/1/2012        65   86,325,359.54
12/1/2007       14   89,260,000.00   4/1/2012        66   84,070,028.84
1/1/2008        15   89,260,000.00   5/1/2012        67   81,466,608.31
2/1/2008        16   89,260,000.00   6/1/2012        68   79,185,531.64
3/1/2008        17   89,260,000.00   7/1/2012        69   76,557,020.92
4/1/2008        18   89,260,000.00   8/1/2012        70   74,237,436.77
5/1/2008        19   89,260,000.00   9/1/2012        71   71,905,567.31
6/1/2008        20   89,260,000.00   10/1/2012       72   69,224,407.12
7/1/2008        21   89,260,000.00   11/1/2012       73   66,865,970.88
8/1/2008        22   89,260,000.00   12/1/2012       74   64,158,920.93
9/1/2008        23   89,260,000.00   1/1/2013        75   61,773,639.22
10/1/2008       24   89,260,000.00   2/1/2013        76   59,375,723.18
11/1/2008       25   89,260,000.00   3/1/2013        77   57,875,723.18
12/1/2008       26   89,260,000.00   4/1/2013        78   56,375,723.18
1/1/2009        27   89,260,000.00   5/1/2013        79   54,875,723.18
2/1/2009        28   89,260,000.00   6/1/2013        80   53,375,723.18
3/1/2009        29   89,260,000.00   7/1/2013        81   51,875,723.18
4/1/2009        30   89,260,000.00   8/1/2013        82   50,375,723.18
5/1/2009        31   89,260,000.00   9/1/2013        83   48,875,723.18
6/1/2009        32   89,260,000.00   10/1/2013       84   47,362,686.73
7/1/2009        33   89,260,000.00   11/1/2013       85   44,899,191.65
8/1/2009        34   89,260,000.00   12/1/2013       86   42,098,868.12
9/1/2009        35   89,260,000.00   1/1/2014        87   39,607,488.26
10/1/2009       36   89,260,000.00   2/1/2014        88   37,102,917.10
11/1/2009       37   89,260,000.00   3/1/2014        89   33,617,515.91
12/1/2009       38   89,260,000.00   4/1/2014        90   31,081,184.49
1/1/2010        39   89,260,000.00   5/1/2014        91   28,209,882.93
2/1/2010        40   89,260,000.00   6/1/2014        92   25,644,902.72
3/1/2010        41   89,260,000.00   7/1/2014        93   22,745,681.79
4/1/2010        42   89,260,000.00   8/1/2014        94   20,151,752.33
5/1/2010        43   89,260,000.00   9/1/2014        95   17,544,086.75
6/1/2010        44   89,260,000.00   10/1/2014       96   14,603,265.94
7/1/2010        45   89,260,000.00   11/1/2014       97   11,966,203.51
8/1/2010        46   89,260,000.00   12/1/2014       98    8,996,734.39
9/1/2010        47   89,260,000.00   1/1/2015        99    6,329,966.80
10/1/2010       48   89,260,000.00   2/1/2015       100    3,649,076.19
11/1/2010       49   89,260,000.00   3/1/2015       101        2,705.72
12/1/2010       50   89,260,000.00   4/1/2015       102              --
1/1/2011        51   89,260,000.00

                                   Schedule II

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

      The assessment of compliance to be delivered shall address, at a minimum, the criteria identified below as "Relevant Servicing Criteria" (with each Servicing Function Participant deemed to be responsible for the items applicable to the functions it is performing and for which the party that retained such Servicing Function Participant is responsible):

                                                     Relevant Servicing Criteria                               Applicable Party(ies)
------------------------------------------------------------------------------------------------------------------------------------
Reference                                                    Criteria
------------------------------------------------------------------------------------------------------------------------------------
                                                  General Servicing Considerations

1122(d)(1)(i)       Policies and procedures are instituted to monitor any performance or other triggers and                  Trustee
                    events of default in accordance with the transaction agreements.                                 Master Servicer
                                                                                                                    Special Servicer

1122(d)(1)(ii)      If any material servicing activities are outsourced to third parties, policies and                       Trustee
                    procedures are instituted to monitor the third party's performance and compliance with           Master Servicer
                    such servicing activities.                                                                      Special Servicer

1122(d)(1)(iii)     Any requirements in the transaction agreements to maintain a back-up servicer for the                        N/A
                    mortgage loans are maintained.

1122(d)(1)(iv)      A fidelity bond and errors and omissions policy is in effect on the party participating in       Master Servicer
                    the servicing function throughout the reporting period in the amount of coverage required       Special Servicer
                    by and otherwise in accordance with the terms of the transaction agreements.

                                                 Cash Collection and Administration

1122(d)(2)(i)       Payments on mortgage loans are deposited into the appropriate custodial bank accounts and                Trustee
                    related bank clearing accounts no more than two business days following receipt, or such         Master Servicer
                    other number of days specified in the transaction agreements.                                   Special Servicer

1122(d)(2)(ii)      Disbursements made via wire transfer on behalf of an obligor or to an investor are made                  Trustee
                    only by authorized personnel.

1122(d)(2)(iii)     Advances of funds or guarantees regarding collections, cash flows or distributions, and          Master Servicer
                    any interest or other fees charged for such advances, are made, reviewed and approved as        Special Servicer
                    specified in the transaction agreements.                                                                 Trustee

1122(d)(2)(iv)      The related accounts for the transaction, such as cash reserve accounts or accounts                      Trustee
                    established as a form of overcollateralization, are separately maintained (e.g., with            Master Servicer
                    respect to commingling of cash) as set forth in the transaction agreements.                     Special Servicer

1122(d)(2)(v)       Each custodial account is maintained at a federally insured depository institution as set                Trustee
                    forth in the transaction agreements. For purposes of this criterion, "federally insured          Master Servicer
                    depository institution" with respect to a foreign financial institution means a foreign         Special Servicer
                    financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities
                    Exchange Act.

1122(d)(2)(vi)      Unissued checks are safeguarded so as to prevent unauthorized access.                            Master Servicer
                                                                                                                    Special Servicer
                                                                                                                             Trustee

1122(d)(2)(vii)     Reconciliations are prepared on a monthly basis for all asset-backed securities related                  Trustee
                    bank accounts, including custodial accounts and related bank clearing accounts. These            Master Servicer
                    reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days           Special Servicer
                    after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

                                                 Investor Remittances and Reporting

1122(d)(3)(i)       Reports to investors, including those to be filed with the Commission, are maintained in                 Trustee
                    accordance with the transaction agreements and applicable Commission requirements.
                    Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

1122(d)(3)(ii)      Amounts due to investors are allocated and remitted in accordance with timeframes,                       Trustee
                    distribution priority and other terms set forth in the transaction agreements.

1122(d)(3)(iii)     Disbursements made to an investor are posted within two business days to the Servicer's                  Trustee
                    investor records, or such other number of days specified in the transaction agreements.

1122(d)(3)(iv)      Amounts remitted to investors per the investor reports agree with cancelled checks, or                   Trustee
                    other form of payment, or custodial bank statements.

                                                      Pool Asset Administration

1122(d)(4)(i)       Collateral or security on mortgage loans is maintained as required by the transaction                    Trustee
                    agreements or related mortgage loan documents.                                                   Master Servicer
                                                                                                                    Special Servicer

1122(d)(4)(ii)      Mortgage loan and related documents are safeguarded as required by the transaction                       Trustee
                    agreements.                                                                                     Special Servicer

1122(d)(4)(iii)     Any additions, removals or substitutions to the asset pool are made, reviewed and approved               Trustee
                    in accordance with any conditions or requirements in the transaction agreements.                Special Servicer

1122(d)(4)(iv)      Payments on mortgage loans, including any payoffs, made in accordance with the related           Master Servicer
                    mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow)
                    in accordance with the related mortgage loan documents.

1122(d)(4)(v)       The Servicer's records regarding the mortgage loans agree with the Servicer's records with       Master Servicer
                    respect to an obligor's unpaid principal balance.

1122(d)(4)(vi)      Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan           Master Servicer
                    modifications or re-agings) are made, reviewed and approved by authorized personnel in          Special Servicer
                    accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)     Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in        Special Servicer
                    lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)    Records documenting collection efforts are maintained during the period a mortgage loan is       Master Servicer
                    delinquent in accordance with the transaction agreements. Such records are maintained on        Special Servicer
                    at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)      Adjustments to interest rates or rates of return for mortgage loans with variable rates          Master Servicer
                    are computed based on the related mortgage loan documents.

1122(d)(4)(x)       Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds       Master Servicer
                    are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)      Payments made on behalf of an obligor (such as tax or insurance payments) are made on or         Master Servicer
                    before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)     Any late payment penalties in connection with any payment to be made on behalf of an             Master Servicer
                    obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.

1122(d)(4)(xiii)    Disbursements made on behalf of an obligor are posted within two business days to the            Master Servicer
                    obligor's records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)     Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in             Master Servicer
                    accordance with the transaction agreements.

1122(d)(4)(xv)      Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or                      N/A
                    Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

                                  SCHEDULE III

                         Additional Form 10-D Disclosure

The parties identified in the "Party Responsible" column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.6 of the Pooling and Servicing Agreement to disclose to the Depositor and the Trustee any information described in the corresponding Form 10-D Item described in the "Item on Form 10-D" column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself).

      Item on Form 10-D                         Party Responsible

Distribution and Pool Performance       o     Master Servicer (only with respect
Information:                                  to 1121(a)(12) as to non Specially
      o     Only with respect to              Serviced Loans)
            any information
            required by 1121 which      o     Special Servicer (only with
            is NOT included on the            respect to 1121(a)(12) as to
            Distribution Date                 Specially Serviced Loans)
            Statement
                                        o     Depositor

                                        o     Trustee

Item 2: Legal Proceedings:              o     Master Servicer (as to itself)
      o     Item 1117 of Regulation
            AB (to the extent           o     Special Servicer (as to itself)
            material to
            Certificateholders)         o     Trustee (as to itself)

                                        o     Depositor (as to itself)

                                        o     Any other Reporting Servicer (as
                                              to itself)

                                        o     Trustee/ Master
                                              Servicer/Depositor/Special
                                              Servicer as to the Trust (in the
                                              case of the Master Servicers and
                                              the Special Servicer to be
                                              reported by the party controlling
                                              such litigation pursuant to
                                              Section 3.35)

                                        o     Each Mortgage Loan Seller (to be
                                              provided by the Depositor)

                                        o     Originators under Item 1110 of
                                              Regulation AB (to be provided by
                                              the Depositor)

                                        o     Party under Item 1100(d)(1) of
                                              Regulation AB (to be provided by
                                              the Depositor)

Item 3: Sale of Securities and Use      o     Depositor
of Proceeds

Item 4: Defaults Upon Senior            o     Trustee
Securities

Item 5: Submission of Matters to a      o     Trustee
Vote of Security Holders

Item 6: Significant Obligors of         N/A
Pool Assets

Item 7: Significant Enhancement         N/A
Provider Information

Item 8: Other Information               o     Any party responsible for
(information required to be                   disclosure items on Form 8-K to
disclosed on Form 8-K that was not            the extent of such items
properly disclosed)

Item 9: Exhibits                        o     Depositor

                                        o     Trustee

                                   SCHEDULE IV

                         Additional Form 10-K Disclosure

The parties identified in the "Party Responsible" column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.7 of the Pooling and Servicing Agreement to disclose to the Depositor and the Trustee any information described in the corresponding Form 10-K Item described in the "Item on Form 10-K" column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself).

         Item on Form 10-K                       Party Responsible

Item 1B: Unresolved Staff Comments      o     Depositor

Item 9B: Other Information              o     Any party responsible for
(information required to be                   disclosure items on Form 8-K to
disclosed on Form 8-K that was not            the extent of such items
properly disclosed)

Item 15: Exhibits, Financial            o     Trustee
Statement Schedules                     o     Depositor

Additional Item:                        o     Master Servicer (as to itself)
Disclosure per Item 1117 of             o     Special Servicer (as to itself)
Regulation AB (to the extent            o     Trustee (as to itself)
material to Certificateholders)         o     Depositor (as to itself)
                                        o     Any other Reporting Servicer (as
                                              to itself)
                                        o     Trustee/ Master
                                              Servicer/Depositor/Special
                                              Servicer as to the Trust (in the
                                              case of the Master Servicers and
                                              the Special Servicer to be
                                              reported by the party controlling
                                              such litigation pursuant to
                                              Section 3.35)
                                        o     Each Mortgage Loan Seller (to be
                                              provided by the Depositor)
                                        o     Originators under Item 1110 of
                                              Regulation AB (to be provided by
                                              the Depositor)
                                        o     Party under Item 1100(d)(1) of
                                              Regulation AB (to be provided by
                                              the Depositor)

Additional Item:                        o     Master Servicer (as to itself) (to
Disclosure per Item 1119 of                   the extent material to
Regulation AB                                 Certificateholders and only as to
                                              affiliations under 1119(a) with
                                              the Trustee, Special Servicer or a
                                              sub-servicer meeting any of the
                                              descriptions in Item 1108(a)(3))
                                        o     Special Servicer (as to itself)
                                              (to the extent material to
                                              Certificateholders and only as to
                                              affiliations under 1119(a) with
                                              the Trustee, Master Servicers or a
                                              sub-servicer meeting any of the
                                              descriptions in Item 1108(a)(3))
                                        o     Trustee (as to itself) (to the
                                              extent material to
                                              Certificateholders)
                                        o     Depositor (as to itself)
                                        o     Trustee/ Master
                                              Servicer/Depositor/Special
                                              Servicer as to the Trust
                                        o     Each Mortgage Loan Seller (to be
                                              provided by the Depositor) (as to
                                              itself)
                                        o     Originators under Item 1110 of
                                              Regulation AB (to be provided by
                                              the Depositor)
                                        o     Party under Item 1100(d)(1) of
                                              Regulation AB (to be provided by
                                              the Depositor)

Additional Item:                        N/A
Disclosure per Item 1112(b) of
Regulation AB

Additional Item:                        o     Depositor
Disclosure per Items 1114(b)(2) and
1115(b) of Regulation AB

                                   SCHEDULE V

                         Form 8-K Disclosure Information

The parties identified in the "Party Responsible" column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.9 of the Pooling and Servicing Agreement to report to the Depositor and the Trustee the occurrence of any event described in the corresponding Form 8-K Item described in the "Item on Form 8-K" column to the extent such party has actual knowledge of such information (other than information as to itself).

         Item on Form 10-K                       Party Responsible

Item 1.01- Entry into a Material        o     Trustee/ Master
Definitive Agreement                          Servicer/Depositor/Special
                                              Servicer as to the Trust (only as
                                              to the agreements such entity is a
                                              party to or entered into on behalf
                                              of the Trust)

Item 1.02- Termination of a             o     Trustee/ Master
Material Definitive Agreement                 Servicer/Depositor/Special
                                              Servicer as to the Trust (only as
                                              to the agreements such entity is a
                                              party to or entered into on behalf
                                              of the Trust)

Item 1.03- Bankruptcy or                o     Depositor
Receivership

Item 2.04- Triggering Events that       o     Depositor
Accelerate or Increase a Direct         o     Trustee
Financial Obligation or an
Obligation under an Off-Balance
Sheet Arrangement

Item 3.03- Material Modification to     o     Trustee
Rights of Security Holders

Item 5.03- Amendments of Articles       o     Depositor
of Incorporation or Bylaws; Change
of Fiscal Year

Item 6.01- ABS Informational and        o     Depositor
Computational Material

Item 6.02- Change of Servicer or        o     Master Servicer (as to itself or a
Trustee                                       servicer retained by it)
                                        o     Special Servicer (as to itself or
                                              a servicer retained by it)
                                        o     Trustee
                                        o     Depositor

Item 6.03- Change in Credit             o     Depositor
Enhancement or External Support         o     Trustee

Item 6.04- Failure to Make a            o     Trustee
Required Distribution

Item 6.05- Securities Act Updating      o     Depositor
Disclosure

Item 7.01- Regulation FD Disclosure     o     Depositor

Item 8.01                               o     Depositor

Item 9.01                               o     Depositor

                                   SCHEDULE VI

                            Class XP Reference Rates

Period   Schedule    Period   Schedule
------   --------    ------   --------
     0                   45   6.072600%
     1   6.274500%       46   6.272300%
     2   6.074900%       47   6.272200%
     3   6.074800%       48   6.072400%
     4   6.074800%       49   6.272100%
     5   6.074900%       50   6.072300%
     6   6.274400%       51   6.072200%
     7   6.074800%       52   6.074100%
     8   6.274400%       53   6.074400%
     9   6.074800%       54   6.273900%
    10   6.274400%       55   6.074100%
    11   6.274400%       56   6.273900%
    12   6.074700%       57   6.074000%
    13   6.274400%       58   6.273900%
    14   6.074700%       59   6.273800%
    15   6.274300%       60   6.123000%
    16   6.074500%       61   6.324400%
    17   6.074700%       62   6.123300%
    18   6.274100%       63   6.323700%
    19   6.074400%       64   6.122700%
    20   6.274000%       65   6.123200%
    21   6.074200%       66   6.323900%
    22   6.273900%       67   6.122800%
    23   6.273800%       68   6.324000%
    24   6.074000%       69   6.122900%
    25   6.273700%       70   6.324000%
    26   6.073900%       71   6.324100%
    27   6.073800%       72   6.123000%
    28   6.073800%       73   6.324200%
    29   6.074700%       74   6.123000%
    30   6.273400%       75   6.122900%
    31   6.073600%       76   6.122900%
    32   6.273200%       77   6.123900%
    33   6.073500%       78   6.324500%
    34   6.273100%       79   6.123400%
    35   6.273100%       80   6.323100%
    36   6.073300%       81   6.122100%
    37   6.272900%       82   6.325100%
    38   6.073100%       83   6.323700%
    39   6.073000%       84   6.122600%
    40   6.073000%       85   6.325600%
    41   6.074600%       86   6.124500%
    42   6.272600%       87   6.124500%
    43   6.072800%       88   6.124500%
    44   6.272400%       89   6.125700%

Period   Schedule    Period   Schedule
------   --------    ------   --------
    90   6.325800%      140   6.784900%
    91   6.124700%      141   6.578000%
    92   6.325900%      142   6.785900%
    93   6.124800%      143   6.786500%
    94   6.326000%      144   6.579500%
    95   6.326100%      145   6.787600%
    96   6.124900%      146   6.580500%
    97   6.326200%      147   6.581000%
    98   6.125000%      148   6.581500%
    99   6.125100%      149   6.582400%
   100   6.125100%      150   6.790400%
   101   6.126400%      151   6.583100%
   102   6.327100%      152   6.791600%
   103   6.125900%      153   6.584200%
   104   6.328200%      154   6.792800%
   105   6.133600%      155   6.793300%
   106   6.335100%      156   6.585800%
   107   6.335100%      157   6.794500%
   108   6.133800%      158   6.586900%
   109   6.335300%      159   6.795800%
   110   6.133900%      160   6.588000%
   111   6.335500%      161   6.588700%
   112   6.135100%      162   6.797600%
   113   6.138300%      163   6.589700%
   114   6.337300%      164   6.798900%
   115   6.121300%      165   6.590800%
   116   6.313500%      166   6.800100%
   117   6.103600%      167   6.800800%
   118   6.302600%      168   6.592600%
   119   6.287800%      169   6.802100%
   120   6.153300%      170   6.593800%
   121   6.554200%      171   6.594400%
   122   6.565700%      172   6.595000%
   123   6.566200%      173   6.596000%
   124   6.566600%      174   6.805400%
   125   6.567300%      175   6.596800%
   126   6.774300%      176   6.948800%
   127   6.567800%      177   5.824000%
   128   6.775200%      178   5.824000%
   129   6.568700%      179   5.824000%
   130   6.776100%      180   5.824000%
   131   6.776600%      181   5.824000%
   132   6.569900%      182   5.824000%
   133   6.777500%      183   5.824000%
   134   6.570800%      184   5.824000%
   135   6.571200%      185   5.824000%
   136   6.571700%      186   5.824000%
   137   6.572500%      187   5.824000%
   138   6.780000%      188   5.824000%
   139   6.573100%      189   5.824000%

Period   Schedule    Period   Schedule
------   --------    ------   --------
   190   5.824000%      240   5.824000%
   191   5.824000%      241   5.824000%
   192   5.824000%      242   5.824000%
   193   5.824000%      243   5.824000%
   194   5.824000%      244   5.824000%
   195   5.824000%      245   5.824000%
   196   5.824000%      246   5.824000%
   197   5.824000%      247   5.824000%
   198   5.824000%      248   5.824000%
   199   5.824000%      249   5.824000%
   200   5.824000%      250   5.824000%
   201   5.824000%      251   5.824000%
   202   5.824000%      252   5.824000%
   203   5.824000%      253   5.824000%
   204   5.824000%      254   5.824000%
   205   5.824000%      255   5.824000%
   206   5.824000%      256   5.824000%
   207   5.824000%      257   5.824000%
   208   5.824000%      258   5.824000%
   209   5.824000%      259   5.824000%
   210   5.824000%      260   5.824000%
   211   5.824000%      261   5.824000%
   212   5.824000%      262   5.824000%
   213   5.824000%      263   5.824000%
   214   5.824000%      264   5.824000%
   215   5.824000%      265   5.824000%
   216   5.824000%      266   5.824000%
   217   5.824000%      267   5.824000%
   218   5.824000%      268   5.824000%
   219   5.824000%      269   5.824000%
   220   5.824000%      270   5.824000%
   221   5.824000%      271   5.824000%
   222   5.824000%      272   5.824000%
   223   5.824000%      273   5.824000%
   224   5.824000%      274   5.824000%
   225   5.824000%      275   5.824000%
   226   5.824000%      276   5.824000%
   227   5.824000%      277   5.824000%
   228   5.824000%      278   5.824000%
   229   5.824000%      279   5.824000%
   230   5.824000%      280   5.824000%
   231   5.824000%      281   5.824000%
   232   5.824000%      282   5.824000%
   233   5.824000%      283   5.824000%
   234   5.824000%      284   5.824000%
   235   5.824000%      285   5.824000%
   236   5.824000%      286   5.824000%
   237   5.824000%      287   5.824000%
   238   5.824000%      288   5.824000%
   239   5.824000%      289   5.824000%

Period   Schedule    Period   Schedule
------   --------    ------   --------
   290   5.824000%      303   5.824000%
   291   5.824000%      304   5.824000%
   292   5.824000%      305   5.824000%
   293   5.824000%      306   5.824000%
   294   5.824000%      307   5.824000%
   295   5.824000%      308   5.824000%
   296   5.824000%      309   5.824000%
   297   5.824000%      310   5.824000%
   298   5.824000%      311   5.824000%
   299   5.824000%      312   5.824000%
   300   5.824000%      313   5.824000%
   301   5.824000%      314   0.000000%
   302   5.824000%